UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under §240.14a-12

WCI COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 12, 2017

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

Each of the boards of directors of Lennar Corporation (“Lennar”) and WCI Communities, Inc. (“WCI”) has unanimously approved a strategic transaction for the combination of Lennar and WCI, as described below (the “mergers”). WCI is sending you this proxy statement/prospectus to invite you to attend a special meeting of holders of WCI common stock (the “WCI stockholders”) and to ask you to vote at the special meeting in favor of adopting the agreement and plan of merger.

Lennar and WCI entered into an agreement and plan of merger on September 22, 2016 (the “merger agreement”) pursuant to which, subject to WCI stockholder approval and certain other customary closing conditions, Lennar and WCI will combine their businesses through the merger of a newly formed, direct, wholly owned subsidiary of Lennar with and into WCI (the “initial merger”), which is expected to be followed immediately by a second merger of that entity with and into another direct, wholly owned subsidiary of Lennar.

If the initial merger is completed, each WCI stockholder will have the right to receive with regard to each share of WCI common stock held at the time of the initial merger (1) at least $11.75 in cash (the “cash consideration”) and (2) a number of shares of Lennar Class A common stock (“Lennar Class A stock”) equal to (a) $23.50 minus the amount of the cash consideration divided by (b) the average of the volume weighted average price of Lennar Class A stock reported on the New York Stock Exchange (the “NYSE”) on each of the ten trading days immediately preceding the closing of the initial merger (the “share consideration”, and together with the cash consideration, the “merger consideration”), as described in more detail in the enclosed proxy statement/prospectus in the section titled “The Merger Agreement—Terms of the Mergers” beginning on page 91. No fractional shares of Lennar Class A stock will be issued in the initial merger, and WCI stockholders will, instead, have the right to receive cash in lieu of fractional shares, if any. Assuming the merger consideration is paid half in cash and half with Lennar Class A stock, upon completion of the initial merger, WCI’s former stockholders will own approximately 3.4% of the then-outstanding Lennar Class A stock, based on the number of shares and equity awards of Lennar and WCI outstanding on September 30, 2016, assuming that the value of Lennar Class A Stock to be issued in the initial merger is $43.49838. The number of shares of Lennar Class A stock you will receive will depend on the amount Lennar elects to pay as cash consideration and the price of Lennar’s Class A stock during the ten NYSE trading days preceding the closing of the initial merger. Therefore, the exact fraction of a share of Lennar Class A stock issuable with regard to each share of WCI common stock will not be determinable until the close of trading on the last trading day prior to the closing date of the initial merger.

Lennar Class A stock is listed on the NYSE under the symbol “LEN.” WCI common stock is listed on the NYSE under the symbol “WCIC.” We urge you to obtain current market quotations for the shares of common stock of Lennar and WCI.

The vote of WCI stockholders is very important regardless of the number of shares of WCI common stock you own. The mergers cannot be completed unless WCI stockholders adopt the merger agreement. WCI is holding a special meeting of its stockholders to vote on the proposal to adopt the merger agreement. Approval of that proposal will require the affirmative vote of holders of a majority of the outstanding shares of WCI common stock entitled to vote on the proposal. Therefore, not voting has the same effect as voting against the proposal. Information about the special meeting, the mergers and the other business to be considered by WCI stockholders at the special meeting is contained in the enclosed proxy statement/prospectus. We urge you to read this proxy statement/prospectus carefully. You should also carefully consider the risks that are described in the section titled “Risk Factors” beginning on page 20.

Whether or not you plan to attend WCI’s special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The WCI board of directors unanimously recommends that WCI stockholders vote “FOR” the proposal to adopt the merger agreement, which is necessary to complete the mergers.

Keith E. Bass

President and Chief Executive Officer

WCI Communities, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers or the other transactions described in the enclosed proxy statement/prospectus or the securities to be issued in connection with the mergers or determined if the enclosed proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated January 12, 2017, and is first being mailed to WCI stockholders on or about January 12, 2017.

24301 Walden Center Drive

Bonita Springs, FL 34134

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 10, 2017

To the Stockholders of WCI Communities, Inc.:

Notice is hereby given that a special meeting of stockholders of WCI Communities, Inc. (“WCI”) will be held on February 10, 2017, at 9:00 a.m., Eastern time, at the offices of Latham & Watkins LLP, WCI’s outside counsel, located at 885 3rd Avenue, New York, NY 10022, for the following purposes:

1.	Merger proposal: To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 22, 2016 (as it may be amended from time to time, the “merger agreement”), by and among WCI, Lennar Corporation, Marlin Green Corp. and Marlin Blue LLC, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice; and

2.	Adjournment proposal: To consider and vote on a proposal to approve the adjournment of the WCI special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the WCI special meeting.

Approval of the merger proposal is required for completion of the mergers contemplated by the merger agreement. Approval of the adjournment proposal is not a condition to the obligations of Lennar or WCI to complete the mergers.

WCI will transact no other business at the WCI special meeting, except for business properly brought before the WCI special meeting or any adjournment or postponement thereof.

The accompanying proxy statement/prospectus further describes the matters to be considered at the WCI special meeting.

The WCI board of directors has set December 23, 2016 as the record date for the WCI special meeting. Only WCI stockholders of record at the close of business on December 23, 2016 will be entitled to notice of or to vote at the WCI special meeting or any adjournments thereof.

Your vote is very important. Failure to vote will have the same effect as a vote against the merger proposal. To ensure your representation at the WCI special meeting, please complete and return the enclosed proxy card, which you can do by mail, or submit your proxy by telephone or through the Internet. Please submit your proxy promptly whether or not you expect to attend the WCI special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the WCI special meeting and the proxy will be disregarded as to any matter on which you vote in person.

The WCI board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal, if necessary.

By Order of the Board of Directors of WCI Communities, Inc.,

Vivien N. Hastings

Senior Vice President, Secretary and General Counsel

January 12, 2017

PLEASE SUBMIT YOUR PROXY PROMPTLY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT SUBMITTING A PROXY FOR YOUR SHARES, PLEASE CALL MACKENZIE PARTNERS, INC. TOLL-FREE AT (800) 322-2885 (BANKS AND BROKERS CALL COLLECT AT (212) 929-5500).

PROXY STATEMENT/PROSPECTUS

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the “SEC” in this proxy statement/prospectus, by Lennar (File No. 333-214566), constitutes a prospectus of Lennar Corporation, which we refer to, together with its subsidiaries unless the context indicates otherwise, as “Lennar” in this proxy statement/prospectus, under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act” in this proxy statement/prospectus, with respect to the Lennar Class A common stock, which we refer to as “Lennar Class A stock” in this proxy statement/prospectus, to be issued pursuant to an Agreement and Plan of Merger, dated as of September 22, 2016, among WCI Communities, Inc., which we refer to, together with its subsidiaries unless the context indicates otherwise, as “WCI” in this proxy statement/prospectus, Lennar, Marlin Green Corp. and Marlin Blue LLC, which we refer to as the “merger agreement” in this proxy statement/prospectus. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement/prospectus, with respect to the special meeting, which we refer to as the “WCI special meeting” in this proxy statement/prospectus, of stockholders of WCI, which we refer to as “WCI stockholders” in this proxy statement/prospectus, at which WCI stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement and approve the merger of a direct, wholly-owned subsidiary of Lennar into WCI under the merger agreement, which we refer to as the “initial merger” in this proxy statement/prospectus.

As a result of the initial merger, each WCI stockholder will receive with regard to each share of WCI common stock held at the time of the initial merger, consideration valued at $23.50. This will consist of (a) at least $11.75 in cash, which we refer to as “cash consideration” in this proxy statement/prospectus, and (b) a number of shares of Lennar Class A stock equal to (i) $23.50 minus the amount of the cash consideration divided by (ii) the average of the volume weighted average price of Lennar Class A stock reported on the New York Stock Exchange, which we refer to as the “NYSE” in this proxy statement/prospectus, on each of the ten trading days immediately preceding the closing of the initial merger, which we refer to as the “share consideration” in this proxy statement/prospectus, as described in more detail in the enclosed proxy statement/prospectus in the section titled “The Merger Agreement—Terms of the Mergers” beginning on page 91. We refer to the cash consideration and the share consideration together as the “merger consideration” in this proxy statement/prospectus. Lennar may elect to pay more than $11.75 per share in cash, including paying the entire $23.50 in cash, and if the share consideration would be less than 41% of the entire merger consideration, as calculated for tax purposes, Lennar will be required to pay the entire merger consideration in cash. The terms of the merger consideration are described in more detail in the section of this proxy statement/prospectus titled “The Merger Agreement—Terms of the Mergers” beginning on page 91. For example, if the merger consideration is paid half in cash and half with Lennar Class A stock, based on the volume weighted average price of Lennar Class A stock on the ten NYSE trading days ended January 11, 2017, which was $43.49838 per share of Lennar Class A stock, a WCI stockholder would receive 0.27013 shares of Lennar Class A stock (as well as $11.75 in cash) with regard to each share of WCI common stock. However, the fraction of a share of Lennar Class A stock a WCI stockholder will receive with regard to a share of WCI common stock will depend on the amount Lennar elects to pay as cash consideration and the volume weighted average price of Lennar’s Class A stock during each of the ten NYSE trading days preceding the closing of the initial merger. Therefore, the actual fraction of a share of Lennar Class A stock that will be included in the merger consideration probably will be different from the number in the example. At the time a WCI stockholder votes by proxy on the proposal to adopt the merger agreement, the WCI stockholder will not know the exact fraction of a share of Lennar Class A stock that will be included in the merger consideration with regard to a share of WCI common stock. That fraction will not be determinable until the close of trading on the last trading day prior to the closing date of the initial merger. No fractional shares of Lennar Class A stock will be issued in the initial merger and WCI stockholders will, instead, receive cash in lieu of any fractional shares.

The stockholders meeting at which WCI stockholders will vote on the proposal to adopt the merger agreement will be held on February 10, 2017. The initial merger is expected to become effective on that day or the following business day.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated January 12, 2017. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to WCI stockholders nor the issuance by Lennar of Lennar Class A stock pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus, including the documents incorporated by reference into it, contains statements of opinion or belief regarding market conditions and similar matters. In many instances those opinions and beliefs are based upon general observations by members of Lennar’s or WCI’s management, anecdotal evidence and their experience in the conduct of the two companies’ businesses, without specific investigation or statistical analyses. Therefore, while they reflect the applicable company’s view of the industries and markets in which it is involved, they should not be viewed as reflecting verifiable views that are necessarily shared by all who are involved in those industries or markets.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Lennar contained in this proxy statement/prospectus or incorporated by reference has been provided by Lennar, and the information concerning WCI contained in this proxy statement/prospectus or incorporated by reference has been provided by WCI.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Lennar and WCI from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 133.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from MacKenzie Partners, Inc., WCI’s proxy solicitor, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

(800) 322-2885 (toll-free)

(212) 929-5500 (banks and brokers only)

To receive timely delivery of the documents in advance of the WCI special meeting, you should make your request no later than February 3, 2017.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC website at www.sec.gov. In addition, you may obtain copies of documents filed by Lennar with the SEC by accessing Lennar’s website at www.lennar.com under the tab “Investor Relations”

and then under the heading “SEC Filings.” You may also obtain copies of documents filed by WCI with the SEC by accessing WCI’s website at www.wcicommunities.com under the tab “Investors” and then under the heading “Financial Information” and the subheading “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, Lennar, WCI or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

QUESTIONS AND ANSWERS ABOUT THE WCI SPECIAL MEETING

The following questions and answers briefly address some likely questions about the WCI special meeting. They may not include all the information that is important to WCI stockholders. WCI stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Lennar and WCI have agreed to a series of mergers, pursuant to which a direct, wholly owned corporate subsidiary of Lennar will merge with and into WCI, with WCI surviving as a direct, wholly owned subsidiary of Lennar, and that immediately thereafter, WCI will (subject to certain conditions) be merged with and into a direct, wholly owned LLC subsidiary of Lennar, with this LLC subsidiary surviving the subsequent merger as a direct, wholly owned subsidiary of Lennar. WCI is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of WCI common stock, par value $0.01 per share, which we refer to as “WCI common stock” in this proxy statement/prospectus, with respect to the mergers and other matters to be considered at the WCI special meeting.

The mergers cannot be completed unless WCI stockholders adopt the merger agreement. WCI is holding a special meeting of its stockholders to vote on the proposal necessary to complete the mergers. Information about the WCI special meeting, the mergers and the other business to be considered by WCI stockholders at the WCI special meeting is contained in this proxy statement/prospectus.

This document constitutes both a proxy statement of WCI and a prospectus of Lennar. It is a proxy statement because the WCI board of directors, which we refer to as the “WCI board” in this proxy statement/prospectus, is soliciting proxies from WCI stockholders. It is a prospectus because Lennar will issue shares of Lennar Class A stock in exchange for outstanding shares of WCI common stock in the initial merger.

Q:	What will happen in the mergers?

A:	Under the merger agreement, in the initial merger, Marlin Green Corp., a direct, wholly owned subsidiary of Lennar, which we refer to as “Corporate Sub” in this proxy statement/prospectus, will merge with and into WCI, with WCI continuing as the surviving entity and a direct, wholly owned subsidiary of Lennar. After completion of the initial merger, WCI will merge with and into Marlin Blue LLC, a direct, wholly owned subsidiary of Lennar, which we refer to as “LLC Sub” in this proxy statement/prospectus, with LLC Sub continuing as the surviving entity and a direct, wholly owned subsidiary of Lennar, in a transaction which we refer to as the “subsequent merger” in this proxy statement/prospectus, unless Lennar notifies WCI that the merger consideration in the initial merger will consist solely of cash and elects that there will not be a subsequent merger. Collectively, we refer to the initial merger and the subsequent merger as the “mergers” in this proxy statement/prospectus.

Q:	What will I receive in the initial merger?

A:

Upon completion of the initial merger, each WCI stockholder will have the right to receive with regard to each share of WCI common stock held at the time of the initial merger consideration valued at $23.50 per share of WCI common stock, which will consist of (a) at least $11.75 in cash, which we refer to as the “cash consideration” in this proxy statement/prospectus, plus (b) a number of shares of Lennar Class A stock, which we refer to as the “share consideration” in this proxy statement/prospectus, equal to (i) $23.50 minus the amount of the cash consideration divided by (ii) the average of the volume weighted average price of Lennar Class A stock reported on the New York Stock Exchange, which we refer to as the “NYSE” in this proxy statement/prospectus, on each of the ten trading days immediately preceding the closing of the mergers (or, if there is no subsequent merger because Lennar notifies WCI that the merger consideration

i

will consist solely of cash, preceding the closing of the initial merger), which we refer to as the “ten day VWAP” in this proxy statement/prospectus. Collectively, we refer to the cash consideration and the share consideration as the “merger consideration” in this proxy statement/prospectus. Lennar may elect to pay more than $11.75 per share in cash, including paying the entire $23.50 in cash, and if the share consideration would be less than 41% of the entire merger consideration, as calculated for tax purposes, Lennar will be required to pay the entire merger consideration in cash. The terms of the merger consideration are described in more detail in the section of this proxy statement/prospectus titled “The Merger Agreement—Terms of the Mergers” beginning on page 91. Both because the value attributed to a share of Lennar Class A stock will not be known at least until the close of trading on the day before the day of the special meeting and because Lennar may elect to pay more than $11.75 of the merger consideration in cash, you will not know when you vote by proxy what fraction of a share of Lennar Class A common stock will be included in the merger consideration with regard to a share of WCI common stock. No fractional shares of Lennar Class A stock will be issued in the initial merger, and WCI stockholders will, instead, have the right to receive cash in lieu of fractional shares of Lennar Class A stock, if any.

Q:	How, if at all, will I be affected by the subsequent merger, if there is one?

A:	Pre-merger WCI stockholders will not be affected by the subsequent merger if there is one, or by absence of a subsequent merger, if Lennar notifies WCI that the merger consideration in the initial merger will consist solely of cash and elects that there will not be a subsequent merger. The initial merger is not conditioned on there being a subsequent merger, and once the initial merger takes place, pre-merger WCI stockholders will no longer have any ownership interest or other interest in WCI or WCI common stock.

Q:	When do Lennar and WCI expect to complete the initial merger?

A:	The initial merger is expected to take place either on the day of the WCI special meeting or on the following day. However, it is possible the initial merger will be delayed because of conditions beyond the control of either WCI or Lennar. See “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 93.

Q:	What happens if the initial merger is not completed?

A:	If the merger proposal is not approved by WCI stockholders or if the initial merger is not completed for any other reason, you will not receive any form of consideration for your shares of WCI common stock in connection with the mergers. Instead, WCI will remain an independent publicly traded corporation and WCI common stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified conditions, including with respect to WCI’s termination of the merger agreement in connection with a superior proposal, as described in the section titled “The Merger Agreement—No Solicitation; Notice of Proposals”, made by a party after the “go shop” period (a 35-day period during which WCI was permitted to solicit alternative acquisition proposals, which we refer to as the “transaction solicitation period” in this proxy statement/prospectus, which ended on October 26, 2016 without any alternative acquisition proposals being received), WCI will be required to pay Lennar a termination fee of $22.50 million, which we refer to as the “termination fee” in this proxy statement/prospectus. Following payment of the termination fee, WCI will not have any further liability to Lennar in respect of the merger agreement (other than liability for any willful breach or fraud). See “The Merger Agreement—Effect of Termination; Termination Fees” beginning on page 105.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	WCI stockholders are being asked to vote on the following proposals:

1.	Merger proposal: To consider and vote on a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus; and

2.	Adjournment proposal: To consider and vote on a proposal to approve the adjournment of the WCI special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the WCI special meeting.

Approval of the merger proposal is required for completion of the mergers. Approval of the adjournment proposal is not a condition to the obligations of Lennar or WCI to complete the mergers.

Q:	What vote is required to approve each proposal at the WCI special meeting?

1.	Merger proposal: The affirmative vote of holders of a majority of the outstanding shares of WCI common stock entitled to vote on the merger proposal.

2.	Adjournment proposal: The majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes).

Q:	What constitutes a quorum?

A:	A quorum requires the presence, in person or by proxy, of WCI stockholders who hold a majority of the voting power of WCI common stock entitled to vote at the WCI special meeting. Any shares that are the subject of abstentions will be treated as present for the purposes of determining whether a quorum exists at the WCI special meeting, even though they will not be voted. However, uninstructed shares (which would include any broker non-votes) do not have any voting power, and thus would not be counted in the quorum calculation.

Q:	How does the WCI board recommend that I vote?

A:	The WCI board unanimously recommends that WCI stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal, if necessary.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please submit a proxy or voting instructions for your shares by following the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:	How do I vote?

A:	If you are a stockholder of record of WCI as of December 23, 2016, which we refer to as the “record date” in this proxy statement/prospectus, you may vote by proxy before the WCI special meeting in one of the following ways:

•	By Telephone: By dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

•	Via the Internet: By accessing the website specified on the proxy card and following the instructions on the proxy card; or

•	By Mail: By completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

You may also cast your vote in person at the WCI special meeting.

If your shares are held in “street name” through a broker or other nominee, that institution will send you separate instructions describing the procedure that you must follow in order to have your shares voted.

Q:	When and where is the WCI special meeting?

A:	The WCI special meeting will be held at the offices of Latham & Watkins LLP located at 885 3rd Avenue, New York, NY 10022 on February 10, 2017. Subject to space availability, all WCI stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m. Eastern time on the day of the WCI special meeting.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Not unless you instruct them to do so. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee.

Please note that you may not vote shares held in street name by returning a proxy card directly to WCI or by voting in person at the WCI special meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee.

If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. In this proxy statement/prospectus, we refer to a failure of a broker or other nominee to vote shares because it did not receive a voting instruction from the beneficial owner of the shares as a “broker non-vote”. Under the current NYSE rules, brokers do not have discretionary authority to vote on either of the proposals, including the merger proposal, that will be voted on at the WCI special meeting. A broker non-vote of a share of WCI common stock will have the same effect as a vote “AGAINST” the merger proposal and will have no effect on the outcome of the vote on the adjournment proposal.

Q:	What if I do not vote or abstain?

A:	For purposes of the WCI special meeting, an abstention occurs when a stockholder who has not submitted a proxy attends the special meeting in person and does not vote or a stockholder returns a proxy with an “abstain” vote.

Because approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of WCI common stock, if you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the merger proposal or you mark your proxy “abstain” with regard to the merger proposal, that will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote will have no effect on the outcome of the vote on the adjournment proposal.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the WCI common stock represented by your proxy will be voted as recommended by the WCI board with respect to that proposal. That means that a signed proxy or voting instruction card that does not indicate how to vote will be voted “FOR” both proposals.

Q:	May I revoke my proxy and/or change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You may revoke your proxy and/or change your voting instructions with regard to a matter that will be voted upon at the WCI special meeting at any time before your shares of WCI common stock are voted with regard to that matter at the WCI special meeting. You may do this by:

•	sending a written notice, which is received prior to your vote being cast with regard to the matter at the WCI special meeting, to WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs,

Florida 34134, Attention: Corporate Secretary, that bears a date later than the date of the proxy and states that you revoke your proxy with regard to the matter (or in its entirety);

•	submitting a valid, later-dated proxy by mail, telephone or via the internet that is received prior to your vote being cast with regard to the matter at the WCI special meeting; or

•	attending the WCI special meeting and voting by ballot in person with regard to the matter (your attendance at the WCI special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares of WCI common stock through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Q:	What happens if I sell my shares of WCI common stock after the record date but before the WCI special meeting?

A:	The record date for the WCI special meeting is earlier than the date of the WCI special meeting and earlier than the date that the mergers are expected to be completed. If you sell or otherwise transfer your shares of WCI common stock after the record date but before the date of the WCI special meeting, you will retain your right to vote at the WCI special meeting. However, you will not have the right to receive the merger consideration to be received by WCI stockholders in the initial merger. In order to receive the merger consideration, you must hold your shares of WCI common stock through completion of the initial merger.

Q:	What does it mean if I receive more than one proxy card or vote instruction card?

A:	Your receipt of more than one proxy card or vote instruction card may mean that you have multiple accounts with WCI’s transfer agent or with a brokerage firm, bank or other nominee. If voting by proxy by mail, you will need to sign and return all proxy cards or vote instruction cards to ensure that all of your shares of WCI common stock are voted. Each proxy card or vote instruction card represents a distinct number of shares of WCI common stock and it is the only means by which those particular shares of WCI common stock may be voted by proxy.

Q:	What are the U.S. federal income tax consequences of the mergers?

A:	Unless Lennar elects to pay the merger consideration entirely in cash, it is a condition to the obligation of WCI to complete the initial merger that WCI receive an opinion from Latham & Watkins LLP, special counsel to WCI, dated the closing date of the initial merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the initial merger and the subsequent merger, considered together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code” in this proxy statement/prospectus. In such case, the U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations” beginning on page 88) of WCI common stock will recognize gain (but not loss) in an amount equal to the lesser of (a) the excess (if any) of the amount of cash and the fair market value of Lennar Class A stock received in the initial merger over such holder’s adjusted tax basis in its WCI common stock and (b) the amount of cash received (other than cash received in lieu of fractional shares of Lennar Class A stock). U.S. holders will recognize gain or loss with regard to cash received in respect of a fractional share of Lennar Class A stock equal to the difference, if any, between the amount of the cash received and the tax basis in the fractional share. If Lennar elects to pay the merger consideration entirely in cash, then the mergers will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and U.S. WCI stockholders are expected to recognize gain or loss equal to the difference between the amounts of cash received and such holders’ adjusted tax basis in their WCI common stock.

v

You should read the section titled “Certain U.S. Federal Income Tax Considerations” beginning on page 88 for a more complete discussion of the United States federal income tax consequences of the initial merger. Tax matters can be complicated and the tax consequences of the mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the initial merger to you.

Q:	Do I have appraisal rights in connection with the initial merger?

A:	Yes. WCI stockholders who do not vote in favor of the merger proposal and who continuously hold their shares until the effective time of the initial merger are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL” in this proxy statement/prospectus, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see “The Mergers—Appraisal Rights” beginning on page 73. In addition, a copy of Section 262 of the DGCL is attached as Annex D to this proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to exercise, appraisal rights.

Q:	What will holders of WCI equity awards receive in the initial merger?

A:	LTIP Awards. Upon completion of the initial merger, each outstanding award under WCI’s Amended and Restated 2013 Long Term Incentive Plan, as amended, and Amended and Restated 2013 Director Long Term Incentive Plan, as amended, which we refer to, collectively, as the “LTIP Awards” in this proxy statement/prospectus, whether or not it is vested or subject to possible forfeiture, will become the right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) $11.75 plus any additional increases to the cash consideration plus (y) the market value, based on the ten day VWAP, of the total share consideration, multiplied by (ii) the number of shares of WCI common stock that would have been issuable upon settlement of such LTIP Award.

Restricted Shares. Upon completion of the initial merger, each WCI restricted share that is outstanding and unvested or otherwise subject to possible forfeiture will become vested immediately prior to the completion of the initial merger and become a right to receive an amount in cash equal to the greater of (A) $23.50 and (B)(x) $11.75 plus any additional increases to the cash consideration plus (y) the market value, based on the ten day VWAP, of the total share consideration, except that one holder of restricted shares may be required to accept the same combination of cash and stock as WCI stockholders generally if necessary to cause the initial merger to constitute a tax free reorganization.

Performance Share Units. Upon completion of the initial merger, the WCI performance share unit awards that are outstanding, even though unvested or otherwise subject to possible forfeiture, will be terminated in exchange for a right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) $11.75 plus any additional increases to the cash consideration plus (y) the market value, based on the ten day VWAP, of the total share consideration, multiplied by (ii) the number of shares of WCI common stock that would otherwise have become issuable thereafter pursuant to the terms of the applicable performance share unit award agreement had such award vested and been settled in shares.

Restricted Share Units. Upon completion of the initial merger, the WCI restricted share unit awards that are outstanding, even though unvested or otherwise subject to possible forfeiture, will be terminated at the time of the initial merger in exchange for a right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) $11.75 plus any additional increases to the cash consideration plus (y) the market value, based on the ten day VWAP, of the total share consideration, multiplied by (ii) the number of WCI restricted share unit awards.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the mergers or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent MacKenzie Partners, Inc., toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500).

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. Lennar and WCI urge you to read this proxy statement/prospectus carefully in its entirety, including the annexes. Additionally, important information, which Lennar and WCI also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 133. Unless the context indicates otherwise, all references in this proxy statement/prospectus to Lennar are to Lennar Corporation and its subsidiaries, all references to WCI are to WCI Communities, Inc. and its subsidiaries, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of September 22, 2016, by and among Lennar, Corporate Sub, LLC Sub and WCI, a copy of which is attached as Annex A to this proxy statement/prospectus.

Information About Lennar (See Page 108)

Lennar, a Delaware corporation, is one of the nation’s largest homebuilders, a provider of real estate related financial services, a commercial real estate, investment management and finance company through its Rialto segment and a developer of multifamily rental properties in select U.S. markets primarily through unconsolidated entities.

Lennar’s homebuilding operations are the most substantial part of its business, comprising $8.5 billion in revenues, or approximately 89% of consolidated revenues in fiscal 2015, and $6.7 billion, or approximately 89% of consolidated revenues, in the first nine months of fiscal 2016. Lennar currently groups its homebuilding activities into four reportable segments, which it refers to as Homebuilding East, Homebuilding Central, Homebuilding West and Homebuilding Houston, based primarily upon similar economic characteristics, geography and product type. It groups information about its homebuilding activities in states in which its homebuilding activities are not economically similar to those in other states in the same geographic area, under Homebuilding Other, which is not a reportable segment. As of August 31, 2016, Lennar’s reportable homebuilding segments and Homebuilding Other had operations located in:

East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia

Central: Arizona, Colorado and Texas (other than Houston)

West: California and Nevada

Houston: Houston, Texas

Other: Illinois, Minnesota, Oregon, Tennessee and Washington

Lennar’s other reportable segments are Lennar Financial Services, Rialto and Lennar Multifamily.

Lennar’s quarterly reports on Form 10-Q filed for the quarters ended February 29, 2016, May 31, 2016 and August 31, 2016, which are incorporated by reference into this proxy statement/prospectus, include reclassifications of prior year segment information as Lennar in its first quarter of fiscal 2016 changed its reportable segments due to a change in management structure. These reclassifications had no impact on Lennar’s condensed consolidated financial statements.

Lennar’s principal offices are located at 700 Northwest 107th Avenue, Miami, Florida 33172. Its principal telephone number at that address is (305) 559-4000.

Lennar has two classes of common stock, Class A common stock and Class B common stock. Both classes are listed on the NYSE, with the symbols LEN and LEN.B, respectively. The two classes are substantially identical in all respects, except that the holders of the Class A common stock, which we refer to as the “Lennar Class A stockholders” in this proxy statement/prospectus, are entitled to one vote per share and the holders of the Class B common stock, which we refer to as the “Lennar Class B stockholders”, and together with the Lennar Class A stockholders, the “Lennar common stockholders”, in this proxy statement/prospectus, are entitled to 10 votes per share. The trading price of the Class A common stock usually is substantially higher than the trading price of the Class B common stock.

On December 19, 2016, Lennar issued a press release containing financial information regarding its fiscal year ended November 30, 2016. That press release was filed with the SEC as an exhibit to a Report on Form 8-K dated December 19, 2016, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 133.

Information About WCI (See Page 111)

WCI is a lifestyle community developer and luxury homebuilder of single- and multi-family homes, including luxury high-rise tower units, in most of coastal Florida’s highest growth and largest markets. As of September 30, 2016, WCI owned or controlled 14,011 home sites of which 9,342 were owned and 4,669 were controlled by WCI. WCI has established a reputation and strong brand recognition for developing amenity-rich, lifestyle-oriented master-planned communities. WCI’s homes, tower units and communities are primarily targeted to move-up, second-home and active adult buyers. If WCI’s stockholders do not approve the merger proposal, WCI intends to leverage its experience, operational platform and well-located land inventory, with an attractive book value, to capitalize on markets with favorable demographic and economic forecasts in order to grow its business.

WCI was incorporated in Delaware in 2009. Including its predecessor companies, WCI has operated for over 60 years. WCI operates as a holding company and has no independent assets or operations. All of its business and operational activity is conducted through its subsidiaries. WCI operated as a privately held company until it completed an initial public offering of its common stock during July 2013. Shares of its common stock trade on the NYSE under the ticker symbol “WCIC”.

WCI’s business is organized into three operating segments: Homebuilding, Real Estate Services and Amenities. WCI’s Homebuilding segment accounted for 77.7%, 71.9% and 67.4% of its total revenues for the years ended December 31, 2015, 2014 and 2013, respectively, and substantially all of its total gross margin during those years, and it represented 81.0% of WCI’s total revenues for the nine months ended September 30, 2016.

•	Homebuilding: WCI designs, sells and builds single- and multi-family homes ranging in price from approximately $170,000 to $1.1 million and tower units ranging in price from $1.0 million to $3.6 million. WCI’s product offerings range in size from approximately 1,100 square feet to 5,100 square feet. Additionally, WCI’s land development expertise enhances its Homebuilding operations by enabling it to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins.

•	Real Estate Services: WCI currently operates a full-service real estate brokerage business under the Berkshire Hathaway HomeServices brand and title services that complement its Homebuilding operations by providing it with additional opportunities to capitalize on increasing home prices throughout Florida. During 2015, WCI’s real estate brokerage business was the third-largest real estate brokerage in Florida and the 38th largest in the United States, both based on sales volume. WCI’s real estate brokerage business derives revenues primarily from gross commission income when serving as the broker at the closing of real estate transactions.

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Amenities: Within many of WCI’s communities, WCI may own and/or operate resort-style club and fitness facilities, championship golf courses, country clubs and marinas. WCI believes that these amenities offer its homebuyers a luxury lifestyle experience, enabling it to enhance the marketability, sales volume and value of the homes it delivers as compared to non-amenitized communities. WCI’s Amenities segment derives revenues primarily from the sale of equity and nonequity memberships, the sale and lease of marina slips, membership dues, and golf and restaurant operations.

WCI’s principal offices are located at 24301 Walden Center Drive, Bonita Springs, Florida 34134, and its telephone number is (239) 947-2600.

Information About Corporate Sub and LLC Sub (See Page 114)

Corporate Sub

Corporate Sub, a direct, wholly owned subsidiary of Lennar, is a Delaware corporation formed on September 14, 2016, for the purpose of being a party to the initial merger. In the initial merger, Corporate Sub will merge with and into WCI, with WCI continuing as the surviving entity and becoming a direct, wholly owned subsidiary of Lennar.

Corporate Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of any applicable regulatory filings in connection with the initial merger.

LLC Sub

LLC Sub, a direct, wholly owned subsidiary of Lennar, is a Delaware limited liability company formed on September 14, 2016, for the purpose of merging with WCI in the subsequent merger, immediately after completion of the initial merger. The subsequent merger will not affect WCI stockholders because their interests as WCI stockholders will terminate as a result of the initial merger, and at the time of the subsequent merger, their rights as WCI stockholders will have been exchanged for the right to receive the merger consideration as a result of the initial merger. In the subsequent merger, WCI will (subject to certain conditions) be merged with and into LLC Sub, with LLC Sub continuing as the surviving entity and conducting, as a direct, wholly owned subsidiary of Lennar, the activities that prior to the mergers are being conducted by WCI. Lennar is not required by the merger agreement to carry out the subsequent merger if Lennar elects to pay the entire merger consideration in cash. If it does not carry out the subsequent merger, WCI will continue after the initial merger, as a direct, wholly owned subsidiary of Lennar, to conduct the activities it is conducting prior to the initial merger.

LLC Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of any applicable regulatory filings in connection with the mergers.

The Mergers (See Page 30)

Subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, Corporate Sub will merge with and into WCI, with WCI continuing as the surviving corporation and a direct, wholly owned subsidiary of Lennar. Immediately after completion of the initial merger of Corporate Sub with and into WCI, WCI will (subject to certain conditions) merge with and into LLC Sub in the subsequent merger, with LLC Sub continuing as the surviving entity and a direct, wholly owned subsidiary of Lennar. We refer to such surviving entity as the “surviving company” in this proxy statement/prospectus.

Terms of the Mergers; Exchange and Payment Procedures (See Pages 91, 92)

In the initial merger, each share of WCI common stock that is issued and outstanding immediately prior to the effective time of the initial merger will be automatically converted into the right to receive the merger consideration, which is valued at $23.50 per share of WCI common stock, and will consist of (a) at least $11.75 in cash (i.e., the cash consideration), plus (b) a number of shares of Lennar Class A stock equal to (i) $23.50 minus the amount of the cash consideration, divided by (ii) the ten day VWAP. Lennar may elect to pay more than $11.75 per share in cash, including paying the entire $23.50 in cash, and if the share consideration would be less than 41% of the entire merger consideration, as calculated for tax purposes, Lennar will be required to pay the entire merger consideration in cash. The terms of the merger consideration are described in more detail in the section of this proxy statement/prospectus titled “The Merger Agreement—Terms of the Mergers” beginning on page 91. Any shares of WCI common stock owned directly or indirectly by WCI, Lennar, Corporate Sub or LLC Sub immediately prior to the effective time of the initial merger (other than those held in a fiduciary capacity) will be cancelled and the holders of such shares will receive no merger consideration. No fractional shares of WCI common stock will be issued in connection with the initial merger, and holders will be entitled to receive cash in lieu thereof. For a more complete description of the merger consideration, see “The Merger Agreement—Terms of the Mergers” beginning on page 91.

Treatment of WCI Equity Awards (See Page 92)

LTIP Awards. At the effective time of the initial merger, each LTIP Award that is outstanding at that time will become the right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) the cash consideration paid to WCI stockholders plus (y) the market value, based on the ten day VWAP, of the share consideration paid to WCI stockholders, multiplied by (ii) the number of shares of WCI common stock that would have been issuable upon settlement of such LTIP Award.

Restricted Shares. At the effective time of the initial merger, each share of WCI common stock granted pursuant to WCI’s 2013 Incentive Award Plan that is outstanding at that time and is unvested or otherwise subject to possible forfeiture, will become vested immediately prior to that time and will be cancelled and become a right to receive an amount in cash equal to the greater of (A) $23.50 and (B)(x) the cash consideration paid to WCI stockholders plus (y) the market value, based on the ten day VWAP, of the share consideration paid to WCI stockholders, provided that, to the extent, if any, that paying cash to a particular person identified in a schedule to the merger agreement with regard to that person’s unvested restricted shares would require (or contribute to a requirement) that the share consideration be increased in order to reach a minimum percentage specified in the merger agreement in order to ensure that the receipt of Lennar Class A stock in the initial merger will not be a taxable event to most WCI stockholders, and Lennar does not elect to pay the entire merger consideration in cash, that person will receive with regard to his unvested restricted shares the combination of share consideration and cash consideration constituting the merger consideration.

Performance Share Units. Each performance share unit award granted pursuant to WCI’s 2013 Incentive Award Plan that is outstanding immediately prior to the effective time of the initial merger will be terminated immediately prior to the effective time of the initial merger in exchange for a right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) the cash consideration paid to WCI stockholders plus (y) the market value, based on the ten day VWAP, of the share consideration paid to WCI stockholders, multiplied by (ii) the number of shares of WCI common stock that would otherwise have become issuable thereafter pursuant to the terms of the applicable performance share unit award agreement had such award vested and been settled in shares.

Restricted Share Units. Each restricted share unit award granted pursuant to WCI’s 2013 Incentive Award Plan that is outstanding immediately prior to the effective time of the initial merger will be terminated in exchange for a right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) the cash consideration paid to WCI stockholders plus (y) the market value, based on the ten day VWAP, of the share consideration paid to WCI stockholders, multiplied by (ii) the number of restricted share units subject to such award.

For a more complete discussion of the treatment of WCI equity-based awards, see “The Merger Agreement—Treatment of WCI Equity Awards” beginning on page 92. For further discussion of the treatment of WCI options and equity-based awards held by certain WCI directors and executive officers, see “The Mergers—Interests of WCI Directors and Executive Officers in the Initial Merger” beginning on page 78.

Board of Directors and Executive Officers After Completion of the Mergers (See Page 72)

Upon completion of the mergers, the Lennar board of directors, which we refer to as the “Lennar board” in this proxy statement/prospectus, will continue to consist of Lennar’s current directors, who are Irving Bolotin, Steven L. Gerard, Theron I. (“Tig”) Gilliam, Sherrill W. Hudson, Sidney Lapidus, Teri McClure, Stuart A. Miller, Armando Olivera and Jeffrey Sonnenfeld. The current executive officers of Lennar are expected to continue to be its executive officers after completion of the mergers.

For more information about the directors of Lennar, see “The Mergers—Board of Directors and Executive Officers After Completion of the Mergers” beginning on page 72.

WCI Board Recommendation and its Reasons for the Mergers (See Page 50)

The WCI board unanimously recommends that WCI stockholders vote “FOR” approval of the merger proposal and approval of the adjournment proposal, if necessary.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, the WCI board considered a number of factors. For a more complete discussion of these factors, see “The Mergers—WCI Board Recommendation and Its Reasons for the Mergers” beginning on page 50.

Opinions of WCI’s Financial Advisors (See Page 54)

Citigroup Global Markets Inc.

WCI has engaged Citigroup Global Markets Inc., which we refer to as “Citi” in this proxy statement/prospectus, as a financial advisor in connection with the mergers. In connection with this engagement, Citi delivered a written opinion, dated September 22, 2016, to the WCI board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of WCI common stock pursuant to the merger agreement. The full text of Citi’s written opinion, dated September 22, 2016, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the WCI board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the mergers. Citi expressed no view as to, and its opinion did not address, the underlying business decision of WCI to effect or enter into the mergers, the relative merits of the mergers as compared to any alternative business strategies that might exist for WCI or the effect of any other transaction in which WCI might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed mergers or otherwise.

Credit Suisse Securities (USA) LLC

On September 22, 2016, Credit Suisse Securities (USA) LLC, which we refer to as “Credit Suisse” in this proxy statement/prospectus, rendered its oral opinion to the WCI board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion to the WCI board dated the same date) as to, as of September 22,

2016, the fairness, from a financial point of view, to WCI stockholders of the merger consideration to be received by such holders in the initial merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the WCI board (in its capacity as such), and only addressed the fairness, from a financial point of view, to WCI stockholders of the merger consideration to be received by such holders in the initial merger pursuant to the merger agreement and did not address any other aspect or implication of the mergers. The summary of Credit Suisse’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any WCI stockholder as to how such holder should vote or act on any matter relating to the proposed mergers.

Interests of WCI Directors and Executive Officers in the Initial Merger (See Page 78)

Some of the WCI directors and executive officers have financial interests in the initial merger that may be different from, or in addition to, those of WCI stockholders generally. The WCI board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that WCI stockholders approve the merger proposal. These interests include the following:

•	Equity Awards. Upon completion of the initial merger, each outstanding equity award held by a WCI director or executive officer will generally become a right to receive an amount in cash equal to the greater of (a) $23.50 and (b)(i) $11.75 plus any additional increases to the cash consideration plus (ii) the market value, based on the ten day VWAP, of the total share consideration, with respect to each share of WCI common stock subject to such award. Notwithstanding the foregoing, one WCI executive officer holding restricted shares may be required to accept the same combination of cash and stock as WCI stockholders generally if necessary to cause the initial merger to constitute a tax free reorganization.

•	Transaction and Retention Bonuses. In connection with the initial merger, certain WCI executive officers have entered into letter agreements with WCI regarding retention bonuses and, in the case of Keith E. Bass, President and Chief Executive Officer only, a transaction bonus. The letter agreements provide the WCI executive officers, including Mr. Bass, with eligibility to receive retention bonuses in an aggregate amount equal to approximately $3.46 million and, in the case of Mr. Bass, a separate transaction bonus of up to $3.22 million. In total, Mr. Bass is eligible to receive transaction and retention bonuses in an aggregate amount of up to $4,150,000. However, Mr. Bass may receive a lesser amount in the event his transaction bonus decreases or is eliminated.

•	Executive Employment Agreements. WCI is party to employment agreements with each of its executive officers (other than John B. McGoldrick, Senior Vice President of Human Resources) which provides for, among other things, a severance payment upon termination by WCI without cause or by such WCI executive officer for good reason within six months prior to, or two years following, the initial merger.

•	Non-Executive Change in Control Severance Plan. WCI sponsors a change in control severance plan, which provides Mr. McGoldrick with eligibility to receive a severance payment upon a termination by WCI without cause or by Mr. McGoldrick for good reason within 12 months following the initial merger.

•	2016 Management Incentive Compensation Plan. WCI sponsors an annual bonus plan, which provides Mr. McGoldrick with eligibility to receive his annual bonuses upon a termination by WCI without cause.

WCI directors and executive officers are also entitled to continued indemnification, advancement of expenses and directors’ and officers’ liability insurance coverage under the merger agreement. For a further discussion of the interests of directors and executive officers in the initial merger, see “The Mergers—Interests of WCI Directors and Executive Officers in the Initial Merger” beginning on page 78.

U.S. Federal Income Tax Considerations (See Page 88)

Unless Lennar elects to pay the merger consideration entirely in cash, it is a condition to the obligation of WCI to complete the initial merger that WCI receive an opinion from Latham & Watkins LLP, special counsel to WCI, dated the closing date of the initial merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the initial merger and the subsequent merger, considered together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In such case, each U.S. holder (as defined in “Certain U.S. Federal Income Tax Considerations” beginning on page 88) of WCI common stock will recognize gain (but not loss) in an amount equal to the lesser of (a) the excess (if any) of the amount of cash and the fair market value of Lennar Class A stock received in the initial merger over such holder’s adjusted tax basis in its WCI common stock and (b) the amount of cash received (other than cash received in lieu of fractional shares of Lennar Class A stock). U.S. holders will recognize gain or loss with respect to cash received in respect of a fractional share of Lennar Class A stock equal to the difference, if any, between the amount of the cash received and the tax basis in the fractional share. If Lennar elects to pay the merger consideration entirely in cash, then the mergers will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each U.S. holder of WCI common stock is expected to recognize gain or loss equal to the difference between the amount of cash received and such holder’s adjusted tax basis in its WCI common stock.

You should read the section titled “Certain U.S. Federal Income Tax Considerations” beginning on page 88 for a more complete discussion of the United States federal income tax consequences of the mergers. Tax matters can be complicated and the tax consequences of the mergers to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the initial merger and payment of the merger consideration to you.

Accounting Treatment of the Mergers (See Page 72)

The mergers will be accounted for as an acquisition of WCI by Lennar under the acquisition method of accounting according to U.S. generally accepted accounting principles, which we refer to as “GAAP” in this proxy statement/prospectus.

For a more complete description of the accounting treatment of the mergers, see “The Mergers—Accounting Treatment of the Mergers” beginning on page 72.

Appraisal Rights (See Page 73)

Under Section 262 of the DGCL, stockholders of a Delaware corporation are entitled to appraisal of their shares if they are required to accept cash (other than cash in lieu of fractional shares) as any portion of the consideration for such shares. A WCI stockholder who properly demands appraisal and otherwise complies with the applicable requirements under Delaware law, which we refer to as a “dissenting stockholder” in this proxy statement/prospectus, will be entitled to receive a cash payment equal to the fair value of his, her or its shares of WCI common stock in connection with the initial merger in lieu of the merger consideration. Fair value will be determined by the Delaware Court of Chancery, which we refer to as the “Court” in this proxy statement/prospectus, following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to demand appraisal.

The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the value of the merger consideration such dissenting holders would have received under the merger agreement. To qualify for appraisal, a WCI stockholder must comply strictly with all of the procedures required under Delaware law, including delivering a written demand for appraisal to WCI before the vote is taken on the merger agreement at the WCI special meeting, not voting in favor of the merger proposal and continuing to hold his shares of common stock through the effective time of the initial merger. Failure to comply strictly with all of the procedures required under Delaware law will result in the loss of appraisal rights.

For a further description of the appraisal rights available to WCI stockholders and the procedures required to exercise such appraisal rights, see “The Mergers—Appraisal Rights” beginning on page 73 and the provisions of Section 262 of the DGCL that grant appraisal rights and govern such procedures, which are attached as Annex D to this proxy statement/prospectus. If a WCI stockholder holds shares of WCI common stock through a bank, brokerage firm or other nominee and that WCI stockholder wishes to exercise appraisal rights, such stockholder should consult with such stockholder’s bank, brokerage firm or nominee sufficiently in advance of the WCI special meeting to permit such nominee to exercise appraisal rights on such stockholder’s behalf. In view of the complexity of Delaware law, WCI stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Regulatory Approvals Required for the Mergers (See Page 72)

Lennar and WCI have determined that no authorizations, approvals or consents from regulatory authorities are required to enable them to complete the mergers.

For a more complete discussion of regulatory matters relating to the mergers, see “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 72.

Conditions to Completion of the Mergers (See Page 93)

The parties expect to complete the initial merger after all of the conditions in the merger agreement are satisfied or waived, including the receipt of stockholder approval by WCI at the WCI special meeting. The parties currently expect to complete the initial merger on the day of the WCI special meeting (assuming it is approved at the WCI special meeting) or the following day. However, it is possible that factors outside of either company’s control could require them not to complete the mergers until a later time or not to complete them at all.

The obligations of WCI and Lennar to consummate the initial merger are conditioned upon the satisfaction (or waiver by the affected party) at or prior to the closing of the initial merger of each of the following:

•	approval of the merger proposal by vote of the holders of a majority of outstanding shares of WCI common stock;

•	if filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act” in this proxy statement/prospectus, are required, the termination or expiration of any waiting period (and any extension thereof) under the HSR Act applicable to the initial merger or any other transactions contemplated by the merger agreement (Lennar and WCI have determined that filings under the HSR Act are not required);

•	absence of any law, order, judgment, injunction or any other restriction or prohibition by any governmental entity prohibiting consummation of the initial merger;

•	receipt of a certificate signed by an officer of the other party, dated as of the closing date, certifying that the preceding conditions have been satisfied;

•	fulfillment, in all material respects, of all obligations of the other party required to be fulfilled by such other party on or before the closing date; and

•	unless the merger consideration consists entirely of cash:

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened in writing by the SEC;

•	approval of the new shares of Lennar Class A stock deliverable to WCI stockholders for listing on the NYSE, subject to official notice of issuance;

•	receipt of a legal opinion of WCI’s counsel, to the effect that the initial merger and the subsequent merger, considered together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•	delivery by Lennar of a certificate signed by an executive officer of Lennar certifying as to certain representations related to the foregoing legal opinion.

The conditions set forth in the merger agreement may be waived by Lennar or WCI, subject to applicable law and the agreement of the other party in certain circumstances. For a more complete discussion of the conditions to the mergers, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 93.

Completion of the Initial Merger (See Page 93)

The initial merger is expected to be completed on the day it is approved by WCI stockholders or the following business day, subject to the satisfaction or waiver of other closing conditions. For a discussion of the timing of the initial merger, see “The Merger Agreement—Completion of the Mergers” beginning on page 93.

Transaction Solicitation Period (See Page 98)

The merger agreement provides for a transaction solicitation period that began on the date of the merger agreement and ended on October 26, 2016. During the transaction solicitation period, WCI was permitted, directly or indirectly, including with the assistance of investment bankers, attorneys, accountants and other representatives, to:

•	actively seek and take any action to initiate, solicit, encourage or otherwise facilitate (whether publicly or otherwise) alternative acquisition proposals;

•	enter into and continue any discussions or negotiations relating to, or that may be expected to lead to, an alternative acquisition proposal; and

•	provide non-public information about WCI and its subsidiaries to prospective acquirors that have entered into confidentiality agreements with substantially the same terms with respect to confidentiality as those contained in the merger agreement, which we refer to as an “acceptable confidentiality agreement” in this proxy statement/prospectus.

If at any time during the transaction solicitation period, the WCI board had received a bona fide, written acquisition proposal from a third party, then, unless the WCI board determined, within three days after receipt of such proposal, that such proposal did not cause the third party to be an “excluded party” (which means a person or group from whom WCI received (during the transaction solicitation period) a written acquisition proposal that the WCI board determined (during the transaction solicitation period), in good faith and after consultation with WCI’s financial advisors, constituted, or would be reasonably expected to result in (if consummated in accordance with its terms), a transaction that would be more favorable to WCI stockholders than the mergers), then WCI was required to inform Lennar about such proposal within three days after WCI received such proposal, including the identity of the third party and a reasonably detailed description of the proposal’s material terms. During the transaction solicitation period, Credit Suisse, on behalf of WCI, contacted 44 entities approved by the WCI board that Credit Suisse had identified as possible alternate acquirors of WCI. Eight of these entities executed confidentiality agreements that made them eligible to receive non-public information of which six accessed WCI’s online data room. However, none of them submitted a proposal to acquire WCI during the transaction solicitation period. For a more detailed discussion of the solicitation of acquisition proposals from third parties during the transaction solicitation period, see “The Merger Agreement—Transaction Solicitation Period” beginning on page 98.

No Solicitation of Other Offers (See Page 99)

Following the transaction solicitation period, subject to certain exceptions discussed below, WCI has been required to:

•	terminate all ongoing discussions with third parties regarding alternative acquisition proposals or otherwise regarding possible acquisition transactions; and

•	not authorize or permit its or any of its subsidiaries’ officers, directors, employees, agents or other representatives directly or indirectly to initiate, solicit, knowingly encourage or otherwise knowingly facilitate (by making available non-public information or otherwise) any alternative acquisition proposal or any inquiry, proposal or offer with respect to a possible acquisition transaction.

Notwithstanding the above, in connection with any inquiry, proposal or offer with respect to a possible acquisition transaction that WCI receives after the end of the transaction solicitation period despite complying in all material respects with the obligations listed immediately above, WCI, its subsidiaries and their respective representatives may:

•	request clarifications from, provide non-public information about WCI and its subsidiaries (subject to an acceptable confidentiality agreement) to, and engage in discussions and negotiations with the applicable third party regarding such possible alternative acquisition transaction if the WCI board determines, in good faith after consultation with WCI’s financial advisors and outside counsel, that such possible alternative acquisition transaction constitutes, or would reasonably be expected to result (if consummated in accordance with its terms) in a transaction that would be more favorable to WCI stockholders than the mergers; and

•	execute and enter into a binding agreement, on such terms and conditions as the WCI board may determine, with respect to a proposal that the WCI board determines constitutes a superior proposal; provided that such alternative acquisition agreement must expressly provide that WCI may terminate such agreement without cost to WCI, and WCI will not have any obligations or be subject to any restrictions under or as a result of such agreement in the event Lennar agrees to amend the terms and conditions of the merger agreement so that such alternative proposal would cease to constitute a superior proposal.

Additionally, if at any time after the end of the transaction solicitation period, WCI receives an alternative acquisition proposal, request for non-public information in connection with such a proposal or an indication that a prospective acquirer intends to make such a proposal, then within two business days WCI must inform Lennar, provide the identity of the third party from which the proposal, request or indication was received, and provide a reasonably detailed description of the material terms of such proposal, request or indication. Further, WCI must thereafter promptly provide Lennar with any additional material information WCI obtains regarding such proposal, request or indication, including information about steps that are taken in response to or in furtherance of the possible acquisition transaction. For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation; Notice of Proposals” beginning on page 99.

Termination of the Merger Agreement (See Page 104)

Generally, the merger agreement may be terminated prior to the closing of the initial merger, whether before or after approval of the merger proposal by WCI stockholders is obtained (except as otherwise provided below), as follows:

•	by the mutual written consent of Lennar and WCI;

•	by either Lennar or WCI (provided that such party’s breach is not the primary cause of such condition):

•	if the closing date does not occur on or before March 22, 2017, which we refer to as the “outside date” in this proxy statement/prospectus; provided, however, that if certain conditions have not been satisfied or duly waived by the fifth business day prior to the outside date, WCI may, by written notice to Lennar, extend the outside date by two additional months until May 22, 2017; provided, further, that if on May 22, 2017, certain antitrust related conditions have not been satisfied or duly waived, WCI may, by written notice to Lennar, extend the outside date by an additional ten months until March 22, 2018; or

•	if any order of any governmental entity having competent jurisdiction is entered permanently enjoining WCI, Lennar, LLC Sub or Corporate Sub from consummating the mergers and such order has become final and non-appealable;

•	by WCI:

•	if either Lennar, LLC Sub or Corporate Sub has breached any of its representations or warranties in the merger agreement in a way such that a condition to closing would not be satisfied, and this breach is either incurable or not cured within 45 business days after Lennar’s receipt of written notice of such breach; provided that WCI will not have the right to terminate on this basis if, at the time of such termination, WCI is in breach of any of its representations, warranties, covenants or agreements under the merger agreement that would result in a failure of any condition to Lennar’s, LLC Sub’s or Corporate Sub’s obligations to effect the initial merger;

•	if the WCI board exercises its fiduciary out termination right pursuant to the terms of the merger agreement, as discussed in the section titled “The Merger Agreement—Board Recommendation; Fiduciary Out” beginning on page 100; or

•	if all the conditions to Lennar’s, LLC Sub’s and Corporate Sub’s obligations to effect the mergers have been satisfied, and Lennar, LLC Sub and Corporate Sub have failed to consummate the initial merger by the time the closing should have occurred pursuant to the merger agreement; or

•	by Lennar:

•	if WCI has breached any of its representations or warranties in the merger agreement in a way such that a condition to closing would not be satisfied, and this breach is either incurable or not cured within 45 business days after WCI’s receipt of written notice of such breach; provided that Lennar will not have the right to terminate on this basis if, at the time of such termination, Lennar is in breach of any of its representations, warranties, covenants or agreements under the merger agreement that would result in a failure of any condition to WCI’s obligations to effect the mergers; or

•

if, prior to approval of the merger proposal by WCI stockholders, (i) the WCI board effects, or there is a public statement that the WCI board intends to effect (which the WCI board does not deny in a filing with the SEC within three business days following a request by Lennar to do so), a change of recommendation, other than in either case in connection with WCI’s fiduciary out termination right, or (ii) in connection with a tender or exchange offer by a third party for 15% or more of WCI common stock, (x) the WCI board (or any committee thereof) recommends that WCI stockholders tender into such offer or (y) WCI does not issue and file with the SEC a statement within 10 business days that includes a recommendation that WCI stockholders do not tender into the offer.

If Lennar terminates the merger agreement after there has been a change of recommendation by the WCI board or the WCI board has recommended that WCI stockholders tender their shares, or has not recommended that they not tender their shares, in response to a tender offer, WCI will have to pay Lennar a termination fee of $22.5 million (which would have been $11.25 million if the WCI board had exercised its termination right in order to accept an alternative acquisition proposal received during the transaction solicitation period). See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 104 and “The Merger Agreement—Effect of Termination; Termination Fees” beginning on page 105.

Purpose of the WCI Special Meeting; Required Vote (See Pages 115, 116)

At the WCI special meeting, WCI stockholders will be asked to consider and vote upon:

•	the merger proposal; and

•	the adjournment proposal.

Approval of the merger proposal is required for completion of the mergers.

The affirmative vote of holders of a majority of the outstanding shares of WCI common stock entitled to vote is required to approve the merger proposal.

The majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) on the adjournment proposal is required to approve the adjournment proposal.

The WCI board unanimously recommends that WCI stockholders vote “FOR” both of the proposals set forth above, as more fully described in the section titled “WCI Special Meeting—Purpose of the WCI Special Meeting” beginning on page  115.

Voting by WCI Directors and Executive Officers (See Page 117)

As of the record date, WCI directors and executive officers and their affiliates owned and were entitled to vote 2,566,821 shares of WCI common stock, or approximately 9.7% of the total voting power of the shares of WCI common stock outstanding on that date.

Litigation Relating to the Mergers (See Page 87)

Since the announcement of the proposed mergers, WCI, Lennar and the WCI directors have been named as defendants in two class action complaints, one filed on November 23, 2016, by plaintiff Paul Parshall, in the U.S. District Court for the Middle District of Florida, and the other filed on November 29, 2016, by plaintiff Stephen Bushansky, in the Court of Chancery of the State of Delaware. The first complaint alleges that the registration statement on Form S-4 filed by WCI on November 10, 2016 omits material information with respect to the proposed transaction, which renders the registration statement false and misleading. The second complaint alleges that the WCI board breached its fiduciary duties in connection with the merger agreement, including with respect to the process by which the merger agreement was negotiated and approved and with respect to omissions of information that allegedly cause the registration statement to be false and misleading. Both complaints seek an injunction preventing the consummation of the initial merger, compensatory damages and attorneys’ fees and costs. WCI and Lennar believe that these lawsuits are without merit and intend to defend against them vigorously. For more information on such litigation, see “The Mergers—Litigation Relating to the Mergers” beginning on page 87. It is possible that additional lawsuits will be commenced.

SELECTED HISTORICAL FINANCIAL DATA OF LENNAR

The following table sets forth selected consolidated financial and operating information about Lennar at or for the nine months ended August 31, 2016 and August 31, 2015, and at or for the fiscal years ended November 30, 2011 through 2015. The information presented below is based upon Lennar’s historical financial statements. The selected historical consolidated financial data of Lennar for each of the years ended November 30, 2015, 2014 and 2013 and at November 30, 2015 and 2014 have been derived from Lennar’s audited consolidated financial statements contained in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2015, which is incorporated by reference into this proxy statement/prospectus. The financial data for the nine month periods ended August 31, 2016 and 2015 and at August 31, 2016 are derived from Lennar’s unaudited condensed consolidated financial statements contained in Lennar’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2016, which is incorporated by reference into this proxy statement/prospectus.

The selected historical consolidated financial data for the fiscal years ended November 30, 2012 and 2011 and at November 30, 2013, 2012 and 2011 have been derived from Lennar’s audited consolidated financial statements at or for the years ended on those dates, which have not been incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data at August 31, 2015 have been derived from Lennar’s unaudited interim consolidated financial statements and related notes thereto contained in Lennar’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2015, which has not been incorporated by reference into this proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Lennar, and you should read the following information together with (i) Lennar’s audited consolidated financial statements and the related notes, and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2015 and (ii) Lennar’s unaudited interim consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Lennar’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2016. For more information, see “Where You Can Find More Information” beginning on page 133.

	At or for the Nine Months Ended August 31,		At or for the Years Ended November 30,
	2016	2015(1)	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share amounts)
Results of Operations:
Revenues:
Lennar Homebuilding	$6,734,335	5,789,788	8,466,945	7,025,130	5,354,947	3,581,232	2,675,124
Lennar Financial Services	$491,340	463,460	620,527	454,381	427,342	384,618	255,518
Rialto	$152,434	160,682	221,923	230,521	138,060	138,856	164,743
Lennar Multifamily	$195,264	114,511	164,613	69,780	14,746	426	—
Total revenues	$7,573,373	6,528,441	9,474,008	7,779,812	5,935,095	4,105,132	3,095,385
Operating earnings (loss):
Lennar Homebuilding	$908,216	834,145	1,271,641	1,033,721	733,075	258,985	109,505
Lennar Financial Services	$112,267	94,017	127,795	80,138	85,786	84,782	20,729
Rialto	$(16,533)	16,682	33,595	44,079	26,128	11,569	63,457
Lennar Multifamily	$29,774	(17,378)	(7,171)	(10,993)	(16,988)	(5,884)	(461)
Corporate general and administrative expenses	$164,634	150,355	216,244	177,161	146,060	127,338	95,256
Earnings before income taxes	$869,090	777,111	1,209,616	969,784	681,941	222,114	97,974
Net earnings attributable to Lennar	$598,391	521,291	802,894	638,916	479,674	679,124	92,199
Diluted earnings per share	$2.59	2.25	3.46	2.80	2.15	3.11	0.48
Cash dividends declared per each—Class A and Class B common stock	$0.12	0.12	0.16	0.16	0.16	0.16	0.16

	At or for the Nine Months Ended August 31,		At or for the Years Ended November 30,
	2016	2015(1)	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share amounts)
Financial Position:
Total assets	$14,998,720	14,139,771	14,419,509	12,923,151	11,239,885	10,323,177	9,114,802
Debt:
Lennar Homebuilding	$4,920,848	5,236,502	5,025,130	4,661,266	4,165,792	3,971,348	3,332,781
Rialto	$576,448	770,000	771,728	617,077	437,161	569,154	755,650
Lennar Financial Services	$913,040	817,904	858,300	704,143	374,166	457,994	410,134
Lennar Multifamily	$—	—	—	—	13,858	—	—
Stockholders’ equity	$6,545,535	5,360,016	5,648,944	4,827,020	4,168,901	3,414,764	2,696,468
Total equity	$6,762,906	5,674,697	5,950,072	5,251,302	4,627,470	4,001,208	3,303,525
Shares outstanding (000s)	227,803	210,090	211,146	205,039	204,412	191,548	188,403
Stockholders’ equity per share	$28.73	25.51	26.75	23.54	20.39	17.83	14.31
Lennar Homebuilding Data (including unconsolidated entities):
Number of homes delivered	18,335	16,635	24,292	21,003	18,290	13,802	10,845
New orders	20,774	19,053	25,106	22,029	19,043	15,684	11,412
Backlog of home sales contracts	9,253	8,250	6,646	5,832	4,806	4,053	2,171
Backlog dollar value	$3,444,243	3,015,689	2,477,751	1,974,328	1,619,601	1,160,385	560,659

(1)	In November 2015, Lennar adopted Accounting Standards Update 2015-03, Interest—Imputation of Interest, which changed the presentation of debt issuance costs from an asset to a direct reduction of the carrying amount of the related debt. As a result, Lennar total assets, Lennar Homebuilding debt and Rialto debt as of August 31, 2015 have been adjusted to conform with current and prior periods presentation.

SELECTED HISTORICAL FINANCIAL DATA OF WCI

The selected historical consolidated financial data of WCI for each of the fiscal years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014 have been derived from WCI’s audited consolidated financial statements and related notes thereto contained in WCI’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus. The financial data for the nine months ended September 30, 2016 and September 30, 2015 and at September 30, 2016 have been derived from WCI’s unaudited interim consolidated financial statements and related notes thereto contained in WCI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is incorporated by reference into this proxy statement/prospectus.

The selected historical consolidated financial data for the years ended December 31, 2012 and 2011 and at December 31, 2013, 2012 and 2011 have been derived from WCI’s audited consolidated financial statements as of and for such years, which have not been incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data as of September 30, 2015 have been derived from WCI’s unaudited interim consolidated financial statements and related notes thereto contained in WCI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which has not been incorporated by reference into this proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of WCI, and you should read the following information together with (i) WCI’s audited consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in WCI’s Annual Report on Form 10-K for the year ended December 31, 2015 and (ii) WCI’s unaudited interim consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in WCI’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016. For more information, see “Where You Can Find More Information” beginning on page 133.

	At or for the Nine Months Ended September 30,		At or for the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands, except per share data)
Operating Data:
Total revenues	$491,934	$398,600	$563,616	$407,003	$317,349	$241,008	$144,272
Gross margin	102,342	84,383	117,284	82,541	65,324	44,293	(8,882)
Income (loss) from continuing operations before taxes	39,359	38,990	55,654	36,036	20,776	(4,305)	(54,453)
Net (loss) income	24,808	25,598	35,227	21,384	146,485	50,634	(46,325)
Net (loss) income attributable to common stockholders of WCI	24,808	25,655	35,400	21,597	126,968	50,823	(47,125)
Net (loss) income per share:
Basic
Continuing operations	$0.94	$0.98	$1.35	$0.83	$5.88	$3.33	$(4.90)
Discontinued operations	—	—	—	—	—	0.19	0.13
Earnings (loss) per share	$0.94	$0.98	$1.35	$0.83	$5.88	$3.52	$(4.77)
Diluted
Continuing operations	$0.93	$0.97	$1.34	$0.82	$5.86	$3.31	$(4.90)
Discontinued operations	—	—	—	—	—	0.19	0.13
Earnings (loss) per share	$0.93	$0.97	$1.34	$0.82	$5.86	$3.50	$(4.77)

	At or for the Nine Months Ended September 30,		At or for the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands, except per share data)
Balance sheet data (at the end of the period):
Cash and cash equivalents	$78,989	$149,383	$135,308	$174,756	$213,352	$81,094	$43,350
Real estate inventories	682,918	527,120	554,191	449,249	280,293	183,168	158,332
Total assets(1)	929,931	848,083	861,636	800,114	680,940	344,980	303,808
Total debt obligations(1)	255,067	246,346	246,473	245,983	195,454	120,447	138,382
Total liabilities(1)	429,182	384,981	387,869	365,671	271,076	176,375	235,248
Total equity, including noncontrolling interests	500,749	463,102	473,767	434,443	409,864	168,605	68,560
Cash flow data (at the end of the period):
Sources (uses) of cash and cash equivalents:
Net cash provided by (used in) operating activities	$(49,598)	$(23,178)	$(36,082)	$(105,925)	$(22,581)	$22,014	$(19,721)
Net cash provided by (used in) investing activities	(5,760)	(2,100)	(3,007)	(2,977)	(1,977)	11,605	13,999
Net cash provided by (used in) financing activities	(961)	(95)	(359)	70,306	156,816	4,125	(3,097)
Net increase (decrease) in cash and cash equivalents	(56,319)	(25,373)	(39,448)	(38,596)	132,258	37,744	(8,819)
Cash and cash equivalents at the beginning of the period	135,308	174,756	174,756	213,352	81,094	43,350	52,169
Cash and cash equivalents at the end of the period	$78,989	$149,383	$135,308	$174,756	$213,352	$81,094	$43,350

(1)	In December 2015, WCI adopted Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changed the presentation of certain debt issuance costs from an asset to a direct reduction of the carrying amount of the related debt. As a result, WCI’s total assets, total debt obligations, and total liabilities as of September 30, 2015 have been adjusted to conform with current and prior periods presentation.

COMPARATIVE PER SHARE DATA

The following table shows per share data regarding earnings (losses) from continuing operations, book value per share and cash dividends for Lennar and WCI on a historical and pro forma combined basis. The pro forma earnings information was computed as if the merger had been completed on December 1, 2014. The pro forma book value per share information was computed as if the initial merger had been completed on August 31, 2016, but with Lennar’s Class A stock valued at its October 31, 2016 closing price of $41.69 per share.

The following comparative per share data for Lennar and for WCI is derived from the respective historical consolidated financial statements of each of them included in their respective Annual Reports on Form 10-K for the years ended November 30, 2015 and December 31, 2015, respectively, and their respective Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2016 and September 30, 2016, respectively, all of which are incorporated by reference into this proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position of Lennar following the mergers.

	At or for the Year Ended November 30, 2015	At or for the Nine Months Ended August 31, 2016
Lennar Corporation
Earnings per share, basic	$3.87	$2.74
Earnings per share, diluted	$3.46	$2.59
Book value per share	$26.75	$28.73
Cash dividends	$0.16	$0.12

	At or for the Year Ended December 31, 2015	At or for the Nine Months Ended September 30, 2016
WCI Communities, Inc.
Earnings per share, basic	$1.35	$0.94
Earnings per share, diluted	$1.34	$0.93
Book value per share	$18.26	$19.37
Cash dividends	—	—

	At or for the Year Ended November 30, 2015	At or for the Nine Months Ended August 31, 2016
Pro Forma Combined[1]
Earnings per share, basic	$3.90	$2.77
Earnings per share, diluted	$3.50	$2.62
Book value per share		$29.13
Cash dividends		$0.12

[1]	Pro-forma combined calculations do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. Lennar is in the process of performing its valuation analysis to determine the fair market value of WCI’s assets and liabilities, and therefore the combined pro-forma calculations do not include any purchase price allocations other than the assumed shares to be issued by Lennar to WCI stockholders if the transaction is consummated.

MARKET PRICES AND DIVIDENDS

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of WCI common stock, which trades on the NYSE under the symbol “WCIC,” and Lennar Class A stock, which trades on the NYSE under the symbol “LEN,” as well as the quarterly cash dividends declared per share for the periods indicated.

	WCI Common Stock
	High	Low	Dividend
Year Ended December 31, 2014
First Quarter	$21.28	$17.57	$0.00
Second Quarter	$20.70	$17.97	$0.00
Third Quarter	$20.24	$17.09	$0.00
Fourth Quarter	$19.69	$17.08	$0.00

Year Ended December 31, 2015
First Quarter	$24.76	$17.78	$0.00
Second Quarter	$26.02	$22.29	$0.00
Third Quarter	$27.08	$21.70	$0.00
Fourth Quarter	$25.00	$21.55	$0.00

Year Ended December 31, 2016
First Quarter	$22.23	$16.03	$0.00
Second Quarter	$19.50	$15.41	$0.00
Third Quarter	$24.28	$16.75	$0.00
Fourth Quarter	$23.91	$22.65	$0.00

Year Ending December 31, 2017
First Quarter (through January 9, 2017)	$23.45	$23.35	$0.00

	Lennar Class A Stock
	High	Low	Dividend
Year Ended November 30, 2014
First Quarter	$44.40	$34.09	$0.04
Second Quarter	$44.30	$37.32	$0.04
Third Quarter	$42.67	$35.74	$0.04
Fourth Quarter	$48.00	$37.50	$0.04

Year Ended November 30, 2015
First Quarter	$51.51	$41.25	$0.04
Second Quarter	$53.67	$44.76	$0.04
Third Quarter	$56.04	$45.78	$0.04
Fourth Quarter	$54.23	$46.23	$0.04

Year Ended November 30, 2016
First Quarter	$52.49	$37.14	$0.04
Second Quarter	$48.96	$42.37	$0.04
Third Quarter	$49.60	$43.11	$0.04
Fourth Quarter	$47.60	$39.68	$0.04

Year Ending November 30, 2017
First Quarter (through January 9, 2017)	$46.26	$41.83	$—

The following table presents last sale price information on September 21, 2016, the last full trading day prior to the public announcement of the mergers, and January 9, 2017, the most recent practicable trading day before the filing of this proxy statement/prospectus.

	WCI Common Stock	Lennar Class A Stock
September 21, 2016	$17.16	$43.45
January 9, 2017	$23.40	$43.55

WCI stockholders are advised to obtain current market quotations for Lennar Class A stock. The market price of Lennar Class A stock will fluctuate between the date of this proxy statement/prospectus and the completion of the initial merger. No assurance can be given concerning the market price of Lennar Class A stock before or after the effective date of the initial merger.

Since October 2008, the Lennar board has declared quarterly cash dividends of $0.04 per share for both its Class A and its Class B common stock. However, the Lennar board evaluates each quarter the decision whether to declare a dividend and the amount of the dividend. Lennar’s debt instruments include provisions that could under some circumstances affect its ability to pay dividends, but none of them is likely to affect Lennar’s ability to continue paying dividends at the current rate.

WCI has never paid or declared any dividends on its common stock. WCI’s ability to pay dividends is restricted by the indenture governing its 6.875% Senior Notes due 2021 and the credit agreement governing its senior unsecured revolving credit facility with Citibank, N.A.

RISK FACTORS

In addition to the other information included or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28, you should carefully consider the following risks before deciding how to vote. In addition, you should read and carefully consider the risks associated with each of Lennar and WCI and their respective businesses. Descriptions of these risks can be found in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2015 and WCI’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see “Where You Can Find More Information” beginning on page 133. Realization of any of the risks described below, any of the events described in the section titled “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on Lennar’s, WCI’s or the combined company’s businesses, financial conditions, cash flows and results of operations and could result in a decline in the trading prices of their respective shares of common stock.

Risks Relating to the Mergers

Because the market price of Lennar Class A stock will fluctuate, WCI stockholders cannot be sure of the number of shares of Lennar Class A stock they will receive at the time of the WCI special meeting or at any time prior to the completion of the initial merger.

Upon completion of the initial merger, each share of WCI common stock will be converted into the right to receive merger consideration consisting of shares of Lennar Class A stock and cash (or, at Lennar’s election, consisting entirely of cash) pursuant to the terms of the merger agreement. The value of the merger consideration to be received by WCI stockholders will equal $23.50 per share, subject to adjustment in certain cases as further discussed in the section titled “The Merger Agreement—Terms of the Mergers” beginning on page 91. However, the number of shares of Lennar Class A stock that a WCI stockholder will receive upon completion of the initial merger will be based on the ten day VWAP of Lennar Class A stock. The ten day VWAP may be different from the closing price of Lennar Class A stock on the last NYSE trading day before the date we announced the mergers, on the date that this proxy statement/prospectus is being mailed to WCI stockholders, on the date of the special meeting or on the closing date of the initial merger. Any change in the market price of Lennar Class A stock prior to completion of the initial merger will affect the number of shares of Lennar Class A stock that WCI stockholders will receive upon completion of the initial merger. In addition, Lennar may elect to pay a greater proportion, up to all (in the amount of $23.50), of the merger consideration in cash. Accordingly, at the time of the WCI special meeting, WCI stockholders may not be able to calculate the number of shares of Lennar Class A stock, if any, they would receive upon completion of the initial merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of WCI stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in WCI’s or Lennar’s respective businesses, operations or prospects, and regulatory considerations. Many of these factors are beyond WCI’s or Lennar’s control. You should obtain current market quotations for shares of Lennar Class A stock and for shares of WCI common stock.

Current WCI stockholders will have a reduced ownership and voting interest after the initial merger and will exercise less influence over management.

WCI stockholders currently have the right to vote for WCI directors and on other matters affecting WCI. When the initial merger occurs, the shares of Lennar Class A stock that each WCI stockholder receives in exchange for its shares of WCI common stock will represent a percentage ownership of the combined company that is significantly smaller than the WCI stockholder’s percentage ownership of WCI. Also, the chief executive officer of Lennar owns or has the power to vote shares of Lennar Class A and Class B common stock that, after the mergers, will enable him to cast approximately 41.7% of the votes that can be cast by the Lennar common stockholders voting together (which they do on virtually all matters). As a result, former WCI stockholders will have less influence on the management and policies of Lennar than they now have with respect to WCI.

The merger agreement contains provisions that limit WCI’s ability to pursue alternatives to the mergers, which could discourage a potential acquirer of WCI from making an alternative transaction proposal and, in certain circumstances, could require WCI to pay Lennar a termination fee.

The merger agreement contains “no-shop” provisions that, since the expiration of the transaction solicitation period on October 26, 2016, subject to limited exceptions, have prohibited WCI, its subsidiaries and their respective representatives from, directly or indirectly, initiating, soliciting, knowingly encouraging or otherwise knowingly facilitating any third-party proposal for the acquisition of WCI’s stock or assets or any inquiry, proposal or offer with respect to a possible acquisition of WCI’s stock or assets. In addition, the parties are generally required to negotiate in good faith to modify the terms of the merger agreement in response to any competing acquisition proposals before the WCI board may terminate the merger agreement in order to accept a competing acquisition proposal, and the WCI board may not terminate the merger agreement in order to enter into a transaction that is the subject of an alternate acquisition proposal if Lennar agrees to amend the merger agreement so that, in the good faith determination of the WCI board, the amended terms of the merger agreement are at least as favorable to WCI stockholders as the competing acquisition proposal. In some circumstances, upon termination of the merger agreement, WCI may be required to pay Lennar a termination fee of $22.50 million if such termination occurs in connection with a superior proposal made by a person after the end of the transaction solicitation period (if such termination had occurred in connection with WCI entering into an alternative acquisition agreement in respect of a superior proposal initially made prior to the end of the transaction solicitation period, the termination fee WCI would have been required to pay would have been $11.25 million).

See “The Merger Agreement—No Solicitation; Notice of Proposals” beginning on page 99; “The Merger Agreement—Termination of the Merger Agreement” beginning on page 104; and “The Merger Agreement—Effect of Termination; Termination Fees” beginning on page 105.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of WCI’s stock or assets from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the mergers. Similarly, these provisions might result in a potential third-party acquirer proposing to pay a lower price to WCI stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable. If the merger agreement is terminated and WCI determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the mergers.

WCI will be subject to various uncertainties and contractual restrictions while the mergers are pending that could adversely affect its financial results.

Uncertainty about the effect of the mergers on employees, suppliers and existing and prospective customers may have an adverse effect on WCI. These uncertainties may impair WCI’s ability to attract, retain and motivate key personnel until the mergers are completed, and could cause customers, suppliers and others that deal with WCI to seek to change existing business relationships with WCI. Employee retention and recruitment for WCI may be particularly challenging prior to completion of the mergers, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the mergers and the preparation for the integration may place a significant burden on WCI’s management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect WCI’s financial results.

In addition, the merger agreement restricts WCI, without Lennar’s consent, from making certain acquisitions and dispositions, excluding purchases or sales in accordance with contracts entered into before the date of the merger agreement and certain ordinary course acquisitions, and taking other specified actions while the mergers are pending. These restrictions may prevent WCI from pursuing attractive business opportunities and making other changes to its business prior to completion of the initial merger or termination of the merger agreement. See “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 96.

The mergers and related transactions are subject to approval by WCI stockholders.

In order for the mergers to be completed, WCI stockholders must approve the merger proposal, which requires the approval of the holders of a majority of the outstanding shares of WCI common stock entitled to vote on the merger proposal as of the record date for the WCI special meeting.

The mergers are subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The mergers are subject to a number of other conditions beyond Lennar’s and WCI’s control that may prevent, delay or otherwise materially adversely affect their completion, including the need for approval of the merger proposal by WCI stockholders. Neither Lennar nor WCI can predict whether and when these other conditions will be satisfied. Any delay in completing the mergers could cause the combined company not to realize some or all of the synergies expected to be achieved if the mergers are successfully completed within their expected time frame. See “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 93.

Failure to complete the initial merger could negatively affect WCI’s stock price, its future business and financial results.

If the initial merger is not completed, WCI’s ongoing businesses may be adversely affected and WCI will be subject to several risks and possible consequences, including the following:

•	the last reported sale price of WCI common stock on September 21, 2016, the last NYSE trading day before the day on which the signing of the merger agreement was announced, was $17.16 per share. Following the announcement of the signing of the merger agreement, the price of WCI common stock almost immediately increased to more than the $23.50 value placed on the merger consideration, and since then the price of WCI common stock has remained above the level at which it was trading before the signing of the merger agreement was announced (although, since the end of the transaction solicitation period, it has traded below $23.50). There is no assurance that if WCI stockholders do not approve the proposal to adopt the merger agreement, the price of WCI common stock will not fall to, or even below, the price at which it was trading before announcement of the signing of the merger agreement;

•	under the merger agreement, WCI may be required, under certain circumstances, to pay Lennar a termination fee of $22.50 million if such termination occurs in connection with a superior proposal made by a party after the transaction solicitation period;

•	WCI will be required to pay certain costs relating to the mergers, whether or not the mergers are completed, such as legal, accounting, financial advisor and printing fees;

•	WCI would not realize the expected benefits of the mergers;

•	under the merger agreement, WCI is subject to certain restrictions on the conduct of its business prior to completing the initial merger, which may adversely affect its ability to execute certain of its business strategies;

•	matters relating to the mergers may require substantial commitments of time and resources by WCI management, which could otherwise have been devoted to other opportunities that may have been beneficial to WCI as an independent company; and

•	WCI may lose key employees during the period in which WCI and Lennar are pursuing the mergers, which may adversely affect WCI in the future if it is not able to hire and retain qualified personnel to replace departing employees.

In addition, if the initial merger is not completed, WCI may experience negative reactions from the financial markets and from its customers and employees. WCI also could be subject to litigation related to any failure to complete the initial merger or to enforcement proceedings commenced against WCI to attempt to force WCI to perform its obligations under the merger agreement.

Lennar and WCI will incur substantial transaction fees and merger-related costs in connection with the mergers.

Lennar and WCI expect to incur substantial non-recurring transaction costs, which include legal and advisory fees and merger-related costs associated with completing the mergers and combining the operations of the two companies, although they are not expected to be material with respect to Lennar’s earnings. Additional unanticipated costs may be incurred in the course of the integration of the businesses of Lennar and WCI. The companies cannot be certain that the realization of other benefits related to the integration of the two businesses will offset the transaction and merger-related costs in the near term, or at all.

Certain WCI directors and executive officers have interests in the initial merger that are different from, or in addition to, those of other WCI stockholders, which could have influenced their decisions to support or approve the merger proposal.

In considering whether to approve the proposals at the WCI special meeting, WCI stockholders should recognize that certain WCI directors and executive officers have interests in the initial merger that differ from, or that are in addition to, their interests as WCI stockholders. These interests include, among others, accelerated vesting of certain equity awards, eligibility to receive retention and/or transaction bonuses, and/or eligibility to receive certain severance benefits that result from the initial merger. These interests, among others, may influence the WCI directors and executive officers to support or approve the merger proposal. See “The Mergers—Interests of WCI Directors and Executive Officers in the Initial Merger” beginning on page 78.

Completion of the mergers may trigger change in control or other provisions in certain agreements to which WCI is a party.

Completion of the mergers may trigger change in control or other provisions in certain agreements to which WCI is a party. If Lennar and WCI are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Lennar and WCI are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to WCI or the combined company.

Lennar’s ability to use WCI net operating losses or certain WCI tax credits to offset future taxable income may be subject to certain limitations.

In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate percentage stock ownership of stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases by more than 50 percentage points over its lowest ownership percentage within a specified testing period. WCI’s existing net operating losses and credits already are subject to substantial limitations arising from previous ownership changes, and the initial merger is expected to constitute another WCI ownership change. Accordingly, Lennar and WCI may not be able to utilize a material portion of WCI’s existing net operating losses or credits

Legal proceedings in connection with the mergers, the outcomes of which are uncertain, could delay or prevent the completion of the mergers.

Since the announcement of the proposed mergers, WCI, Lennar and the WCI directors have been named as defendants in two class action complaints, one filed on November 23, 2016, by plaintiff Paul Parshall, in the U.S. District Court for the Middle District of Florida, and the other filed on November 29, 2016, by plaintiff Stephen Bushansky, in the Court of Chancery of the State of Delaware. The first complaint alleges that the registration statement on Form S-4 filed by WCI on November 10, 2016 omits material information with respect to the proposed transaction, which renders the registration statement false and misleading. The second complaint alleges that the WCI board breached its fiduciary duties in connection with the merger agreement, including with respect to the process by which the merger agreement was negotiated and approved and with respect to the omissions of information that allegedly cause the registration statement to be false and misleading. Among other remedies, both complaints seek an injunction preventing the consummation of the initial merger. It is possible that additional lawsuits will be commenced. Such legal proceedings could delay or prevent the mergers from becoming effective within the agreed upon timeframe

WCI and Lennar believe that these lawsuits are without merit and intend to defend against them vigorously. For more information, see “The Mergers—Litigation Relating to the Mergers” beginning on page 87.

Risks Relating to the Combined Company Following the Mergers

If completed, the mergers may not achieve their intended results, and Lennar and WCI may be unable to successfully integrate their operations.

Lennar and WCI entered into the merger agreement with the expectation that the mergers will result in various benefits, including, among other things, expanding Lennar’s asset base and creating synergies. Achieving the anticipated benefits of the mergers is subject to a number of uncertainties, including whether the businesses of Lennar and WCI can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees and, the disruption of WCI’s ongoing businesses or inconsistencies in business methods could adversely affect Lennar’s ability to achieve the anticipated benefits of the mergers. Lennar’s future results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the initial merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, that they will be realized within the anticipated time. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues from WCI’s businesses and could adversely affect the combined company’s future business or Lennar’s operating results.

The market price of the shares of the combined company and the results of operations of the combined company after the mergers may be affected by factors different from those affecting WCI or Lennar currently.

The businesses of Lennar and WCI differ in some respects and, accordingly, Lennar’s results of operations and the market price of its Class A common stock following the mergers may be affected by factors different from those currently affecting the independent results of operations and market prices of Lennar and WCI. For a discussion of the businesses of Lennar and WCI and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to in “Where You Can Find More Information” beginning on page 133.

The combined company is expected to incur expenses related to the integration of Lennar and WCI.

Lennar is expected to incur expenses in connection with the integration of WCI into Lennar. There are a large number of processes, policies, procedures, operations, technologies and systems that must be converted, including purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, maintenance, marketing and benefits. While Lennar and WCI have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent they exceed what is currently anticipated, that could adversely affect Lennar’s operating results for periods following completion of the mergers.

Uncertainties associated with the mergers may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

WCI is dependent on the experience and industry knowledge of its officers and other key employees to execute its business plans. WCI’s success until the mergers and the combined company’s success after the mergers will depend in part upon the ability of WCI and Lennar to retain key management personnel and other key employees before and after the mergers. Current and prospective WCI employees may experience uncertainty about their roles within the combined company following the mergers, which may have an adverse effect on the ability of WCI to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key WCI employees to the same extent that WCI has previously been able to attract or retain its employees.

Risks Inherent in an Investment in Lennar

All of Lennar’s businesses are subject to risks.

Lennar is engaged in several businesses. Although the principal source of its revenues and income are its homebuilding business, Lennar is also engaged in mortgage lending and other real estate related services, managing and advising funds and entities that invest in real estate related assets, developing multifamily residential projects and investing in multi-use real estate developments, as well as a number of businesses related to those activities. Each of Lennar’s businesses is subject to risks and uncertainties, most, but not all, of which affect many companies engaged in the businesses in which Lennar is engaged. These risks are discussed in detail in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2015, which is incorporated by reference into this proxy statement/prospectus.

Lennar’s results of operations could be adversely affected if legal claims are not resolved in its favor.

In the ordinary course of its business, Lennar is subject to legal claims by homebuyers, borrowers against whom it has instituted foreclosure proceedings, persons with whom it has land purchase contracts and a variety of other persons. It establishes reserves against legal claims and believes that, in general, they will not have a material adverse effect on its business or financial condition. However, unanticipated adverse results in legal proceedings could materially adversely affect Lennar’s operating results in particular fiscal periods. Among other things, Lennar has a substantial judgment against it in a contract suit, which it has bonded and is appealing. This suit is described in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2015, which is incorporated by reference into this proxy statement/prospectus.

Lennar has a class of common stock that entitles holders to ten votes per share.

The stock Lennar has agreed to issue to WCI stockholders in the initial merger is Class A common stock. The Class A common stock entitles the holders to one vote per share. Lennar also has outstanding Class B common stock, which is substantially identical with the Class A common stock, except that the Class B common stock entitles the holders to ten votes per share. Although Lennar has more than six times as many shares of Class A common stock outstanding as it has outstanding shares of Class B common stock, the ten votes per share give the Lennar Class B stockholders voting control of Lennar.

Lennar has a stockholder who can exercise significant influence over matters that are brought to a vote of its stockholders.

Stuart A. Miller, Lennar’s Chief Executive Officer and a director, has voting control, through personal holdings and holdings by family-owned entities, of Lennar Class B stock, and to a lesser extent Lennar Class A stock, that, based on shares of Lennar common stock outstanding as of September 30, 2016, enables Mr. Miller to cast 42.3% of the votes that can be cast by the Lennar common stockholders combined (41.7% after the anticipated issuance of shares in connection with the initial merger). That effectively gives Mr. Miller the power to control the election of Lennar directors and the approval of matters that are presented to its stockholders. Mr. Miller’s voting power might discourage someone from seeking to acquire Lennar or from making a significant equity investment in Lennar, even if Lennar needed the investment to meet its obligations or to operate its businesses. Also, because of his voting power, Mr. Miller could potentially cause Lennar common stockholders to approve actions that are contrary to the desires of Lennar’s other stockholders.

Lennar has a substantial amount of indebtedness, which may have an adverse effect on its businesses or limit its ability to take advantage of business, strategic or financing opportunities.

As of August 31, 2016, Lennar’s consolidated debt, net of debt issuance costs and excluding amounts outstanding under its credit facilities, was $5.2 billion. The indentures governing Lennar’s senior notes and convertible senior notes do not restrict the incurrence of future secured or unsecured debt, and the agreement governing its principal credit facility allows it to incur a substantial amount of future unsecured debt. Lennar’s substantial level of indebtedness increases the possibility that it may be unable to generate cash sufficient to pay the principal, interest or other amounts due on its indebtedness. Lennar’s reliance on debt to help support its operations exposes it to a number of risks, including:

•	it may be particularly vulnerable to adverse general economic or homebuilding industry conditions;

•	it may find it difficult, or may be unable, to obtain financing to fund future working capital, capital expenditures and other general corporate requirements that would be in its best long-term interests;

•	it may be required to dedicate a substantial portion of its cash flow from operations to the payment of principal and interest on its debt, reducing the cash flow available to fund operations and investments;

•	it may have reduced flexibility in planning for, or reacting to, changes in its businesses or the industries in which they are conducted;

•	it may have a competitive disadvantage relative to other companies engaged in similar businesses that are less leveraged; and

•	it may be required to sell debt or equity securities or sell some of its core assets, possibly on unfavorable terms, in order to meet payment obligations.

Lennar could be adversely affected if it were unable to fulfill covenants regarding its credit facility.

Lennar has a $1.8 billion credit facility (including an accordion feature) and uses borrowings under that facility in connection with its operations. The Credit Agreement relating to that facility requires Lennar to maintain at the end of each fiscal quarter (i) minimum consolidated tangible net worth of approximately $1.5 billion plus the sum of 50% of its cumulative consolidated net income from February 29, 2012, if positive, and 50% of net cash proceeds from any equity offerings after that date, minus the lesser of 50% of the amount paid after June 24, 2016 to repurchase common stock or $100 million, (ii) a leverage ratio that does not exceed 65.0% (which may be reduced to as low as 60.0% in the future) and (iii) liquidity equal to or greater than 1.0 times consolidated interest incurred for the preceding twelve months or an interest coverage ratio equal to or greater than 1.50:1.00 for those twelve months. At August 31, 2016, Lennar substantially exceeded each of the requirements. The levels required by the covenants in the Credit Agreement and Lennar’s actual levels at that date were as follows:

(Dollars in thousands)	Required Level	Actual Level
Minimum net worth test	$2,873,260	$5,337,043
Maximum leverage ratio test	65.0%	43.6%
Liquidity test(1)	1.00	2.12

(1)	As of the end of each fiscal quarter, Lennar is required to maintain either (1) liquidity in an amount equal to or greater than 1.00x consolidated interest incurred for the last twelve months then ended or (2) an interest coverage ratio equal to or greater than 1.50:1.00 for the last twelve months then ended.

If Lennar failed to achieve the levels required by the debt covenants in the Credit Agreement, Lennar could lose access to its credit facility, which could require it to reduce the level of its activities in its homebuilding business and other aspects of its business.

The Lennar board can at any time cause Lennar to stop paying dividends.

For a number of years, Lennar has paid dividends of $0.16 per year per share with regard to its Class A and Class B common stock. However, the Lennar board may at any time cause Lennar to reduce the dividend or stop paying dividends.

Lennar is able to issue, without stockholder approval, shares of preferred stock that give its holders greater rights than those of Lennar common stockholders.

The Lennar board is authorized to issue one or more series of preferred stock without any action on the part of Lennar stockholders. This preferred stock can give its holders preferences as to voting rights, dividend rights and other matters that the Lennar board deems appropriate when it authorizes particular series of preferred stock. These preferences can, among other things, reduce the extent to which Lennar common stockholders will share in Lennar’s net income and net assets.

Lennar is able to issue, without stockholder approval, a substantial amount of common stock, which could dilute the value of shares that are already outstanding.

Lennar is authorized to issue 300,000,000 shares of Class A common stock and 90,000,000 shares of Class B common stock. At September 30, 2016, it had a total of 196,496,000 shares of Class A common stock and 31,303,000 shares of Class B common stock outstanding. In addition, at September 30, 2016, it had 6,680,000 shares of Class A stock reserved for issuance on conversion of outstanding convertible debt securities. If the shares of Lennar Class A stock it issues in connection with the initial merger are valued at $43.49838 per share (the value that would be attributed to them if the initial merger took place on the date of this proxy statement/prospectus), Lennar would issue approximately 6,984,000 additional shares of Lennar Class A stock as a result of the initial merger. That would leave Lennar with 89,840,000 additional shares of Lennar Class A stock and 58,697,000 additional shares of Lennar Class B stock that it could issue from time to time, in most instances without needing stockholder approval. Depending on the consideration received, issuance of that many shares could dilute the interest of existing stockholders, including WCI stockholders who receive Lennar shares as part of the merger consideration, in Lennar’s assets and earnings, and could reduce the market price of Lennar’s shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into it include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The statements contained in this proxy statement/prospectus that are not historical facts are forward-looking statements that represent Lennar and WCI management’s beliefs and assumptions based on currently available information. These statements may be made directly in this proxy statement/prospectus or may be incorporated by reference to other documents and may include statements for periods after completion of the mergers. These forward-looking statements relate to, among other things, outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the effect of legal, regulatory or supervisory matters on business, results of operations or financial condition, and include, among others:

•	statements about the benefits of the proposed mergers, including future financial and operating results, Lennar’s and WCI’s plans, objectives, expectations and intentions, and the expected timing of completion of the mergers;

•	other statements that are not historical facts, including future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations; and

•	all statements that are not historical facts, which can be identified by the use of forward-looking terminology such as the words “may”, “will”, “could”, “should”, “would”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “forecast”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or variations thereon, or other comparable terminology, or by discussions of strategy or trends.

These forward-looking statements represent Lennar’s and WCI’s intentions, plans, expectations, assumptions and beliefs about future events, including the completion of the mergers, and are subject to risks, uncertainties and other factors. Many of these factors are outside the control of Lennar and WCI and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. Some factors, risks and uncertainties related to the initial merger that could cause actual results to differ include:

•	the ability to obtain the requisite WCI stockholder approval and complete the initial merger;

•	the risk that a condition to closing of the initial merger may not be satisfied;

•	the timing to consummate the initial merger;

•	the risk that the businesses will not be integrated successfully;

•	the risk that cost savings and any other synergies expected from the transaction may not be fully realized or may take longer to realize than expected;

•	disruption from the transaction making it more difficult to maintain relationships with WCI’s customers, employees, subcontractors or suppliers;

•	the diversion of management time on merger-related issues;

•	the failure to renew, or the revocation of, any license or other required permits;

•	unanticipated environmental concerns;

•	competition, government regulations or governmental actions;

•	the ability of management to execute its plans to meet its goals;

•	the results of litigation regarding the mergers;

•	risks inherent in Lennar’s and WCI’s businesses that are discussed in Lennar’s and WCI’s most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, and in other Lennar and WCI reports on file with the SEC, which discussions are incorporated by reference into this proxy statement/prospectus;

•	factors discussed in Lennar’s and WCI’s most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, and in other Lennar and WCI reports on file with the SEC, that could cause actual results to differ materially from those anticipated by forward looking statements in those reports, which discussions are incorporated by reference into this proxy statement/prospectus; and

•	risks set forth in or incorporated by reference into this proxy statement/prospectus in the section titled “Risk Factors” beginning on page 20.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Lennar nor WCI undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date that they were made or to reflect the occurrence of unanticipated events.

Additional factors, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Lennar and WCI. See “Where You Can Find More Information” beginning on page 133 for a list of the documents incorporated by reference.

THE MERGERS

The following is a discussion of the mergers and the material terms of the merger agreement between Lennar and WCI. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

Background of the Mergers

WCI was incorporated in Delaware in 2009. Its predecessor company emerged from bankruptcy on September 3, 2009 and WCI was operated as a privately held company until July 2013 when it completed an initial public offering of its common stock.

The WCI board, in its ongoing efforts to enhance stockholder value, periodically reviews and assesses WCI’s business strategy, the various trends and conditions affecting WCI’s industry, WCI’s businesses generally and a variety of potential strategic alternatives for WCI, including a potential sale of WCI. As part of this process, the WCI board and/or WCI’s management have, over the past few years preceding the current sale process, engaged in general discussions with third parties, which included potential strategic partners and investment banking firms prominent in the homebuilding industry and/or which have worked with WCI, including Citi, regarding industry dynamics and potential strategic alternatives for WCI.

Since WCI completed its initial public offering, multiple analysts had suggested that WCI would be an attractive takeover candidate. On April 27, 2016, WCI reported first quarter results and the closing price per share of WCI common stock decreased by approximately 9.5% over the course of that day, closing at $17.62 per share. The next day, April 28, 2016, Zelman & Associates, an institutional research and investment banking services firm specializing in the housing sector, issued a report in which it gave WCI a buy rating with a $20.50 per share stock price target, highlighting that WCI was “poised to deliver above-average long term earnings growth” and highlighted that WCI “could be an attractive takeover candidate in the future.”

As a result of stockholder agreements WCI entered into at the time of the initial public offering, WCI’s two largest stockholders, Monarch Alternative Capital LP (and certain of its affiliates), which we refer to collectively as “Monarch” in this proxy statement/prospectus, and Stonehill Institutional Partners, L.P. (and certain of its affiliates), which we refer to collectively as “Stonehill” in this proxy statement/prospectus, each had the right to nominate two directors to the WCI board and, as a result of decreased share ownership, each now currently has the right to nominate one director to the WCI board. From time to time, Monarch and Stonehill has each expressed interest in liquidating its respective equity positions in WCI and three times throughout 2015 Monarch and Stonehill sold shares of WCI common stock in secondary offerings or in the open market.

During the period from March to early May 2016, in the ordinary course of business, representatives of Citi had discussions with representatives of Lennar regarding strategic opportunities in the homebuilding industry and certain industry participants, including WCI, based on publicly available information.

On May 4, 2016, a representative of Citi met as part of a broader market update meeting with representatives of Stonehill, including Christopher Wilson, a member of the WCI board, and discussed on a general level the homebuilding industry, liquidity arrangements for Stonehill’s holdings and strategic transaction opportunities for large and small cap industry participants such as WCI and Lennar. On the same day, Lennar asked Citi to contact WCI or Stonehill to ascertain whether WCI would have any interest in exploring a possible transaction with Lennar. In a subsequent follow-up call to Mr. Wilson, the Citi representative mentioned to Mr. Wilson that there was an industry participant that might be interested in a possible transaction with WCI and inquired whether WCI would be interested in exploring such a transaction. On May 9, 2016, in advance of a meeting of the WCI board scheduled for May 10, 2016, Mr. Wilson informed Keith Bass, WCI’s Chief Executive Officer, of his conversation with Citi and suggested that Mr. Bass schedule a meeting with Citi to obtain additional information.

On May 10, 2016, the WCI board held a regularly scheduled in-person meeting at which senior WCI executives of each region presented detailed reviews of their respective operations (on a community by community basis), 2016 objectives and financial performance, forecasts for fiscal year-end, and future planned communities/developments and initiatives. The senior vice president of Real Estate Services also provided an overview of WCI’s real estate brokerage and title service businesses, financial performance, and future markets and initiatives. In addition, representatives of Zelman & Associates were invited to discuss with the WCI board and WCI’s management economic trends in the homebuilding industry and the potential impact of those trends on WCI’s business and valuation. Later, in an executive session of the WCI board, during only a portion of which Mr. Bass was present, the WCI board discussed Mr. Wilson’s conversations with Citi as described above and the possibility of receiving inbound acquisition inquiries given the equity market conditions for WCI and smaller cap builders in general.

That evening, Mr. Bass and a representative of Citi met in person during which meeting Citi indicated that it had discussed WCI with Lennar based on publicly available information and that Lennar had expressed interest, after conducting a significant amount of analysis, in seeking a meeting with WCI’s management in order to explore a potential acquisition of WCI. Citi indicated that Lennar had suggested a preliminary structure that would include an acquisition of the entire company for a combination of cash and stock. Citi inquired whether WCI would be interested in a potential strategic transaction, indicating that Citi could facilitate a meeting between WCI and Lennar, and discussed with Mr. Bass Citi’s possible role as a financial advisor in connection with a potential transaction involving WCI. Mr. Bass informed Citi that before responding he would discuss this with the WCI board.

Following WCI’s annual stockholder meeting on May 11, 2016, the WCI board held a special in-person meeting, with representatives of WCI’s management present, to discuss Mr. Bass’s meeting with Citi the prior evening and the preliminary inquiry from Lennar. In determining how to respond to Lennar’s inquiry, the WCI board discussed current equity market conditions for WCI and similarly situated small cap builders and the cyclical nature of the homebuilding industry. The WCI board discussed that, given Lennar’s size and expertise, it believed that Lennar would have the ability to provide a compelling proposal for WCI and its stockholders. The WCI board also discussed potential financial advisors, including Citi and others, some of which had performed work for WCI in the past. Following discussion, the WCI board determined to explore a potential strategic transaction with Lennar and directed WCI’s management to negotiate and execute a nondisclosure agreement with Lennar on customary terms and to meet with representatives of Lennar and Citi, as applicable, to further discuss Lennar’s interest in pursuing a potential transaction with WCI. The WCI board also directed WCI’s management to retain Latham & Watkins LLP, which we refer to as “Latham” in this proxy statement/prospectus, as WCI’s legal advisor in connection with the evaluation and negotiation of a potential strategic transaction with Lennar on the basis of Latham’s knowledge and expertise in the homebuilding industry and its history and experience with the Company. The closing price of WCI common stock on that day was $15.90 per share.

Later on May 11, 2016, WCI’s management engaged Latham.

On May 12, 2016, Mr. Bass and Rick Beckwitt, President of Lennar, participated in an introductory telephone call, during which they scheduled an in-person meeting for May 18, 2016, and discussed the homebuilding industry, including current demand trends, market positioning and competitors. Mr. Beckwitt informed Mr. Bass that Lennar had already performed an analysis of WCI based on publicly available information and did not plan to engage a financial advisor with respect to a potential strategic transaction with WCI. Mr. Beckwitt and Mr. Bass discussed several potential financial advisors, including Citi, that might act as financial advisor to WCI. Mr. Beckwitt informed Mr. Bass that Lennar would be in a position to make a specific offer for the Company following two weeks of diligence.

On May 13, 2016, WCI entered into a nondisclosure agreement with Lennar on customary terms, including customary non-solicitation and standstill provisions.

On May 18, 2016, Mr. Bass met with Mr. Beckwitt in person, at which time WCI began sharing certain non-public information with Lennar. During the meeting, Messrs. Bass and Beckwitt discussed WCI’s business and certain materials for such meeting, including an agenda that had been prepared with Citi’s assistance. At this meeting, Mr. Beckwitt indicated to Mr. Bass that Lennar would only proceed with negotiations regarding a potential strategic transaction with WCI if WCI negotiated exclusively with Lennar and that Lennar would not participate in a broader sale process in which other parties were solicited to acquire WCI. At this meeting, Mr. Beckwitt indicated on a preliminary basis that Lennar was considering a proposal to acquire the Company for $20.00 per share of WCI common stock. Mr. Bass responded that, based on his previous discussions with the WCI board, he believed the WCI board would expect a significantly higher purchase price. Mr. Beckwitt indicated that he would revert with a formal proposal in the following days. Subsequent to this meeting, WCI contacted Citi regarding Citi’s potential engagement as WCI’s financial advisor in connection with a potential transaction with Lennar. The closing price of WCI common stock on that day was $15.86 per share.

On May 20, 2016, Mr. Beckwitt contacted Mr. Bass by telephone and indicated that Lennar was interested in acquiring WCI for $20.00 per share of WCI common stock, payable 100% in Lennar Class A stock, but also suggested that Lennar might be able to accommodate a structure whereby the merger consideration would be payable 25% in cash and 75% in Lennar Class A stock. Mr. Bass informed Mr. Beckwitt that he would relay Lennar’s proposal to the WCI board, but noted that the WCI board would likely not be willing to pursue a transaction at that price. Mr. Bass suggested that Lennar increase its proposed purchase price to at least $25.00 per share of WCI common stock and maximize the cash component of the consideration because the WCI board was likely to emphasize the certainty of the total value offered. Mr. Beckwitt indicated that Lennar might be able to increase its proposed purchase price to $21.00 per share of WCI common stock, subject to additional diligence, but would not be prepared to offer $25.00 per share of WCI common stock. Messrs. Bass and Beckwitt also discussed Lennar’s request for exclusivity, including that Lennar would agree to a post-signing “go-shop” process for WCI to perform a market check. Messrs. Bass and Beckwitt also discussed the various methods for fixing the exchange ratio for the stock component of the consideration, the need for additional due diligence (including reverse due diligence of Lennar if a portion of the consideration was payable in stock) and the timeline for a potential transaction. Mr. Beckwitt indicated that Lennar would require approximately four weeks to complete its due diligence review of WCI. The closing price of WCI common stock on that day was $16.54 per share.

From May 20, 2016 to May 23, 2016, Mr. Bass called each of the members of the WCI board to update them on his recent conversations with Mr. Beckwitt.

On May 24, 2016, Mr. Bass and Mr. Beckwitt spoke by telephone and Mr. Bass informed Mr. Beckwitt that the next WCI board meeting was scheduled for May 31, 2016, at which time the WCI board would consider and discuss Lennar’s proposal.

On May 30, 2016, Mr. Bass received an email from the principal of a small cap potential strategic partner, which we refer to as “Party A” in this proxy statement/prospectus, expressing interest in meeting with Mr. Bass to discuss a potential strategic transaction.

On May 31, 2016, the WCI board held a regularly scheduled in-person meeting, with representatives of WCI’s management and Latham present, at which the WCI board discussed Lennar’s proposal and due diligence and timing considerations related to a potential strategic transaction with Lennar. The WCI board discussed that Mr. Bass, under the supervision of the WCI board, would lead negotiations of the key terms of any transaction with Lennar, including price. Representatives of Latham reviewed with the WCI board its fiduciary duties in connection with a potential sale transaction, including with respect to any potential conflicts of interest between any director and Lennar. WCI board member Michelle MacKay identified a publicly disclosed lawsuit between Lennar and her employer, iStar Financial, and Mr. Wilson and WCI board member Patrick J. Bartels, Jr., the board members associated with Stonehill and Monarch, respectively, disclosed the ownership of Lennar securities by themselves directly or by their principals, employers or affiliated funds, each as disclosed in public filings with the SEC, and Mr. Wilson disclosed that Stonehill had a short position in Lennar. Following discussion, the WCI board determined that none of these relationships created a conflict of interest that would impair any director’s ability to make an independent and informed judgment regarding a potential transaction with Lennar.

At the same meeting, the WCI board reviewed and discussed the engagement of Citi as WCI’s financial advisor in connection with a possible business combination involving the sale of WCI. The WCI board discussed Citi’s current and prior transactional and other material investment banking relationships with Lennar, including certain relationships with Lennar as described by Citi to the WCI board in a written disclosure dated May 29, 2016, which we refer to as the “May 2016 Citi Relationship Disclosure” in this proxy statement/prospectus. In the May 2016 Citi Relationship Disclosure, Citi included certain disclosures regarding, among other things: (i) Citi’s investment banking, commercial banking and other financial services to Lennar and aggregate compensation received for such services during the prior two-year period; (ii) that, during such period, Citi had not been engaged to provide merger and acquisition and financial advisory services to Lennar; and (iii) that, except as otherwise disclosed, neither Citi nor its affiliates or Citi deal team members were currently providing (or, during the course of the engagement, and without WCI’s prior written consent, would provide) such financial advisory services to Lennar in connection with the transaction contemplated by the engagement, noting that certain members of the proposed Citi deal team were coverage bankers for Lennar and, in the ordinary course of business, Citi employees, including such deal team members, meet with Lennar regularly to discuss strategic opportunities and potential transactions involving potential counterparties in Lennar’s industry, including WCI. The WCI board and WCI’s management discussed that the Citi relationships with Lennar were consistent with their expectations given Citi’s prominence in the homebuilding industry. The WCI board also discussed the proposed terms of Citi’s engagement, including fee arrangements, which provided, among other things, for an incentive fee structure that would result in an incremental transaction fee payable to Citi in the event the purchase price per share for WCI exceeded $20.00 (which, based on a purchase price of $23.50 per share, would result in a fee of approximately $10 million). Following discussion, the WCI board determined that Citi’s relationships with Lennar as disclosed in the May 2016 Citi Relationship Disclosure and the conversations between Citi and Stonehill as previously disclosed by Mr. Wilson would not preclude Citi from effectively advising WCI. The WCI board determined at this meeting to engage Citi to serve as WCI’s financial advisor and directed management to negotiate the terms of Citi’s engagement letter. In deciding to engage Citi, the WCI board discussed, among other things, Citi’s experience and reputation generally and specifically in the homebuilding industry, its familiarity with the businesses of WCI and Lennar and the resulting efficiencies of a transaction combining the two companies, its ability to access senior decision makers at competitors quickly to assess potential competing proposals, the WCI board’s intention that Mr. Bass would lead all negotiations, Citi’s incentivized fee structure and that Citi had no conflicts that in the judgment of the WCI board would preclude Citi from acting as WCI’s financial advisor.

Thereafter, representatives from Citi joined the meeting. With the representatives from Citi, the WCI board and WCI’s management discussed the potential transaction with Lennar as compared to certain other potential strategic alternatives for WCI and WCI’s standalone prospects. Citi provided a market update on the homebuilding sector and discussed certain financial metrics pertaining to WCI and Lennar based on publicly available information. Citi also provided an illustrative overview of the combination of the two companies at a range of $20.00 to $25.00 per share of WCI common stock based on then-current market metrics and illustrative potential pro forma financial impact of a transaction on Lennar. Citi also discussed with the WCI board certain benefits and other considerations with respect to potential strategic alternatives for WCI and other potential buyers of WCI and their perceived ability to consummate a transaction. Citi and Latham also discussed certain process considerations, including the availability of a variety of means to maximize stockholder value through pre- and post-signing market checks. The WCI board and management discussed concerns about the potential risks of market rumors regarding a possible sale of WCI. Citi expressed its belief that WCI could maximize stockholder value by performing a market check through a properly structured post-signing go-shop process and proceeding with negotiations with Lennar on an exclusive basis. The representatives from Citi were then excused from the meeting and the WCI board further discussed with WCI’s management and Latham other potential buyers, the advisability of a pre-signing market check, required stockholder votes, termination fees, due diligence and timing aspects, and certain other considerations related to Lennar’s proposal. Following discussion, the WCI board determined that Lennar’s proposal of $20.00 per share of WCI common stock, and even the potential $21.00 per share of WCI common stock suggested by Mr. Beckwitt, would not provide adequate value to WCI’s stockholders. The WCI board instructed Mr. Bass to reject Lennar’s proposal but to continue to explore a potential transaction with Lennar on more favorable terms to WCI and its stockholders, including a higher value and provisions that would provide certainty of value to WCI stockholders with respect to the stock component of Lennar’s proposal. The WCI board also further discussed considerations in conducting a pre-signing market check at this time, including the risks to WCI associated with market rumors, Lennar’s statement that it would not pursue a transaction with WCI if it engaged in a broader sale process and the belief that a properly structured post-signing go-shop would allow WCI to pursue competing bids from other credible potential buyers, including those with which WCI previously held discussions, after execution of a definitive agreement with Lennar. Also during this meeting, Mr. Bass informed the WCI board about the email he had received from the principal of Party A and updated the board on various discussions he had with industry leaders regarding the homebuilding industry generally. At this time, the WCI board also formed a transaction committee, composed of four directors (Stephen Plavin, Patrick Bartels, Keith Bass and Christopher Wilson), to allow for more flexibility in the process of evaluating a potential transaction with Lennar or another strategic party. Nevertheless, the full WCI board was able to attend all subsequent meetings and the transaction committee was therefore never needed or utilized. The closing price of WCI common stock on that day was $17.21 per share.

On June 1, 2016, Messrs. Bass and Beckwitt had a telephone conversation in which Mr. Bass informed Mr. Beckwitt that the WCI board did not believe that Lennar’s proposal of $20.00 per share (or even the possible $21.00 per share) provided adequate value to WCI stockholders. Mr. Bass further indicated that WCI would prefer a transaction consisting solely of cash and would require maximum certainty of value through provisions in the definitive agreement in the event a transaction involved stock consideration. Mr. Bass also informed Mr. Beckwitt that WCI had engaged Citi as WCI’s financial advisor. Mr. Beckwitt stated that he would consider WCI’s input on price and certainty as Lennar continued its due diligence review and reiterated that Lennar was not interested in proceeding without exclusivity, citing concerns associated with market rumors and the effects such rumors would have on the organization, people, assets and relationships of both companies.

Later on June 1, 2016, Messrs. Bass and Beckwitt had a telephone conversation in which Mr. Beckwitt informed Mr. Bass that Lennar required additional due diligence materials and a meeting with key executives of Lennar before Lennar could submit an increased proposal. Mr. Bass stated that WCI wanted to perform at least a limited pre-market check and Mr. Beckwitt replied that Lennar would not be interested in proceeding on that basis.

During June and July 2016, the WCI board held several special telephonic meetings to discuss the potential transaction with Lennar and solicited input from WCI’s management and legal and financial advisors. The WCI board instructed Mr. Bass to continue to negotiate with Lennar for a higher price per share of WCI common stock in order to enhance value to WCI stockholders and, during this period, Mr. Bass continued to negotiate with Lennar regarding a potential transaction. The WCI board and WCI’s management also focused on the annual update to WCI’s strategic five-year plan, which we refer to as the “Five-Year Plan” in this proxy statement/prospectus.

On June 5, 2016, Lennar sent WCI a list of due diligence requests for, among other things, projections and potentially sensitive property-level information. On June 7, 2016, the WCI board held a special telephonic meeting, with representatives of WCI’s management, Latham and Citi present, to discuss these requests and the fact that the information requested was competitively sensitive. The WCI board decided that such information should not be necessary or relevant to Lennar’s valuation and should not be provided until Lennar offered a compelling value for the Company. Upon the recommendation of WCI’s management, the WCI board decided to press Lennar for an updated proposal and the WCI board directed WCI’s management to provide Lennar with only limited incremental confidential information. At this meeting, the WCI board also discussed the prior unsolicited inbound inquiry to Mr. Bass from Party A and Mr. Bass reported that Citi had informed him that

Party A, without knowledge of WCI’s engagement of Citi, had contacted Citi and requested that Citi prepare certain materials for Party A regarding a possible strategic transaction with WCI. Citi then requested WCI’s guidance on an appropriate response to Party A and, after discussion, the WCI board determined that Citi should provide materials to Party A regarding a potential transaction with WCI based exclusively on publicly available information, which materials were shared with WCI and Party A, and that Mr. Bass should meet with Party A for a high-level discussion.

On June 9, 2016, Mr. Bass, together with a representative of Citi, met with executives of Lennar, at which meeting WCI provided Lennar with incremental due diligence information and requested an updated proposal from Lennar reflecting a higher value and more price certainty.

On June 14, 2016, Mr. Bass spoke by telephone with Mr. Beckwitt, and Mr. Beckwitt presented an updated verbal proposal to acquire WCI. This proposal included a purchase price of $22.00 per share of WCI common stock, consisting of 50% cash and 50% Lennar Class A stock, based on a floating exchange ratio with a $39.50 downward collar on the value of Lennar Class A stock (with a corresponding walk-away right for WCI at the $39.50 per share value), exclusivity of negotiations until signing, a 21-day go-shop period with a lower termination fee than the post-go-shop termination fee and matching rights for Lennar. On that day, the closing price of WCI common stock was $17.20 per share and the closing price of Lennar Class A stock was $45.58 per share.

During a special telephonic meeting of the WCI board on June 15, 2016, with representatives of WCI’s management, Latham and Citi present, the WCI board considered Lennar’s revised proposal and discussed value protections and other provisions that would be important in a potential transaction, including the advisability of an upward collar on the value of Lennar common stock, a fixed versus floating exchange ratio and expense reimbursement versus a termination fee during the go-shop period. Citi reviewed with the WCI board the financial terms of Lennar’s revised proposal and certain financial and market information, including preliminary financial analyses regarding WCI. Also during the meeting, WCI’s management presented the Five-Year Plan to the WCI board, including the financial metrics and assumptions underlying the Five-Year Plan. Following discussion, the WCI board informed WCI’s management that the WCI board would further evaluate and discuss the Five-Year Plan, Citi’s preliminary financial analyses and Lennar’s counterproposal.

During a special telephonic meeting of the WCI board on June 17, 2016, with representatives of WCI’s management and Latham present, the WCI board and WCI’s management considered whether the timing was appropriate for a sale of WCI, the current environment for small cap companies, WCI’s performance relative to its peer group, an assessment of execution risks in the Five-Year Plan, the likelihood of recession, the cyclical nature of the homebuilding industry generally and WCI stockholder price expectations for WCI common stock. The WCI board and WCI’s management also discussed other potential strategic alternatives to enhance stockholder value, including the possibility of a stock repurchase program, a divestiture of WCI’s Real Estate Services business segment and/or the sale of a key amenities facility. Representatives of WCI’s management also discussed their views on Citi’s preliminary financial analysis reviewed at the June 15, 2016 meeting of the WCI board. After discussions with representatives from Latham, the WCI board instructed Mr. Bass to inform Lennar that the WCI board believed that Lennar’s revised proposal did not represent adequate value for WCI stockholders and that WCI would present a counterproposal.

On June 19, 2016, Mr. Bass spoke by telephone with Mr. Beckwitt. He informed Mr. Beckwitt that the WCI board thought that a purchase price of $22.00 per share of WCI common stock did not provide adequate value for WCI’s stockholders. There was no discussion of a counterproposal by WCI; however, Mr. Bass informed Mr. Beckwitt that he would provide a more definitive response after the next board meeting. Mr. Bass also stated that the WCI board might entertain a transaction consisting of 50% cash and 50% Lennar Class A stock at an appropriate value with downside stock price protection for Lennar as previously proposed by Mr. Beckwitt, but that WCI would also want an upside collar on the price at which Lennar Class A stock would be valued for purposes of the transaction. The final merger agreement had neither a downside nor an upside collar.

During a special telephonic meeting of the WCI board on June 22, 2016, with representatives of WCI’s management, Latham and Citi present, the WCI board and WCI’s management again discussed Lennar’s revised proposal. The WCI board considered the current slowing of WCI’s sales in the first half of 2016, uncertainty of future trends, the WCI common stock price performance, the value of WCI’s Amenities business segment, market risk, the upside and potential challenges in achieving the Five-Year Plan, the current environment for small cap versus large cap builders, the composition of WCI’s stockholder base and stockholder price expectations and the WCI board’s perception of Lennar’s views on WCI’s land and franchise value. Following discussion of the foregoing and potential next steps and negotiating strategies and taking into consideration preliminary financial analyses provided by Citi and WCI’s management, the WCI board directed Mr. Bass to provide a counterproposal to Lennar of $24.25 per share of WCI common stock, consisting of 50% cash and 50% stock consideration, noting that WCI would refrain from discussion of other terms until it received Lennar’s response. Mr. Bass delivered this counterproposal to Mr. Beckwitt later that same day. In that conversation and a brief conversation the following day, Messrs. Bass and Beckwitt discussed multiples, discounted cash flow valuations and other metrics, as well as the amount of goodwill that would appear on Lennar’s balance sheet if it paid the $24.25 per share price that WCI had proposed. The closing price of WCI common stock on June 22, 2016 was $17.05 per share.

On June 29, 2016, Mr. Bass and Mr. Beckwitt had a telephone discussion in which Mr. Beckwitt discussed the possible effects of Brexit on stock prices, housing demand and the overall economy and expressed his desire to defer further price discussions until Lennar could evaluate the effect Brexit would have on these matters.

On July 1, 2016, Mr. Bass provided the WCI board with an email update regarding his negotiations with Lennar, including Lennar’s initial response that WCI’s counterproposal was high and that while Lennar continued to have interest in a potential transaction, it would need additional time to consider the terms of a potential transaction.

On July 8, 2016, Mr. Beckwitt spoke with representatives of Citi to inform them that Lennar was still interested in pursuing a transaction.

On July 19, 2016, Messrs. Bass and Beckwitt discussed Lennar’s continuing interest in a potential transaction. During this call, Mr. Beckwitt indicated that Lennar would not respond to WCI’s counterproposal until WCI released its second quarter earnings on July 27, 2016.

During a special telephonic meeting of the WCI board on July 21, 2016, with representatives of WCI’s management and Latham present, the WCI board discussed Mr. Bass’s July 19 discussion with Mr. Beckwitt, the continuing disagreement on price and the absence of a further revised proposal from Lennar. Following discussion, the WCI board determined it would not be in the best interests of WCI to continue discussions with Lennar given the apparent impasse on price and Lennar’s failure to respond to WCI’s counterproposal. The WCI board directed WCI’s management to terminate all discussions with Lennar. The WCI board also directed WCI’s management to further explore the possibility of implementing a stock repurchase program for WCI and to report its findings to the WCI board.

On July 22, 2016, Mr. Bass called Mr. Beckwitt to inform him of the WCI board’s decision to terminate discussions, noting the lack of a further revised proposal from Lennar. Mr. Beckwitt stated that he was surprised and disappointed, but that Lennar continued to be interested in a transaction with WCI and that he would get back to Mr. Bass in any case after WCI reported its second quarter earnings. On July 26, 2016, WCI sent a written notice to Lennar requesting that Lennar return or destroy all non-public information it had received from WCI. However, Lennar did not return these materials.

On July 27, 2016, WCI reported second quarter results, with earnings exceeding consensus estimates, but order growth lower than analysts’ expectations. WCI results also included increased deliveries of homes from the prior year quarter, increased total revenues from the prior year quarter and a decreased average selling price per home delivered. The closing price per share of WCI common stock decreased by approximately 3% that day, closing at $17.46 per share.

On August 2, 2016, Mr. Bass called a key decision maker at a large cap strategic homebuilder, which we refer to as “Party B” in this proxy statement/prospectus, to discuss Party B’s impressions of industry participants that could potentially be director candidates for the WCI board, and also discussed the homebuilding industry generally, including mergers and acquisitions activity, but WCI was not directly referenced and Mr. Bass was unable to ascertain whether Party B would be interested in discussing a potential transaction with WCI.

On August 4, 2016, Mr. Beckwitt contacted Citi and submitted an unsolicited, revised verbal proposal on behalf of Lennar to acquire WCI for $22.50 per share of WCI common stock on substantially similar terms as Lennar’s prior proposal. Citi then relayed to Mr. Bass Lennar’s proposal as outlined by Mr. Beckwitt.

During a special telephonic meeting of the WCI board on August 10, 2016, with representatives of WCI’s management present, the WCI board discussed Lennar’s revised proposal and whether to reengage in discussions with Lennar. The WCI board also considered other potential strategic alternatives, including a stock repurchase program and/or sale of WCI’s Real Estate Services business segment, and WCI’s ongoing prospects as a standalone company. The WCI board also discussed current market conditions and whether it was the appropriate time to sell the Company. The WCI board also discussed whether to conduct a pre-signing market check and, for the same reasons previously considered, including Lennar’s stated position that it would not negotiate other than on an exclusive basis, risks to WCI associated with market rumors and the belief, taking into consideration the input of WCI’s management and advisors, that a properly structured post-signing go-shop would allow WCI to pursue competing bids, decided not to conduct a pre-signing market check at that time. Following discussion of various alternative negotiation strategies, the WCI board directed Mr. Bass to submit to Lennar a counterproposal of $23.75 per share of WCI common stock, which, at Mr. Bass’ request, representatives of Citi conveyed to Lennar later that day. The closing price of WCI common stock on that day was $16.95 per share.

On August 13, 2016, Mr. Beckwitt contacted Citi and submitted a further revised verbal proposal to acquire WCI for $22.75 per share of WCI common stock on substantially the same terms as Lennar’s prior proposals, including the demand for exclusive negotiations. The closing price of WCI common stock was $17.24 per share on August 12, 2016, the prior trading day, and $17.57 per share on August 15, 2016, the next ensuing trading day.

On August 15, 2016, Mr. Bass returned an unsolicited phone call from a strategic party, which we refer to as “Party C” in this proxy statement/prospectus, to discuss Party C’s business growth ideas and general questions regarding the U.S. homebuilding industry and its potential desire to gain a platform in such industry. Mr. Bass advised Party C to contact an investment banking firm with industry knowledge regarding such matters and provided to Party C contact information for a representative of Citi. Mr. Bass then contacted the representative at Citi to note that he should anticipate hearing from Party C. In its conversation with Citi, Party C did not express specific interest in WCI but rather interest in understanding the U.S. homebuilding industry generally.

During a special telephonic meeting of the WCI board on August 22, 2016, with representatives of WCI’s management, Latham and Citi present, the WCI board considered Lennar’s most recent revised proposal. Citi discussed with the WCI board, among other things, various market and financial matters relating to WCI and its share price, the homebuilding sector, analyst consensus estimates relative to WCI management’s plan, certain preliminary financial analyses and the potential pro forma financial impact of a transaction on Lennar based on publicly available information relating to Lennar. The WCI board considered, among other things, Citi’s preliminary financial analyses and WCI’s prospects as a standalone company under, and WCI’s ability to execute, the Five-Year Plan as compared to a sale of the Company. The WCI board also discussed potential deal terms and various strategy and timing considerations pertaining to a transaction with Lennar. The WCI board also expressed its growing impatience resulting from the apparent impasse on price and its desire for either WCI and Lennar to rapidly finalize key financial terms or for WCI to focus its efforts on executing the Five-Year Plan. Following discussion, the WCI board instructed Mr. Bass to make a best and final counterproposal to Lennar of $23.50 per share of WCI common stock, to indicate that there was no consensus of the WCI board at a price below $23.50 per share and to set a response deadline of August 26, 2016. Mr. Bass conveyed the counterproposal to Lennar later that day. The closing price of WCI common stock on that day was $17.13 per share.

On August 24, 2016, Mr. Bass met in person with a representative of Party A. During this meeting, the parties discussed the homebuilding industry generally, consolidation and growth. The representative of Party A indicated that he was open to a potential strategic transaction involving WCI and Party A, but that issues pertaining to Party A’s capital structure could complicate and make expensive any transaction between the parties. Party A and Mr. Bass agreed that a consolidation of the two companies may not be a good strategic fit for either side.

On August 24, 2016, Mr. Beckwitt informed Mr. Bass during a telephone conversation that Lennar would increase the price it would pay to $23.25 per share. Mr. Bass again emphasized to Mr. Beckwitt that there was no consensus of the WCI board at a price below $23.50 per share. Mr. Beckwitt subsequently called Mr. Bass again and verbally accepted WCI’s counterproposal of $23.50 per share, subject to confirmatory due diligence, and on substantially the same terms as Lennar’s prior proposals. The closing price of WCI common stock on that day was $17.51 per share.

During a special telephonic meeting of the WCI board on August 25, 2016, with representatives of WCI’s management, Latham and Citi present, Mr. Bass reported to the WCI board that Lennar had accepted WCI’s counterproposal of $23.50 per share, payable 50% in cash and 50% in Lennar Class A stock. The WCI board then discussed the status of negotiations pertaining to other key deal terms, including go-shop provisions, exchange ratios and other mechanics to enhance the value of a potential transaction to WCI stockholders. The WCI board requested that WCI’s advisors review and provide the WCI board with certain information regarding precedent transactions with post-signing market checks, corresponding terms in transaction agreements, including termination fees, and a list of other potential strategic acquirors that might be contacted. Mr. Bass also provided an update to the WCI board on his meeting with Party A.

Following the closing of trading on August 25, 2016, it was announced that WCI would be added to the S&P SmallCap 600 after the close of trading on Friday, September 2, 2016. The closing price of WCI common stock on August 25, 2016 was $17.33 per share and the opening price of WCI common stock on August 26, 2016 was $18.25 per share.

On August 26, 2016, Mr. Beckwitt submitted to Citi a due diligence request from Lennar.

On August 29, 2016, Lennar and its outside counsel, Goodwin Proctor LLP, which we refer to as “Goodwin” in this proxy statement/prospectus, circulated an initial draft of the merger agreement to Latham and WCI.

Throughout September 2016, WCI’s management and Latham, at the direction and with the input of the WCI board, negotiated the terms of a definitive merger agreement with Lennar’s management and Goodwin. Latham and Goodwin exchanged multiple drafts of the proposed merger agreement. During the course of negotiations, representatives of Latham discussed the merger agreement with the WCI board and the WCI board reviewed various drafts of the proposed merger agreement and provided input to Latham and WCI’s management regarding key deal terms. The key deal terms negotiated included (i) the elimination of a walk-away right in favor of Lennar and the elimination of certain closing conditions, in each case to ensure certainty of closing, (ii) the value of the merger consideration and method of calculating the exchange ratio to maximize certainty of value for WCI stockholders, (iii) go-shop mechanics designed to allow interested parties to make competitive offers while remaining anonymous to Lennar until the WCI board decided to pursue them, and (iv) the termination fees that would be payable both during and after the go-shop period.

While the terms of the merger agreement were being negotiated, there were frequent conversations between Mr. Bass and Mr. Beckwitt regarding the progress of the negotiations and due diligence issues. In addition, beginning on September 15, 2016, Messrs. Bass and Beckwitt had several discussions regarding matters related to compensation of WCI executives, including retention agreements, benefit plans and increased severance benefits. The compensation discussions included proposed granting of retention bonus payments and increases in change of control related severance payments that WCI presented to Lennar on September 18, 2016. At Lennar’s request, retention bonus payments were granted to certain WCI executive officers, including Mr. Bass, but no increases in change of control related severance payments were implemented. The discussions also resulted in a decision on or about September 20, 2016 that Keith Bass would be eligible for a transaction bonus of up to $3.22 million (depending on the extent to which he is required to pay excise tax with regard to payments he receives), which together with his retention bonus of $930,000, resulted in a total aggregate bonus eligibility for Mr. Bass of up to $4.15 million. There were no suggestions that any WCI employees or directors would become officers or directors of Lennar after consummation of the mergers.

During a special telephonic meeting of the WCI board on September 1, 2016, with representatives of WCI’s management, Latham and Citi present, Latham and Citi discussed certain information previously requested by the WCI board, including information relating to the terms of post-signing market checks in selected precedent transactions. The WCI board and Latham also discussed matters relating to the process of conducting a pre-signing market check. Citi also discussed potential strategic alternatives, including other potential strategic acquirors’ respective abilities to consummate a transaction, an illustrative process timeline and the potential timing and level of diligence that might be required by such acquirors. WCI’s management and advisors also reviewed certain other considerations with respect to conducting a pre-signing market check as compared to conducting a go-shop process, including the risk of market rumors and disruption to WCI’s business prior to signing, the likelihood based on Lennar’s stated position that it would retract its proposal if WCI conducted a pre-signing market check, the likelihood that discussions with other potential acquirors would result in a higher proposal and go-shop terms that could best facilitate post-signing offers. Citi also reviewed with the WCI board certain go-shop provisions from selected precedent transactions, including termination fees during and after the go-shop period.

Citi then discussed with the WCI board the exchange ratio (and related mechanics for calculating the exchange ratio) and collar mechanism proposed by Lennar, collar mechanisms and differences between floating and fixed exchange ratios in selected precedent transactions and the prevalence of these structures in such transactions and the potential impact on Lennar’s proposal of a floating or fixed exchange ratio, both with and without collars. The WCI board engaged in further discussion regarding these alternatives and their relative benefits and detriments, including the potential impact on the assurance of value at closing, and the go-shop process.

Representatives from Latham discussed certain other issues related to the proposed merger agreement, including issues that would affect certainty of closing, economic value and tax-free treatment for WCI stockholders. Representatives of Latham summarized the go-shop provisions that should be revised in order to facilitate alternative proposals and also discussed certain provisions in the draft that Latham described as atypical, including Lennar’s definition of “Material Adverse Effect,” a closing condition that no more than a certain percentage of holders of WCI shares exercise appraisal rights, a closing condition regarding the absence of any stockholder litigation presenting a reasonable likelihood of resulting in an award of material damages, certain representations and warranties and covenants, and Lennar’s ability to walk away from the transaction at any time upon the payment of a $27 million termination fee. The WCI board instructed Latham to negotiate these key provisions to an acceptable position, including the exchange ratio mechanics, before responding with a full mark-up of the draft merger agreement. The WCI board also instructed WCI’s management not to grant Lennar access to additional due diligence materials until the key issues in the merger agreement were resolved.

On September 2, 2016, Latham spoke with Goodwin regarding various deal terms, and on September 3, 2016, Messrs. Bass and Beckwitt participated in various telephone calls with Latham and Goodwin to discuss certain key issues in the merger agreement. Based upon the concessions made on these calls by Lennar on various key points, WCI’s management instructed Latham to grant Lennar access to additional due diligence materials in a virtual data room that day.

In September 2016, Lennar provided business, financial, accounting, tax, legal and other due diligence information as requested by WCI, and WCI’s management and advisors conducted reverse due diligence on Lennar.

During a special telephonic meeting of the WCI board on September 7, 2016, with representatives of WCI’s management, Latham and Citi present, the WCI board discussed with WCI’s management and advisors the status of the reverse due diligence review on Lennar and timing expectations in the event a merger agreement was signed with Lennar. Representatives of Latham updated the WCI board on the status of negotiations regarding the merger agreement with Goodwin, including the satisfactory resolution of certain key issues and the key issues that remained open, including: (i) the mechanics of the exchange ratio, (ii) a price adjustment provision that would require Lennar, if it did not elect to pay the full merger consideration in cash, to pay additional cash consideration if the closing price of Lennar Class A common stock on the trading day before closing was less than the ten day VWAP, (iii) the bring down standard for representations and warranties at closing that impacted closing certainty, and (iv) certain key go-shop provisions.

In discussing the mechanics of a post-signing go-shop process, the WCI board inquired of Citi whether, given Citi’s previously disclosed relationships and prior dealings with Lennar and its relationships with potential parties that Citi would likely contact in a go-shop process, Citi believed it could effectively advise WCI in the proposed transaction with Lennar and conduct a go-shop process on behalf of WCI. The WCI board also inquired whether Citi’s fee structure would provide appropriate incentives in a go-shop process and whether it would be appropriate to engage a second financial advisor to assist in the go-shop process. The representatives of Citi noted that, given Citi’s substantial work in the homebuilding industry, Citi had relationships with, and access to, many industry participants that Citi would likely contact in a go-shop process. The representatives of Citi confirmed their belief that Citi could effectively advise WCI in respect of the proposed transaction with Lennar and in a go-shop process and that its fee structure provided adequate incentive in a go-shop process.

Following discussion, representatives of Citi were excused from the meeting, and representatives of Latham reviewed the WCI board’s fiduciary duties. The WCI board discussed its prior conversations with Citi and process considerations pertaining to the proposed transaction and the go-shop process and various means to assure that such process would maximize the value potential for WCI’s stockholders, including an appropriate process for investigating, monitoring and overseeing potential conflicts issues, the possibility of an additional financial advisor assisting with the go-shop process, continued management oversight and whether Citi should have a different fee structure. The WCI board discussed its level of comfort with Citi’s work to date, Citi’s familiarity with WCI, the fact that Mr. Bass, under the supervision of the WCI board, had led the key negotiations with Lennar and Citi’s relationships with other potential buyers that could be utilized for the benefit of WCI in the go-shop process. The WCI board also discussed the downside of obtaining an additional financial advisor, including additional fees, the potential delay to the process and the lack of any apparent value that another financial advisor would provide. After discussion, the WCI board determined, based upon the information available to the WCI board at that time, that proceeding with Citi as WCI’s sole financial advisor was the best course of action and that Citi’s fee structure properly incentivized Citi to obtain increased value for WCI in a go-shop process.

During a special telephonic meeting of the WCI board on September 13, 2016, with representatives of WCI’s management, Latham and Citi present, representatives of Latham provided the WCI board an update on the status of the merger negotiations, Mr. Bass updated the WCI board on his discussions with Lennar and representatives of Latham and Citi responded to questions on deal economics and go-shop mechanics. A WCI board member, Mr. Nevin, also disclosed to the WCI board that he shares an office with one of the two managing partners of Krillion Ventures, an early stage venture capital firm. Jeff Miller, the brother of Lennar’s Chief Executive Officer, Stuart Miller, is the other managing partner and the only investor in the fund. Mr. Nevin disclosed that he, through G3 Investment Holdings, LLC has coinvested in business ventures with Krillion Ventures. Mr. Nevin also disclosed that he is the chairman of the board of a non-profit organization to which an affiliate of Krillion Ventures had made charitable donations and that Jeff Miller has served as the chairman of the board of another organization to which Mr. Nevin has contributed. Mr. Nevin also noted that G3 Investment Holdings, LLC and Krillion Ventures are coinvestors in a private health technology company that invited Mr. Nevin to join its board of directors. Mr. Nevin noted that he had never discussed any information pertaining to Lennar with Mr. Jeff Miller, that he had never received compensation from Krillion Ventures or from any entity related to Jeff Miller, that G3 Investment Holdings, LLC and Krillion Ventures each paid rent for the office space they shared and Mr. Nevin stated his belief that these relationships did not impair his independence in any manner. Following discussion, the WCI board determined that it had no concerns regarding Mr. Nevin’s independence.

During a special telephonic meeting of the WCI board on September 14, 2016, with representatives of WCI’s management, Latham and Citi present, representatives of Latham provided updates regarding the status of due diligence and negotiations on the key terms of the merger agreement, and WCI’s management discussed the Five-Year Plan and underlying assumptions, including certain updates regarding the impact on the Five-Year Plan and assumptions of WCI’s updated budget for 2016 and an expectation for a potential reduction in revenue and earnings for 2017 with respect to WCI’s residential tower and homebuilding businesses, which updated the Five-Year Plan to the WCI board. We refer to the Five-Year Plan, together with such updates based on information and guidance provided by WCI management, as the “September 14, 2016 projections” in this proxy statement/prospectus. The WCI board then authorized Citi to use and rely upon the September 14, 2016 projections for purposes of its financial analyses and opinion.

On September 14, 2016, representatives of Latham, Goodwin, Gibson Dunn & Crutcher LLP, which was advising Lennar regarding tax matters, and Lennar’s in-house legal counsel participated in a telephone conference to discuss the remaining merger agreement issues, including the amount of the termination fee during the go-shop period.

Also on September 14, 2016 and on September 15, 2016, WCI’s management participated in telephone conferences with representatives of Lennar regarding reverse due diligence questions and responses in key areas of concern, including business, financial, legal, environmental, regulatory, audit and tax matters. Representatives of Latham, Citi and Goodwin also attended these telephone conferences.

Also on September 15, 2016, Zelman & Associates issued a report downgrading WCI from a buy to a hold rating and reduced its $20.50 per share stock price target for WCI to $18.75 per share.

During a special telephonic meeting of the WCI board on September 15, 2016, with representatives of WCI’s management, Latham and Citi present, Latham and Mr. Bass provided an update on the on-going negotiations with Lennar, including the status of the merger agreement terms relating to the go-shop mechanics and termination fee, the calculation of the merger consideration and certain employee benefits matters. The WCI board and representatives of Latham discussed the timing of the proposed merger and such matters, and representatives of Citi updated the WCI board on the status of WCI’s go-shop materials that could be used should the parties enter into the proposed merger agreement. The WCI board instructed Latham and WCI’s management to continue to negotiate the key terms of the merger agreement.

The WCI board held two special telephonic meetings on September 16, 2016. In the first meeting, with representatives of WCI’s management, Latham and Citi present, Latham updated the WCI board on the status of negotiations concerning the proposed merger agreement. Latham and Citi described the scope and satisfactory conclusion of the reverse due diligence review of Lennar. The WCI board also discussed a proposed transaction timeline to finalize and execute a definitive merger agreement on September 18, 2016. Representatives of Latham next presented on certain employee benefits revisions and new policies for the WCI board’s consideration, including retention and severance programs for non-executives, revisions to the WCI vacation and vacation accrual policies, revisions to an executive officer severance policy and retention bonuses for executive officers, and the key considerations for approving these benefits changes. Citi discussed with the WCI board WCI management’s financial projections, including certain updates made by WCI’s management to such projections since August 22, 2016. Citi discussed its preliminary financial analyses regarding WCI, Lennar and the proposed transaction, and indicated that, subject to the absence of material changes in the information it considered, Citi anticipated that it would be in a position to render an opinion to the WCI board in connection with the execution of a definitive agreement then contemplated for September 18, 2016.

Shortly before the first special telephonic meeting on September 16, 2016, Citi provided Latham with supplemental disclosure to the May 2016 Citi Relationship Disclosure for distribution to the WCI board, which we refer to as the “September 16 Citi Relationship Disclosure” in this proxy statement/prospectus. This disclosure further described the interactions of certain Citi deal team members with Lennar as previously disclosed in the May 2016 Citi Relationship Disclosure, including that Citi had provided certain discussion materials in April and May 2016 to Lennar regarding a possible business combination with WCI based on publicly available information, which included indicative analyses of the potential impact of a transaction at illustrative price levels ranging from $23.00 to $27.00 per share and $20.00 to $25.00 per share, respectively, reflecting then-current market and business conditions. Latham also was provided with copies of these discussion materials. Included in the discussion materials dated April 7, 2016, based on publicly available information, were a business and financial overview of WCI, certain market statistics, relative contributions to various market and financial measures, and implied premia and financial metrics and illustrative transaction overview and potential pro forma financial impact on Lennar at various prices ranging from $23.00 to $27.00 per share of WCI common stock reflecting then-current market and business conditions. The discussion materials dated May 5, 2016 contained similar information as had been provided in the discussion materials dated April 7, 2016, but with the illustrative price range adjusted downward to $20.00 to $25.00 per share of WCI common stock reflecting then-current market and business conditions, including updated market data following WCI’s first quarter earnings announcement and the related decrease in WCI’s stock price.

After having an opportunity to review the September 16 Citi Relationship Disclosure, the Chairman of the WCI board and Latham convened a second telephonic meeting of the WCI board, with representatives of WCI’s management and Latham present, to discuss the September 16 Citi Relationship Disclosure and related discussion materials. The WCI board expressed concern about (i) the appearance of certain Citi deal team members for WCI having provided these discussion materials to Lennar shortly before the negotiations between Lennar and WCI began, (ii) the appearance of the illustrative price range reflected in the May 5, 2016 discussion materials being lower than the range reflected in the April 7, 2016 discussion materials and that the price ranges at which the negotiations with Lennar had occurred were within the illustrative price ranges reflected in the discussion materials, (iii) the perception that Lennar, which had not engaged a financial advisor for the transaction, may have arrived at its valuation perspectives in part based on these discussion materials, (iv) the fact that WCI had engaged in exclusive negotiations with Lennar based in part on the input of Citi regarding the effectiveness of a go-shop process, (v) the timing of Citi’s supplemental disclosures given the WCI board’s previous discussions with Citi and (vi) whether Citi would be in a position to render, and whether the WCI board could reasonably rely on, an opinion from Citi under the circumstances.

The WCI board discussed the options available to it, including terminating discussions regarding a proposed transaction with Lennar, commencing a full auction or continuing to pursue a transaction with Lennar on the existing proposed schedule. Believing that the price of $23.50 per share was in the best interests of WCI’s stockholders, the WCI board focused on ways to proceed with the transaction with Lennar. The WCI board also discussed various alternatives for financial advice, including retaining another financial advisor in lieu of or in addition to Citi. The WCI board then discussed the possibility of engaging Credit Suisse to serve as an additional financial advisor given, among other things, Credit Suisse’s knowledge of and familiarity with the homebuilding industry and substantial knowledge of and experience with respect to WCI and its business, having, among other things, previously been engaged as a financial advisor to WCI in connection with its consideration of certain strategic alternatives, having acted as an underwriter in connection with the initial public offering of WCI common stock in July 2013, being a participant in WCI’s credit facility and having acted as a broker, initial purchaser or underwriter in connection with certain sales of WCI common stock by Stonehill and Monarch. The WCI board believed Credit Suisse’s knowledge and familiarity with WCI and the homebuilding industry would enable Credit Suisse to quickly get up to speed regarding WCI and the proposed transaction. Mr. Bass informed the WCI board that his son had been an intern at Credit Suisse the prior two summers and had signed an offer letter to begin employment with Credit Suisse following his graduation in eight months. The WCI board discussed this relationship and unanimously determined that it did not pose a conflict that would prevent the WCI board from reasonably relying on financial advice provided by Credit Suisse, but also directed that members of WCI’s management other than Mr. Bass negotiate the terms of Credit Suisse’s engagement including the fees that would be payable to Credit Suisse as a financial advisor to WCI and authorized such other members of WCI’s management to commence those negotiations with Credit Suisse.

During the evening of September 16, 2016, Latham held several conference calls with WCI’s management and Citi’s counsel to discuss the September 16 Citi Relationship Disclosure and related discussion materials and to obtain additional information regarding those disclosures. Representatives of WCI’s management also contacted Credit Suisse to discuss the possibility of engaging Credit Suisse as an additional financial advisor to WCI in connection with the proposed transaction.

Later on September 16, 2016, representatives of Latham and Goodwin discussed matters pertaining to the September 16 Citi Relationship Disclosure and related discussion materials and the potential impact of the matters that were disclosed on the proposed transaction. Goodwin and Latham discussed delaying the proposed signing timeline to ensure that the WCI board had as much time as needed to consider the updated disclosure and properly address the impact, if any, on the transaction process. The WCI board and Latham also sought the counsel of Richards Layton & Finger, which we refer to as “RLF” in this proxy statement/prospectus, WCI’s Delaware counsel, regarding the September 16 Citi Relationship Disclosure.

On September 17, 2016, the WCI board held a special telephonic meeting, with representatives of WCI’s management and Latham present. Representatives of Latham reviewed the WCI board’s fiduciary duties and responsibilities in considering the proposed transaction in light of the September 16 Citi Relationship Disclosure.

The WCI board then discussed with Latham the potential engagement of Credit Suisse, during which representatives of Latham summarized their discussions with Goodwin and RLF and provided legal advice. Following that discussion, representatives of Credit Suisse were invited to join the meeting. The representatives of Credit Suisse presented their qualifications to be engaged as an additional financial advisor to WCI in connection with a potential sale or other business combination involving WCI, including information regarding Credit Suisse’s knowledge and familiarity with WCI and the homebuilding industry in which it operates. In response to questions by the WCI board and its counsel, the representatives of Credit Suisse confirmed that, based on Credit Suisse’s investment banking relationships with Lennar, they did not believe that Credit Suisse had any material relationships with Lennar that would impair Credit Suisse’s ability to provide WCI with objective advice regarding the proposed transaction with Lennar. Specifically, the representatives of Credit Suisse confirmed that, to their knowledge, including the knowledge of certain of such representatives with investment banking coverage responsibilities for Lennar in addition to their investment banking coverage responsibilities for WCI, Credit Suisse had no current engagements with Lennar and had not been engaged by Lennar to provide financial advisory services during the last three years. The representatives of Credit Suisse further informed the WCI board that they had not met with Lennar to discuss potential acquisition opportunities, including a potential acquisition of WCI, since March 2015. Representatives of Credit Suisse also disclosed that Credit Suisse was a counterparty to Lennar subsidiaries with respect to two warehouse credit facilities and a counterparty to Lennar with respect to a $55 million credit default swap backed letter of credit facility.

The WCI board informed Credit Suisse that, if engaged, Credit Suisse would be instructed to perform its own independent analysis in connection with rendering financial advice to the WCI board and not to rely upon any analyses performed by Citi. Although Credit Suisse informed the WCI board that it believed that it would quickly be able to get up to speed with respect to WCI and the proposed transaction, the WCI board and Credit Suisse agreed that Credit Suisse should take as much time as it needed to perform its analysis. At the request of the WCI board, Credit Suisse confirmed that in its view, based on its experience and professional judgment as a financial advisor, a properly structured go-shop process, particularly with respect to a company in the home building industry, would provide other potential buyers with a sufficient opportunity to evaluate WCI and submit alternative transaction proposals. Credit Suisse confirmed that, if requested by the WCI board, it would be able to commence soliciting alternative transaction proposals immediately following the execution of a definitive merger agreement. The WCI board instructed Credit Suisse to review the proposed go-shop provisions of the merger agreement and be prepared to advise the WCI board whether it could be an effective means for obtaining a potentially higher offer for WCI.

Representatives of Credit Suisse then left the meeting, and the WCI board discussed whether it should proceed with considering a proposed transaction with Lennar. The WCI board acknowledged that Citi previously had disclosed a preexisting relationship with Lennar and expressed its belief that Citi had performed its services as WCI’s financial advisor effectively to date, but the WCI board also expressed concern regarding the appearance of a potential conflict as a result of Citi’s discussions with Lennar prior to being retained by WCI. The WCI board noted that Mr. Bass, not Citi, had been the primary party involved in pricing negotiations with Lennar. The WCI board also considered its belief that Lennar’s proposed price reflected a compelling offer for WCI based on the WCI board’s independent review. The WCI board also considered the fact that both Citi and Credit Suisse independently had indicated that a properly structured go-shop process could be an effective means for obtaining a potentially higher offer for WCI, if there were one. The WCI board then discussed whether to engage Credit Suisse as an additional financial advisor to WCI in connection with the proposed transaction. Following discussion, the WCI board determined to proceed with negotiations regarding the proposed transaction with Lennar subject to the WCI board’s receipt of Credit Suisse’s financial analyses and opinion as to the fairness, from a financial point of view, to the holders of WCI common stock of the consideration to be received by such holders of WCI common stock in the merger pursuant to the merger agreement. Subject to a final review of a summary of Credit Suisse’s material relationships with Lennar to be provided by Credit Suisse and a review of the terms of, and subsequent execution of, an engagement letter with Credit Suisse, the WCI board also approved the retention of Credit Suisse as an additional financial advisor to WCI in connection with the proposed transaction and, if requested by the WCI board, to assist WCI in soliciting proposals from third parties regarding an alternative transaction following the signing of a definitive agreement with Lennar. The WCI board also directed Latham and WCI’s management to finalize the Credit Suisse engagement letter as well as an amendment to Citi’s engagement letter to provide for an offset of any fees payable to Credit Suisse against fees otherwise payable to Citi. Latham was instructed to inform Goodwin that there would be a delay in the timing of the process sufficient to allow Credit Suisse to get up to speed and provide financial advice to the WCI board with respect to the proposed transaction.

The WCI board also discussed with representatives of Latham the current status of the negotiations pertaining to the merger agreement. Among other updates, Latham discussed the go-shop termination fee and terms of the go-shop process. The WCI board directed Latham and WCI’s management to continue to push for a lower go-shop termination fee to facilitate alternative bids during the go-shop period. The WCI board also directed Latham to review the terms of the go-shop provisions in the draft merger agreement with Credit Suisse and to continue to negotiate go-shop terms intended to maximize the effectiveness of the go-shop process.

Later on September 17, 2016, Citi affirmed to Latham that Citi was prepared to render an opinion to the WCI board in connection with the transaction and believed that the matters disclosed in the September 16 Citi Relationship Disclosure did not impact its independence as WCI’s financial advisor.

On September 19, 2016, during a special telephonic meeting of the WCI board, with representatives of WCI’s management, Latham and Credit Suisse present, at the request of the WCI board, representatives of Credit Suisse confirmed that Credit Suisse did not have any material relationships with Lennar that Credit Suisse believed would impair Credit Suisse’s ability to provide WCI with objective advice regarding the proposed transaction with Lennar and that a post-signing go-shop process like the one contemplated by the proposed form of merger agreement could be an effective means for obtaining a potentially higher offer for WCI. The WCI board discussed the terms of the engagement letter with Credit Suisse and an amendment to the Citi engagement letter, including that they were structured to provide financial incentives to each financial advisor without increasing the total banking fees by including an offset of Credit Suisse’s fees against the fees payable to Citi. The WCI board also discussed with Credit Suisse and Latham key go-shop terms and the other remaining open issues in the merger agreement, including the formulation of the stock consideration calculation.

From September 19, 2016 to September 21, 2016, representatives of Latham and Goodwin had several telephone conferences to discuss the remaining key issues in the proposed merger agreement, including the calculation of the merger consideration, the pre-closing adjustment to the merger consideration, and key terms pertaining to the go-shop. Latham and Goodwin also exchanged multiple drafts of the proposed merger agreement.

During this period, WCI’s management reviewed and adjusted its financial model to reflect updated estimates for 2016 and 2017 earnings and associated WCI management guidance previously discussed with the WCI board. Further, as a result of discussions with Credit Suisse, WCI’s management made certain further adjustments to its financial model, resulting in the projections which we refer to as the “September 21, 2016 projections” in this proxy statement/prospectus, which WCI management authorized Credit Suisse to use and rely on for purposes of its financial analyses.

On September 20, 2016, WCI’s management, at the direction of the WCI board, entered into the Credit Suisse engagement letter, effective as of September 17, 2016.

Also on September 20, 2016, Messrs. Bass and Beckwitt engaged in several telephone calls to negotiate the outstanding business deal points and key terms.

Later on September 20, 2016, the WCI board held a special telephonic meeting, with representatives of WCI’s management, Latham and Credit Suisse present, to discuss the status of negotiations on the proposed merger agreement, key open issues in the proposed merger agreement and the respective roles of Credit Suisse and Citi as financial advisors to WCI. Mr. Bass updated the WCI board on his earlier conversations with Mr. Beckwitt, including that Lennar was continuing to hold firm on a 2.1% go-shop termination fee. The WCI board reviewed the ranges of go-shop termination fees in precedent transactions. The WCI board directed management and Latham to reject Lennar’s proposed go-shop termination fee and negotiate for a lower fee to encourage alternative bids during the go-shop period.

On September 21, 2016, Citi provided Latham with a supplemental disclosure for distribution to the WCI board, which we refer to as the “September 21 Citi Relationship Disclosure” in this proxy statement/prospectus, containing, among other things, further details relating to the interactions, prior to Citi’s engagement by WCI, of certain Citi deal team members with Lennar and other industry participants and related discussion materials prepared in early 2016 through May 2016 based on publicly available information. The September 21 Citi Relationship Disclosure indicated that, as part of ordinary course discussions, Citi discussed with Lennar certain considerations concerning a potential transaction with WCI, including certain change-of-control payments to WCI executives and bondholders and, following WCI’s first quarter earnings announcement, discussed approaching WCI, and also held discussions during this period with Stonehill concerning the homebuilding industry and possible transactions involving WCI and other industry participants, including Lennar.

Also on September 21, 2016, the WCI board held two separate special telephonic meetings. During the first meeting, with representatives of WCI’s management, Latham and Credit Suisse present, representatives of Latham updated the WCI board that Lennar had proposed, in a best and final offer, a go-shop termination fee of $11.25 million (1.75% of equity value), which representatives of Latham noted was lower than both the average and median go-shop fees in precedent transactions. The WCI board directed WCI’s management and Latham to continue to work toward finalizing the transaction terms. Representatives of Latham reviewed with the WCI board the information contained in the September 21 Citi Relationship Disclosure. The WCI board determined that following the signing of a definitive agreement with Lennar, Credit Suisse would assist WCI in soliciting alternative transaction proposals from third parties approved by the WCI board and that Citi would only be utilized to the extent beneficial to the go-shop process and with supervision by WCI. The WCI board, after consultation with Latham, determined that Credit Suisse and Citi should both be requested to provide opinions to the WCI board with respect to the fairness, from a financial point of view, to the holders of WCI common stock of the consideration to be received by such holders of WCI common stock pursuant to the merger agreement.

Following the first board meeting on September 21, 2016, Credit Suisse sent Latham a three-page summary containing certain line items from WCI management’s September 21, 2016 projections, which Latham forwarded to senior members of the Citi deal team. This summary included, among other things, WCI management’s updated projected revenue, gross margin, net income and EBITDA for 2016 through 2020 included in WCI management’s September 21, 2016 projections. The underlying calculations used to determine such material line items were not provided to Citi, nor did Citi believe it had been instructed to utilize these projections.

During the second board meeting on September 21, 2016, with representatives of WCI’s management, Latham and Credit Suisse present, representatives of Latham again reviewed the WCI board’s fiduciary duties and responsibilities in considering the proposed transaction. Latham reported that, despite an additional attempt to further negotiate a lower go-shop termination fee, Lennar was maintaining its take-it-or-leave-it approach. Representatives of Latham noted that WCI had successfully negotiated maintaining the anonymity of bidders during the go-shop period until the WCI board had an opportunity to determine whether particular proposals might result in transactions that could be superior to those contemplated by the merger agreement, and other go-shop terms. Credit Suisse expressed its view that, based on its experience and professional judgment as a financial advisor, the terms of the proposed go-shop should provide potential alternative acquirors of WCI with an adequate opportunity to evaluate WCI and submit alternative transaction proposals. Management and Latham provided updates on their negotiations with Lennar regarding certain benefits and compensation matters. The WCI board directed WCI’s management and Latham to continue to work toward finalizing the transaction terms.

Next, WCI’s management reviewed the current state of the business, the risks and benefits of a WCI sale and other potential strategic alternatives available to WCI. WCI’s management again discussed with the WCI board the September 21, 2016 projections, including that certain adjustments, which had been discussed with the WCI board in prior meetings, had been made to WCI management’s financial model to reflect WCI’s updated earnings projections for 2016 and changed earnings expectations for 2017 regarding WCI’s residential tower and homebuilding businesses. Following discussion pertaining to this updated financial information, the WCI board authorized the September 21, 2016 projections for use by Citi and Credit Suisse for purposes of providing their respective financial advice and preparing their respective analyses (although, as described below, Citi did not believe it had been instructed to use and rely upon such updated information in connection with its analyses and opinion, and therefore continued to rely upon the September 14, 2016 projections for purposes of its financial analyses and opinion). At the request of the WCI board, Credit Suisse reviewed and discussed Credit Suisse’s preliminary financial analyses with respect to WCI and the proposed transaction. Thereafter, Credit Suisse discussed the proposed go-shop process, including potential strategic and financial acquirors that, subject to WCI board approval, could be contacted to solicit alternative transaction proposals. Following the meeting, WCI’s management, at the direction of the WCI board, entered into the amendment to Citi’s engagement letter to reduce the amount of fees payable by WCI to Citi by the amount paid to Credit Suisse in connection with the proposed transaction, subject to a cap in the reduction of Citi’s fees such that they would not be reduced by more than $5 million.

Through the evening of September 21, 2016, and early morning of September 22, 2016, representatives of Latham and Goodwin finalized the merger agreement.

On the morning of September 22, 2016, the WCI board held a special telephonic meeting, with representatives of WCI’s management, Latham, Citi and Credit Suisse present, to discuss the final terms of the merger agreement and to consider approval of the proposed merger agreement with Lennar. Also at this meeting:

•	representatives of Latham again reviewed with the WCI board its fiduciary duties when considering the proposed transaction;

•	management and representatives of Latham reviewed with the WCI board the outcome of the negotiations with Lennar and the revised terms and conditions of the proposed merger agreement;

•	management reiterated the potential risks and benefits of a transaction with Lennar and recommended that the WCI board accept the offer from Lennar to acquire WCI under the terms of the merger agreement;

•	Credit Suisse reviewed and discussed Credit Suisse’s financial analyses with respect to WCI and the proposed merger with the WCI board. Thereafter, at the request of the WCI board, Credit Suisse rendered its oral opinion to the WCI board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion to the WCI board dated the same date) as to, as of September 22, 2016, the fairness, from a financial point of view, to the holders of WCI common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement; and

•	Citi reviewed with the WCI board its financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated September 22, 2016, to the WCI board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the merger consideration to be received by holders of WCI common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The WCI board then discussed a number of considerations in deciding whether to approve the merger agreement, including the current state of the business, the strategic alternatives available to WCI, including pursuing its stand-alone business plan, potentially acquiring other businesses, potentially monetizing certain assets, potentially undertaking a stock repurchase program and seeking other potential acquirors, and countervailing factors associated with a sale transaction, including that WCI stockholders would have a smaller ongoing equity participation in Lennar than in WCI, potential negative effects if the mergers were not consummated, the effects on WCI of a public announcement regarding the merger agreement, that the receipt of some or all of the merger consideration would be taxable to WCI stockholders for U.S. federal income tax purposes, the interim restrictions imposed by the merger agreement on the conduct of WCI’s business prior to the consummation of the mergers, that the WCI board would not be permitted to solicit alternative transaction proposals regarding a business combination following the completion of the transaction solicitation period and the potential effects of the matching rights in favor of Lennar, the fact that WCI might have been required to pay to Lennar a termination fee under certain circumstances and the possibility that the executive officers and directors of WCI could have interests in the transactions contemplated by the merger agreement that would be different from, or in addition to, those of the WCI stockholders generally. For a detailed description of the various reasons considered by the WCI board, see “The Mergers—WCI Board Recommendation and Its Reasons for the Mergers” beginning on page 50 of this proxy statement/prospectus.

After discussion of the foregoing and consideration of its fiduciary duties, the WCI board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to and in the best interests of WCI and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers, on the terms and subject to the conditions set forth in the merger agreement; (iii) recommended that WCI’s stockholders adopt the merger agreement; and (iv) directed that the merger agreement be submitted to WCI’s stockholders for adoption at a special meeting of WCI’s stockholders.

Following the approvals described above, representatives of Credit Suisse discussed the go-shop process with the WCI board and confirmed that upon the commencement of the go-shop period, representatives of Credit Suisse would contact specified potential financial and strategic acquirors approved by the WCI board to solicit alternative transaction proposals with respect to WCI. The WCI board, following a review and discussion of the proposed go-shop process with the assistance of Credit Suisse and Latham, authorized Credit Suisse to begin soliciting alternative transaction proposals from the third parties following the execution of the merger agreement.

On the morning of September 22, 2016, Lennar, Corporate Sub, LLC Sub and WCI executed and delivered the merger agreement. Lennar and WCI each issued a press release announcing the execution of the merger agreement before the U.S. stock markets opened on the morning of September 22, 2016.

Beginning on September 22, 2016, as directed by the WCI board, representatives of Credit Suisse began contacting third parties to solicit alternative transaction proposals, ultimately contacting 44 parties approved by the WCI board, including 27 potential strategic acquirors (including Party A, Party B and Party C) and 17 potential financial acquirors, to solicit alternative transaction proposals that the WCI board might find to be superior to the proposed transaction with Lennar. As authorized by the WCI board, Mr. Bass also contacted key decision makers at many of the potential strategic acquirors. Eight parties ultimately executed nondisclosure agreements with customary provisions, which did not have standstill provisions, and six parties were granted access to the WCI virtual data room to conduct due diligence on WCI.

In late September and throughout October 2016, the WCI board frequently held special telephonic meetings, with representatives of WCI’s management, Latham and Credit Suisse present, to receive updates on the go-shop process.

On October 3, 2016, a representative of Lennar called a representative of Credit Suisse and noted that Credit Suisse was a participant in the WCI credit facility and that Lennar had previously suggested that Credit Suisse consider the possibility of participating in Lennar’s general corporate credit facility. The representative of Credit Suisse noted that, given Credit Suisse’s role as financial advisor to WCI, such discussions might not be appropriate and the representatives of Lennar and Credit Suisse agreed that Credit Suisse would discuss with its counsel before having any further discussions regarding Credit Suisse joining the Lennar credit facility. Subsequently, the representative of Credit Suisse informed Lennar that, as expected, he had been told that it would not be appropriate at this time to discuss participating in Lennar’s general corporate credit facility in view of Credit Suisse’s role as a financial advisor to WCI. Prior thereto, representatives of Lennar who were not involved in the WCI transaction separately approached representatives of Credit Suisse’s debt capital markets group regarding increasing the amount of Lennar’s existing $55 million credit default swap backed credit facility, which request was also deemed inappropriate at that time. Credit Suisse informed representatives of Latham and WCI management of those communications with Lennar.

During a special telephonic meeting of the WCI board on October 5, 2016, with representatives of WCI’s management, Latham and Credit Suisse present, Credit Suisse updated the WCI board on the status of the go-shop process. In addition, the WCI board was informed about the communications between Credit Suisse and Lennar regarding participating in Lennar’s general corporate credit facility and increasing its commitment under a credit default swap backed credit facility, that such requests had promptly been communicated to representatives of Latham and WCI’s management and Credit Suisse’s responses to such requests. Following discussion, the WCI board and Credit Suisse agreed that Credit Suisse should not have any further discussions with Lennar regarding its participation in Lennar’s general corporate credit facility or increasing the amount available under its credit default swap backed letter of credit facility at that time.

On October 14, 2016, the WCI board held a special telephonic meeting, with representatives of WCI’s management, Latham, Citi and Credit Suisse present. At that meeting, Credit Suisse provided the WCI board with a further update regarding the go-shop process. WCI’s management also discussed the September 21, 2016 projections that had been approved by the WCI board. WCI’s management reported to the WCI board that a computational error had been discovered in WCI management’s estimates related to customer deposits that, when corrected, resulted in a change to the 2017 cash flow forecast of WCI. WCI management prepared an updated financial model taking into account the cumulative net effect of the correction and other adjustments, which we refer to as the “October 2016 corrected projections” in this proxy statement/prospectus. Citi and Credit Suisse were each requested to confirm whether or not, if taken into account as of September 22, 2016, the net result of the correction (including clarifications received from WCI management) would have prevented them from rendering their respective opinions to the WCI board on September 22, 2016. Each of Citi and Credit Suisse tentatively informed the WCI board that, while it did not appear that such a correction would have had a material impact on the financial analyses performed in connection with the rendering of their respective opinions on September 22, 2016, they would each have to review and discuss the October 2016 corrected projections and revert to the WCI board with a confirmation regarding the impact of such correction. Following discovery of the computational error and WCI management’s preparation of the October 2016 corrected projections, through conversations with Citi, WCI’s management was informed that Citi had not believed it had been instructed to use and rely upon the September 21, 2016 projections and thus had continued to use and rely upon the September 14, 2016 projections for purposes of its financial analyses and opinion provided to the WCI board on September 22, 2016.

On October 17, 2016, following confirmation from WCI’s management that the October 2016 corrected projections reflected WCI management’s best estimates as of September 22, 2016 as to the future financial performance of WCI, the October 2016 corrected projections were posted in the online data room and, at the direction of the WCI board, Credit Suisse informed each of the parties in the go-shop process that had accessed the online data room that the October 2016 corrected projections had been posted to the data room.

On October 19, 2016, in an email to members of the WCI board and representatives of Latham, representatives of Credit Suisse confirmed that if, in connection with the rendering of Credit Suisse’s opinion to the WCI board on September 22, 2016, WCI’s management had advised Credit Suisse that the projections in the October 2016 corrected projections prepared and provided to Credit Suisse by WCI’s management reflected WCI management’s best estimates and judgments as to the future financial performance of WCI as of September 22, 2016, Credit Suisse would still have been able to render its opinion on September 22, 2016 to the effect that, as of September 22, 2016 and subject to the same assumptions, limitations, qualifications and other matters considered in connection with its opinion rendered to the WCI board on September 22, 2016, the merger consideration to be received by the holders of WCI common stock in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of WCI common stock. In providing such confirmation, Credit Suisse took into account the cumulative net effect of the correction including clarifications received from WCI management.

On October 20, 2016, the WCI board held a special telephonic meeting, with representatives of WCI’s management, Latham and Credit Suisse present, to discuss the October 2016 corrected projections of WCI’s management. Credit Suisse reviewed and discussed the written confirmation provided to WCI and Latham the previous day, noting that the discounted cash flow analyses performed by Credit Suisse in connection with the rendering of its opinion on September 22, 2016 indicated an implied reference range per share of WCI common stock of $18.99 to $28.15, but that if, in connection the rendering of Credit Suisse’s September 22, 2016 opinion the same analyses had been performed using the October 2016 corrected projections, the implied reference range per share of WCI common stock would have been $19.11 to $28.25, in each case as compared to the implied value of the merger consideration of $23.50 per share of WCI common stock. Latham then reported to the WCI board that it had received an email from Citi on October 19, 2016 prepared for the WCI board in which Citi noted that the cumulative net effect of the change made by WCI’s management to, and updated direction and clarifications from management regarding, certain aspects of WCI’s free cash flow projections resulted in generally lower unlevered free cash flow projections for WCI than Citi used and relied upon for purposes of its analyses and opinion provided to the WCI board on September 22, 2016 and that the overall implied per share equity value reference ranges derived for WCI from Citi’s discounted cash flow analysis would have been approximately $20.10 to $24.40 (before taking into account the utilization of WCI’s estimated tax attributes per WCI’s management) and approximately $22.30 to $26.80 (after taking into account such tax attributes), as compared to the overall implied per share equity value reference ranges derived for WCI from Citi’s discounted cash flow analysis as performed in connection with its opinion of approximately $21.00 to $25.30 (before taking into account such tax attributes) and approximately $23.20 to $27.70 (after taking into account such tax attributes). In such email, Citi confirmed that, based on and subject to the matters considered and the assumptions, limitations and qualifications set forth in Citi’s opinion dated September 22, 2016 (modified solely to reflect the revisions to management’s cash flow information described in such email), the results of Citi’s discounted cash flow analysis recalculated to reflect such revisions would not have changed the conclusion reached in Citi’s opinion as of the date it was rendered.

WCI did not receive any alternative transaction proposals during the go-shop period, which ended at 11:59 p.m. (Eastern Time) on October 26, 2016. Starting at 12:00 a.m. (Eastern Time) on October 27, 2016, WCI became subject to customary no-shop provisions that limit its ability to solicit alternative transaction proposals from third parties or to provide confidential information to third parties, subject to customary fiduciary out provisions including a termination fee of $22.50 million (3.5% of equity value).

Lennar’s Reasons for the Mergers

WCI owns a land portfolio of very attractive locations in some of the highest growth and largest Florida markets. WCI’s portfolio fits well with Lennar’s footprint, and further diversifies Lennar into move-up, second-home and active adult product offerings. The WCI brand has earned a premier reputation in coastal Florida, which Lennar plans to utilize, alongside Lennar’s own brand, creating dual-marketing opportunities. In addition, WCI’s real estate brokerage business will enhance the value proposition for Lennar’s existing mortgage and title insurance operations. Lennar’s economies of scale, extensive systems, processes and technological focus can be implemented in WCI’s operations to create stronger and more efficient operations overall, and to create additional value for Lennar stockholders. Lennar did not use a financial advisor in connection with its negotiation of the merger agreement because Lennar has substantial experience negotiating acquisitions of homebuilding companies and residential properties and Lennar’s management felt a potential acquisition of WCI was not a large enough transaction to require Lennar to use an outside financial advisor.

WCI Board Recommendation and Its Reasons for the Mergers

In evaluating the mergers, the WCI board consulted with WCI senior management, WCI’s outside counsel, Latham & Watkins LLP, and WCI’s financial advisors and, in the course of reaching its determination to approve the merger agreement and to recommend that WCI stockholders vote to adopt the merger agreement, the WCI board considered a wide and complex range of factors, including the following:

•	Financial and Business Position. WCI’s historical, current and projected business, operations, financial condition, prospects, strategy, and competitive position in the homebuilding industry generally. Specifically, the WCI board considered the financial forecast for the last quarter of fiscal year 2016 and for the fiscal years ending 2017 through 2020 prepared by WCI management and the risk-adjusted probabilities associated with achieving WCI’s long-term strategic plan as a stand-alone company as compared to the opportunity available to WCI stockholders to receive consideration at a premium price.

•

Stand-Alone Operational Risks. The advantages of entering into the merger agreement and consummating the mergers in comparison to the risks associated with remaining independent as a stand-alone company and pursuing WCI’s strategic plan, including (i) the fact that WCI’s business is cyclical and significantly affected by changes in general and local economic conditions and any slowing or reversal of the present ongoing housing recovery may materially and adversely affect WCI’s business and results of operations, (ii) potential future competition, including from larger and better funded companies which might have competitive advantages from their broader commercial scope and economies of scale, (iii) the risks inherent in the homebuilding sector for WCI, (iv) the challenges and risks associated with growing WCI through either organic growth or strategic acquisitions, (v) WCI’s particular geographic concentration, (vi) the risk that WCI’s residential tower business is subject to significant swings in delivery volume given the extended construction time for towers, levels of pre-sale activity and relatively short delivery time for pre-sold units once a building is completed, (vii) the risk that WCI’s ability to utilize its net operating loss carryforwards is limited as a result of previous “ownership changes” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, (viii) the competitiveness of the real estate brokerage business and (ix) the various additional risk factors pertaining to WCI that are listed in Item 1A of Part I of its most recent Annual Report filed on Form 10-K.

•	Compelling Value. The certainty of value and liquidity represented by the merger consideration compared against the long-term and recent historical trading prices of WCI common stock and the performance of the homebuilding sector generally; and the fact that the merger consideration represents a significant premium over the market prices at which shares of WCI common stock traded prior to the announcement of the execution of the merger agreement, including the fact that the merger consideration represented a premium of approximately:

•	37.5% to the closing price per share of WCI common stock on September 20, 2016;

•	28.5% to the volume weighted average price per share of WCI common stock for the one-month period ended on September 20, 2016;

•	33.1% to the volume weighted average price per share of WCI common stock for the three-month period ended on September 20, 2016;

•	34.3% to the volume weighted average price per share of WCI common stock for the six-month period ended on September 20, 2016; and

•	20.8% to the volume weighted average price per share of WCI common stock for the one-year period ended on September 20, 2016.

•	Ability to Share in Future Value of Lennar. 50% of the merger consideration is expected to consist of Lennar common stock, which stock appeared to the WCI board to be reasonably likely to increase in value based on the WCI board’s consideration of results of WCI’s due diligence investigation of Lennar and the reputation, business practices and experience of Lennar and its management. The stock component of the merger consideration, if any, may allow WCI stockholders to participate in the benefits of the anticipated synergies from the transaction following the closing of the mergers.

•	Potential Tax Benefits of Stock Portion of Merger Consideration. The fact that the stock portion of the merger consideration received by WCI stockholders, if any, will qualify for deferred tax treatment.

•	Certainty of Value of Stock Portion of Merger Consideration. The fact that the exchange ratio for Lennar common stock to be received in the initial merger provides a substantial measure of price certainty by utilizing a floating exchange ratio based on Lennar’s volume weighted average trading prices on each of the 10 trading days prior to the closing date of the initial merger.

•	Significant Portion of Merger Consideration in Cash. The fact that a large portion of the merger consideration will be paid in cash, giving WCI stockholders the opportunity to immediately realize value for a significant portion of their investment and providing certainty of value; and the fact that WCI stockholders would be able to reinvest the cash consideration received in the initial merger in Lennar common stock if they desired to do so.

•	Strategic Alternatives. The other strategic alternatives reasonably available to WCI, including pursuing its stand-alone business plan, potentially making acquisitions of other businesses, potentially monetizing certain assets, potentially undertaking a stock repurchase program and seeking other potential acquirors; the WCI board determined that the mergers are superior to those other strategic alternatives.

•	Negotiations with Lennar. The course of negotiations between WCI and Lennar, which eventually resulted in an increase of $3.50 from the $20.00 price per share of WCI common stock initially proposed Lennar; the WCI board believed based on these negotiations that this was the highest price per WCI common share that Lennar was willing to pay and that the terms of the merger agreement were the most favorable terms to WCI to which Lennar was then willing to agree.

•	Likelihood of Completion. The likelihood that the initial merger will be consummated, based on, among other things, the likelihood of receiving WCI stockholder approval necessary to complete the transaction in a timely manner, the limited number of conditions to the initial merger, including that there are no governmental approvals of the mergers that are conditions to the closing of the initial merger, and the remedies available to WCI under the merger agreement in the event of various breaches of the merger agreement by Lennar, Corporate Sub or LLC Sub, as well as, after separate discussions with each of Citi and Credit Suisse, Lennar’s ability to finance the initial merger within the time frame contemplated by the merger agreement.

•	Opinion of Citi. The opinion of Citi, dated September 22, 2016, to the WCI board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of WCI common stock pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as discussed in the section titled “—Opinions of WCI’s Financial Advisors—Opinion of Citigroup Global Markets Inc.”

•	Opinion of Credit Suisse. The financial analyses reviewed and discussed with the WCI board by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the WCI board on September 22, 2016 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion to the WCI board dated the same date) as to, as of September 22, 2016, the fairness, from a financial point of view, to WCI stockholders of the merger consideration to be received by such holders in the initial merger pursuant to the merger agreement as discussed in the section titled “—Opinions of WCI’s Financial Advisors—Opinion of Credit Suisse Securities (USA) LLC”.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:

•	the transaction solicitation period during which WCI could actively solicit additional acquisition proposals from third parties, providing WCI with an opportunity to determine if a third party was willing to make a superior proposal relative to the transaction with Lennar;

•	the merger agreement provides certain matching rights to Lennar, which the WCI board believes, following consultation with Latham and Credit Suisse, will not materially deter an interested third party from making an alternative transaction proposal;

•	the WCI board’s ability under certain circumstances to change its recommendation;

•	WCI’s ability, after the transaction solicitation period, to respond to unsolicited acquisition or business combination proposals from third parties and to provide such third parties with confidential information;

•	the WCI board’s right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal upon payment of an $11.25 million termination fee (with regard to a transaction proposed during the transaction solicitation period) or the $22.50 million termination fee (with regard to a transaction proposed after the transaction solicitation period), which the WCI board was advised were within the customary range of termination fees payable in similar transactions;

•	that the merger agreement contains terms that, taken as a whole, the WCI board believed provided a significant degree of certainty that the mergers will be completed as quickly as possible; and

•	the availability of appraisal rights under Section 262 of the DGCL to holders of WCI common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

•	Regulatory Commitments. The level of commitment of Lennar to obtain applicable antitrust approvals was negotiated to the satisfaction of the WCI board, and the WCI board’s belief that such commitment provides a level of certainty and were the most favorable terms to which Lennar was willing to agree.

•	Stockholder Vote. The fact that the adoption of the merger agreement will be subject to approval by the holders of a majority of the outstanding shares of WCI common stock and the absence of any stock voting commitments by management or other stockholders. The WCI board also considered the fact that, except in the situation of the termination fee, there would not be any fee payable or penalty as a result of an unsuccessful vote by WCI stockholders to approve the merger proposal.

The WCI board also considered a variety of risks and other potentially negative factors concerning the mergers and the merger agreement, including the following:

•	Smaller Ongoing Equity Participation in Lennar by WCI Stockholders. The fact that because only half of the merger consideration will be in the form of Lennar common stock, WCI stockholders will have a smaller ongoing equity participation in Lennar (and, as a result, a smaller opportunity to participate in any future earnings or growth of Lennar and future appreciation in the value of Lennar common stock following the initial merger) than they have in WCI. The WCI board considered, however, that WCI stockholders would be able to reinvest the cash received in the initial merger in Lennar common stock if they desired to do so.

•	Effect of Failure to Complete Transactions. While WCI expects that the mergers will be consummated, there can be no assurance that all of the conditions to the consummation of the mergers will be satisfied, and, as a result, it is possible that the mergers may not be completed in a timely manner or at all, even if the merger proposal is approved by WCI stockholders. The WCI board also considered potential negative effects if the mergers are not consummated, including:

•	the trading price of the WCI common stock could be adversely affected;

•	WCI would have incurred significant transaction and opportunity costs attempting to consummate the mergers without compensation;

•	WCI could lose customers, suppliers, business partners and employees, including key sales and other personnel, after the announcement of the entry into the merger agreement;

•	WCI’s business may be subject to significant disruption and decline;

•	the market’s perceptions of WCI’s prospects could be adversely affected; and

•	WCI directors, officers and other employees would have expended considerable time and effort to negotiate, implement and consummate the mergers, and their time may have been diverted from other important business opportunities and operational matters while working to implement the mergers.

•	Effect of Public Announcement. The effect of a public announcement of the merger agreement on WCI’s operations, stock price and employees, WCI’s ability to retain key management, WCI’s ability to effectively recruit replacement personnel if key personnel were to depart while the mergers are pending and the potential adverse effects on the financial results of WCI as a result of any related disruption in WCI’s business.

•	Taxable Consideration. The fact that the receipt of some or all of the merger consideration would be taxable to WCI stockholders for U.S. federal income tax purposes.

•	Interim Restrictions on Business. The restrictions imposed by the merger agreement on the conduct of WCI’s business prior to the consummation of the mergers, which could delay or prevent WCI from undertaking timely business enhancement opportunities that may arise prior to the consummation of the mergers and that may have an adverse effect on WCI’s ability to respond to changing market and business conditions in a timely manner or at all.

•	No Solicitation. The fact that the WCI board would not be permitted to solicit alternative transaction proposals regarding a business combination following the completion of the transaction solicitation period and the potential effects of the matching rights in favor of Lennar.

•

Termination Fee. The fact that, under certain circumstances, WCI might have been required to pay to Lennar a termination fee of $11.25 million to enter into a transaction proposed during the transaction solicitation period and may be required to pay Lennar a termination fee of $22.50 million to enter into a transaction proposed after the transaction solicitation period, including the potential effect of such termination fees to deter other potential acquirors from making a competing offer for WCI.

•	Interests of the WCI Board and Management. The possibility that the executive officers and directors of WCI could have interests in the transactions contemplated by the merger agreement that would be different from, or in addition to, those of WCI stockholders. See “The Mergers—Interests of WCI Directors and Executive Officers in the Initial Merger” beginning on page 78 of this proxy statement/prospectus.

The members of the WCI board did not assign particular weights to particular positive or negative factors. Instead, each director assigned to each factor the weight the director deemed appropriate and voted in accordance with the director’s overall judgment regarding the mergers.

Based upon the directors’ individual views of the mergers and related matters, the WCI board unanimously voted to recommend that WCI stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the WCI special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the WCI special meeting.

Opinions of WCI’s Financial Advisors

Opinion of Citigroup Global Markets Inc.

WCI has engaged Citi as a financial advisor in connection with the mergers. In connection with this engagement, WCI requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of WCI common stock pursuant to the merger agreement. On September 22, 2016, at a meeting of the WCI board held to evaluate the mergers, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated September 22, 2016, to the WCI board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in its opinion, the merger consideration to be received by holders of WCI common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated September 22, 2016, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the WCI board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the mergers. Citi expressed no view as to, and its opinion did not address, the underlying business decision of WCI to effect or enter into the mergers, the relative merits of the mergers as compared to any alternative business strategies that might exist for WCI or the effect of any other transaction in which WCI might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed mergers or otherwise.

In arriving at its opinion, Citi:

•	reviewed an execution copy, provided to Citi on September 22, 2016, of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of WCI and certain senior officers and other representatives and advisors of Lennar concerning the businesses, operations and prospects of WCI and Lennar;

•	reviewed certain publicly available and other business and financial information relating to WCI and Lennar provided to or discussed with Citi by the managements of WCI and Lennar;

•	reviewed certain financial forecasts and other information and data relating to WCI prepared by WCI management, including financial forecasts and other information and data relating to WCI under a “base case,” which we refer to in this section as the “Forecasts,” and alternative financial forecast scenarios reflecting both higher and lower potential future financial performance for WCI than the Forecasts, which alternative financial forecast scenarios we refer to in this section as the “Alternative Forecast Scenarios;”

•	reviewed the financial terms of the mergers as set forth in the merger agreement in relation to, among other things, current and historical market prices of WCI common stock, the historical and projected earnings and other operating data of WCI and the capitalization and financial condition of WCI;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of WCI;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the mergers;

•	reviewed publicly available research analysts’ estimates relating to Lennar, current and historical market prices of Lennar Class A stock and certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Lennar; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of WCI and Lennar that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. As the WCI board was aware, based on the assessments of the management of WCI regarding the likelihood of realizing the future financial results reflected in the Forecasts, at the WCI board’s direction, Citi utilized and relied upon the Forecasts in its analyses for purposes of its opinion and, at the WCI board’s direction, Citi did not utilize or rely upon the Alternative Forecast Scenarios in its analyses for purposes of its opinion. With respect to the Forecasts (including, without limitation, with respect to net operating loss carryforwards and other tax attributes) that Citi was directed to utilize in its analyses, Citi was advised by the management of WCI and assumed, at the WCI board’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of WCI management as to the future financial performance of WCI and the other matters covered thereby. With respect to the publicly available research analysts’ estimates relating to Lennar that Citi utilized in its analyses, Citi assumed, with WCI’s consent, that such estimates were a reasonable basis upon which to evaluate Lennar. Citi relied, at the WCI board’s direction, upon the assessments of WCI management as to, among other things, (i) the potential impact on WCI of certain market, cyclical, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the homebuilding and real estate industries and related credit and financial markets, including with respect to the Florida housing market and development of luxury high-rise towers, and (ii) the land and lot inventory of, and capital and other requirements for land development by, WCI. Citi assumed, with WCI’s consent, that there would be no developments with respect to any such matters or any adjustments to the merger consideration that would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of WCI, Lennar or any other entity and Citi did not make any physical inspection of the properties or assets of WCI, Lennar or any other entity. Citi also did not make any analysis of, nor did Citi express any view or opinion as to, the adequacy or sufficiency of allowances or reserves for loan losses, doubtful accounts or warranty or other claims, and Citi assumed, with WCI’s consent, that any such allowances and reserves were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses, accounts and warranty and other claims. Citi assumed, with WCI’s consent, that the initial merger and, if applicable, the subsequent merger would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the initial merger and, if applicable, the subsequent merger, no delay, limitation, restriction or condition, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on WCI, Lennar, the initial merger or, if applicable, the subsequent merger or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi further assumed, with WCI’s consent, that, unless the merger consideration consisted solely of cash consideration, the mergers would qualify as a reorganization within the meaning of Section 368(a) of the Code. Representatives of WCI advised Citi, and Citi assumed, that the final terms of the merger agreement would not vary materially from those set forth in the execution copy that Citi reviewed. Citi did not express any view or opinion as to the actual value of Lennar Class A stock when issued in the initial merger or the prices at which Lennar Class A stock (or any other securities of Lennar or any of its affiliates) or WCI common stock (or any other securities of WCI or any of its affiliates) may trade or otherwise be transferable at any time, including following the announcement or consummation of the mergers. Citi also did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters and Citi relied, with WCI’s consent, upon the assessments of representatives of WCI as to such matters. In connection with its engagement, Citi was not requested to, and it did not, solicit on behalf of WCI third-party indications of interest in the acquisition of all or a portion of WCI; however, it was contemplated that, following public announcement of the mergers, Citi would assist, as directed by WCI, in a “go-shop” process to solicit third-party indications of interest in the acquisition of WCI as contemplated by the provisions of the merger agreement.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration (to the extent expressly specified in the opinion), without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of WCI common stock or other securities of WCI or its affiliates. Citi’s opinion did not address any other terms, aspects or implications of the mergers, including, without limitation, the form or structure of the mergers or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the mergers or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the mergers, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi is not obligated to update, revise or reaffirm its opinion. As the WCI board was aware, the credit, financial and stock markets, and the regional housing markets and industries in which WCI and Lennar operate, have experienced and continue to experience volatility and Citi expressed no view or opinion as to any potential effects of such volatility on WCI, Lennar or the mergers. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below and certain informational factors is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one method of analysis or factor.

Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of WCI and Lennar. No company, business segment or transaction reviewed is identical or directly comparable to WCI or Lennar or the mergers and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed or views regarding the comparability of such companies, business segments or transactions. Accordingly, such analyses may not necessarily include all companies, business segments or transactions that could be deemed relevant.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the initial merger. The type and amount of consideration payable in the initial merger were determined through negotiations between WCI and Lennar and the decision to enter into the merger agreement was solely that of the WCI board. Citi’s opinion was only one of many factors considered by the WCI board in its evaluation of the mergers and should not be viewed as determinative of the views of the WCI board or WCI management with respect to the mergers or the merger consideration.

Financial Analyses

The following is a summary of the material financial analyses presented to the WCI board in connection with Citi’s opinion, dated September 22, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. None of WCI, Lennar, Citi or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. Implied per share equity value reference ranges reflected in the summaries of the financial analyses described below were rounded to the nearest $0.10 and the implied value of the merger consideration, as of the date of Citi’s opinion, was calculated as $23.50 per share.

Selected Public Companies Analysis. Citi reviewed publicly available financial and stock market information of WCI and the following 10 selected companies that Citi in its professional judgment considered generally relevant as publicly traded companies in the U.S. homebuilding industry with business profiles, financial and operating characteristics and scale generally similar to WCI, consisting of the following five selected publicly traded mid cap companies (companies with market capitalizations of between $1.0 billion and less than $2.5 billion), which we refer to in this section as the “selected mid cap companies,” and the following five selected publicly traded small cap companies (companies with market capitalizations of less than $1.0 billion), which we refer to in this section as the “selected small cap companies” and which, together with the selected mid cap companies, we refer to in this section as the “selected companies:”

Selected Mid Cap Companies	Selected Small Cap Companies
• KB Home	• AV Homes, Inc.
• M.D.C. Holdings, Inc.	• Century Communities, Inc.
• Meritage Homes Corporation	• M/I Homes, Inc.
• Taylor Morrison Home Corporation	• The New Home Company Inc.
• TRI Pointe Group, Inc.	• William Lyon Homes

Citi reviewed, among other information, fully diluted equity values, based on closing stock prices on September 20, 2016, as multiples of calendar year 2016 estimated earnings per share, which we refer to in this section as “EPS,” calendar year 2017 estimated EPS and book value as of the most recent publicly available balance sheet date, which we refer to in this section as “latest book value.” Financial data of the selected companies were based on research analysts’ estimates and publicly available information. Financial data of WCI was based on public filings and the Forecasts.

The overall low to high calendar year 2016 estimated EPS, calendar year 2017 estimated EPS and latest book value multiples observed for the selected companies were 7.9x to 13.0x (with a mean of 10.1x and a median of 9.8x), 6.0x to 11.3x (with a mean of 8.1x and a median of 8.2x) and 0.9x to 1.1x (with a mean of 1.1x and a median of 1.0x), respectively. The overall low to high calendar year 2016 estimated EPS, calendar year 2017 estimated EPS and latest book value multiples observed for the selected mid cap companies were 9.0x to 11.5x (with a mean of 10.2x and a median of 9.8x), 7.9x to 9.6x (with a mean of 8.8x and a median of 8.8x) and 0.9x to 1.1x (with a mean of 1.0x and a median of 1.0x), respectively. The overall low to high calendar year 2016 estimated EPS, calendar year 2017 estimated EPS and latest book value multiples observed for the selected small cap companies were 7.9x to 13.0x (with a mean of 9.7x and a median of 9.1x), 6.0x to 11.3x (with a mean of 7.7x and a median of 6.8x) and 0.9x to 1.0x (with a mean of 0.9x and a median of 0.9x), respectively.

Citi then applied selected ranges of calendar year 2016 estimated EPS, calendar year 2017 estimated EPS and latest book value multiples of 9.1x to 9.8x, 6.8x to 8.8x and 0.9x to 1.0x derived from the selected companies to WCI’s calendar year 2016 estimated EPS, calendar year 2017 estimated EPS and latest book value (as of June 30, 2016), respectively. This analysis indicated the following approximate implied per share equity value reference ranges for WCI, as compared to the per share merger consideration:

Approximate Implied Per Share Equity Value Reference Ranges Based on:			Per Share Merger Consideration
CY 2016E EPS	CY 2017E EPS	Latest Book Value
$13.70 - $14.80	$14.40 - $18.50	$16.80 - $17.70	$23.50

Selected Precedent Transactions Analysis. Using publicly available information, Citi reviewed financial data relating to the following 17 selected transactions that Citi in its professional judgment considered generally relevant involving target companies with operations in the U.S. homebuilding industry for which sufficient data was publicly available and representative of the cyclicality of such industry, which we collectively refer to in this section as the “selected transactions:”

Announcement Date	Acquiror	Target
December 2015	PulteGroup, Inc.	John Wieland Homes and Neighborhoods
June 2015	Standard Pacific Corp.	The Ryland Group, Inc.
October 2014	Brookfield Asset Management Inc.	Brookfield Residential Properties Inc.
June 2014	William Lyon Homes, Inc.	Polygon Northwest Company L.L.C. (residential homebuilding business)

Announcement Date	Acquiror	Target
November 2013	TRI Pointe Homes, Inc.	Weyerhaeuser Real Estate Company
March 2011	TPG Capital / Oaktree Capital Management LP / JH Investments Inc.	Taylor Morrison Home Corp.
April 2009	Pulte Homes, Inc.	Centex Corporation
March 2006	General William H. Lyon	William Lyon Homes, Inc.
April 2002	Newmark Homes Corp.	Engle Holdings Corp.
January 2002	Beazer Homes USA, Inc.	Crossmann Communities, Inc.
December 2001	Hovnanian Enterprises, Inc.	The Forecast Group, L.P.
October 2001	D.R. Horton, Inc.	Schuler Homes, Inc.
May 2001	Pulte Homes, Inc.	Del Webb Corporation
October 2000	Technical Olympic USA, Inc.	Engle Homes, Inc.
September 2000	Western Pacific Housing	Schuler Homes, Inc.
February 2000	Lennar Corporation	U.S. Home Corporation
October 1999	Technical Olympic USA, Inc.	Newmark Homes Corp.

Citi reviewed, among other information, transaction values of the selected transactions, calculated as the purchase prices paid for the fully diluted equity values of the target companies, based on closing stock prices as of the announcement dates of the relevant transactions, as a multiple of such target companies’ latest book values as of such announcement dates. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of WCI was based on public filings.

The overall low to high latest book value multiples observed for the selected transactions were 0.7x to 2.1x (with a mean of 1.4x and a median of 1.4x). Citi then applied a selected range of latest book value multiples of 1.2x to 1.6x derived from the selected transactions to WCI’s book value (as of June 30, 2016). This analysis indicated the following approximate implied per share equity value reference range for WCI, as compared to the per share merger consideration:

Approximate Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$21.50 - $28.70	$23.50

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of WCI by calculating the estimated present value (as of June 30, 2016) of the unlevered, after-tax free cash flows that WCI was forecasted to generate during the second half of the fiscal year ending December 31, 2016 through the full fiscal year ending December 31, 2020, both before and after taking into account the estimated present value (as of June 30, 2016) of the net operating loss carryforwards and other tax attributes of WCI expected by WCI management to be utilized by WCI during such period on a stand-alone basis, which we collectively refer to in this section as “tax attributes,” based on the Forecasts and WCI’s public filings. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated the implied terminal value of WCI by applying to WCI’s fiscal year ending December 31, 2020 estimated real estate inventory less capitalized interest, which we refer to in this section as “adjusted inventory,” a selected range of adjusted inventory multiples of 1.0x to 1.1x based on Citi’s professional judgment and after taking into account, among other things, observed implied inventory multiples of the selected companies. The present values (as of June 30, 2016) of WCI’s cash flows and terminal values were then calculated using a selected range of discount rates of 8.4% to 9.6% derived from a calculation of WCI’s weighted average cost of capital. In calculating the estimated present value of WCI’s tax attributes, Citi utilized a selected range of discount rates of 8.4% (reflecting the low-end of the selected discount rate range derived from a calculation of WCI’s weighted average cost of capital) to 11.8% (reflecting the high-end of WCI’s estimated cost of equity). This analysis indicated the following approximate implied per share equity value reference ranges for WCI, both before and after taking into account the estimated present value (as of June 30, 2016) of WCI’s tax attributes, as compared to the per share merger consideration:

Approximate Implied Per Share Equity Value Reference Range:		Per Share Merger Consideration
Before Tax Attributes	After Tax Attributes
$21.00 - $25.30	$23.20 - $27.70	$23.50

Citi also calculated the illustrative estimated present value (as of June 30, 2016) of the unlevered, after-tax free cash flows attributable to WCI’s luxury high-rise tower business based on the portion of the Forecasts for that business. The present values (as of June 30, 2016) of WCI’s luxury high-rise tower business cash flows were calculated using a selected range of discount rates of 8.4% to 9.6% derived from a calculation of WCI’s weighted average cost of capital, which indicated, before taking into account WCI’s estimated tax attributes, an approximate implied per share equity value reference range for WCI’s luxury high-rise tower business of $3.00 to $3.20 per share and an approximate implied per share equity value reference range for WCI without WCI’s luxury high-rise tower business of $17.90 to $22.10 per share.

Certain Informational Factors

Citi observed certain factors that were not considered part of its financial analyses for its opinion but were referenced for informational purposes, including the following:

•	historical trading prices of WCI common stock during the 52-week period ending on September 20, 2016, which indicated low to high intraday prices for WCI common stock during such period of approximately $15.41 to $25.15 per share;

•	one-year forward stock price targets for WCI common stock as reflected in selected publicly available research analysts’ reports released following WCI’s earnings announcement on July 27, 2016, which indicated an overall low to high range of stock price targets for WCI common stock of $18.00 to $24.00 per share (with a mean of $20.64 per share and a median of $21.00 per share) on an undiscounted basis and approximately $16.20 to $21.60 per share on a discounted basis (discounted one year to present value using a discount rate of 11.1% based on the midpoint of WCI’s estimated cost of equity);

•	utilizing public filings and other publicly available information, the implied premiums paid in 213 selected precedent transactions announced since January 2010 with transaction values of $400 million to $1.2 billion involving U.S.-listed target companies, which indicated median implied premiums in such transactions based on the closing stock prices of the target companies involved in such transactions one trading day prior to announcement of such transactions of approximately 31%; applying a selected range of premiums of 20% to 40% derived from these transactions to the closing price of WCI common stock on September 20, 2016 indicated an approximate implied per share equity value reference range for WCI of $20.50 to $23.90 per share;

•	one-year forward stock price targets for Lennar Class A stock as reflected in selected publicly available research analysts’ reports released following Lennar’s earnings announcement on June 21, 2016, which indicated an overall low to high range of stock price targets for Lennar Class A stock of $48.00 to $64.00 per share (with a mean of $54.39 per share and a median of $53.50 per share); and

•

based on public filings and other publicly available information, the implied calendar year 2016 estimated EPS, calendar year 2017 estimated EPS and latest book value multiples of Lennar (in the case of EPS multiples, prior to Lennar’s earnings announcement on September 20, 2016) and five selected large cap companies in the homebuilding industry (CalAtlantic Group, Inc., D.R. Horton, Inc., NVR, Inc., PulteGroup, Inc. and Toll Brothers, Inc.), which indicated overall low to high calendar year 2016 estimated EPS, calendar year 2017 estimated EPS and latest book value multiples of 9.6x to

16.0x, 8.0x to 13.3x and 1.2x to 4.7x, respectively, as compared to the calendar year 2016 estimated EPS, calendar year 2017 estimated EPS and latest book value multiples of Lennar of 11.0x, 10.0x and 1.5x, respectively.

Miscellaneous

WCI has agreed to pay Citi for its services in connection with the proposed mergers an aggregate fee currently estimated to be up to approximately $7 million, a portion of which was payable upon delivery of Citi’s opinion and approximately $5 million of which is payable contingent upon consummation of the initial merger. In addition, WCI has agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the WCI board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to WCI, Lennar and certain of their respective affiliates, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of its opinion, having acted or acting as (i) sole or joint bookrunning manager for certain offerings of equity and debt securities of WCI, as joint bookrunning manager for certain debt offerings of Lennar and as a proposed lead underwriter for a possible initial public offering of an entity in which Lennar holds the largest equity interest and (ii) joint lead arranger, joint bookrunning manager and administrative agent for, and as a lender and issuing bank under, a revolving credit facility of WCI and as a lead arranger and syndication agent for, and as a lender under, a revolving credit facility of, and as a provider of a synthetic letter of credit facility to, Lennar, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $3 million from WCI (inclusive of approximately $1.6 million related to two follow-on offerings of WCI common stock undertaken on behalf of Stonehill, Monarch and certain related entities) and approximately $10 million from Lennar. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of WCI, Lennar and their respective affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) maintain relationships with WCI, Lennar and their respective affiliates.

WCI selected Citi as a financial advisor in connection with the mergers based on Citi’s reputation, experience and familiarity with WCI and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Credit Suisse Securities (USA) LLC

On September 22, 2016, Credit Suisse rendered its oral opinion to the WCI board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion to the WCI board dated the same date) as to, as of September 22, 2016, the fairness, from a financial point of view, to WCI stockholders of the merger consideration to be received by such holders in the initial merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to the WCI board (in its capacity as such), and only addressed the fairness, from a financial point of view, to WCI stockholders of the merger consideration to be received by such WCI stockholders in the initial merger pursuant to the merger agreement and did not address any other aspect or implication of the mergers. The summary of Credit Suisse’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any WCI stockholder as to how such holder should vote or act on any matter relating to the proposed mergers.

In arriving at its opinion, Credit Suisse:

•	reviewed an execution copy, dated September 22, 2016, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to WCI and Lennar;

•	reviewed certain other information relating to WCI and Lennar, including financial forecasts relating to WCI for the fiscal years ending December 31, 2016 through December 31, 2020 prepared by and provided to Credit Suisse by the management of WCI, which we refer to in this section as the “WCI Communities Projections”, and estimates prepared and provided to Credit Suisse by the management of WCI of WCI’s net operating loss tax carryforwards and other tax assets, which we refer to in this section as the “Estimated Tax Assets”, and WCI’s ability to utilize those Estimated Tax Assets to achieve future tax savings on a standalone basis, which we refer to in this section as the “Estimated Tax Savings”;

•	spoke with the managements of WCI and Lennar and certain of their representatives regarding the business and prospects of WCI and Lennar, respectively;

•	considered certain financial and stock market data of WCI and Lennar, and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of WCI and Lennar, respectively; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the WCI Communities Projections, management of WCI advised Credit Suisse, and Credit Suisse assumed, that such financial forecasts were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of WCI as to the future financial performance of WCI. With respect to the Estimated Tax Assets and Estimated Tax Savings, management of WCI advised Credit Suisse, and Credit Suisse assumed, that the Estimated Tax Assets and Estimated Tax Savings were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of WCI as to the amount of such Estimated Tax Assets and Estimated Tax Savings. Although Credit Suisse had discussions with WCI management, Credit Suisse expressed no opinion with respect to the WCI Communities Projections, the Estimated Tax Assets, the Estimated Tax Savings or the assumptions upon which they were based and, at the direction of the management of WCI, Credit Suisse assumed that the WCI Communities Projections, the Estimated Tax Assets and Estimated Tax Savings were a reasonable basis on which to evaluate WCI and the initial merger and used and relied upon such information for purposes of its analyses and opinion.

For purposes of its analyses and opinion Credit Suisse at WCI’s direction assumed that, so long as the merger consideration included the share consideration, for U.S. federal income tax purposes, the mergers would qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Credit Suisse also assumed, with WCI’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on WCI, Lennar or the contemplated benefits of the mergers, that the mergers would be consummated in accordance with all applicable federal, state and local laws, and that the mergers would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof material to Credit Suisse’s analyses or opinion. In addition, Credit

Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of WCI or Lennar, nor was Credit Suisse furnished with any such evaluations or appraisals. With WCI’s consent Credit Suisse also assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to WCI stockholders of the merger consideration to be received by such holders in the initial merger pursuant to the merger agreement and did not address any other aspect or implication of the mergers or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the subsequent merger, the form and structure of the initial merger, the subsequent merger or the merger consideration, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the mergers, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that required legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that WCI had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the mergers as compared to alternative transactions or strategies that might have been available to WCI, nor did it address the underlying business decision of the WCI board or WCI to proceed with or effect the mergers. Credit Suisse did not express any opinion as to what the value of shares of Lennar Class A stock actually would be when issued pursuant to the initial merger or the prices or ranges of prices at which WCI common stock or Lennar Class A stock could be purchased or sold at any time. Credit Suisse assumed that the shares of Lennar Class A stock to be issued to WCI stockholders in the initial merger would be approved for listing on the NYSE prior to the consummation of the initial merger. As of the date of its opinion, Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of WCI though it was contemplated that Credit Suisse would be requested to solicit indications of interest in acquiring WCI following the execution of the merger agreement.

Credit Suisse’s opinion was for the information of the WCI board in connection with its consideration of the mergers and did not constitute a recommendation to the WCI board with respect to the proposed mergers or advice or a recommendation to any WCI stockholder as to how such WCI stockholder should vote or act on any matter relating to the proposed mergers.

In preparing its opinion to the WCI board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Credit Suisse’s analyses for comparative purposes is identical to WCI or Lennar. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Credit Suisse’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond WCI’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the WCI board in connection with its consideration of the mergers and were among many factors considered by the WCI board in evaluating the proposed mergers. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of the WCI board with respect to the proposed mergers.

Financial Analyses

The following is a summary of the material financial analyses reviewed by Credit Suisse with the WCI board in connection with the rendering of its opinion to the WCI board on September 22, 2016. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

Based on the merger consideration per share of WCI common stock of $11.75 in cash plus a number of shares of Lennar Class A stock equal to $11.75 divided by the average of the volume weighted average price of a share of Lennar Class A stock for each of the ten NYSE trading days immediately prior to the closing date of the initial merger, Credit Suisse calculated an implied value of the merger consideration of $23.50 per share of WCI common stock.

Selected Companies Analysis

Credit Suisse considered certain financial data for WCI and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to WCI in one or more respects, including the nature of their business, size, products, geography and financial performance. Credit Suisse identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to WCI. The share prices for the selected companies used in the selected companies analysis described below were as of September 20, 2016. Aggregate book values of WCI and the selected companies used in the selected companies analysis described below were based on publicly available data as of the end of the most recently completed fiscal quarter for which information was publicly available as of September 20, 2016. Estimates of future financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Equity value as a multiple of aggregate book value; and

•	Stock price as a multiple of estimated earnings per share for the year ended December 31, 2017, which we refer to in this section as “2017E EPS.”

The selected companies and median, mean, low and high data were:

•	AV Homes, Inc.

•	William Lyon Homes

•	Meritage Homes Corporation

•	TRI Pointe Group, Inc.

•	Toll Brothers, Inc.

	Equity Value / Aggregate Book Value	Stock Price / 2017E EPS
Median	0.98	8.7
Mean	1.01	8.7
Low	0.84	6.1
High	1.16	11.3

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 0.9x to 1.1x to WCI’s book value and 8.5x to 9.5x to WCI’s estimated 2017E EPS based on the WCI Communities Projections. The selected companies analysis indicated implied reference ranges per share of WCI common stock of $16.14 to $19.73 based on book value and $17.85 to $19.95 based on estimated 2017E EPS, as compared to the implied value of the merger consideration of $23.50 per share of WCI common stock.

Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis of WCI based on the WCI Communities Projections and the Estimated Tax Savings. For purposes of this analysis stock-based compensation was treated as a cash expense. Based on its experience and professional judgment, taking into account, among other things, the enterprise value to inventory multiples and the equity value to aggregate book value multiples of the selected companies, Credit Suisse applied a range of terminal value multiples of 0.90x to 1.10x to WCI’s estimated inventory net of capitalized interest as of December 31, 2020 of $1.142 million based on the WCI management projections. The estimated net present value of the projected future unlevered free cash flow (i.e., adjusted revenue (adjusted for amenity sales and other items), minus operating expenses, minus the change in net working capital and investment activities) and terminal values were then calculated using discount rates ranging from 7.00% to 9.50% based on its calculation of WCI’s weighted average cost of capital. The discounted cash flow analysis indicated an implied reference range per share of WCI common stock of $18.99 to $28.15, as compared to the implied value of the merger consideration of $23.50 per share of WCI common stock.

Other Matters

WCI retained Credit Suisse as its financial advisor in connection with the proposed mergers. WCI selected Credit Suisse based on Credit Suisse’s experience and reputation and Credit Suisse’s knowledge of WCI and its industry. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition to having become entitled to a fee of $1,000,000 upon its engagement, Credit Suisse became entitled to receive an opinion fee of $2,000,000 upon the rendering of its opinion to the WCI board. At WCI’s request, during the transaction solicitation period following the public announcement of the proposed mergers, Credit Suisse assisted WCI in soliciting proposals from third parties regarding a potential sale, merger, business combination or other similar transaction with another party. Credit Suisse will also become entitled to receive an additional opinion fee to be mutually agreed for each opinion Credit Suisse renders with respect to the fairness, from a financial point of view, to WCI stockholders of the consideration to be received by such WCI stockholders in any subsequently proposed sale, merger, business combination or other similar transaction with another party or a revised transaction with Lennar, which we refer to in this section as an “Alternate Transaction”, and will become entitled to a transaction fee if WCI engages in an Alternate Transaction equal to 3% of the difference between the equity value of WCI implied by such Alternate Transaction and the equity value of WCI implied by the proposed mergers with Lennar. In addition, WCI may pay Credit Suisse an additional fee in its sole discretion based on WCI’s view of Credit Suisse’s performance pursuant to its engagement, regardless of whether the proposed mergers with Lennar or an Alternate Transaction are consummated. WCI has also agreed to reimburse Credit Suisse for certain of its expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have provided other financial advice and services, and may in the future provide financial advice and services, to WCI, Lennar and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation including, during the past two years (i) with respect to WCI, having previously been engaged as financial advisor to WCI in connection with its consideration of certain strategic alternatives for which Credit Suisse and its affiliates did not receive a fee, (ii) with respect to certain significant WCI stockholders, Stonehill Capital Management LLC and Monarch Alternative Capital LP and certain of their respective affiliates, having acted as broker, initial purchaser or underwriter in connection with certain sales of WCI common stock by such WCI stockholders for which Credit Suisse and its affiliates received aggregate fees of approximately $3,000,000 and (iii) with respect to Lennar, having acted as counterparty in connection with a letter of credit facility and two warehouse facilities for which Credit Suisse and its affiliates received aggregate fees of less than $1,000,000. Credit Suisse and/or its affiliates are also participants in and lenders to WCI under WCI’s credit facility. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of WCI, Lennar and any other company that may be involved in the mergers, as well as provide investment banking and other financial services to such companies and their affiliates.

Certain Unaudited Financial and Operating Forecasts Prepared by the Management of WCI

WCI does not, as a matter of course, publicly disclose long-term projections or internal projections of its future financial performance revenues, earnings, EBITDA, financial condition or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. However, WCI management prepares the Five-Year Plan for internal use, which it typically updates annually.

In connection with WCI’s evaluation of a possible transaction, WCI management prepared certain non-public, unaudited, stand-alone financial projections for the fiscal years 2016 through 2020. Specifically, WCI management prepared the following financial projections, which we refer to collectively as the “WCI management projections” in this section of the proxy statement/prospectus: (i) the Five-Year Plan provided to the WCI board and Citi in June 2016 and, following its engagement by WCI in September 2016, Credit Suisse, (ii) the September 14, 2016 projections, which were relied upon by Citi for purposes of its financial analyses and opinion as summarized in the section “—Opinions of WCI’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” beginning on page 54, (iii) the September 21, 2016 projections, which were relied upon by Credit Suisse for purposes of its financial analyses and opinion as summarized in the section “—Opinions of WCI’s Financial Advisors—Opinion of Credit Suisse Securities (USA) LLC” beginning on page 61 and (iv) the October 2016 corrected projections provided to the WCI board, Citi and Credit Suisse on October 17, 2016 as summarized in the section “—Background of the Mergers” beginning on page 30. The Five-Year Plan was also provided to Lennar in connection with its due diligence review of a possible transaction. In addition, WCI management discussed revised estimates to 2016 and 2017 earnings and associated management guidance with Lennar management and subsequently included them in the September 21, 2016 projections and October 2016 corrected projections, which were made available to Lennar following the execution of the merger agreement. During the transaction solicitation period, the Five-Year Plan, the September 21, 2016 projections and the October 2016 corrected projections were available to those parties that entered into an acceptable confidentiality agreement with WCI and accessed the online data room.

The following tables summarize the WCI management projections as described above. For additional information on the WCI management projections see “—Background of the Mergers” beginning on page 30.

WCI Management Projections

Five-Year Plan

	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	($ in thousands)
Revenues	$677,972	$880,239	$1,042,433	$1,234,325	$1,278,002
Net cash provided by (used in) operating activities	(47,734)	(21,476)	(2,785)	87,236	18,651
EBITDA(1)	74,945	119,601	140,852	216,289	186,286
Net income	36,851	61,312	75,025	117,637	100,043

September 14, 2016 Projections

	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	($ in thousands)
Revenues	$682,257	$844,592	$1,042,433	$1,234,325	$1,278,002
Net cash provided by (used in) operating activities	(32,261)	(41,749)	(2,785)	87,236	18,651
EBITDA(1)	82,635	112,231	140,852	216,289	186,286
Net income	40,247	56,771	75,025	117,637	100,043

September 21, 2016 Projections

	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	($ in thousands)
Revenues	$682,257	$844,592	$1,042,433	$1,234,325	$1,278,002
Net cash provided by (used in) operating activities	(47,734)	(68,375)	(1,856)	87,973	15,411
EBITDA(1)	79,292	112,231	140,852	216,289	186,286
Net income (loss)	40,247	56,763	75,025	117,637	100,043

October 2016 Corrected Projections

	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	($ in thousands)
Revenues	$682,257	$844,592	$1,042,433	$1,234,325	$1,278,002
Net cash provided by (used in) operating activities	(47,734)	(49,961)	(1,856)	87,973	15,411
EBITDA(1)	79,292	112,231	140,852	216,289	186,286
Net income (loss)	40,247	56,763	75,025	117,637	100,043

Reconciliation of Non-GAAP Financial Measures

Five-Year Plan

The following table presents a reconciliation of net income to EBITDA for each of the periods indicated above in the Five-Year Plan:

	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	($ in thousands)
Net income	$36,851	$61,312	$75,025	$117,637	$100,043
Interest expense	30	—	—	—	—
Capitalized interest in cost of sales	11,112	17,438	16,358	22,472	21,041
Income tax expense	23,101	38,007	46,591	73,267	62,253
Depreciation	3,851	2,844	2,878	2,913	2,949
EBITDA(1)	$74,945	$119,601	$140,852	$216,289	$186,286

September 14, 2016 Projections

The following table presents a reconciliation of net income to EBITDA for each of the periods indicated above in the September 14, 2016 projections:

	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	($ in thousands)
Net income	$40,247	$56,771	$75,025	$117,637	$100,043
Interest expense	1,085	—	—	—	—
Capitalized interest in cost of sales	14,656	17,438	16,358	22,472	21,041
Income tax expense	24,045	35,179	46,591	73,267	62,253
Depreciation	2,602	2,844	2,878	2,914	2,950
EBITDA(1)	$82,635	$112,231	$140,852	$216,289	$186,286

September 21, 2016 Projections

The following table presents a reconciliation of net income to EBITDA for each of the periods indicated above in the September 21, 2016 projections:

	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	($ in thousands)
Net income	$40,247	$56,763	$75,025	$117,637	$100,043
Interest expense	1,085	—	—	—	—
Capitalized interest in cost of sales	11,112	17,438	16,358	22,472	21,041
Income tax expense	24,045	35,187	46,591	73,267	62,253
Depreciation	2,803	2,843	2,878	2,913	2,949
EBITDA(1)	$79,292	$112,231	$140,852	$216,289	$186,286

October 2016 Corrected Projections

The following table presents a reconciliation of net income to EBITDA for each of the periods indicated above in the October 2016 corrected projections:

	Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E
	($ in thousands)
Net income	$40,247	$56,763	$75,025	$117,637	$100,043
Interest expense	1,085	—	—	—	—
Capitalized interest in cost of sales	11,112	17,438	16,358	22,472	21,041
Income tax expense	24,045	35,187	46,591	73,267	62,253
Depreciation	2,803	2,843	2,878	2,913	2,949
EBITDA(1)	$79,292	$112,231	$140,852	$216,289	$186,286

(1)	WCI management defined EBITDA as net income (loss) before interest expense, net income taxes and depreciation and amortization. EBITDA is not a defined term under GAAP and should not be used as an alternative to net income or net loss as a measure of operating performance.

September 14, 2016 Projections—Projected Unlevered Free Cash Flows Utilized by Citi

WCI management approved the following projected unlevered free cash flows for WCI calculated by Citi based on the September 14, 2016 projections for purposes of Citi’s discounted cash flow analysis in connection with its opinion delivered to the WCI board on September 22, 2016 as summarized in the section “—Background of the Mergers” beginning on page 30 and in the section “—Opinions of WCI’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” beginning on page 54. These estimates of projected unlevered free cash flows were not provided to Lennar or any other potential buyer.

	Year Ending December 31,
	July - Dec 2016E	2017E	2018E	2019E	2020E
	($ in millions)
Unlevered Free Cash Flow(1)	($3)	($68)	($25)	$48	$27

(1)	Defined as EBITDA less depreciation and amortization and other non-cash items and income tax expense, plus depreciation and amortization and other non-cash items, less changes in net working capital and investing and other cash flows.

September 21, 2016 Projections—Projected Unlevered Free Cash Flows Utilized by Credit Suisse

WCI management approved the following projected unlevered free cash flows for WCI calculated by Credit Suisse based on the September 21, 2016 projections for use by Credit Suisse in the discounted cash flow analysis performed in connection with the rendering of its opinion to the WCI board on September 22, 2016 as summarized in the section “—Opinions of WCI’s Financial Advisors—Credit Suisse Securities (USA) LLC” beginning on page 61. These estimates of projected unlevered free cash flows were not provided to Lennar or any other potential buyer.

	Year Ending December 31,
	July - Dec 2016E	2017E	2018E	2019E	2020E
	($ in millions)
Unlevered Free Cash Flow	($22)	($69)	($3)	$69	$35

October 2016 Corrected Projections—Projected Unlevered Free Cash Flows Utilized by Citi

WCI management approved the following projected unlevered free cash flows for WCI (and related reconciliations) calculated by Citi based on the October 2016 corrected projections for purposes of Citi’s discounted cash flow analysis in connection with its confirmation, dated October 19, 2016, to the WCI board as summarized in the section “—Background of the Mergers” beginning on page 30. In performing its discounted cash flow analysis in connection with such confirmation, Citi updated in its unlevered free cash flow calculation its application of stock-based compensation and cash flow methodology for the second half of 2016 at the direction of WCI management. These estimates of projected unlevered free cash flows were not provided to Lennar or any other potential buyer.

	Year Ending December 31,
	July - Dec 2016E	2017E	2018E	2019E	2020E
	($ in millions)
Unlevered Free Cash Flow	($32)	($71)	($23)	$53	$27

October 2016 Corrected Projections—Projected Unlevered Free Cash Flows Utilized by Credit Suisse

The following projected unlevered free cash flows for WCI were based on the October 2016 corrected projections and were calculated by Credit Suisse for use by Credit Suisse in the discounted cash flow analysis performed in connection with the confirmation provided to the WCI board on October 20, 2016 as summarized in the section “—Background of the Mergers” beginning on page 30. These estimates of projected unlevered free cash flows were not provided to Lennar or any other potential buyer.

	Year Ending December 31,
	July - Dec 2016E	2017E	2018E	2019E	2020E
	($ in millions)
Unlevered Free Cash Flow	($22)	($53)	($8)	$60	$34

In performing the financial analyses underlying its confirmation summarized in the section “—Background of the Mergers” beginning on page 30, based on clarifications provided by WCI management, Credit Suisse updated its application of investment activities used in the projected unlevered free cash flow estimates utilized by Credit Suisse. The projected unlevered free cash flow estimates utilized by Credit Suisse included the tax benefits from WCI’s deferred tax assets. WCI management reviewed and approved a reconciliation of the projected unlevered free cash flows calculated by Credit Suisse based on the October 2016 corrected projections to the WCI management approved projected unlevered free cash flows calculated by Credit Suisse based on the September 21, 2016 projections.

In preparing the WCI management projections, WCI management necessarily made certain assumptions about future financial factors affecting WCI’s business, which primarily include, regarding WCI’s existing and future communities: absorption pace remains consistent with current and/or stabilized market conditions for each neighborhood, 3% annual price appreciation beginning in 2017, build cycles remain consistent with current build cycles, community-level selling, general and administrative expenses remain consistent with current levels, land development occurs based on current land development plans and tower developments deliver according to the current schedule. Additionally, corporate-level selling, general and administrative costs continue steady growth and trend down as a percentage of homebuilding revenue to 11% through 2020. It was also assumed that no additional financing beyond the existing long-term debt and revolving credit facility, which remains undrawn at the end of each fiscal year, would be necessary. With regard to real estate services, the following assumptions were made: approximate annual revenue growth of 6% beginning in 2017, selling, general and administrative cost increases of 6% in 2017 and 4% to 5% in subsequent years, slight increases in annual brokerage commission splits, and no increase in title capture rate. With regard to the amenities business, the following assumptions were made: an annual 5% increase in revenues, a 2% increase in costs and the sale of certain amenity assets during the forecast period.

The WCI management projections were not prepared with a view to public disclosure and are included in this proxy statement/prospectus only because such information was made available as described above. The WCI management projections were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, WCI’s independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the WCI management projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The WCI management projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, WCI management. The WCI management projections are subjective in many respects.

Although the summary of the WCI management projections is presented with numerical specificity, the WCI management projections reflect numerous variables, assumptions and estimates as to future events made by WCI management that WCI management believed were reasonable at the time the WCI management projections were prepared, taking into account the relevant information available to WCI management at the time the WCI management projections were prepared. Such assumptions and estimates are inherently uncertain and beyond the control of WCI management. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results. Important factors that may affect actual results and cause the WCI management projections not to be achieved include: general economic conditions; results or financial condition; industry performance; performance of the Florida housing market; development of luxury high-rise towers; accuracy of certain accounting assumptions; changes in actual or projected cash flows; competitive pressures; current expansion efforts adversely impacting WCI’s business or results; pricing pressures from WCI’s customers adversely affecting WCI’s profitability; technological changes and competition adversely affecting WCI’s sales; profitability or financial condition; any disruption in WCI’s information technology systems adversely impacting WCI’s business and operations; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting WCI’s results; WCI’s contingent liabilities and tax matters causing us to incur losses or costs; any inability to protect WCI’s intellectual property rights adversely affecting WCI’s business or WCI’s competitive position; costs or adverse effects on WCI’s business; reputation or results from governmental regulations; changes in government regulation or other policies adversely affecting WCI’s revenue and profitability; work stoppages or other labor issues at WCI’s facilities or those of WCI’s vendors adversely affecting WCI’s business; results or financial condition; and changes in tax laws. In addition, the WCI management projections do not take into account any circumstances or events occurring after the date on which prepared (except with respect to the October 2016 corrected projections only to the extent set forth above) and do not give effect to the mergers. As a result, there can be no assurance that the results anticipated by the WCI management projections will necessarily be realized, and actual results may be materially better or worse than those reflected in the WCI management projections. Since the WCI management projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the WCI board, WCI, Lennar, or their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, the WCI management projections to be material information of WCI or that actual future results will necessarily be as anticipated by the WCI management projections, and the WCI management projections should not be relied upon as such. The summary of the WCI management projections is not included in this proxy statement/prospectus in order to induce any WCI stockholder to vote for or against the merger proposal or the other proposal to be voted on at the WCI special meeting or to influence any WCI stockholder to make any investment decision with respect to the mergers, including whether or not to seek appraisal rights with respect to shares of WCI common stock.

The WCI management projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding WCI contained in WCI’s public filings with the SEC. See “Where You Can Find More Information” beginning on page 133.

The WCI management projections are forward-looking statements. For information on factors that may cause WCI’s future results to materially vary from what is anticipated by forward-looking statements, see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28.

By including in this proxy statement/prospectus a summary of the WCI management projections, none of WCI, Lennar nor any of their respective affiliates, advisors or other representatives makes any representation to any WCI stockholder regarding the ultimate performance of WCI or the surviving company compared to the information contained in such financial projections and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in the WCI management projections, stockholders are cautioned not to unduly rely on the WCI management projections included in this proxy statement/prospectus.

Certain of the measures included in the WCI management projections may be considered non-GAAP financial measures, as noted above. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by WCI may not be comparable to similarly titled amounts used by other companies.

Board of Directors and Executive Officers After Completion of the Mergers

Lennar does not expect there to be any change in its directors or its executive officers as a result of the mergers. Information about Lennar directors and executive officers is contained in Lennar’s Report on Form 10-K for the year ended November 30, 2015 and the proxy statement dated March 2, 2016 relating to Lennar’s 2016 Annual Meeting of stockholders, both of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 133.

Accounting Treatment of the Mergers

In accordance with GAAP, Lennar will account for the mergers using the acquisition method of accounting, with Lennar being considered the acquirer of WCI for accounting purposes. This means that Lennar will allocate the purchase price to the fair value of WCI’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals Required for the Mergers

Lennar and WCI have determined that the mergers are not subject to requirements of the HSR Act, and no other governmental consents to the mergers are required. The mergers may require that notifications be given to governmental agencies that have issued licenses that are held by WCI and its subsidiaries and other governmental agencies. The shares of Lennar Class A stock that will be issued to WCI stockholders as a result of the initial merger must be approved for listing on the NYSE, subject to official notice of issuance.

Restrictions on Sales of Shares of Lennar Class A Stock Received in the Initial Merger

All shares of Lennar Class A stock received by WCI stockholders as a result of the initial merger will be freely tradable for purposes of the Securities Act and the Exchange Act unless WCI stockholders to whom shares are issued are “affiliates” of Lennar, which Lennar does not believe will be the case. If any WCI stockholder is an affiliate of Lennar, this proxy statement/prospectus does not cover resales of shares received as a result of the initial merger.

Appraisal Rights

The following discussion is not a full summary of the provisions of Delaware law pertaining to appraisal rights and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement/prospectus as Annex D. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless the context requires otherwise, all references in Section 262 of the DGCL and in this summary to a “stockholder” are to a record holder of WCI common stock.

Under Section 262 of the DGCL, stockholders of a Delaware corporation are entitled to appraisal rights if they are required to accept cash (other than cash in lieu of fractional shares) as some or all of the consideration for their shares in a merger.

Stockholders who have neither voted in favor of, nor consented in writing to, the merger proposal, who continuously hold such shares through the effective date of the initial merger and who otherwise comply with Section 262 of the DGCL are entitled to appraisal rights. Appraisal rights entitle the holders to have the “fair value” of their shares of WCI common stock appraised by the Court, and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the mergers, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value (or a portion of that amount), in lieu of receiving the merger consideration. Record holders of WCI common stock who elect to exercise appraisal rights must comply with all the procedures set forth in Section 262 of the DGCL in order to preserve those rights.

Under Section 262 of the DGCL, where a merger agreement for a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the WCI special meeting, the corporation submitting the matter to a vote of stockholders must, not less than 20 days prior to the meeting, notify each of its stockholders that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes such notice by WCI to the WCI stockholders and a copy of the full text of Section 262 of the DGCL as in effect with respect to this transaction is attached to this proxy statement/prospectus as Annex D.

ANY HOLDER OF WCI’S COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH STOCKHOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX D BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO DEMAND APPRAISAL OF SHARES OF WCI’S COMMON STOCK, WCI BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

How to Exercise and Perfect Appraisal Rights

WCI stockholders wishing to exercise the right to demand appraisal of their shares of WCI common stock under Section 262 of the DGCL must do each of the following:

•	Not vote in favor of the merger proposal at the WCI special meeting (voting against, abstaining from voting or not voting at all will satisfy this requirement);

•	Deliver to WCI a written demand for appraisal of their shares before the vote on the merger proposal at the WCI special meeting;

•	Continue to hold their shares of WCI common stock from the date of making the demand through the effective date of the initial merger; and

•	File a petition in the Court, requesting a determination of the fair value of their shares, within 120 days after the effective date of the initial merger. The surviving company is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the WCI stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of WCI’s common stock within the time prescribed in Section 262 of the DGCL.

Notwithstanding a stockholder’s compliance with the foregoing requirements, the Court shall dismiss the appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights, and such stockholders will effectively lose their appraisal rights, unless (1) the total number of shares of WCI common stock entitled to appraisal rights exceeds 1% of the outstanding shares of WCI common stock immediately prior to the initial merger or (2) the value of the consideration provided in the initial merger for such total number of shares of WCI common stock entitled to appraisal rights exceeds $1 million.

A vote in favor of the merger proposal, in person or by proxy, or the return of a signed proxy that does not contain voting instructions will, unless revoked, constitute a waiver of the stockholder’s appraisal rights and will nullify any previously filed written demand for appraisal. If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the Internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the merger proposal. However, neither voting against the merger proposal, nor abstaining from voting or failing to vote on the merger proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL.

Filing Written Demand

WCI stockholders who decide to exercise their appraisal rights must make a demand, in writing, for appraisal of their shares of common stock prior to the taking of the vote on the merger proposal at the WCI special meeting. A demand for appraisal will be sufficient if it reasonably informs WCI of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of WCI common stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of WCI common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective date of the initial merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective date of the initial merger, will lose any right to appraisal in respect of such shares. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger proposal will constitute a waiver of appraisal rights.

Only a holder of record of shares of WCI common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of WCI common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears in the WCI common stock registry or on the stock certificates (as applicable), should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the mergers. As noted above, this written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the merger proposal.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, a bank trust company, guardian or custodian, or other nominee, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of common stock held in the name of the record owner. Beneficial owners who do not also hold their WCI shares of record may not directly make appraisal demands to WCI. The beneficial owner must, in such cases, have the owner of record, such as a broker, bank or other nominee, submit the required demand in respect of those shares of WCI common stock. If a stockholder holds shares of WCI’s common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights should consult with their brokers or other nominees promptly to determine and follow in a timely manner the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to WCI at:

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

Attention: General Counsel

From and after the effective date of the initial merger, any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not be entitled to vote for any purpose the shares of WCI’s common stock subject to appraisal or to receive payment of dividends or other distributions on such shares except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the initial merger.

Notice by the Surviving Company

Within 10 days after the effective date of the initial merger, LLC Sub, as the surviving company in the subsequent merger, (or, if there is no subsequent merger, WCI, as the surviving company in the initial merger) must provide written notice to each holder of WCI’s common stock, who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the merger proposal, that the initial merger has become effective.

Withdrawing a Demand for Appraisal

At any time within 60 days after the effective date of the initial merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement by delivering to LLC Sub (or to WCI if there is no subsequent merger), as the surviving company, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the initial merger will require written approval of LLC Sub (or WCI if there is no subsequent merger), as the surviving company. No appraisal proceeding in the Court will be dismissed as to any stockholder who does not so withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving company does not approve a request to withdraw a demand for appraisal when such approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand within 60 days after the effective date of the initial merger, if the Court does not approve the dismissal of an appraisal proceeding with respect to a stockholder, such stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration being offered pursuant to the merger agreement.

Filing a Petition for Appraisal

Within 120 days after the effective date of the initial merger, but not thereafter, LLC Sub (or WCI if there is no subsequent merger), as the surviving company, or any holder of WCI’s common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL, may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the fair value of the shares held by all dissenting stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving company. As noted above, the surviving company is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving company will file a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262 of the DGCL. Within 120 days after the effective date of the initial merger, any holder of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the above requirement limiting demands for appraisal to record owners, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal in the Court as described in this paragraph or request to receive from the surviving company the statement described in this paragraph.

If a petition for an appraisal is timely filed by a WCI stockholder and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days after being served with a copy of the petition to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of WCI common stock and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court may dismiss the proceedings as to the stockholder.

Determination of Fair Value

After the Court determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court will determine the fair value of the shares of WCI common stock, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the date of the initial merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the initial merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, LLC Sub (or WCI if there is no subsequent merger), as the surviving company, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the immediately preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of WCI common stock as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. WCI and Lennar have made no determination as to whether such a payment will be made if the initial merger is consummated, and WCI reserves the right to make such a payment upon the consummation of the initial merger.

In determining the fair value of the shares of WCI common stock, and, if applicable, interest, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the initial merger if they did not demand appraisal of their shares and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the initial merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Neither WCI, Lennar, Corporate Sub nor LLC Sub makes any representation as to the outcome of the appraisal of fair value as determined by the Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither WCI, Lennar, Corporate Sub nor LLC Sub anticipates offering more than the merger consideration to any stockholder of WCI exercising appraisal rights, and each of them reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, or if neither (1) the total number of shares of WCI common stock entitled to appraisal rights exceeds 1% of the outstanding shares of WCI common stock immediately prior to the initial merger or (2) the value of the consideration provided in the initial merger for such total number of shares of WCI common stock entitled to appraisal rights exceeds $1 million, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of shares of WCI common stock under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such holder’s right to appraisal, such stockholder’s shares of WCI common stock will be deemed to have been converted at the time of the initial merger into the right to receive the consideration payable in connection with the initial merger (which is equal to the merger consideration, without interest). A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the time of the initial merger.

As noted above, failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. In light of the complexity of Section 262 of the DGCL, WCI stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

NYSE Listing of Lennar Class A Stock; Delisting and Deregistration of WCI Common Stock

It is a condition to the obligations of each party to complete the initial merger that the shares of Lennar Class A stock to be issued in the initial merger shall have been approved for listing on the NYSE, subject to notice of issuance, unless Lennar elects to pay the entire merger consideration in cash. Lennar is required to use its reasonable best efforts to cause all the conditions to the parties’ obligations (which includes the condition regarding approval for listing on the NYSE) to be fulfilled.

If the initial merger is completed, WCI’s common stock will cease to be listed on the NYSE and its registration under the Exchange Act will be terminated.

Interests of WCI Directors and Executive Officers in the Initial Merger

In considering the recommendation of the WCI board that WCI stockholders vote “FOR” the merger proposal, WCI stockholders should be aware that some of the WCI directors and executive officers have financial interests in the initial merger that may be different from, or in addition to, those of WCI stockholders generally. The WCI board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that WCI stockholders approve the merger proposal. For purposes of all of the WCI agreements and plans described below, the completion of the mergers will constitute a change in control.

Equity Compensation Awards

Pursuant to the merger agreement, equity compensation awards held by WCI directors and executive officers as of the effective time of the initial merger will be treated at the effective time of the initial merger as follows:

LTIP Awards. Upon completion of the initial merger, each outstanding LTIP Award, whether or not it is vested or subject to possible forfeiture, will become the right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) $11.75 plus any additional increases to the cash consideration plus (y) the market value, based on the ten day VWAP, of the total share consideration multiplied by (ii) the number of shares of WCI common stock that would have been issuable upon settlement of such LTIP Award.

The following table sets forth the number of LTIP Awards held by each WCI director and executive officer, as of January 4, 2017, and the number of shares of WCI common stock that would be issuable in respect of such LTIP Awards upon settlement.

Name	Number of WCI LTIP Awards	Number of WCI Common Shares Subject To WCI LTIP Awards
Executive Officers
Keith E. Bass	450	490,764
Russell Devendorf	120	130,870
Paul J. Erhardt	120	130,870
Vivien N. Hastings	80	87,247

Non-Employee Directors
Stephen Plavin	48	52,348
Michelle MacKay	32	34,898

Restricted Shares. Upon completion of the initial merger, each WCI restricted share that is outstanding and unvested or otherwise subject to possible forfeiture will become vested immediately prior to the completion of the initial merger and become a right to receive an amount in cash equal to the greater of (A) $23.50 and (B)(x) $11.75 plus any additional increases to the cash consideration plus (y) the market value, based on the ten day VWAP, of the total share consideration, provided that, to the extent, if any, that paying cash to any person listed in the merger agreement or ancillary documents with regard to that person’s unvested restricted shares would require (or contribute to a requirement) that the share consideration be increased, that person will receive with regard to those unvested restricted shares the combination of share consideration and cash consideration constituting the merger consideration.

The following table sets forth the number of WCI restricted shares held by each WCI executive officer and director as of January 4, 2017.

Name	Number of WCI Restricted Shares
Executive Officers
Keith E. Bass	121,000
Russell Devendorf	45,500
Paul J. Erhardt	25,500
Vivien N. Hastings	22,050
David T. Ivin	45,000
John B. McGoldrick	18,800
Reinaldo L. Mesa	26,150
Jonathan F. Rapaport	25,500

Non-Employee Directors
Stephen Plavin	5,306
Michelle MacKay	5,306
Darius Nevin	5,306
Charles Reardon	5,306

Performance Share Units. Upon completion of the initial merger, the WCI performance share unit awards that are outstanding, even though unvested or otherwise subject to possible forfeiture, will be terminated in exchange for a right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) $11.75 plus any additional increases to the cash consideration plus (y) the market value, based on the ten day VWAP, of the total share consideration, multiplied by (ii) the number shares of WCI common stock that would otherwise have become issuable thereafter pursuant to the terms of the applicable performance share unit award agreement had such award vested and been settled in shares.

The following table sets forth the number of WCI performance share units held by each WCI executive officer, as of January 4, 2017, and the number of shares of WCI common stock expected to be received assuming attainment of maximum performance goals. WCI’s non-employee directors do not hold any performance share units.

Name	Number of WCI Performance Share Units	Number of WCI Common Shares Expected to Be Received(1)
Executive Officers
Keith E. Bass	55,866	83,799

(1)	Represents the maximum number (equal to 150% of the award) of WCI common shares to be received by Mr. Bass, depending upon total stockholder return as measured in the relevant award agreement.

Restricted Share Units. Upon completion of the initial merger, the WCI restricted share unit awards that are outstanding, even though unvested or otherwise subject to possible forfeiture, will be terminated at the effective time of the initial merger in exchange for a right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) $11.75 plus any additional increases to the cash consideration plus (y) the market value based on the ten day VWAP, of the total share consideration, multiplied by (ii) the number of restricted share units subject to such award.

The following table sets forth the number of WCI restricted share units held by each WCI director as of January 4, 2017. WCI’s executive officers do not hold any restricted share units.

Name	Number of WCI Restricted Share Units(1)
Non-Employee Directors
Patrick J. Bartels, Jr.	5,306
Christopher E. Wilson	5,306

(1)	Represents the number of restricted share units held by Monarch Alternative Capital LP (in respect of Mr. Bartels’ services) and Stonehill Capital Management LLC (in respect of Mr. Wilson’s services).

Executive Transaction and Retention Bonuses

In connection with the initial merger, each of Messrs. Bass, Russell Devendorf, Senior Vice President and Chief Financial Officer, Paul J. Erhardt, Senior Vice President of Homebuilding and Development; President, South Region, David T. Ivin, Senior Vice President of Homebuilding and Development; President, North Region, Jonathan F. Rapaport, Senior Vice President of Homebuilding and Development; President, East Region, John B. McGoldrick, Senior Vice President of Human Resources, and Vivien N. Hastings, Senior Vice President and General Counsel entered into letter agreements with WCI on September 22, 2016 regarding retention bonuses and, in the case of Mr. Bass only, a transaction bonus. To the extent the initial merger is not consummated, the letter agreements will be of no force and effect.

The letter agreement entered into with Mr. Bass provides for eligibility to receive transaction and retention bonuses in an aggregate amount of up to $4,150,000. Under the letter agreement, Mr. Bass is eligible to receive a transaction bonus of up to $3,220,000 payable in a lump sum on the closing date of the initial merger, subject to Mr. Bass’ continued employment through such date. The amount payable as a transaction bonus may not exceed the amount necessary to make Mr. Bass whole for any excise taxes payable by Mr. Bass pursuant to Sections 280G and 4999 of the Code in connection with the initial merger. Further, the letter agreement provides for eligibility to receive a retention bonus of $930,000 payable in a lump sum on the earlier of (i) the 120th day following the closing date of the initial merger, subject to Mr. Bass’ continued employment through such date, and (ii) Mr. Bass’ termination (a) by WCI without cause (as described below in the section titled “—Executive Employment Agreements”), (b) by Mr. Bass for good reason (as described below in the section titled “—Executive Employment Agreements”) or (c) due to Mr. Bass’ death or disability. However, because the Company has made an initial payment to Mr. Bass in respect of his 2016 annual bonus equal to 100% of target bonus opportunity, or $1,600,000, on December 30, 2016, Mr. Bass may be subject to less or no excise taxes pursuant to Sections 280G and 4999 of the Code, in which case he will receive less or no transaction bonus. In addition, Mr. Bass has, pursuant to the letter agreement, waived his right to payment of any prorated bonus that he would have otherwise been entitled to receive pursuant to his employment agreement in connection with a termination of his employment (provided that any unpaid annual bonus in respect of 2016 will be deemed earned and accrued for purposes of any termination of his employment by WCI without cause, by Mr. Bass for good reason or due to Mr. Bass’ death or disability).

The letter agreements entered into with each of Messrs. Devendorf, Erhardt, Ivin, Rapaport and McGoldrick and Ms. Hastings provide for eligibility to receive a retention bonus of $506,250, $450,000, $412,500, $450,000, $335,000 and $373,125, respectively, payable in lump sum on the earlier of (i) the 120th day following the closing date of the initial merger, subject to continued employment through such date, and (ii) the respective executive officer’s termination (a) by WCI without cause (which, for all executive officers, is defined as described below in the section titled “—Executive Employment Agreements”), (b) by the respective executive officer for good reason (which, for all executive officers, is defined as described below in the section titled “—Executive Employment Agreements”) and (c) due to the respective executive officer’s death or disability. In addition, each of Messrs. Devendorf, Erhardt, Ivin and Rapaport and Ms. Hastings has, pursuant to their respective letter agreements, waived his or her respective right to payment of any prorated bonus that he or she would have otherwise been entitled to receive pursuant to his or her employment agreement in connection with a termination of his or her employment (provided that any unpaid annual bonus in respect of 2016 will be deemed earned and accrued for purposes of any termination of his or her employment by WCI without cause, by him or her for good reason or due to death or disability).

Executive Employment Agreements

WCI currently is party to employment agreements with Messrs. Bass, Devendorf, Ivin, Erhardt and Rapaport, Ms. Hastings and Reinaldo L. Mesa, Senior Vice President of Real Estate Services; President and Chief Executive Officer, Watermark Realty, Inc., each of which provides for, among other things, severance upon a termination by WCI without cause or by the executive officer for good reason, for which (1) “cause” is defined generally as the executive officer’s termination of employment by WCI after the executive officer’s (a) commission of any felony or other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (b) commission of intentional acts that materially impair the goodwill of the business of WCI or cause material damage to its property, goodwill or business, (c) refusal to, or willful failure to, perform his or her material duties under the employment agreement, which refusal or failure continues for a period of fourteen (14) days following notice thereof by WCI to the executive officer, or (d) violation of any written WCI policies or procedures, which violation is not cured, to the extent susceptible to cure, within fourteen (14) days after WCI has given written notice to the executive officer describing such violation; and (2) “good reason” is defined generally as the executive officer’s voluntary termination of employment after the occurrence, without the executive officer’s consent and after applicable notice and cure periods, of (w) a material reduction in the executive officer’s base salary, excluding any such reduction that affects WCI’s employees generally, or WCI’s intentional failure to pay such base salary when due; (x) an action by WCI that results in a material adverse change in the executive officer’s title, duties or responsibilities; (y) a requirement by WCI that the executive officer change his or her principal place of employment to a location outside of a fifty (50)-mile radius of (i) with respect to Messrs. Bass, Devendorf, Ivin and Erhardt and Ms. Hastings, Bonita Springs, Florida, (ii) with respect to Mr. Mesa, Sunrise, Florida or (iii) with respect to Mr. Rapaport, Palm Beach Gardens, Florida; or (z) upon a change in control, a material reduction in the executive officer’s opportunity to earn a bonus pursuant to WCI’s annual cash incentive bonus plan in place immediately prior to the change in control.

If Mr. Bass’ employment is terminated by WCI without cause or by reason of his resignation for good reason within six (6) months prior to or two (2) years following the initial merger, Mr. Bass is entitled to severance consisting of (i) a lump sum payment of eighteen (18) months’ base salary (based on the greater of the salary in place at either the date of termination or the date of the initial merger), (ii) any accrued, but unpaid bonus for any prior performance period (which will include the annual bonus in respect of 2016 in connection with any termination on or following the initial merger), (iii) a lump sum payment of 150% his target bonus (based on the greater of the target bonus for the year of termination or the immediately prior year), (iv) if termination occurs prior to the initial merger, a pro-rated bonus based on actual results for the year of termination (but based on target if actual results are not calculable upon consummation of the initial merger) and (v) continued COBRA coverage at WCI’s expense for up to eighteen (18) months. The Company made an initial payment to Mr. Bass in respect of his 2016 annual bonus equal to 100% of target bonus opportunity, or $1,600,000, on December 30, 2016. The amount of such payment will reduce any future payments of accrued, but unpaid bonus described above.

If any of Messrs. Devendorf’s, Ivin’s, Erhardt’s, Mesa’s or Rapaport’s employment is terminated by WCI without cause or by reason of his resignation for good reason within six (6) months prior to or two (2) years following the initial merger, Messrs. Devendorf, Ivin, Erhardt, Mesa or Rapaport, as applicable, is entitled to severance consisting of (i) a lump sum payment of nine (9) months’ base salary (based on the greater of the salary in place at either the date of termination or the date of the initial merger), (ii) any accrued, but unpaid bonus for any prior performance period (which will include the annual bonus in respect of 2016 in connection with any termination on or following the initial merger), (iii) a lump sum payment of 75% of his target bonus

(based on the greater of the target bonus for the year of termination or the immediately prior year) (provided that such lump sum payment of 75% of target bonus does not apply to Mr. Mesa), (iv) a pro-rated bonus based on actual results for the year of termination (but based on target if actual results are not calculable upon consummation of the initial merger) (provided that such pro-rated bonus will not apply to Messrs. Devendorf, Ivin, Erhardt or Rapaport if his termination occurs on or after the initial merger) and (v) continued COBRA coverage at WCI’s expense for up to nine (9) months.

If Ms. Hastings’ employment is terminated by WCI without cause or by reason of her resignation for good reason within six (6) months prior to or two (2) years following the initial merger, Ms. Hastings is entitled to severance consisting of (i) a lump sum payment of thirteen and one-half (13.5) months’ base salary (based on the greater of the salary in place at either the date of termination or the date of the initial merger), (ii) any accrued, but unpaid bonus for any prior performance period (which will include the annual bonus in respect of 2016 in connection with any termination on or following the initial merger), (iii) a lump sum payment of 112.5% of her target bonus (based on the greater of the target bonus for the year of termination or the immediately prior year), (iv) if the termination occurs prior to the initial merger, a pro-rated bonus based on actual results for the year of termination (but based on target if actual results are not calculable upon consummation of the initial merger) and (v) continued COBRA coverage at WCI’s expense for up to fourteen (14) months.

Any severance payment payable to Messrs. Bass, Devendorf, Ivin, Erhardt, Mesa or Rapaport or Ms. Hastings pursuant to his or her respective employment agreement will be subject to the executive officer’s execution of a release of claims in favor of WCI. Further, each executive officer (other than Mr. Bass) is subject to a 280G “best net” provision, whereby all parties have agreed that, should any payment or benefit due to the executive officer pursuant to his or her respective employment agreement be deemed an excess parachute payment for purposes of Section 280G of the Code, such amounts will either be (a) delivered in full or (b) limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to WCI by reason of Section 280G of the Code, whichever of the foregoing amounts results in the receipt by the executive officer of the greatest amount of payments and benefits. Pursuant to the letter agreement Mr. Bass entered into with WCI on September 22, 2016, the 280G “best net” provision with respect to Mr. Bass will no longer be applicable and be of no force and effect.

The foregoing descriptions of certain severance provisions of the executive employment agreements do not purport to be complete and are qualified in their entirety by reference to such agreements and any amendments thereto. Please also see the description of certain severance payments and benefits below in the section titled “—Quantification of Payments and Benefits to WCI Executive Officers.”

Non-Executive Change in Control Severance Plan

WCI currently sponsors the Non-Executive Change in Control Severance Plan, which provides Mr. McGoldrick with eligibility to receive severance upon a termination by WCI without cause or by Mr. McGoldrick for good reason, for which (1) “cause” is defined generally as Mr. McGoldrick’s termination of employment by WCI after his (a) commission of any felony or other act involving fraud, theft, misappropriation, dishonesty, or embezzlement, (b) commission of intentional acts that materially impair the goodwill or the business of WCI or cause material damage to its property, goodwill or business, (c) refusal to, or willful failure to, perform his material duties to WCI or (d) material violation of any written WCI policies or procedures; and (2) “good reason” is defined generally as Mr. McGoldrick’s voluntary termination of employment after the occurrence of (x) a material reduction in his base salary; or (y) a requirement by WCI that Mr. McGoldrick change his principal place of employment to a location outside of a fifty (50)-mile radius of Bonita Springs, Florida.

If Mr. McGoldrick’s employment is terminated by WCI without cause or by reason of his resignation for good reason within twelve (12) months following the initial merger, Mr. McGoldrick is entitled to severance consisting of (i) a lump sum payment of six (6)-months’ base salary (without regard to any reductions that occur on or following the initial merger), and (ii) continued COBRA coverage at WCI’s expense for up to six (6) months.

Any severance payment payable to Mr. McGoldrick pursuant to the Non-Executive Change in Control Plan will be subject to his execution of a release of claims in favor of WCI. Further, Mr. McGoldrick is subject to a 280G “best net” provision, whereby all parties have agreed that, should any payment or benefit due to Mr. McGoldrick pursuant to Non-Executive Change in Control Severance Plan be deemed an excess parachute payment for purposes of Section 280G of the Code, such amounts will either be (a) delivered in full or (b) limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to WCI by reason of Section 280G of the Code, whichever of the foregoing amounts results in the receipt by Mr. McGoldrick of the greatest amount of payments and benefits.

The foregoing descriptions of certain provisions of the Non-Executive Change in Control Severance Plan do not purport to be complete and are qualified in their entirety by reference to the plan itself. Please also see the description of certain severance payments and benefits below in the section titled “—Quantification of Payments and Benefits to WCI Executive Officers.”

2016 Management Incentive Compensation Plan

WCI currently sponsors the 2016 Management Incentive Compensation Plan, which we refer to as the “2016 MICP” in this proxy statement/prospectus, which provides Mr. McGoldrick with eligibility to receive his annual bonus in respect of 2016 to the extent it remains unpaid upon a termination by WCI without cause (as defined above). If Mr. McGoldrick is terminated by WCI without cause, he will be entitled to receive an amount equal to his unpaid bonus under the 2016 MICP based on actual performance. The amount of Mr. McGoldrick’s bonus under the 2016 MICP is not yet determinable. However, Mr. McGoldrick’s target and maximum bonus eligibility under the 2016 MICP is currently $100,000 and $150,000, respectively.

The executive officers other than Mr. McGoldrick also participate in the 2016 MICP (or, for Mr. Mesa, the 2016 Real Estate Services Incentive Compensation Plan (the “2016 RES ICP”)) and are eligible to receive certain payments in relation to their bonuses under such plan upon certain terminations of employment. For a description of such payments, see the section titled “—Executive Employment Agreements” above.

In addition, on December 22, 2016, the Company and Mr. Bass entered into a letter agreement pursuant to which an initial payment in respect of Mr. Bass’ bonus under the 2016 MICP equal to 100% of target bonus opportunity, or $1,600,000 (the “Initial MICP Bonus Amount”), was paid to Mr. Bass on December 30, 2016. If, based upon the final determination of WCI and individual performance, the amount of Mr. Bass’ bonus under the 2016 MICP (the “Actual MICP Bonus Amount”) is determined to be less than the Initial MICP Bonus Amount, Mr. Bass will be obligated to repay the Company the excess of the Initial MICP Bonus Amount over the Actual MICP Bonus Amount, less all tax withholdings paid by Mr. Bass with respect to such excess. If, based upon the final determination of Company and individual performance, the Actual MICP Bonus Amount exceeds the Initial MICP Bonus Amount, subject to Mr. Bass’ maximum bonus opportunity of $2,400,000, the Company will pay Mr. Bass such excess, less applicable tax withholdings, at the same time bonuses are paid to other participants in the 2016 MICP.

The foregoing descriptions of the payments due under the 2016 MICP do not purport to be complete and are qualified in their entirety by reference to such plan and the letter agreement by and between WCI and Mr. Bass, dated as of December 22, 2016. Please also see the description of payments below in the section titled “—Quantification of Payments and Benefits to WCI Executive Officers.”

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Lennar, LLC Sub and Corporate Sub agreed that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of the current or former directors, officers and employees of WCI and its subsidiaries and each such person who served at the request of WCI or any of its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, which persons we refer to as the “indemnified parties” in this proxy statement/prospectus, as provided in WCI’s certificate of incorporation and bylaws or similar organizational documents of any subsidiary of WCI or under any indemnification, employment or other similar agreements between any indemnified party and WCI or any subsidiary of WCI, in each case as in effect on the date of the merger agreement with respect to matters occurring prior to the effective time of the initial merger, shall survive the mergers and continue in full force and effect in accordance with their respective terms.

Pursuant to the merger agreement, Lennar also guaranteed the indemnification and expense advancement obligations of the surviving company of the mergers and its subsidiaries under those provisions of WCI’s certificate of incorporation or bylaws. Lennar will, or will cause the surviving company of the mergers to, maintain in effect for not less than six years after the effective time of the initial merger, with respect to occurrences prior to the effective time of the initial merger, WCI’s policies of directors’ and officers’ liability insurance which are in effect on the date of the merger agreement and are set forth in WCI’s disclosure letter (notwithstanding any provisions of those policies that they will terminate as a result of the mergers), or substantially similar insurance, to the extent that insurance is available at an annual cost not exceeding 300% of the annual cost of the policies of directors and officers liability insurance which are in effect at the date of the merger agreement. To the extent that insurance is not available at an annual cost that will not exceed that amount, Lennar will, or will cause the surviving company of the mergers to, maintain in effect for that period the maximum amount of such insurance coverage that can be obtained for that maximum annual cost.

Quantification of Payments and Benefits to WCI Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the initial merger and that may be paid or become payable to WCI’s named executive officers. WCI qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and the disclosure included in this proxy statement/prospectus is intended to comply with the requirements applicable to emerging growth companies. The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of WCI’s named executive officers that is based on or otherwise relates to the initial merger. The table below also sets forth similar compensation information for WCI’s other executive officers, Ms. Vivien N. Hastings, Paul J. Erhardt, Jonathan F. Rapaport, Reinaldo L. Mesa and John B. McGoldrick.

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, that may be paid or become payable to a named executive officer may differ materially from the amounts set forth below. Furthermore, WCI has assumed the following (knowing that the actual facts are likely to be different):

•	pursuant to the merger agreement, the payments received in connection with outstanding equity awards may vary depending on the market value, based on the ten day VWAP, of the share consideration paid to WCI stockholders. As a result, for the purpose of making the calculations on the table below, the relevant price per share of WCI common stock utilized for purposes of calculating the below amounts is $23.75, which is the average closing market price per share of WCI common stock as quoted on the NYSE over the first five business days following the first public announcement of the mergers on September 22, 2016;

•	for the purpose of making the calculations on the table below, the initial merger is assumed to close on January 4, 2017, which is the last practicable date prior to the distribution of this proxy statement/prospectus; and

•

for the purpose of making the calculations on the table below, each of the named executive officers will experience a termination of employment without cause immediately following the initial merger, which for the purpose of the calculations is assumed to close on January 4, 2017, the last practicable date prior to the distribution of this proxy statement/prospectus.

Name	Cash ($)(1)	Equity ($)			Perquisites/ Benefits ($)(5)	Total ($)
		(2)	(3)	(4)
Named Executive Officers
Keith E. Bass	10,300,000	3,496,688	2,873,750	1,990,226	31,818	18,692,482
Russell Devendorf	1,425,000	932,449	1,080,625	—	15,909	3,453,983
David T. Ivin	1,237,500	—	1,068,750	—	6,494	2,312,744

Executive Officer
Vivien N. Hastings	1,396,875	621,633	523,688	—	10,102	2,552,298
Paul J. Erhardt	1,350,000	932,449	605,625	—	15,951	2,904,025
Jonathan F. Rapaport	1,350,000	—	605,625	—	—	1,955,625
Reinaldo L. Mesa	537,740	—	621,063	—	16,033	1,174,836
John B. McGoldrick	602,500	—	446,500	—	10,606	1,059,606

(1)	Amounts reported consist of (a) (i) cash severance payments upon termination of employment with cause or for good reason within two years following the initial merger pursuant to the Executive Employment Agreements for all persons (other than Mr. McGoldrick) and (ii) cash severance payments upon termination of employment with cause or for good reason within one year following the initial merger pursuant to the Non-Executive Change in Control Severance Plan and 2016 MICP for Mr. McGoldrick, each of which constitute “double trigger” payments because they would be paid in the event the executive officer’s employment is terminated following the initial merger, and (b) certain transaction and retention bonuses payable on or prior to the 120th day following the closing of the initial merger, which are “single trigger” payments because they would be paid on or prior to the 120th day following the closing of the initial merger, without regard to whether the executive officer experiences a termination of employment. The following table quantifies the base salary and bonus components of severance and any retention and/or transaction bonuses included in the aggregate total reported in the column:

Name	Severance				Retention / Transaction Bonuses ($)(C)
	Multiple of Base Salary ($)(A)	Multiple of Annual Bonus ($)(B)	Annual Bonus ($)
Named Executive Officers
Keith E. Bass	1,350,000	2,400,000	2,400,000	(D)	4,150,000
Russell Devendorf	300,000	206,250	412,500	(D)	506,250
David T. Ivin	206,250	206,250	412,500	(D)	412,500

Executive Officer
Vivien N. Hastings	433,125	253,125	337,500	(D)	373,125
Paul J. Erhardt	225,000	225,000	450,000	(D)	450,000
Jonathan F. Rapaport	225,000	225,000	450,000	(D)	450,000
Reinaldo L. Mesa	285,000	—	252,740	(E)	—
John B. McGoldrick	117,500	—	150,000	(F)	335,000

(A)	Represents a multiple of each executive officer’s respective annual base salary equal to (i) 150% for Mr. Bass, (ii) 112.5% for Ms. Hastings, (iii) 75% for Messrs. Devendorf, Ivin, Erhardt, Rapaport and Mesa and (iv) 50% for Mr. McGoldrick.
(B)	Represents a multiple of each executive officer’s 2016 target annual bonus equal to (i) 150% for Mr. Bass, (ii) 112.5% for Ms. Hastings and (iii) 75% for Messrs. Devendorf, Ivin, Erhardt and Rapaport. Except as otherwise set forth in the “Annual Bonus” column, Messrs. Mesa and McGoldrick are not entitled to a multiple of target annual bonus as a severance payment.

(C)	See the section above titled “—Interests of WCI Directors and Executive Officers in the Initial Merger—Executive Transaction and Retention Bonuses” for more information.
(D)	Amounts reported represent the maximum amount to which such executive officer could be entitled under the 2016 MICP. Upon termination of any such WCI executive officer’s employment without cause, for good reason or due to death or disability, following the initial merger, he or she will be entitled to an amount equal to his or her unpaid bonus under the 2016 MICP based on actual performance. Actual performance under the 2016 MICP is not yet determinable. The Company made an initial payment to Mr. Bass in respect of his 2016 annual bonus equal to 100% of target bonus opportunity, or $1,600,000, on December 30, 2016 and the amount of such payment will reduce any future payment of unpaid bonus described above with respect to Mr. Bass. See the section above titled “—2016 Management Incentive Compensation Plan” for more information.
(E)	Amount reported represents the sum of (i) the target amount to which Mr. Mesa could be entitled under the 2016 RES ICP, or $250,000, and (ii) an estimate of the pro-rated portion of Mr. Mesa’s bonus under any successor plan to the 2016 RES ICP with respect to fiscal 2017, or $2,740 (calculated as described below). Upon termination of Mr. Mesa’s employment without cause or for good reason at any time, he will be entitled to a bonus under the 2016 RES ICP based on actual results. Actual performance under the 2016 RES ICP is not yet determinable. In addition, upon termination of Mr. Mesa’s employment without cause or for good reason at any time, Mr. Mesa will also be entitled to a pro-rated bonus under any successor plan to the 2016 RES ICP with respect to the year of termination based on actual Company financial results and prorated based on employment through termination. No such successor plan has been adopted to date and thus the amount of any such pro-rated bonus is not yet determinable. The estimated amount of any such pro-rated bonus included herein is calculated based on Mr. Mesa’s target bonus under the 2016 RES ICP and his employment through the assumed termination date, January 4, 2017. The actual amount of any such pro-rated bonus upon termination may vary based on the terms and conditions of the applicable successor plan to the 2016 RES ICP, which shall be determined at a later date.
(F)	Amount reported represents the maximum amount to which Mr. McGoldrick could be entitled under the 2016 MICP. Upon termination of Mr. McGoldrick’s employment without cause, he will be entitled to an amount equal to his unpaid bonus under the 2016 MICP based on actual performance. Actual performance under the 2016 MICP is not yet determinable.

(2)	Amounts reported represent the value of the payment in connection with termination of all outstanding LTIP Awards held by the named executive officers and other executive officers. Amounts included in this column are “single trigger” payments because they would be paid at the closing date of the initial merger, without regard to whether the named executive officer or other executive officer experiences a termination of employment.
(3)	Amounts reported represent the value of the payment in connection with termination of all outstanding time-based WCI restricted shares held by the named executive officers and the other executive officers. Amounts included in this column are “single trigger” payments because they would be paid at the closing date of the initial merger, without regard to whether the named executive officer or other executive officer experiences a termination of employment.
(4)	Amounts reported represent the value of the payment in connection with the termination of all outstanding WCI performance share units held by Mr. Bass. Pursuant to the applicable award agreement, and based on the assumptions set forth above, immediately prior to the effective time of the initial merger, the outstanding WCI performance share units will be deemed earned at the maximum level and will be converted into a right to receive payment based on the maximum number of shares eligible to be received thereunder. Amounts included in this column are “single trigger” payments because they would be paid at the closing date of the initial merger, without regard to whether the named executive officer or other executive officer experiences a termination of employment.
(5)

Amounts reported consist of reimbursements for healthcare continuation pursuant to COBRA. Pursuant to the Executive Employment Agreements or the Non-Executive Change in Control Severance Plan, as applicable, these double-trigger health care reimbursements are payable in the event the executive officer’s employment is terminated following the initial merger. See the section above titled “—Executive Employment Agreements” and “—Non-Executive Change in Control Severance Plan” for more information.

Litigation Relating to the Mergers

Since the announcement of the proposed mergers, WCI, Lennar and the WCI directors have been named as defendants in two class action complaints, one filed on November 23, 2016, by plaintiff Paul Parshall, in the U.S. District Court for the Middle District of Florida, and the other filed on November 29, 2016, by plaintiff Stephen Bushansky, in the Court of Chancery of the State of Delaware. The first complaint alleges that the registration statement on Form S-4 filed by WCI on November 10, 2016 omits material information with respect to the proposed transaction, which renders the registration statement false and misleading. The second complaint alleges that the WCI board breached its fiduciary duties in connection with the merger agreement, including with respect to the process by which the merger agreement was negotiated and approved and with respect to omissions of information that allegedly cause the registration statement to be false and misleading. Both complaints seek an injunction preventing the consummation of the initial merger, compensatory damages and attorneys’ fees and costs. WCI and Lennar believe that these lawsuits are without merit and intend to defend against them vigorously. It is possible that additional lawsuits will be commenced.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the mergers to U.S. holders (as defined below) of WCI common stock that as a result of the initial merger receive merger consideration in exchange for their shares of WCI common. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the mergers will be completed in accordance with the merger agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the mergers and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. WCI stockholders who hold such shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of WCI common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired WCI common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights, or holders who actually or constructively own more than 5% of WCI common stock). The following discussion is applicable only to U.S. holders. It does not address the tax considerations of a person that is not a U.S. holder. Non-U.S. holders should consult their own independent tax advisor as to the specific tax consequences of the mergers and the payment of merger consideration with respect to their particular circumstances, including with respect to the potential applicability of the Foreign Investment in Real Property Tax Act to their situations.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of WCI common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds WCI common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds WCI common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the mergers to their specific circumstances.

Determining the actual tax consequences of the mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the mergers and the payment of the merger consideration in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Consequences of the Mergers

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section are the opinion of Latham & Watkins LLP and are based in part on the accuracy of the factual representations made to it.

Unless Lennar elects to pay the merger consideration entirely in cash, it is a condition, which we refer to as the “Tax Opinion Condition” in this proxy statement/prospectus, to the obligation of WCI to complete the initial merger that WCI receive an opinion from Latham & Watkins LLP, special counsel to WCI, dated the closing date of the initial merger, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the initial merger and the subsequent merger, considered together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion will be based on representations, warranties and covenants contained in representation letters provided by Lennar and WCI and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service, which we refer to as the “IRS” in this proxy statement/prospectus, or any court. Lennar and WCI have not sought and will not seek any ruling from the IRS regarding any matters relating to the initial merger or the subsequent merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the initial merger and the subsequent merger could be adversely affected. WCI has the ability to waive the Tax Opinion Condition. WCI does not currently intend to waive the Tax Opinion Condition, but if WCI does waive the Tax Opinion Condition after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, and if the tax consequences of the mergers to WCI stockholders have materially changed, WCI will recirculate appropriate soliciting materials to resolicit the votes of the WCI stockholders. Assuming that Lennar does not exercise its right to pay the merger consideration entirely in cash and that the Tax Opinion Condition is not waived by WCI, it is the opinion of Latham & Watkins LLP that, the initial merger and the subsequent merger, considered together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In such case, upon the exchange of WCI common stock for cash and Lennar Class A stock (and cash in lieu of fractional shares), the U.S. federal income tax consequences to a U.S. holder will be as follows:

Upon exchanging your WCI common stock for cash and Lennar Class A stock, you generally will recognize gain (but not loss) in an amount equal to the lesser of (a) the excess (if any) of the cash and the fair market value of Lennar Class A stock received over your adjusted tax basis in your WCI common stock or (b) the amount of cash you receive (other than cash received in lieu of fractional shares of Lennar Class A stock, which is separately addressed below). Any such gain will be capital gain, and will be long-term capital gain if, as of the effective date of the initial merger, your holding period for such WCI common stock exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation.

The aggregate tax basis of the Lennar Class A stock that you receive in the initial merger (including any fractional shares deemed received and exchanged for cash, as discussed below) will equal your aggregate adjusted tax basis in the shares of WCI common stock you surrender in the initial merger, decreased by the amount of cash you receive (other than cash received in lieu of a fractional shares of Lennar Class A stock, discussed below), and increased by the amount of any gain that you recognize in the initial merger as described in the preceding paragraph. Your holding period for the shares of Lennar Class A stock that you receive in the initial merger (including any fractional share deemed received and exchanged for cash, as discussed below) will include your holding period for the shares of WCI common stock that you surrender in the initial merger. If you acquired different blocks of WCI common stock at different times or at different prices, you should consult your own tax advisor regarding the manner in which the Lennar Class A stock and cash that you receive will be allocated to each block of WCI common stock, and the amount of any gain recognized, and the tax basis and holding period of each block of Lennar Class A stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of WCI common stock exchanged for such consideration.

If you receive cash in lieu of a fractional share of Lennar Class A stock, you will be treated as having received such fractional share of Lennar Class A stock pursuant to the initial merger and then as having sold such fractional share of Lennar Class A stock for cash. As a result, you generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and your basis in your fractional share of Lennar Class A stock as set forth above. Such capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the initial merger, your holding period for such fractional share (as described above) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If Lennar exercises its right to pay the merger consideration entirely in cash, the mergers will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In that case, upon exchanging your WCI common stock for cash, you will recognize gain or loss in an amount equal to the difference between the amount of cash that you receive and your adjusted tax basis in your WCI common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the initial merger, your holding period for such WCI common stock exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Cash received by you pursuant to the initial merger may be subject to backup withholding at the applicable rate (currently 28%) if you fail to provide a valid taxpayer identification number and comply with certain certification procedures, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent that it results in an overpayment of tax, provided the required information is timely furnished to the IRS.

This discussion of certain material U.S. federal income tax considerations is not intended to be, and should not be construed as, tax advice. WCI stockholders are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the merger agreement because it is the legal document that governs the mergers.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Lennar, WCI or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the merger agreement and described in this summary. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement, as of a specific date. These representations were made solely for the benefit of the parties to the merger agreement and may be subject to important qualifications and limitations agreed upon or understood by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between parties to the merger agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from those generally applicable to reports filed with the SEC or from what may be viewed as material by investors. The representations and warranties in the merger agreement do not survive completion of the mergers. For the foregoing reasons, one should not read the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Lennar or WCI, which are disclosed in the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference herein.

Terms of the Mergers

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, (i) at the effective time of the initial merger, Corporate Sub will merge with and into WCI, with WCI continuing as the surviving company and a direct, wholly owned subsidiary of Lennar, and (ii) immediately thereafter WCI, as the surviving company in the initial merger, will merge with and into LLC Sub in the subsequent merger, with LLC Sub continuing as the surviving company and a direct, wholly owned subsidiary of Lennar, unless Lennar has provided a written, irrevocable notice to WCI that the merger consideration will consist solely of cash and elects that there will not be a subsequent merger. At the effective time of the initial merger, each share of WCI common stock issued and outstanding immediately prior to the effective time of the initial merger, other than shares held by WCI, Lennar, Corporate Sub or LLC Sub and shares held by WCI stockholders who demand appraisal rights in accordance with, and otherwise comply with, Section 262 of the DGCL, will be automatically converted into the right to receive the merger consideration, valued at $23.50 per share of WCI common stock, which will consist of (a) cash consideration of at least $11.75, plus (b) a number of shares of Lennar Class A stock equal to (i) $23.50 minus the amount of the cash consideration, divided by (ii) the ten day VWAP. Lennar may elect to pay more than $11.75 per share in cash, including paying the entire $23.50 in cash, and if the share consideration would be less than 41% of the entire merger consideration, as calculated for tax purposes, Lennar will be required to pay the entire merger consideration in cash. Any shares of WCI common stock owned directly or indirectly by WCI, Lennar, Corporate Sub or LLC Sub as of immediately prior to the effective time of the initial merger (other than those held in a fiduciary capacity) will be cancelled and will receive no consideration.

Lennar will not issue fractional shares of new common stock in the initial merger. Instead, all fractional shares that a single holder of WCI common stock would be entitled to receive shall be aggregated, and any holder of WCI common stock who would be entitled to receive a fractional share will receive cash equal to the market value of a share of Lennar Class A stock times that fraction.

Exchange and Payment Procedures

Promptly after the effective time of the initial merger, if you are a WCI stockholder, Lennar’s distribution agent will mail (or, if you have consented under Section 232 of the DGCL, will arrange for the electronic delivery of) a letter of transmittal and instructions to you for use in effecting the surrender of your WCI common stock (including any stock certificates if you hold shares in certificated form) in exchange for the merger consideration. When you surrender the certificates for cancellation together with letters of transmittal and any other documents (including in respect of book-entry shares), you will be entitled to receive the merger consideration, including cash payable in lieu of any fractional new shares of Lennar Class A stock.

PLEASE DO NOT SUBMIT YOUR WCI STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE DISTRIBUTION AGENT.

If you hold WCI stock certificates, you will not be entitled to receive any dividends or other distributions on Lennar Class A stock until the initial merger is completed and you have surrendered your WCI stock certificates, together with validly completed letters of transmittal and other required documents, in exchange for Lennar Class A stock. If Lennar effects any dividend or other distribution on the Lennar Class A stock with a record date occurring after the time the initial merger is completed and a payment date before the date you surrender your WCI stock certificates, you will receive the dividend or distribution, without interest, with respect to the whole shares of Lennar Class A stock issued to you after you surrender your WCI stock certificates, together with validly completed letters of transmittal and other required documents, and the shares of Lennar Class A stock are issued in exchange. If Lennar effects any dividend or other distribution on the Lennar Class A stock with a record date after the time the initial merger is completed and a payment date after the date you surrender your WCI stock certificates, you will receive the dividend or distribution, without interest, on that payment date with respect to the whole shares of Lennar Class A stock issued to you. The distribution agent may deduct and withhold amounts required under federal, state or local tax law.

Treatment of WCI Equity Awards

Long Term Incentive Plan Awards. At the effective time of the initial merger, each outstanding LTIP Award that is outstanding at that time will become fully vested and will become the right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) the cash consideration paid to WCI stockholders plus (y) the market value, based on the ten day VWAP, of the share consideration paid to WCI stockholders, multiplied by (ii) the number of shares of WCI common stock that would have been issuable upon settlement of such LTIP Award.

Restricted Shares. At the effective time of the initial merger, each share of WCI common stock granted pursuant to WCI’s 2013 Incentive Award Plan that is outstanding at that time and is unvested or otherwise subject to possible forfeiture, will become vested immediately prior to that time and will be cancelled and become a right to receive an amount in cash (with certain limited exceptions) equal to the greater of (A) $23.50 and (B)(x) the cash consideration paid to WCI stockholders plus (y) the market value, based on the ten day VWAP, of the share consideration paid to WCI stockholders.

Performance Share Units. Each performance share unit award granted pursuant to WCI’s 2013 Incentive Award Plan that is outstanding immediately prior to the effective time of the initial merger will be terminated immediately prior to the effective time of the initial merger in exchange for a right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) the cash consideration paid to WCI stockholders plus (y) the market value, based on the ten day VWAP, of the share consideration paid to WCI stockholders, multiplied by (ii) the number of shares of WCI common stock that would otherwise have become issuable thereafter pursuant to the terms of the applicable performance share unit award agreement had such award vested and been settled in shares.

Restricted Share Units. Each restricted share unit award granted pursuant to WCI’s 2013 Incentive Award Plan that is outstanding immediately prior to the effective time of the initial merger will be terminated in exchange for a right to receive an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) the cash consideration paid to WCI stockholders plus (y) the market value, based on the ten day VWAP, of the share consideration paid to WCI stockholders, multiplied by (ii) the number of restricted share units subject to such award.

Completion of the Mergers

Unless Lennar and WCI agree otherwise, the closing of the mergers shall take place on the day the merger proposal is approved by WCI stockholders or the following business day, subject to the satisfaction or waiver of the closing conditions described under “—Conditions to Completion of the Mergers” below (other than those conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions, and, in the event the merger consideration is paid entirely in cash, those that will not apply as a result). The mergers will become effective at the time the applicable certificates of merger are filed with the Secretary of State of the State of Delaware or at such later time as may be specified therein.

Conditions to Completion of the Mergers

Each party’s obligation to consummate the mergers is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the initial merger of each of the following:

•	approval of the merger proposal by vote of the holders of a majority of outstanding shares of WCI common stock;

•	if filings under the HSR Act are required, the termination or expiration of any waiting period (and any extension thereof) under the HSR Act applicable to the initial merger or any other transactions contemplated by the merger agreement;

•	absence of any law, order, judgment, injunction or any other restrict or prohibition by any governmental entity prohibiting consummation of the initial merger;

•	(i) the truth and correctness in all material respects of the representations and warranties of the other party with respect to certain fundamental matters (organization, required power and authority, certain capitalization matters, sufficiency of funds (in the case of Lennar) and absence of undisclosed broker’s fees (in the case of WCI) as of the closing of the mergers, as though made on such date (except to the extent expressly made as of a specified date or period, in which case as of such date or period)), and (ii) the truth and correctness of all other representations and warranties of the other party as of the closing of the mergers, as though made on such date (except to the extent expressly made as of a specified date or period, in which case as of such date or period), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not have, in the aggregate, in the case of WCI, a material adverse effect on WCI, or, in the case of Lennar, a material adverse effect on Lennar’s, LLC Sub’s or Corporate Sub’s ability to consummate the transactions contemplated by the merger agreement;

•	receipt of a certificate signed by an officer of the other party, dated as of the closing date, certifying that the preceding condition has been satisfied;

•	fulfillment, in all material respects, of all obligations of the other party required to be fulfilled by such other party on or before the closing date; and

•	unless the merger consideration consists entirely of cash:

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened in writing by the SEC;

•	approval of the new shares of Lennar Class A stock deliverable to WCI stockholders for listing on the NYSE, subject to official notice of issuance;

•	receipt of a legal opinion of WCI’s counsel, to the effect that the mergers will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•	delivery by Lennar of a certificate signed by an executive officer of Lennar certifying as to certain representations related to the foregoing legal opinion.

Representations and Warranties

Each of Lennar, LLC Sub and Corporate Sub, on the one hand, and WCI, on the other hand, has made representations and warranties with respect to itself and its subsidiaries regarding, among other things:

•	organization, standing and corporate power, subsidiaries and qualification;

•	corporate authority to enter into and (subject to stockholder approval in the case of WCI) perform the merger agreement, enforceability of the merger agreement and approval of the merger agreement by each party’s board of directors;

•	absence of conflicts with or defaults under organizational documents, other contracts, and applicable laws;

•	no consents or approvals necessary, other than the termination or expiration of waiting periods under the HSR Act, if any;

•	capital structure;

•	SEC filings since July 1, 2014, in the case of WCI, and December 1, 2014, in the case of Lennar, including financial statements contained in the filings;

•	establishment and maintenance of internal controls and procedures;

•	absence of undisclosed liabilities;

•	conduct of the business and absence of certain changes since June 30, 2016, in the case of WCI, and May 31, 2016, in the case of Lennar, except as contemplated by the merger agreement, including that there has been no event, change, development, condition, or occurrence that has had or would reasonably be expected to have a material adverse effect on the party making the representation;

•	compliance with applicable laws;

•	the absence of pending or threatened investigations or litigation;

•	tax matters;

•	environmental matters;

•	compliance with anti-money laundering and anti-terrorism statutes;

•	absence of prohibited payments;

•	accuracy of the information supplied for inclusion in, and compliance with applicable securities laws by, this proxy statement/prospectus; and

•	the absence of undisclosed brokers’ fees and expenses.

The merger agreement also contains representations and warranties made only by WCI regarding, among other things:

•	equity interests in other entities;

•	certain approvals by the WCI board related to the transactions contemplated by the merger agreement;

•	validity of permits;

•	title to real and personal properties;

•	intellectual property and information technology matters;

•	matters with respect to material contracts;

•	labor and other employment matters, including benefit plans;

•	insurance matters;

•	opinions of financial advisors;

•	certain franchise agreement matters; and

•	that neither WCI nor any of its subsidiaries is required to register as an investment company.

Additionally, the merger agreement contains representations and warranties made only by Lennar, LLC Sub and Corporate Sub regarding, among other things:

•	the Lennar Class A stock that may be issued in connection with the mergers;

•	ownership of, and sole purpose of and lack of business engagement by, LLC Sub and Corporate Sub;

•	sufficiency of funds to consummate the mergers; and

•	neither Lennar nor any of its “affiliates” or “associates,” being or in the past three years having been an “interested stockholder” of WCI, as defined in Article TENTH B of WCI’s certificate of incorporation.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would be material or would reasonably be expected to have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, when used with respect to a party to the merger agreement, a material adverse effect upon the consolidated financial position, results of operations or business of such party and its subsidiaries, taken as a whole; provided, however, that the following shall not constitute, either individually or in combination, a “material adverse effect” or be taken into account when determining whether a “material adverse effect” has occurred or would reasonably be expected to occur:

•	any changes in the economy or financial, credit or capital markets in the United States or in the world in general, including changes in interest or exchange rates;

•	any changes in the availability or cost of borrowings or other costs of financing in the United States;

•	any changes affecting the industry or industries in which such party or its subsidiaries conduct their businesses;

•	changes in GAAP, accounting standards, or in any law applicable to such party or any of its subsidiaries, or any interpretation thereof after the date of the merger agreement;

•	any changes relating to acts of god, calamities, terrorism, national political or social conditions, including the engagement by any country in hostilities, or the escalation or worsening thereof;

•	any changes to the extent attributable to the announcement, pendency or consummation of the merger agreement or the transactions contemplated by the merger agreement (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships) or resulting from compliance with the terms of the merger agreement;

•	with respect to WCI, any failure by WCI to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period ending (or for which revenues, earnings or other financial results are released) on or after the date of the merger agreement (provided that the underlying cause of the failure to meet estimates, projections or forecasts may be considered in determining whether a material adverse effect has occurred to the extent not otherwise excluded by another exception);

•	with respect to WCI, any change, in and of itself, in the trading price or trading volume of WCI common stock on the NYSE;

•	with respect to either WCI or Lennar, any legal proceeding commenced against WCI or any of its subsidiaries, or Lennar or any of its subsidiaries, arising from or otherwise relating to the mergers or any other transaction contemplated by the merger agreement;

•	with respect to WCI, any action taken or not taken by WCI or its subsidiaries as expressly permitted or required by the merger agreement or any action taken or not taken with the written consent or at the written direction of Lennar; or

•	with respect to either WCI or Lennar, any item set forth in WCI’s disclosure letter, or Lennar’s disclosure letter;

except to the extent that the effect of a change described in one or more of the first through fifth bullets above materially disproportionately adversely affects such party and its subsidiaries, taken as a whole, as compared to other companies engaged in similar businesses, and then only to the extent of such disproportionality.

Conduct of Business Prior to Closing

Each of Lennar and WCI has undertaken customary covenants in the merger agreement restricting the conduct of its respective business between the date of the merger agreement and the completion of the initial merger.

In general, each of Lennar and WCI has agreed to, and to cause each of its respective subsidiaries to, use commercially reasonable efforts to (i) operate its business in all material respects in the ordinary course of business consistent with past practice, (ii) maintain all its assets in good repair and condition (except to the extent of reasonable wear and use or of damage by fire or other unavoidable casualty or by any reason outside such party’s or its subsidiaries’ control) and (iii) maintain (and in the case of WCI, take all commercially reasonable steps available to it to maintain) the goodwill of its businesses. In the case of WCI, the impact of any loss of employees to the extent attributable to the announcement, pendency or consummation of the merger agreement or the transactions contemplated thereby will not be a breach of the foregoing requirements. In addition, between the date of the merger agreement and until the earlier of the effective time of the initial merger or the termination of the merger agreement, WCI has agreed, with respect to itself and its subsidiaries, not to, among other things, undertake any of the following (subject in each case to certain exceptions specified in the merger agreement or set forth in WCI’s disclosure letter) without Lennar’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned):

•	make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the financial statements included in WCI’s most recent 10-K or the notes to the financial information included in WCI’s most recent 10-Q, in each case as of the date of the merger agreement;

•	enter into any material contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case (A) in the ordinary course of business or (B) with respect to any land development, land acquisition or construction contract in the form in which it exists at the date of the merger agreement;

•	redeem or purchase any of its stock or declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of WCI to WCI or to wholly owned subsidiaries of WCI);

•	make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to stockholders, directors, officers or employees;

•	make any material change to its methods of accounting in effect as of the date of the merger agreement, except as required by a change in GAAP (or any interpretation thereof) or in applicable law, or make any change with respect to accounting policies, unless required by GAAP or the SEC;

•	purchase, sell, dispose of or encumber any material property or assets, or engage in any material activities or transactions, except (i) purchases or sales in accordance with contracts entered into before the date of the merger agreement as they are in effect on the date of the merger agreement, (ii) purchases of real property for use in its homebuilding business having a purchase price with regard to any single purchase or group of related purchases of less than $15 million or less than $75 million in the aggregate, (iii) bulk land sales having a sale price as to any single sale or group of related sales of less than $5 million, (iv) sales of homes or lots in the ordinary course of business, (v) the exercise of options to purchase real property in the ordinary course of business and (vi) grants of easements and other encumbrances in the ordinary course of business to the extent such easements and encumbrances would not reasonably be expected to materially interfere with the use of the properties for the purposes for which they were acquired or as WCI currently intends to use them;

•	become engaged in any lines of business in which it is not actively engaged on the date of the merger agreement or discontinue any line of business in which it is actively engaged on the date of the merger agreement;

•	(x) enter into or amend any employment, bonus, severance or similar agreements or arrangements that would have constituted a “material employment agreement” if in place on the date of the merger agreement or (y) increase the salaries of any employees, other than through normal annual merit increases or otherwise in connection with any promotion to fill a bona fide vacancy in a position in the aggregate averaging not more than 5% (provided that any promotional increase to an amount not exceeding the salary of the prior employee who vacated the applicable position will not count toward such 5%);

•	adopt, become a sponsoring employer with regard to, or amend, any defined benefit plan or post-employment health or welfare plan or arrangement (other than as required by law);

•	amend its certificate of incorporation or bylaws;

•	(i) issue or sell any of its stock or any options, warrants or convertible or exchangeable securities that may entitle holders to acquire its stock, in each case, except in connection with the vesting or settlement of any equity incentive awards outstanding at the date of the merger agreement under the WCI’s equity incentive plans or otherwise, or (ii) split, combine or reclassify its outstanding stock;

•	enter into an agreement to modify in any material respect the nature or limits (including retention amounts) of insurance coverage that it or its subsidiaries maintain;

•	(i) make, change or revoke any material elections under the Code or any state, local or foreign tax laws, (ii) change any annual tax accounting period, (iii) materially amend any tax return relating to a material amount of taxes, (iv) adopt or change an accounting method in respect of taxes except as required by applicable law, (v) consent to any extension or waiver of the limitation period applicable to a tax return relating to a material amount of taxes, (vi) request a tax ruling, (vii) engage in any transaction that will give rise to a material deferred gain or loss, (viii) enter into a tax sharing, tax indemnity or tax allocation agreement (other than as part of arrangements entered into in the ordinary course of business or in connection with transactions not primarily related to taxes), (ix) surrender any right to request a material refund of taxes or (x) settle or otherwise agree to a resolution of any material claim or assessment relating to taxes;

•	take any action, or fail to take any action, which action or failure to act prevents or impedes (whether as a direct or indirect consequence), or could reasonably be expected to prevent or impede, the transactions contemplated by the merger agreement from qualifying for the parties’ intended tax treatment;

•	take any action or fail to take any action that would reasonably be expected to prevent or materially delay the consummation of the mergers or the other transactions contemplated by the merger agreement; and

•	authorize or enter into any agreement to take any of the actions referred to in the bullets above.

In addition, between the date of the merger agreement and the earlier of the effective time of the initial merger or the termination of the merger agreement, Lennar has agreed, with respect to itself and its subsidiaries, not to, among other things, undertake any of the following (subject in each case to certain exceptions specified in the merger agreement or set forth in Lennar’s disclosure letter) without WCI’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned):

•	amend or propose to amend its certificate of incorporation or bylaws (or such equivalent organizational or governing documents of any subsidiary if such amendment would be adverse to Lennar or WCI);

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests;

•	take any action or fail to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would, or would reasonably be expected to: (A) result in the inability to pay the portion of the merger consideration consisting of shares of Lennar Class A stock or (B) restrict, or reasonably be expected to restrict, the ability of the Lennar Class A stockholders who received share consideration in the initial merger to sell any shares of that stock following the effective time of the initial merger;

•	take any action or fail to take any action (including entering into any contract, or authorizing, committing or agreeing to enter into any contract), which would, or would reasonably be expected to, impair Lennar’s ability to pay the aggregate cash portion of the merger consideration and any other amounts required to be paid by Lennar, LLC Sub and/or Corporate Sub in connection with the consummation of the mergers or the other transactions contemplated by the merger agreement;

•	adopt a plan of complete or partial liquidation or authorize a dissolution, consolidation, recapitalization or bankruptcy reorganization if such transaction would reasonably be expected to prevent or materially delay the consummation of the mergers or the other transactions contemplated by the merger agreement;

•	take any action, or fail to take any action, which action or failure to act prevents or impedes (whether as a direct or indirect consequence), or could reasonably be expected to prevent or impede, the transactions contemplated by the merger agreement from qualifying for the parties’ intended tax treatment;

•	take any action or fail to take any action that would reasonably be expected to prevent or materially delay the consummation of the mergers or the other transactions contemplated by the merger agreement; or

•	authorize or enter into any agreement to take any of the actions referred to in the bullets above.

Transaction Solicitation Period

The merger agreement provides for a transaction solicitation period beginning on the date of the merger agreement and ending on October 26, 2016. During the transaction solicitation period, WCI was permitted, directly or indirectly, including with the assistance of investment bankers, attorneys, accountants and other representatives, to:

•	actively seek and take any action to initiate, solicit, encourage or otherwise facilitate (whether publicly or otherwise) any alternative acquisition proposal;

•	enter into and continue any discussions or negotiations relating to, or that may be expected to lead to, an alternative acquisition proposal; and

•	provide non-public information about WCI and its subsidiaries to prospective acquirors that entered into a confidentiality agreement with substantially the same terms with respect to confidentiality as those contained in the merger agreement.

If at any time during the transaction solicitation period, the WCI board had received a bona fide, written acquisition proposal from a third party, then, unless the WCI board determined, within three days after receipt of such proposal, that such proposal did not cause the third party to be an “excluded party” (which means a person or group from whom WCI received (during the transaction solicitation period) a written acquisition proposal that the WCI board determined (during the transaction solicitation period), in good faith and after consultation with WCI’s financial advisors, constituted, or would be reasonably expected to result in (if consummated in accordance with its terms), a transaction that would be more favorable to WCI stockholders than the mergers), then WCI was required to inform Lennar about such proposal within three days after WCI received such proposal, including the identity of the third party and a reasonably detailed description of the proposal’s material terms. During the transaction solicitation period, Credit Suisse, on behalf of WCI, contacted 44 entities approved by the WCI board that Credit Suisse had identified as possible alternate acquirors of WCI. Eight of these entities executed confidentiality agreements that made them eligible to receive non-public information of which six accessed WCI’s online data room. However, none of them submitted a proposal to acquire WCI during the transaction solicitation period.

No Solicitation; Notice of Proposals

Following the transaction solicitation period, subject to certain exceptions discussed below and except with respect to any excluded party, WCI must:

•	terminate all ongoing discussions with third parties regarding alternative acquisition proposals or otherwise regarding possible acquisition transactions; and

•	not authorize or permit its or any of its subsidiaries’ officers, directors, employees, agents or other representatives to initiate, solicit, knowingly encourage or otherwise knowingly facilitate (by making available non-public information or otherwise) any alternative acquisition proposal or any inquiry, proposal or offer with respect to a possible acquisition transaction.

Notwithstanding the above, in connection with any inquiry, proposal or offer with respect to a possible acquisition transaction that WCI receives after the end of the transaction solicitation period despite complying in all material respects with the obligations listed immediately above, WCI, its subsidiaries and their respective representatives may:

•	request clarifications from, provide non-public information about WCI and its subsidiaries (subject to an acceptable confidentiality agreement) to and engage in discussions and negotiations with the applicable third party regarding such possible alternative acquisition transaction if the WCI board determines, in good faith after consultation with WCI’s financial advisors and outside counsel, that such possible alternative acquisition transaction constitutes, or would reasonably be expected to result (if consummated in accordance with its terms) in a transaction that would be more favorable to WCI stockholders than the mergers; and

•	execute and enter into a binding agreement, on such terms and conditions as the WCI board may determine, with respect to a proposal that the WCI board determines constitutes a superior proposal; provided that such alternative acquisition agreement must expressly provide that WCI may terminate such agreement without cost to WCI, and WCI will not have any obligations or be subject to any restrictions under or as a result of such agreement in the event Lennar agrees to amend the terms and conditions of the merger agreement so that such alternative proposal would cease to constitute a superior proposal.

A “superior proposal” means an alternative acquisition proposal that includes a proposed price and a definitive agreement for WCI and the applicable counterparty to consummate such acquisition proposal that the WCI board determines, in good faith after consultation with WCI’s financial advisors and outside counsel, constitutes, or would reasonably be expected to result in (if consummated in accordance with its terms), a transaction that would be more favorable to WCI stockholders than the mergers.

Additionally, if at any time after the end of the transaction solicitation period, WCI receives an alternative acquisition proposal, request for non-public information in connection with such a proposal or an indication that a prospective acquirer intends to make such a proposal, then within two business days, WCI must inform Lennar, provide the identity of the third party from which the proposal, request or indication was received, and provide a reasonably detailed description of the material terms of such proposal, request or indication. Further, WCI must thereafter promptly provide Lennar with any additional material information WCI obtains regarding such proposal, request or indication, including information about steps that are taken in response to or in furtherance of the possible acquisition transaction.

Board Recommendation; Fiduciary Out

Subject to the transaction solicitation period, the WCI board must generally recommend that WCI stockholders adopt the merger agreement, and may be asked to reaffirm its recommendation from time to time. However, the WCI board may change its recommendation, which we refer to as a “change of recommendation” in this proxy statement/prospectus, if the WCI board determines, in good faith after consultation with its outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law. A change of recommendation will not be a basis for WCI to cancel the meeting of stockholders called to vote on the merger proposal or otherwise attempt to prevent WCI stockholders from having an opportunity to vote on the merger proposal, unless such change of recommendation results in a termination of the merger agreement.

The merger agreement permits the WCI board to exercise a fiduciary out and terminate the merger agreement, which we refer to as the “fiduciary out termination right” in this proxy statement/prospectus, prior to the receipt of the approval of WCI stockholders if:

•	the WCI board determines that an acquisition proposal or other offer constitutes a superior proposal;

•	WCI delivers to Lennar, LLC Sub and Corporate Sub written notice at least three business days (or two business days with respect to subsequent notices related to the same competing party) prior to its termination of the merger agreement, which notice must include an alternative acquisition agreement or a final draft of such an agreement with respect to such proposal, must state what the WCI board has determined in good faith to be the value per share of WCI common stock of the consideration WCI stockholders would receive as a result of the superior proposal and must state that the merger agreement will terminate on the date set forth in the notice (which will be no earlier than the day after the applicable notice period) unless Lennar agrees to amend the terms and conditions of the merger agreement such that the alternative proposal is no longer superior;

•	WCI negotiates with Lennar in good faith during such three or two business day period, as applicable, to the extent Lennar desires to negotiate, regarding the changes to the terms and conditions that would cause the merger agreement to be at least as favorable to WCI stockholders as the alternative acquisition proposal, including describing how the WCI board values the components of the alternative acquisition proposal, how it values the components of the merger consideration, and all other respects in which the WCI board believes the alternative acquisition proposal is or may be more favorable to WCI stockholders than the merger agreement;

•	Lennar fails to agree by the termination date set forth in the notice to amendments to the merger agreement such that, in the good faith judgment of the WCI board, the mergers would be at least as favorable to WCI stockholders as the alternative acquisition proposal; and

•	WCI pays the applicable termination fee concurrently with the termination of the merger agreement, as discussed below in the section titled “—Effect of Termination; Termination Fees”.

Reasonable Best Efforts to Obtain Required Stockholder Approval

WCI has agreed to take all action that is necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a special meeting of its stockholders as soon as practicable after this registration statement becomes effective for the purpose of obtaining the approval of WCI stockholders (and shall, subject to the other provisions of the merger agreement, use commercially reasonable efforts to convene such meeting of stockholders within 35 days after this registration statement becomes effective). Notwithstanding the foregoing, in no event shall WCI be required to convene the meeting of its stockholders earlier than 15 business days after the end of the transaction solicitation period, and WCI may, without the consent of Lennar, adjourn or postpone the meeting of WCI stockholders for up to 30 days (or for such longer period as required by law) if certain conditions are met. Subject to certain conditions, WCI shall use its reasonable best efforts to solicit from its stockholders proxies or votes approving the merger agreement and the transactions contemplated therein.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of Lennar, LLC Sub, Corporate Sub and WCI are required (subject to certain conditions) to use their reasonable best efforts to cause all the conditions to the mergers to be fulfilled as promptly as practicable after the end of the transaction solicitation period and consummate the mergers. Without limiting the foregoing sentence, neither Lennar, WCI nor any of their subsidiaries may do anything that would prevent the mergers from qualifying for the parties’ intended tax treatment (to the extent the merger consideration includes shares of Lennar Class A stock).

Lennar and WCI are each required to make as promptly as practicable all filings, if any, required under any antitrust laws (including the HSR Act) with regard to the transactions that are the subject of the merger agreement. If applicable, Lennar and WCI shall each use its best efforts (including providing information to the Federal Trade Commission and the Department of Justice) to cause (a) any waiting periods required by antitrust laws (including the HSR Act) or pursuant to any other antitrust laws to be terminated or to expire as promptly as practicable and (b) any antitrust, competition or other investigations related to the transactions contemplated by the merger agreement to conclude as promptly as practicable, provided that Lennar will not be required, in order to terminate any waiting period or to prevent or resolve any objection by any government entity (including the Federal Trade Commission and the Department of Justice), to agree to dispose of, or hold separate, any business or aspect of a business or otherwise restrict any business activities or agree not to engage in any business activities in the future. In the event any government entity challenges or threatens to challenge the transactions that are the subject of the merger agreement based upon any antitrust laws or other competition laws, Lennar and WCI shall each use its best efforts to defend against that challenge, including engaging in litigation, through all available appeals.

Furthermore, WCI is required to, and must use reasonable best efforts to cause its and its subsidiaries’ officers and employees to, at Lennar’s sole expense, cooperate in all reasonable respects with the efforts of Lennar to arrange any financing that Lennar expects to use after the closing. Lennar must give WCI reasonable opportunity to review and comment upon any materials that include information about WCI or any of its subsidiaries prepared in connection with such financing, and Lennar shall include in such materials comments reasonably proposed by WCI. However, each of Lennar, LLC Sub and Corporate Sub, pursuant to the merger agreement, acknowledged and agreed that the obtainment of financing is not a condition to the closing of the mergers.

Employee Benefits Matters

From the effective time of the initial merger and for a period of no less than one year thereafter, Lennar will provide, or will cause to be provided, to each employee who remains in the active employment of Lennar or the surviving company or any subsidiary thereof, which we refer to as a “continuing employee” in this proxy statement/prospectus, with:

•	compensation (including, without limitation, certain cash incentive compensation opportunities and certain equity-based compensation), that is not less favorable than the compensation such employee was receiving as a WCI employee immediately before the effective time of the initial merger; and

•	employee benefits that:

•	if the effective time of the initial merger is on or before December 31, 2016, are, (x) on and before December 31, 2016, not less favorable than the employee benefits such employee was receiving as a WCI employee immediately before the effective time of the initial merger, and (y) beginning January 1, 2017, the same as those provided to employees of Lennar or its subsidiaries in South Florida who are performing similar functions; and

•	if the effective time of the initial merger is on or after January 1, 2017, are, from the effective time of the initial merger until December 31, 2017, at the election of Lennar, either (x) the same as those being provided by WCI immediately prior to the effective time of the initial merger, or (y) the same as those provided by Lennar and its subsidiaries to their similarly-situated employees during such period; and

•	in all cases, from the effective time of the initial merger through December 31, 2017, the vacation and other paid time off policies applicable to a continuing employee shall be no less favorable than those applicable to a continuing employees immediately prior to the effective time of the initial merger.

Effective as of the effective time of the initial merger and thereafter, Lennar shall, or shall cause the surviving company to:

•	provide that periods of employment with WCI or any of its current or former affiliates or any predecessor of WCI shall be taken into account for all purposes under all employee benefit plans maintained by Lennar or any of its subsidiaries for the benefit of the continuing employees, including without limitation vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits);

•	ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the continuing employees under applicable Lennar benefit plans (except to the extent applicable under WCI benefit plans immediately prior to the effective time of the initial merger);

•	waive any and all evidence of insurability requirements with respect to continuing employees to the extent such evidence of insurability requirements were not applicable to the continuing employees under the WCI benefit plans immediately prior to the effective time of the initial merger; and

•	credit each continuing employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under WCI benefit plans prior to the effective time of the initial merger during the year in which the mergers occur for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any Lennar benefit plan for such year.

The mergers will not affect any continuing employee’s accrual of, or right to use, in accordance with WCI policy as in effect immediately prior to the effective time of the initial merger, any personal, sick, vacation or other paid-time-off accrued but unused by such continuing employee immediately prior to the effective time of the initial merger, except to the extent of accruals relating to periods after December 31, 2017 (which will be subject to Lennar’s policies and practices).

Other Covenants and Agreements

The merger agreement contains additional agreements relating to, among other matters:

Access to Information; Confidentiality

Until the effective time of the initial merger or termination of the merger agreement, WCI will, and will cause each of its subsidiaries to (in each case with certain exceptions), give representatives of Lennar, LLC Sub and Corporate Sub, or of any potential lenders or other sources of financing to Lennar, LLC Sub or Corporate Sub for financing to be used by Lennar and its subsidiaries after the mergers, full access during normal business hours to all of their respective properties, books and records and to personnel who are knowledgeable about the various aspects of the business of WCI and its subsidiaries. Until the closing, Lennar, LLC Sub and Corporate Sub each will, and will cause their representatives to (in each case with certain exceptions), hold all information they receive as a result of their access to the properties, books, records and personnel of WCI or its subsidiaries in confidence. If the merger agreement is terminated before the effective time of the initial merger, Lennar, LLC Sub and Corporate Sub each will, at the request of WCI, deliver to WCI all documents and other material obtained by Lennar or either of LLC Sub or Corporate Sub from WCI or a subsidiary in connection with the transactions which are the subject of the merger agreement or evidence that such material has been destroyed by Lennar, LLC Sub or Corporate Sub.

Indemnification and Insurance

Pursuant to the merger agreement, Lennar, LLC Sub and Corporate Sub have agreed that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of the current or former directors, officers and employees of WCI and its subsidiaries and each such person who served at the request of WCI or any of its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise as provided in WCI’s certificate of incorporation and bylaws or similar organizational documents of any subsidiary of WCI or under any indemnification, employment or other similar agreements between any indemnified party and WCI or any subsidiary of WCI, in each case as in effect on the date of the merger agreement with respect to matters occurring prior to the effective time of the initial merger, shall survive the mergers and continue in full force and effect in accordance with their respective terms.

Pursuant to the merger agreement, Lennar also has guaranteed the indemnification and expense advancement obligations of the surviving company of the mergers and its subsidiaries under those provisions of WCI’s certificate of incorporation or bylaws. Lennar will, or will cause the surviving company of the mergers to, maintain in effect for not less than six years after the effective time of the initial merger, with respect to occurrences prior to the effective time of the initial merger, WCI’s policies of directors’ and officers’ liability insurance which are in effect on the date of the merger agreement and are set forth in WCI’s disclosure letter (notwithstanding any provisions of those policies that they will terminate as a result of the mergers), or substantially similar insurance, to the extent that insurance is available at an annual cost not exceeding 300% of the annual cost of the policies of directors and officers liability insurance which are in effect at the date of the merger agreement. To the extent that insurance is not available at an annual cost that will not exceed that amount, Lennar will, or will cause the surviving company of the mergers to, maintain in effect for that period the maximum amount of such insurance coverage that can be obtained for that maximum annual cost.

Certain Tax Matters

Unless Lennar notifies WCI that the merger consideration will consist solely of cash consideration, the parties to the merger agreement have agreed that the merger agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The parties have agreed not to take or knowingly fail to take (or cause any other person to take or knowingly fail to take) any action, which action or failure to act could reasonably be expected to prevent or impede the ability of Latham & Watkins LLP to deliver an opinion that the initial merger and the subsequent merger, considered together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. WCI and Lennar have agreed to use their respective best efforts to deliver to Latham & Watkins LLP a certificate signed by an executive officer certifying certain representations related to the opinion. WCI has agreed to use its reasonable best efforts to cause Latham & Watkins LLP to provide the opinion.

Press Releases

WCI and Lennar have agreed to consult with each other before issuing any press releases or otherwise making any public statements with respect to the merger agreement, the mergers and the transactions contemplated by the merger agreement, provided that any party or any affiliate of any party may make any statement or announcement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded. Notwithstanding the foregoing, in connection with any action by WCI or the WCI board related to a change of recommendation or the transaction solicitation period and permitted by the merger agreement, WCI will not be required to consult with Lennar, LLC Sub or Corporate Sub prior to issuing any press release or otherwise making any public announcements with respect to such actions and the reasons for such actions.

Communications to WCI Employees

WCI has agreed to provide Lennar reasonable opportunity to review and comment on the form of any written statements to WCI employees and its subsidiaries informing them about the mergers prior to any distribution of such statements.

Defense Against Litigation

WCI has agreed to promptly advise Lennar of any litigation commenced after the date of the merger agreement against WCI or any of its directors (in their capacity as such) by any WCI stockholder (on their own behalf or on behalf of WCI) relating to the merger agreement or the transactions contemplated thereby, and has agreed to keep Lennar reasonably informed regarding any such litigation. WCI has also agreed to give Lennar the opportunity to consult with WCI regarding the defense or settlement of any such litigation and has agreed to consider Lennar’s views with respect to such litigation or settlement. Lennar has agreed to promptly advise WCI of any litigation commenced after the date of the merger agreement against Lennar, its affiliates or any of its directors (in their capacity as such) in connection with the merger agreement or the transactions contemplated thereby.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the closing of the initial merger, whether before or after approval of the merger proposal by WCI stockholders is obtained (except as otherwise provided below), as follows:

•	by the mutual written consent of Lennar and WCI;

•	by either Lennar or WCI (provided that such party’s breach is not the primary cause of such condition):

•	if the closing date does not occur on or before the outside date; provided, however, that if certain conditions have not been satisfied or duly waived by the fifth business day prior to the outside date, WCI may, by written notice to Lennar, extend the outside date by two additional months until May 22, 2017; provided, further, that if on May 22, 2017, certain conditions have not been satisfied or duly waived, WCI may, by written notice to Lennar, extend the outside date by an additional ten months until March 22, 2018; or

•	if any order of any governmental entity having competent jurisdiction is entered permanently enjoining WCI, Lennar, LLC Sub or Corporate Sub from consummating the mergers and such order has become final and non-appealable;

•	by WCI:

•	if either Lennar, LLC Sub or Corporate Sub has breached any of its representations or warranties in the merger agreement in a way that the related condition to closing would not be satisfied, and this breach is either incurable or not cured within 45 business days after Lennar’s receipt of written notice of such breach; provided that WCI will not have the right terminate on this basis if, at the time of such termination, WCI is in breach of any of its representations, warranties, covenants or agreements under the merger agreement that would result in a failure of any condition to Lennar’s, LLC Sub’s or Corporate Sub’s obligations to effect the mergers;

•	if the WCI board exercises its fiduciary out termination right pursuant to the terms of the merger agreement, as discussed above in the section titled “—Board Recommendation; Fiduciary Out”; or

•	if all the conditions to Lennar’s, LLC Sub’s and Corporate Sub’s obligations to effect the mergers have been satisfied, and Lennar, LLC Sub and Corporate Sub have failed to consummate the initial merger by the time the closing should have occurred pursuant to the merger agreement; or

•	by Lennar:

•	if WCI has breached any of its representations or warranties in the merger agreement in a way that the related condition to closing would not be satisfied, and this breach is either incurable or not cured within 45 business days after WCI’s receipt of written notice of such breach; provided that Lennar will not have the right terminate on this basis if, at the time of such termination, Lennar is in breach of any of its representations, warranties, covenants or agreements under the merger agreement that would result in a failure of any condition to WCI’s obligations to effect the initial merger; or

•	if, prior to approval of the merger proposal by WCI stockholders, (i) the WCI board effects, or there is a public statement that the WCI board intends to effect (which the WCI board does not deny in a filing with the SEC within three business days following a request by Lennar to do so), a change of recommendation, other than in either case in connection with WCI’s fiduciary out termination right, or (ii) in connection with a tender or exchange offer by a third party for 15% or more of WCI’s stock, (x) the WCI board (or any committee thereof) recommends that WCI stockholders tender into such offer or (y) WCI does not file with the SEC a statement within 10 business days that includes a recommendation that WCI stockholders do not tender into the offer.

Effect of Termination; Termination Fees

If the merger agreement is validly terminated, then, with certain exceptions, the merger agreement will be null and void and none of the parties will have any further rights or obligations thereunder. However, unless the merger agreement is terminated in a manner pursuant to which either the termination fee or the excluded party termination fee is payable (as discussed below), then nothing shall relieve either party of liability for any breach of the merger agreement that occurs before the merger agreement is terminated.

The merger agreement requires WCI to pay Lennar under some circumstances a termination fee of $22.5 million (which would have been $11.25 million if the termination had been in order to enable WCI to enter into a transaction that was the subject of an alternative acquisition proposal received during the transaction solicitation period). The termination fee is payable under the circumstances described below:

•	the termination fee is payable if:

•	WCI terminates the merger agreement as a result of a superior proposal received from a third party that is not an excluded party;

•	Lennar terminates the merger agreement in connection with the WCI board effecting a change in recommendation; or

•	Lennar terminates the merger agreement in connection with the WCI board recommending that WCI stockholders tender their WCI common stock, or failing to recommend that WCI stockholders not tender their WCI common stock, in response to a tender or exchange offer by a third party;

•	the excluded party termination fee would have been payable if:

•	WCI had terminated the merger agreement as a result of a superior proposal received from an excluded party; or

•	Lennar had terminated the merger agreement in connection with the WCI board recommending that WCI stockholders tender their WCI common stock, or failing to recommend that WCI stockholders not tender their WCI common stock, in response to a tender or exchange offer by an excluded party.

Amendment and Waiver

Amendment. To the extent permitted by applicable law, at any time prior to the effective time of the initial merger (whether before or after receipt of the approval of WCI stockholders), the merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors and by a document in writing signed by each of WCI, Lennar, LLC Sub and Corporate Sub; provided, however, that following receipt of the approval of WCI stockholders, (a) there will be no amendment that decreases the merger consideration and there shall be no amendment to the indemnification and insurance provisions of the merger agreement and (b) no amendment that requires further approval by WCI stockholders may be made without such stockholder approval.

Waiver. At any time prior to the effective time of the initial merger, the parties may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement; provided, however, that after receipt of the approval of WCI stockholders, no extension or waiver that, by law, requires further approval by such stockholders may be made without the approval of such stockholders. Any agreement on the part of any party to any such extension or waiver is valid only if set forth in a written instrument signed by such party. The failure or delay of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under the merger agreement preclude any other or further exercise of any rights thereunder.

Assignment

Neither the merger agreement nor any of the rights, interests or obligations of any party thereunder may be assigned (by operation of law or otherwise), except that either LLC Sub or Corporate Sub may assign its rights under the merger agreement to an entity that is a direct, wholly owned subsidiary of Lennar and, as to an assignment by LLC Sub, to an entity that is treated as disregarded and separate from Lennar for U.S. federal income tax purposes (provided that such assignment by either LLC Sub or Corporate Sub shall not impede or delay the consummation of the transactions contemplated by the merger agreement, including the mergers, or otherwise materially adversely affect the rights of WCI stockholders under the merger agreement). No assignment by any party will relieve such party of any of its obligations under the merger agreement. Subject to the foregoing, the merger agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Specific Performance

The parties to the merger agreement have acknowledged that money damages would not be an adequate remedy if WCI, Lennar, LLC Sub or Corporate Sub failed to perform in any material respect any of their obligations under the merger agreement in accordance with the terms thereof, and accordingly they have agreed that in addition to any other remedy to which a party may be entitled at law or in equity, any party will be entitled to obtain an order compelling specific performance of another party’s obligations under the merger agreement, without any requirement that it post a bond, and the parties agree that if any proceeding is brought in equity to compel performance of any provision of the merger agreement, no party will raise the defense that there is an adequate remedy at law. Except as otherwise provided in the merger agreement, no remedy will be exclusive of any other remedy to which a party may be entitled thereunder, or by law or equity, and the remedies available to a party will be cumulative.

Governing Law

The merger agreement is governed by, and construed under, the laws of the State of Delaware.

INFORMATION ABOUT LENNAR

Business

The following is a brief description of the business activities conducted by Lennar. More detailed information is contained in Lennar’s Annual Report on Form 10-K for the year ended November 30, 2015 and other documents that are incorporated by reference into this proxy statement/prospectus, and WCI stockholders are urged to refer to those documents for additional information about Lennar. See “Where You Can Find More Information” beginning on page 133.

Lennar is one of the nation’s largest homebuilders, a provider of real estate related financial services, a commercial real estate, investment management and finance company through its Rialto segment and a developer of multifamily rental properties in select U.S. markets primarily through unconsolidated entities.

Lennar’s homebuilding operations are the most substantial part of its business, comprising $8.5 billion in revenues, or approximately 89% of consolidated revenues in fiscal 2015, and $6.7 billion, or approximately 89% of consolidated revenues, in the first nine months of fiscal 2016. Lennar currently groups its homebuilding activities into four reportable segments, which it refers to as Homebuilding East, Homebuilding Central, Homebuilding West and Homebuilding Houston, based primarily upon similar economic characteristics, geography and product type. It groups information about its homebuilding activities in states in which its homebuilding activities are not economically similar to those in other states in the same geographic area under “Homebuilding Other.” As of August 31, 2016, Lennar’s reportable homebuilding segments and Homebuilding Other had operations located in:

East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia

Central: Arizona, Colorado and Texas (other than Houston)

West: California and Nevada

Houston: Houston, Texas

Other: Illinois, Minnesota, Oregon, Tennessee and Washington

Lennar’s other reportable segments are Lennar Financial Services, Rialto and Lennar Multifamily.

Lennar’s quarterly reports on Form 10-Q filed for the quarters ended February 29, 2016, May 31, 2016 and August 31, 2016, which are incorporated by reference into this proxy statement/prospectus, include reclassifications of prior year segment information as Lennar in its first quarter of fiscal 2016 changed its reportable segments due to a change in management structure. These reclassifications had no impact on Lennar’s condensed consolidated financial statements.

Homebuilding Operations

Lennar’s homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which it has investments. It primarily sells single-family attached and detached homes in communities targeted to first-time, move-up and active adult homebuyers. It operates primarily under the Lennar brand name.

Lennar is involved in all phases of planning and building in its residential communities, including land acquisition, site planning, preparation and improvement of land and design, construction and marketing of homes. It uses independent subcontractors for most aspects of home construction. At August 31, 2016, it was actively building and marketing homes in 694 communities, including 3 communities being constructed by unconsolidated joint ventures.

Lennar generally supervises and controls the development of land and the design and building of its residential communities with a relatively small labor force. It hires subcontractors for site improvements and virtually all of the work involved in the construction of homes. Lennar generally does not own heavy construction equipment. It finances construction and land development activities primarily with cash generated from operations and debt issuances.

Lennar sells its homes primarily from models that it has designed and constructed. It employs new home consultants who are paid salaries, commissions or both to conduct on-site sales of its homes. It also sells homes through independent realtors. Lennar’s marketing strategy is primarily focused on advertising through various digital channels including paid search, display advertising, social media and e-mail marketing, all of which drive traffic to Lennar’s website, www.lennar.com. However, Lennar also continues to advertise through more traditional media, including newspapers, radio advertisements and other local and regional publications and on billboards where appropriate.

Financial Services Operations

Lennar offers conventional, FHA-insured and VA-guaranteed residential mortgage loan products and other products to buyers of Lennar’s homes and others through its financial services subsidiary, Universal American Mortgage Company, LLC, which includes Universal American Mortgage Company, LLC, d/b/a Eagle Home Mortgage, from locations in most of the states in which Lennar has homebuilding operations, as well as some other states. During the nine months ended August 31, 2016, Lennar’s financial services subsidiaries provided loans to 82% of its homebuyers who obtained mortgage financing in areas where it offered financing. Because of the availability of mortgage loans from its financial services subsidiaries, as well as from independent mortgage lenders, Lennar believes almost all creditworthy purchasers of its homes have access to financing.

Lennar also provides title insurance and closing services to its homebuyers and others. During the nine months ended August 31, 2016, it provided title and closing services for approximately 83,600 real estate transactions, and issued approximately 214,300 title insurance policies through its underwriter, North American Title Insurance Company. Title and closing services are provided in 28 states and title insurance services are provided in 40 states.

Rialto Operations

The Rialto segment is a commercial real estate, investment management, and finance company. Rialto’s primary focus is to manage third-party capital and to originate commercial mortgage loans which it sells into securitizations. It also has invested its own capital in mortgage loans, properties and real estate related securities.

A Rialto subsidiary, Rialto Mortgage Finance, originates and sells into securitizations five, seven and ten year commercial first mortgage loans, generally with principal amounts between $2 million and $75 million, which are secured by income producing properties. This business has become a significant contributor to the Rialto segment’s revenues.

Lennar Multifamily Operations

Lennar has been actively involved, primarily through unconsolidated joint ventures, in the development, construction and property management of multifamily rental properties. The Lennar Multifamily segment focuses on developing a geographically diversified portfolio of institutional quality multifamily rental properties in select U.S. markets. Currently, it primarily uses third-party management companies to rent the apartments, although it anticipates renting the apartments through its own entities in the future. Although Lennar Multifamily has to date been involved in development of multifamily residential projects that are expected to be sold when they are completed, it has recently obtained $2.2 billion of investment commitments (including a $504 million Lennar commitment) for a venture that expects to develop and retain multifamily residential projects.

Directors and Executive Officers

Directors

The persons who are currently the Lennar directors and executive officers are expected to continue as the Lennar directors and executive officers after the mergers. The persons who currently serve on the Lennar board are Irving Bolotin, Steven L. Gerard, Theron I. (“Tig”) Gilliam, Sherrill W. Hudson, Sidney Lapidus, Teri McClure, Stuart A. Miller, Armando Olivera and Jeffrey Sonnenfeld. No commitment has been made to add anybody to the Lennar board or appoint anybody as a Lennar executive officer as a result of the mergers. Some of the WCI executive officers will continue after the mergers to be executive officers of the entity that survives the mergers.

Information about the Lennar directors and executive officers is contained in Lennar’s Report on Form 10-K for the year ended November 30, 2015 and the proxy statement dated March 2, 2016 relating to Lennar’s 2016 Annual Meeting of stockholders, both of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 133.

INFORMATION ABOUT WCI

Business

WCI is a lifestyle community developer and luxury homebuilder of single- and multi-family homes, including luxury high-rise tower units, in most of coastal Florida’s highest growth and largest markets. As of September 30, 2016, WCI owned or controlled 14,011 home sites of which 9,342 were owned and 4,669 were controlled by WCI. WCI has established a reputation and strong brand recognition for developing amenity-rich, lifestyle-oriented master-planned communities. WCI’s homes, tower units and communities are primarily targeted to move-up, second-home and active adult buyers. If WCI’s stockholders do not approve the merger proposal, WCI intends to leverage its experience, operational platform and well-located land inventory, with an attractive book value, to capitalize on markets with favorable demographic and economic forecasts in order to grow its business.

WCI was incorporated in Delaware in 2009. Including its predecessor companies, WCI has operated for over 60 years. WCI operates as a holding company and has no independent assets or operations. All of its business and operational activity is conducted through its subsidiaries. WCI operated as a privately held company until it completed an initial public offering of its common stock during July 2013. Shares of its common stock trade on the NYSE under the ticker symbol “WCIC.”

WCI’s business is organized into three operating segments: Homebuilding, Real Estate Services and Amenities. WCI’s Homebuilding segment accounted for 77.7%, 71.9% and 67.4% of its total revenues for the years ended December 31, 2015, 2014 and 2013, respectively, and substantially all of its total gross margin during those years, and it represented 81.0% of WCI’s total revenues for the nine months ended September 30, 2016.

•	Homebuilding: WCI designs, sells and builds single- and multi-family homes ranging in price from approximately $170,000 to $1.1 million and tower units ranging in price from $1.0 million to $3.6 million. WCI’s product offerings range in size from approximately 1,100 square feet to 5,100 square feet. Additionally, WCI’s land development expertise enhances its Homebuilding operations by enabling it to acquire and create larger, well-amenitized master-planned communities, control the timing of home site delivery and capture the opportunity to drive higher margins.

•	Real Estate Services: WCI currently operates a full-service real estate brokerage business under the Berkshire Hathaway HomeServices brand and title services that complement its Homebuilding operations by providing it with additional opportunities to capitalize on increasing home prices throughout Florida. During 2015, WCI’s real estate brokerage business was the third-largest real estate brokerage in Florida and the 38th largest in the United States, both based on sales volume. WCI’s real estate brokerage business derives revenues primarily from gross commission income when serving as the broker at the closing of real estate transactions.

•	Amenities: Within many of WCI’s communities, WCI may own and/or operate resort-style club and fitness facilities, championship golf courses, country clubs and marinas. WCI believes that these amenities offer its homebuyers a luxury lifestyle experience, enabling it to enhance the marketability, sales volume and value of the homes it delivers as compared to non-amenitized communities. WCI’s Amenities segment derives revenues primarily from the sale of equity and nonequity memberships, the sale and lease of marina slips, membership dues, and golf and restaurant operations.

WCI’s principal offices are located at 24301 Walden Center Drive, Bonita Springs, Florida 34134, and its telephone number is (239) 947-2600.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 4, 2017, the number of shares of WCI common stock held by (1) each person, or group of affiliated persons, known by WCI to be the beneficial owner of 5% or more of

WCI’s outstanding WCI common stock, (2) each WCI director, (3) each WCI named executive officer and (4) all WCI directors and executive officers as a group. The percentages are based on 26,331,438 shares of WCI common stock outstanding as of January 4, 2017. Unless otherwise indicated, the address of all directors and executive officers is c/o WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs, Florida 34134.

To WCI’s knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise indicated in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined in accordance with the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% or more Stockholders
Monarch Alternative Capital LP and certain of its advisory clients(1) 535 Madison Avenue New York, New York 10022	2,371,685	9.0%
Stonehill Capital Management LLC and certain of its advisory clients(2) 885 Third Avenue, 30th Floor New York, New York 10022	1,968,430	7.5%
Real Estate Management Services and certain of its advisory clients(3) 1100 Fifth Avenue South, Suite 305 Naples, Florida 34102	1,379,100	5.2%

Directors and Named Executive Officers
Keith E. Bass(4)	239,526	*
Russell Devendorf(5)	81,517	*
David T. Ivin(6)	45,000	*
Patrick J. Bartels, Jr.	—	*
Michelle Mackay(7)	15,970	*
Darius G. Nevin(8)	10,470	*
Stephen D. Plavin(9)	22,520	*
Charles C. Reardon(8)	10,470	*
Christopher E. Wilson(10)	1,968,430	7.5%
All directors and executive officers as a group (14 persons)	2,566,821	9.7%

*	Denotes less than 1.0% beneficial owner.
(1)	Based solely on a Schedule 13G/A filed with the SEC by Monarch Debt Recovery Master Fund Ltd on February 16, 2016. Consists of shares of WCI common stock held by Monarch Debt Recovery Master Fund Ltd, Monarch Opportunities Master Fund Ltd, MDRA GP LP and Monarch GP LLC. Monarch Alternative Capital LP, which we refer to as “MAC” in this section, serves as advisor to these entities with respect to shares of WCI common stock directly owned by such entities. MDRA GP LP, which we refer to as “MDRA GP” in this section, is the general partner of MAC and Monarch GP LLC, which we refer to as “Monarch GP” in this footnote, is the general partner of MDRA GP. By virtue of such relationships, MAC, MDRA GP and Monarch GP, and Michael Weinstock, Andrew Herenstein, Christopher Santana and Adam Sklar, the co-portfolio managers of MAC, may be collectively deemed to have voting and dispositive power over the shares owned by such entities. The address for these entities is c/o Monarch Alternative Capital LP, 535 Madison Avenue, New York, New York 10022.

(2)	Based solely on a Schedule 13G/A filed with the SEC by Stonehill Capital Management LLC on February 9, 2016. Consists of shares of WCI common stock held by Stonehill Capital Management LLC, which we refer to as “SCM” in this section, and Stonehill Institutional Partners, L.P., which we refer to as “Stonehill Institutional” in this section. SCM is the investment advisor to Stonehill Institutional, and Stonehill General Partner, LLC, which we refer to as “Stonehill GP” in this section, is the general partner of Stonehill Institutional. By virtue of such relationships, SCM and its principals may be deemed to have voting and dispositive power over the shares of WCI common stock owned by Stonehill Institutional, and Stonehill GP and its principals may be deemed to have voting and dispositive power over the shares of WCI common stock owned by Stonehill Institutional. The principals of SCM and Stonehill GP are John Motulsky, Christopher Wilson, Thomas Varkey, Jonathan Sacks, Peter Sisitsky, Michael Thoyer and Michael Stern. The address for SCM is 885 Third Avenue, 30th Floor, New York, New York 10022.
(3)	Consists of shares of WCI common stock held by REMS Real Estate Value Opportunity FUND, BBH Global Funds Unit Trust: REMS Group Series, and 24 separately managed accounts. Real Estate Management Services Group, LLC serves as advisor to these entities with respect to shares of WCI common stock directly owned by such entities. The address for these entities is c/o Real Estate Management Services, 1100 Fifth Avenue South, Suite 305, Naples, Florida 34102.
(4)	The total shares held by Mr. Bass above include 121,000 shares of restricted stock that have not yet vested. The total shares held by Mr. Bass above exclude (i) any LTIP Awards, for which Mr. Bass does not have voting or dispositive power, and (ii) any shares that may be received by him in respect of performance share units that have not yet vested and for which Mr. Bass does not have voting or dispositive power. For more information on the treatment of such LTIP Awards and performance share units in the mergers, please see the section of this proxy statement/prospectus titled “The Mergers—Interests of WCI Directors and Executive Officers in the Initial Merger—Equity Compensation Awards” on page 78.
(5)	The total shares held by Mr. Devendorf above include 45,500 shares of restricted stock that have not yet vested. The total shares held by Mr. Devendorf above exclude any LTIP Awards, for which Mr. Devendorf does not have voting or dispositive power. For more information on the treatment of such LTIP Awards in the mergers, please see the section of this proxy statement/prospectus titled “The Mergers—Interests of WCI Directors and Executive Officers in the Initial Merger—Equity Compensation Awards” on page 78.
(6)	The total shares held by Mr. Ivin above include 45,000 shares of restricted stock that have not yet vested.
(7)	The total shares held by Ms. MacKay include 5,306 shares of restricted stock that have not yet vested. The total shares held by Ms. MacKay above exclude any LTIP Awards, for which Ms. MacKay does not have voting or dispositive power. For more information on the treatment of such LTIP Awards in the mergers, please see the section of this proxy statement/prospectus titled “The Mergers—Interests of WCI Directors and Executive Officers in the Initial Merger—Equity Compensation Awards” on page 78.
(8)	The total shares held by each of Mr. Nevin and Mr. Reardon include 5,306 shares of restricted stock that have not yet vested.
(9)	The total shares held by Mr. Plavin include 5,306 shares of restricted stock that have not yet vested. The total shares held by Mr. Plavin above exclude any LTIP Awards, for which Mr. Plavin does not have voting or dispositive power. For more information on the treatment of such LTIP Awards in the mergers, please see the section of this proxy statement/prospectus titled “The Mergers—Interests of WCI Directors and Executive Officers in the Initial Merger—Equity Compensation Awards” on page 78.
(10)	Represents shares owned by Stonehill Institutional and Stonehill Master. Mr. Wilson is a partner at SCM and a managing member of Stonehill GP, and may be deemed to have shared voting and dispositive power over the shares owned by Stonehill Institutional and Stonehill Master as described in footnote 3 above. He disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for Mr. Wilson is 885 Third Avenue, 30th Floor, New York, New York 10022.

INFORMATION ABOUT CORPORATE SUB AND LLC SUB

Corporate Sub

Corporate Sub, a direct, wholly owned subsidiary of Lennar, is a Delaware corporation formed on September 14, 2016, for the purpose of being a party to the initial merger. In the initial merger, Corporate Sub will merge with and into WCI, with WCI continuing as the surviving entity and becoming a direct, wholly owned subsidiary of Lennar.

Corporate Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of any applicable regulatory filings in connection with the initial merger.

LLC Sub

LLC Sub, a direct, wholly owned subsidiary of Lennar, is a Delaware limited liability company formed on September 14, 2016, for the purpose of merging with WCI, in the subsequent merger, immediately after completion of the initial merger. The subsequent merger will not affect WCI stockholders because their interests as WCI stockholders will terminate as a result of the initial merger, and at the time of the subsequent merger, their rights as WCI stockholders will have been exchanged for the right to receive the merger consideration as a result of the initial merger. In the subsequent merger, if there is one, WCI will be merged with and into LLC Sub, with LLC Sub continuing as the surviving entity and conducting, as a direct, wholly owned subsidiary of Lennar, the activities that prior to the two mergers are being conducted by WCI. Lennar is not required by the merger agreement to carry out the subsequent merger if Lennar elects to pay the entire merger consideration in cash. If it does not carry out the subsequent merger, WCI will continue after the initial merger to conduct, as a direct, wholly owned subsidiary of Lennar, the activities it is conducting prior to the initial merger.

LLC Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of any applicable regulatory filings in connection with the mergers.

WCI SPECIAL MEETING

Date, Time and Place

The WCI special meeting will be held on February 10, 2017, at 9:00 a.m., Eastern time, at the offices of Latham & Watkins, WCI’s outside counsel, located at 885 3rd Avenue, New York, NY 10022. On or about January 12, 2017, WCI commenced distributing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the WCI special meeting.

Purpose of the WCI Special Meeting

At the WCI special meeting, WCI stockholders will be asked to consider and vote solely on the following proposals:

•	Merger proposal: To adopt the merger agreement; and

•	Adjournment proposal: To approve the adjournment of the WCI special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Recommendation of the WCI Board

The WCI board has unanimously determined that the mergers are advisable and in the best interests of WCI and WCI stockholders and unanimously recommends that WCI stockholders vote:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

See “The Mergers—WCI Board Recommendation and Its Reasons for the Mergers” beginning on page 50.

WCI Record Date; Stock Entitled to Vote

Only WCI stockholders of record at the close of business on December 23, 2016 will be entitled to notice of, or to vote at, the WCI special meeting or any adjournments thereof.

As of December 23, 2016, there were 26,331,438 shares of WCI common stock outstanding. Each share of WCI common stock outstanding on the WCI record date is entitled to one vote on each proposal to be considered at the WCI special meeting, in person or by proxy through the Internet or by telephone or by a properly executed proxy received by mail or otherwise delivered with respect to the WCI special meeting.

A complete list of stockholders entitled to vote at the WCI special meeting will be available for examination by any WCI stockholder at WCI’s headquarters, located at 24301 Walden Center Drive, Bonita Springs, Florida 10036, for any purpose germane to the WCI special meeting, during ordinary business hours for a period of 10 days before the WCI special meeting and at the WCI special meeting.

Quorum

A quorum of stockholders represented in person or by proxy at the WCI special meeting is required to vote on the adoption of the merger agreement, the approval of any adjournment of the WCI special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and the approval of compensation to be paid to WCI’s named executive officers in connection with the initial merger. A quorum requires the presence, in person or by proxy, of WCI stockholders who hold a majority of the voting power of WCI common stock entitled to vote at the WCI special meeting. Any abstentions will be treated as present for the purposes of determining whether a quorum exists at the WCI special meeting, even though they will not be voted. However, uninstructed shares (which would include broker non-votes) do not have any voting power at the WCI special meeting, and thus would not be counted in the quorum calculation.

Required Vote

Required Vote to Approve the Merger Proposal (Item 1 on the Proxy Card)

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of WCI common stock entitled to vote on the merger proposal.

Required Vote to Approve the Adjournment Proposal (Item 2 on the Proxy Card)

Approval of the adjournment proposal requires the majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes).

Treatment of Abstentions; Failure to Vote

For purposes of the WCI special meeting, an abstention occurs when a WCI stockholder attends the WCI special meeting, either in person or by proxy, but abstains from voting or fails to vote.

•	With regard to the merger proposal, an abstention or a failure to submit a proxy card or to vote in person at the WCI special meeting will have the same effect as a vote “AGAINST” the merger proposal.

•	With regard to the adjournment proposal, an abstention or a broker non-vote will have no effect on the outcome of the vote for the adjournment proposal.

Voting of Proxies; Incomplete Proxies

Giving a proxy means that a WCI stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the WCI special meeting in the manner it directs. A WCI stockholder may vote by proxy or in person at the WCI special meeting. If you hold your shares of WCI common stock in your name as a stockholder of record, you, as a WCI stockholder, may submit a proxy:

•	By Telephone, by dialing the toll-free number specified on the proxy card and following the instructions on the proxy card;

•	Via the Internet, by accessing the website specified on the proxy card and following the instructions on the proxy card; or

•	By Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

WCI requests that WCI stockholders submit their proxies over the phone or internet or by completing the accompanying proxy and returning it as soon as possible in the enclosed postage-paid envelope. If the accompanying proxy is returned properly executed, the shares of WCI stock represented by it will be voted at the WCI special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the WCI common stock represented by the proxy will be voted as recommended by the WCI board. Unless a WCI stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any matters other than the two proposals that properly come before the WCI special meeting.

Every WCI stockholder’s vote is important. Failing to vote has the same effect as voting against the initial merger. Accordingly, each WCI stockholder should sign, date and return the enclosed proxy card, or submit a proxy by telephone or via the Internet, whether or not it plans to attend the WCI special meeting in person. Proxies must be received by 11:59 p.m., Eastern time, on February 9, 2017.

Shares Held in Street Name; Broker Non-Votes

If you are a WCI stockholder and your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with this prospectus/proxy statement. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the internet.

If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Under current NYSE rules, brokers do not have discretionary authority to vote on any of the proposals that will be voted upon at the WCI special meeting, including the merger proposal. As a result, a broker non-vote of a share of WCI common stock will have the same effect as a vote “AGAINST” the merger proposal and will have no effect on the outcome of the vote on the adjournment proposal.

Revocability of Proxies and Changes to a WCI Stockholder’s Vote

You may revoke your proxy and/or change your vote with regard to a matter at any time before your shares of WCI common stock are voted by proxy at the WCI special meeting by:

•	sending a written notice, which is received prior to your vote being cast at the WCI special meeting, to WCI Communities, Inc. at WCI Communities, Inc. at 24301 Walden Center Drive, Bonita Springs, Florida 34134, Attention: Corporate Secretary, that bears a date later than the date of the proxy and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or via the internet that is received prior to your vote being cast with regard to a matter at the WCI special meeting; or

•	attending the WCI special meeting and voting by ballot in person with regard to a matter (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares of WCI common stock through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the WCI board. WCI will bear all costs and expenses in connection with the solicitation of proxies. WCI has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the meeting and WCI estimates it will pay MacKenzie Partners, Inc. a fee of approximately $35,000 (plus reimbursement of expenses) for these services.

In addition to solicitation of proxies by mail, proxies may be solicited by WCI officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. WCI may also reimburse brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy solicitation materials to beneficial owners of WCI common stock.

Voting by WCI Directors and Executive Officers

On December 23, 2016, the WCI record date, WCI directors and executive officers and their affiliates owned and were entitled to vote 2,566,821 shares of WCI common stock, or approximately 9.7% of the total voting power of the shares of WCI common stock outstanding on that date. It is currently expected that the WCI directors and executive officers will vote their shares of WCI common stock in favor of each of the proposals to be considered at the WCI special meeting, although none of them have entered into any agreements obligating them to do so.

Stockholders Should Not Send Certificates with Their Proxies

A letter of transmittal and instructions for the surrender of WCI common stock certificates or book-entry shares in exchange for the merger consideration will be mailed to WCI stockholders shortly after the completion of the initial merger.

Attending the WCI Special Meeting

Subject to space availability, all WCI stockholders as of the WCI record date, or their duly appointed proxies, may attend the WCI special meeting. Since seating is limited, admission to the WCI special meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m., Eastern time.

If you hold your shares of WCI common stock in your name as a stockholder of record and you wish to attend the WCI special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the WCI special meeting. You should also bring valid picture identification.

If your shares of WCI common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the WCI special meeting, you need to bring a copy of a bank or brokerage statement to the WCI special meeting reflecting your stock ownership as of the WCI record date. You should also bring valid picture identification.

No Other Business

Under WCI’s bylaws, the business to be conducted at the WCI special meeting will be limited to the purposes stated in the notice to WCI stockholders provided with this proxy statement/prospectus and any matters reasonably related thereto.

WCI PROPOSALS

Item 1. The Merger Proposal

(Item 1 on Proxy Card)

As discussed throughout this proxy statement/prospectus, WCI is asking WCI stockholders to approve the merger proposal. WCI stockholders should carefully read this proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the mergers. In particular, WCI stockholders are directed to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

The WCI board unanimously recommends a vote “FOR” the merger proposal.

Item 2. The Adjournment Proposal

(Item 2 on Proxy Card)

The WCI special meeting may be adjourned to another time or place, if necessary to solicit additional proxies if there are insufficient votes at the time of the WCI special meeting to approve the merger proposal.

If, at the WCI special meeting, the number of shares of WCI common stock present or represented by proxy and voting in favor of the mergers is insufficient to approve the merger proposal, WCI intends to move to adjourn the WCI special meeting in order to enable the WCI board to solicit additional proxies for approval of the merger proposal. In that event, WCI will ask its stockholders to vote only upon the adjournment proposal, and not upon any other proposal.

In this proposal, WCI is asking WCI stockholders to authorize the holder of any proxy solicited by the WCI board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the WCI special meeting to another time and place for the purpose of soliciting additional proxies. If WCI stockholders approve the adjournment proposal, WCI could adjourn the WCI special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from WCI stockholders who have previously voted.

The WCI board unanimously recommends a vote “FOR” the adjournment proposal.

DESCRIPTION OF LENNAR CAPITAL STOCK

This section of the proxy statement/prospectus describes the material terms of Lennar’s capital stock, including the Class A common stock that will be part of the merger consideration (unless Lennar elects to pay the entire merger consideration in cash).

General

At the date of this proxy statement/prospectus, Lennar is authorized to issue up to 300,000,000 shares of Class A common stock, $0.10 par value, 90,000,000 shares of Class B common stock, $0.10 par value, 100,000,000 shares of participating preferred stock, $0.10 par value, and 500,000 shares of preferred stock, $10.00 par value. On September 30, 2016, 196,496,000 shares of its Class A common stock, 31,303,000 shares of its Class B common stock and no shares of participating preferred stock or preferred stock were outstanding. Lennar’s Class A common stock is listed on the NYSE under the symbol “LEN” and its Class B common stock is listed on the NYSE under the symbol “LEN.B.”

Description of Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock or participating preferred stock that Lennar may issue in the future, the Lennar Class A stockholders and Lennar Class B stockholders are entitled to share equally, on a per share basis, in any dividends that the Lennar board may declare from time to time. If a dividend is paid in the form of shares of Class A common stock or Class B common stock, the Lennar board may determine that the Lennar Class A stockholders will receive Class A common stock, and the Lennar Class B stockholders will receive Class B common stock.

Voting Rights

Lennar’s Class B common stock is identical in every respect with its Class A common stock, except that (a) each share of Class B common stock entitles the holder to ten votes on each matter submitted to the vote of the common stockholders, while each share of Class A common stock entitles the holder to only one vote, (b) amendments to provisions of Lennar’s certificate of incorporation relating to the Class A common stock, Class B common stock or the participating preferred stock require the approval of a majority of the shares of participating preferred stock and Class A common stock, voting together, which are voted with regard to the amendments (as well as approval of a majority in voting power of all the outstanding Class A common stock, Class B common stock and participating preferred stock voting together) and (c) under the DGCL, certain matters affecting the rights of Lennar Class B stockholders may require approval of the Lennar Class B stockholders voting as a separate class. The Lennar common stockholders do not have cumulative voting rights.

As of September 30, 2016, Stuart A. Miller, Lennar’s Chief Executive Officer, had voting control, through family-owned entities and personal holdings, of Class A and Class B common stock which would entitle Mr. Miller to 42.3% of the combined votes that could be cast by the Lennar Class A stockholders and Lennar Class B stockholders combined (which will be reduced to 41.7% by the anticipated issuance of shares in connection with the initial merger). That gives significant influence to Mr. Miller in electing Lennar directors and approving matters that are presented to its stockholders. Mr. Miller’s voting power might discourage someone from making a significant equity investment in Lennar, even if Lennar needed the investment to meet its obligations or to operate its businesses.

Liquidation Rights

In the event of the dissolution or liquidation of Lennar, after satisfaction of all its debts and liabilities, holders of preferred stock, which we refer to as the “Lennar preferred stockholders” in this proxy statement/prospectus, will be entitled to the payment of liquidating distributions in the amounts to which they are preferentially entitled before any liquidating distribution is made to the holders of participating preferred stock, which we refer to as the “Lennar participating preferred stockholders” in this proxy statement/prospectus, or the Lennar common stockholders. Thereafter, a liquidating distribution totaling $10.00 per share will be paid to the Lennar participating preferred stockholders if any participating preferred stock is outstanding. Next, the Lennar Class A stockholders will be entitled to a liquidating distribution totaling $10.00 per share. Any liquidating distributions in excess of $10.00 per share to the Lennar participating preferred stockholders and the Lennar Class A stockholders will be made to the holders of the Class A common stock and the participating preferred stock, as well as to the holders of the Lennar Class B common stock, on an equal per share basis without regard to class.

Termination of Class B common stock

If at any time (i) the number of outstanding shares of Lennar’s Class B common stock is less than 10% of the number of outstanding shares of Class A common stock and Class B common stock taken together, or (ii) the holders of a majority of the outstanding shares of Class B common stock vote to cause all the Class B common stock to be converted into Class A common stock, the Class B common stock will automatically be converted into, and become for all purposes, shares of Class A common stock, and Lennar will no longer be authorized to issue Class B common stock.

No Other Rights

Lennar common stockholders are not entitled to preemptive, redemption, subscription or conversion rights other than as described above. The rights, preferences and privileges of Lennar common stockholders could be subject to, and may be adversely affected by, the rights of Lennar preferred stockholders or Lennar participating preferred stockholders that may exist in the future.

Description of Preferred Stock

Lennar may issue preferred stock in series with any rights and preferences that are specified by the Lennar board with regard to the particular series. Currently there is no preferred stock outstanding. The rights and preferences of a series may (or may not) include:

•	preferential rights to receive distributions if Lennar is liquidated;

•	the right to require Lennar to redeem shares at specified dates, upon the occurrence of specified events, or at the option of the holder at any time;

•	preferential voting rights, including, possibly, the right to elect by separate vote directors to the Lennar board;

•	the right to receive specified dividends before any dividends can be paid on the common stock or on junior series of preferred stock (which preferential dividend right may be fixed or may participate with dividends on other classes or series of stock and may be cumulative or may apply separately to individual dividends);

•	the right to convert shares into another class or series of Lennar stock or other securities, and provisions intended to prevent dilution of those conversion rights;

•	provisions requiring Lennar to make payments into a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series; or

•	any other rights or preferences the Lennar board deems appropriate.

Lennar preferred stockholders will not have preemptive rights under Lennar’s certificate of incorporation or under the DGCL, but the terms of particular series of preferred stock, or agreements into which Lennar enters when it sells shares of preferred stock, may give rights that are similar to preemptive rights.

Description of Participating Preferred Stock

Lennar may issue participating preferred stock which will have rights and preferences identical to those of the Class A stock in every way, except that (a) no cash dividends may be paid with regard to the Class A or Class B common stock in a calendar year until the Lennar participating preferred stockholders have received cash dividends totaling $0.0125 per share, and after such cash dividends are paid, then no further cash dividends may be paid in that year with regard to the participating preferred stock until the Lennar Class A stockholders have received cash dividends totaling $0.0125 per share, after which any additional cash dividends in the year will be paid on an equal per share basis to the Lennar participating preferred stockholders and the Lennar Class A stockholders, (b) if Lennar is liquidated, none of its assets may be distributed to the Lennar common stockholders until the Lennar participating preferred stockholders have received distributions totaling $10.00 per share, and after such distribution is made, then no further assets may be distributed to the Lennar participating preferred stockholders until the Lennar Class A stockholders have received distributions totaling $10.00 per share, after which any liquidating distributions in excess of $10.00 per share will be made to the participating preferred stockholders and the Lennar Class A stockholders on an equal per share basis without regard to class, and (c) Lennar participating preferred stockholders will vote together with Lennar common stockholders, except that the Lennar participating preferred stockholders will vote separately on corporate actions which would change the participating preferred stock or would cause the Lennar participating preferred stockholders to receive per share consideration in a merger or similar transaction which is different from the per share consideration received by the Lennar common stockholders. Currently there is no participating preferred stock outstanding.

Anti-Takeover Effects of Lennar’s Certificate of Incorporation and Bylaws

Lennar’s certificate of incorporation and bylaws have provisions, in addition to the multiple voting rights of the Class B common stock, that may have the effect of making takeovers of Lennar more difficult. They include the following:

Advance Notice Requirements. Lennar’s bylaws contain a requirement that stockholders give advance notice of their intention to nominate candidates for election as directors or to bring other business before an annual or special meeting of stockholders. These bylaw provisions may prevent some matters from being voted upon at a meeting. They may prevent or deter a potential acquirer from soliciting proxies to elect a slate of directors selected by the potential acquirer or otherwise attempting to obtain control of Lennar.

Lennar’s bylaws also provide that its stockholders must meet requirements set forth in the bylaws to be able to request that the Lennar board set a record date for action to be taken by written consent of stockholders. This provision may discourage or limit the ability of a potential acquirer to cause the stockholders to act by written consent in order to make it easier for the potential acquirer to advance a takeover proposal.

Calling of Special Meetings of Stockholders. Lennar’s bylaws provide that special meetings of its stockholders may be called by stockholders only by notice given by Lennar’s president or secretary upon the written request of the holders of at least a majority of all the outstanding shares of any class entitled to vote on the action proposed to be taken. These provisions may impede a stockholder’s ability to bring matters before a special meeting of stockholders.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for the Lennar board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire Lennar. These and other provisions may have the effect of deterring or preventing hostile takeovers or delaying or preventing changes in control or management of Lennar.

Board Authority to Amend Bylaws. Under Lennar’s bylaws, the Lennar board has the authority to adopt, amend or repeal bylaws without the approval of its stockholders.

Delaware Anti-Takeover Statute

Lennar is subject to Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder of the corporation for a period of three years following the time the person became an interested stockholder unless:

•	prior to the time that the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in response to a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

For the purposes of Section 203 of the DGCL, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who owns 15% or more of a corporation’s outstanding voting securities or is an affiliate or associate of the corporation and, within three years prior to the determination of interested stockholder status, owned 15% or more of the corporation’s outstanding voting securities, as well as affiliates and associates of such a person. The existence of this provision may have an antitakeover effect with respect to transactions the Lennar board does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price of shares of Lennar’s capital stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock and Class B common stock is Computershare Trust Company, N.A. of Canton, Massachusetts.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF WCI AND LENNAR

Both Lennar and WCI are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each of them are governed by the DGCL. The combined company will continue to be a Delaware corporation following completion of the mergers and will be governed by the DGCL.

Upon completion of the initial merger, WCI stockholders will become Lennar common stockholders (unless Lennar elects to pay the entire merger consideration in cash). The rights of the former WCI stockholders and the Lennar common stockholders will therefore be governed by the DGCL and by the certificate of incorporation and the bylaws of Lennar, each as amended from time to time.

The following description summarizes the material differences that may affect the rights of the stockholders of Lennar and WCI, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. WCI stockholders should read carefully the relevant provisions of the DGCL, the section of this proxy statement/prospectus titled “Description of Lennar Capital Stock” beginning on page 120 and the respective certificates of incorporation and bylaws of Lennar and WCI. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 133.

	Rights of WCI Stockholders	Rights of Lennar Common Stockholders
Authorized Capital Stock	The authorized capital stock of WCI consists of 150,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, $0.01 par value per share.	The authorized capital stock of Lennar consists of 300,000,000 shares of Class A common stock, par value $0.10 per share, 90,000,000 shares of Class B common stock, par value $0.10 per share, 100,000,000 shares of participating preferred stock, par value $0.10 per share, and 500,000 shares of preferred stock, par value $10.00 per share.

Outstanding Capital Stock

WCI has outstanding only one class of common stock. WCI stockholders are entitled to all of the respective rights and obligations provided to common stockholders under Delaware law and WCI’s certificate of incorporation and bylaws.

As of January 4, 2017, 26,331,438 shares of common stock were outstanding. No shares of WCI preferred stock were outstanding and WCI has no present plans to issue any shares of WCI preferred stock.

Lennar has outstanding two classes of common stock: Class A common stock and Class B common stock. The two classes are substantially identical, except that the Class A common stock entitles holders to one vote per share and the Class B common stock entitles holders to 10 votes per share.

As of September 30, 2016, 196,496,000 shares of Class A common stock and 31,303,000 shares of Class B common stock were outstanding. No shares of preferred stock or participating preferred stock were outstanding and Lennar has no present plans to issue any shares of preferred stock or participating preferred stock.

	Rights of WCI Stockholders	Rights of Lennar Common Stockholders
Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	WCI’s bylaws provide that a special meeting of stockholders may be called by the WCI board, the chairman of the WCI board, the chief executive officer or the president. WCI’s bylaws also provide that a special meeting of stockholders must be called by the secretary at the written request of either (i) Monarch Alternative Capital LP and its affiliates or (ii) Stonehill Institutional Partners, L.P. and its affiliates (each a “Principal Investor” and together, the “Principal Investors”), so long as such Principal Investor holds at least ten percent of the outstanding WCI common stock.	Lennar’s bylaws provide that a special meeting of stockholders may be called by the Lennar board or by Lennar’s chief executive officer. Lennar’s bylaws also provide that a special meeting of stockholders must be called by the president or the secretary upon the written request of a majority of the Lennar board or upon the written request of the holders of at least a majority of all the outstanding shares of any class entitled to vote on the action proposed to be taken.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors

WCI’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the WCI board.

Such proposals and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to WCI’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received at WCI’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not later than the later of the 90th day before the meeting or the 10th day following the day on which public disclosure of the date of the annual meeting is first made.

If the WCI board determines that directors are to be elected at a special meeting, notice for nominations must be received at WCI’s principal executive offices not

Lennar’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Lennar board.

Such proposals and nominations, however, may only be made by a stockholder who has given timely notice in proper written form to Lennar’s secretary prior to the meeting and who, at the time of giving such notice and at the time of the meeting, owns, and for at least one year has owned, of record and beneficially (or is acting on behalf of a beneficial owner who owns and for at least one year has owned beneficially) at least $2,000 in market value or 1% of the outstanding common stock of Lennar of both classes combined.

In connection with an annual meeting, to be timely, notice of nominations or proposals and nominations must be received by Lennar’s secretary not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, notice by the

	Rights of WCI Stockholders	Rights of Lennar Common Stockholders

earlier than the 120th day prior to such meeting and not later than the later of the 90th day prior to such meeting or the 10th day following the day on which public disclosure of the date of such special meeting is first made.

stockholder must be received no earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If the Lennar board determines that directors are to be elected at a special meeting, notice of nominations must be received by Lennar’s secretary not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting, or the 10th day following the date of the first public announcement of the date of the special meeting and the nominees proposed by the Lennar board to be elected at the special meeting.

Stockholder Action by Written Consent	The DGCL allows action by written consent to be taken by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders if all shares entitled to vote thereat were present and voted, unless this right to act by written consent is denied in the certificate of incorporation.

	WCI’s certificate of incorporation and bylaws provide that the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically prohibited.	Lennar’s certificate of incorporation provides that the stockholders may act by written consent in a manner prescribed by statute.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

	WCI’s certificate of incorporation and bylaws provide that the number of directors constituting the whole board is to be determined from time to time by resolution of the board; provided that so long as (a) either Principal Investor has the right to nominate two directors, or (b) the Principal Investors own, in the aggregate, at least 20% of the outstanding shares of WCI common stock, the board will not increase its size without the consent of the nominee(s) of such Principal Investor. There are currently seven directors serving on the board.	Lennar’s bylaws provide that the number of directors constituting the entire Lennar board will be determined from time to time by the directors but will be not less than three nor more than fifteen directors. There are currently nine directors serving on the board.

	Rights of WCI Stockholders	Rights of Lennar Common Stockholders
Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

	WCI’s bylaws provide that a director nominee is elected by a plurality of the votes cast. Any vacancy on the WCI board (whether resulting from an increase in the total number of directors or the resignation of one of the directors) may be filled by a majority of the directors then in office, including such resigning directors, even if less than a quorum, or by the sole remaining director; except that vacancies caused by the loss of a nominee of either Principal Investor shall be filled at the direction of such Principal Investor so long as such Principal Investor has the right to nominate such director. Directors are elected annually and hold office until their successors are duly elected and qualified.	Lennar’s bylaws provide that a director nominee is elected by a plurality of the votes cast. Any vacancy on the Lennar board (whether resulting from an increase in the total number of directors or the departure of one of the directors) may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Directors are elected annually and hold office until their successors are duly elected and qualified.

Limitation on Liability of Directors	WCI’s certificate of incorporation provides that, to the maximum extent permitted by the DGCL, no director of WCI will be personally liable to WCI or any of its stockholders for monetary damages for breach of fiduciary duty as a director of WCI.	Lennar’s certificate of incorporation provides that no director of Lennar will be personally liable to Lennar or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Lennar; provided, however, that personal liability of a director will not be eliminated or limited (i) for any breach of a director’s duty of loyalty to Lennar or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transactions from which such director derived an improper personal benefit.

Indemnification of Directors and Officers

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful; provided, that in an action by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees).

	Rights of WCI Stockholders	Rights of Lennar Common Stockholders

WCI’s bylaws provide that WCI will, to the fullest extent permitted by law, indemnify and advance expenses to any person made party to any action or proceeding by reason of the fact that the person is or was a director or officer of WCI or was serving at WCI’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity.

The DGCL and WCI’s bylaws permit WCI to maintain insurance to protect any person who is or was a director or officer of WCI, or is or was serving at the request of WCI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity, whether or not WCI would have the power to indemnify such person against such liability under the DGCL.

Lennar’s certificate of incorporation and bylaws provide that Lennar will, to the fullest extent permitted by law, indemnify any person made party to any action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of Lennar, or was serving at Lennar’s request as a director, officer, employee or agent of another entity. Lennar may indemnify any person made party to a proceeding by reason of the fact that the person is or was an employee or agent of Lennar.

The DGCL and Lennar’s certificate of incorporation and bylaws permit Lennar to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Lennar or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Lennar would have the power to indemnify such person against such expense, liability or loss under applicable law.

Amendments to Certificate of Incorporation	Under the DGCL, an amendment to the certificate of incorporation requires (i) the approval of the board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

	Articles V, VI, VII, VIII and IX of WCI’s certificate of incorporation may be altered, amended or repealed only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the voting stock entitled to vote at an election of directors.	Lennar’s certificate of incorporation provides that it may be amended in the manner prescribed by statute.

Amendments to Bylaws	WCI’s certificate of incorporation and bylaws provide that the WCI board may adopt, amend or repeal any of WCI’s bylaws, but any bylaws may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the voting stock entitled to vote at an election of directors.	Lennar’s certificate of incorporation and bylaws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by the Lennar Class A stockholders and the Lennar Class B stockholders or by the Lennar board by a majority vote at any meeting called for that purpose.

	Rights of WCI Stockholders	Rights of Lennar Common Stockholders
Certain Business Combinations	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder that owns 15% or more of the outstanding voting stock (an “interested stockholder”) for three years following the time that person becomes an “interested stockholder” unless (i) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (iii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exceptions).

	WCI has opted out of Section 203 of the DGCL. WCI’s certificate of incorporation provides that WCI shall not engage in any business combination with a stockholder that (i) is the owner of 15% or more of the outstanding voting stock, or (ii) is an affiliate or associate of WCI and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, unless (i) prior to such time, the WCI board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of WCI outstanding at the time the transaction commenced (subject to certain exceptions) or (iii) the business combination is approved by the board and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. The term “interested stockholder” shall not include the Principal Investors or any of their transferees.	Lennar has not opted out of Section 203 of the DGCL.

Stockholder Rights Plan	WCI does not currently have a stockholder rights plan.	Lennar does not currently have a stockholder rights plan.

LEGAL MATTERS

The validity of the Lennar Class A stock will be passed upon for Lennar by Goodwin Procter LLP. Certain U.S. federal income tax matters will be passed upon for WCI by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Lennar as of November 30, 2015 and 2014, and for the three years in the period ended November 30, 2015, and the related financial statement schedules, incorporated in this proxy statement/prospectus by reference from Lennar’s Annual Report on Form 10-K and the effectiveness of Lennar’s internal control over financial reporting, have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of WCI appearing in WCI’s Annual Report (Form 10-K) for the year ended December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETINGS

Lennar

Lennar stockholder proposals should be sent to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. To be considered for inclusion in Lennar’s proxy statement for the 2017 annual meeting of stockholders, the deadline for submission of stockholder proposals, pursuant to Rule 14a-8 under the Exchange Act, was November 2, 2016. Additionally, pursuant to Lennar’s bylaws, Lennar must receive notice of any stockholder proposal to be submitted at the 2017 annual meeting of stockholders, but not required to be included in Lennar’s proxy statement, no earlier than December 14, 2016 and no later than January 13, 2017. Lennar’s bylaws and the Charter of its Nominating and Corporate Governance Committee describe the information that is required in a written notice of a stockholder proposal.

WCI

WCI held its 2016 annual meeting of stockholders on May 11, 2016. If the initial merger is completed, WCI does not expect to hold an annual meeting of stockholders in 2017. In that case, stockholder proposals must be submitted to the Corporate Secretary of Lennar in accordance with the procedures described above. If the initial merger is not completed, WCI will hold a 2017 annual meeting of stockholders.

Any WCI stockholder who wants to present a proposal at WCI’s 2017 annual meeting of stockholders and have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that meeting must submit their proposal in writing to WCI’s principal executive offices at 24301 Walden Center Drive, Bonita Springs, Florida 34134. Under Rule 14a-8 of the Exchange Act, proposals that WCI stockholders intend to have included in WCI’s proxy statement and form of proxy for WCI’s 2017 annual meeting of stockholders must have been received by WCI at the address above no later than November 29, 2016. If a stockholder intends to present a proposal for consideration at WCI’s 2017 annual meeting of stockholders without inclusion in the proxy statement and form of proxy, such proposal must comply with WCI’s bylaws and any applicable rules and regulations of the SEC and be received by WCI at the address above no earlier than January 4, 2017 and no later than February 3, 2017.

WHERE YOU CAN FIND MORE INFORMATION

Lennar and WCI each files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains a website that contains reports, proxy statements and other information regarding issuers, including Lennar and WCI, who file electronically with the SEC. The address of that website is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Lennar has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Lennar Class A stock to be issued to WCI stockholders in connection with the initial merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Lennar and WCI, respectively. The rules and regulations of the SEC allow Lennar and WCI to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Lennar and WCI to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference to a document subsequently filed with the SEC. This proxy statement/prospectus incorporates by reference the documents listed below that Lennar and WCI have previously filed with the SEC. They contain important information about the companies and their financial condition.

Lennar SEC Filings

•	Annual report on Form 10-K for the fiscal year ended November 30, 2015;

•	Quarterly reports on Form 10-Q for the quarters ended February 29, 2016, May 31, 2016 and August 31, 2016;

•	Definitive proxy statement filed on March 2, 2016; and

•	Current reports on Form 8-K filed on December 21, 2015, December 21, 2015, January 25, 2016, March 2, 2016, March 7, 2016, April 18, 2016, April 22, 2016, May 4, 2016, June 30, 2016, July 1, 2016, September 22, 2016, December 2, 2016, December 19, 2016 and January 9, 2017 (other than any portions of those documents that under SEC rules are not deemed to be filed).

WCI SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2015;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	Definitive proxy statement filed on March 29, 2016; and

•	Current reports on Form 8-K filed on February 10, 2016, February 19, 2016, May 13, 2016, September 22, 2016, October 27, 2016 and December 23, 2016 (other than any portions of those documents that under SEC rules are not deemed to be filed).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Lennar and WCI incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the WCI special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the incorporated documents listed above from the SEC, through the SEC’s web site at the address indicated above, or from Lennar or WCI, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:

Lennar Corporation	WCI Communities, Inc.
700 N.W. 107th Avenue	24301 Walden Center Drive
Miami, FL 33172	Bonita Springs, FL 34134
Attention: Investor Relations	Attention: Corporate Secretary
(305) 559-4000	(239) 947-2600

These documents are available from Lennar or WCI, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Lennar and WCI at their Internet websites at www.lennar.com and www.wcicommunities.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

If you are a WCI stockholder, you may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from MacKenzie Partners, Inc., WCI’s proxy solicitor, at the following address and telephone number:

        MacKenzie Partners, Inc.

        105 Madison Avenue

        New York, New York 10016

        proxy@mackenziepartners.com

        (800) 322-2885 (toll-free)

        (212) 929-5500 (banks and brokers only)

If you are a WCI stockholder and would like to request documents, please do so by February 3, 2017, in order to receive them before the WCI special meeting. If you request any documents from Lennar or WCI, Lennar or WCI will mail them to you by first class mail, or another equally prompt means, within one business day after Lennar or WCI, as the case may be, receives your request.

This document is a prospectus of Lennar and is a proxy statement of WCI for the WCI special meeting. Neither Lennar nor WCI has authorized anyone to give any information or make any representation about the initial merger or Lennar or WCI that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Execution Copy

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

WCI COMMUNITIES, INC.,

LENNAR CORPORATION,

MARLIN GREEN CORP.

and

MARLIN BLUE LLC

Dated September 22, 2016

*	The exhibits and schedules to this Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Lennar Corporation hereby undertakes to furnish copies of any of the exhibits upon request by the U.S. Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger (this “Agreement”), dated as of September 22, 2016, among WCI Communities, Inc. (the “Company”), a Delaware corporation, Lennar Corporation (“Parent”), a Delaware corporation, Marlin Blue LLC (“LLC Sub”), a Delaware limited liability company and a direct, wholly owned subsidiary of Parent, and Marlin Green Corp. (“Corporate Sub” and, together with LLC Sub, “Merger Subs”), a Delaware corporation and a direct, wholly owned subsidiary of Parent. Each of the Company, Parent, LLC Sub and Corporate Sub are referred to herein as the “Parties”. All capitalized terms used in this Agreement shall have the meanings assigned to them in Section 9.22 or as otherwise defined elsewhere in this Agreement unless the context clearly requires otherwise.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Mergers, and declared that this Agreement and the Mergers are advisable, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company’s stockholders vote all the shares of Company Common Stock they own, or as to which they for any other reason have voting power, in favor of adopting this Agreement;

WHEREAS, the Board of Directors of each of Parent and Corporate Sub, and the sole member of LLC Sub, each has (i) approved and declared advisable this Agreement, and (ii) approved the execution and delivery by Parent, LLC Sub and Corporate Sub, respectively, of this Agreement, the performance by Parent, LLC Sub and Corporate Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Mergers; and

WHEREAS, Parent, LLC Sub, Corporate Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, LLC Sub, Corporate Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Mergers. On the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the First Effective Time, Corporate Sub shall be merged with and into the Company (the “Initial Merger”), the separate corporate existence of Corporate Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Initial Merger (the “Initial Surviving Entity”). As a result of the Initial Merger, the Company will become a direct, wholly owned Subsidiary of Parent. Immediately following the Initial Merger, in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “LLC Act” and, together with the DGCL, “Delaware Law”), the Initial Surviving Entity shall be merged with and into LLC Sub (the “Subsequent Merger” and together or in seriatim with the Initial Merger, as appropriate, the “Mergers”), the separate corporate existence of the Initial Surviving Entity shall thereupon cease and LLC Sub (which is sometimes called the “Final Surviving Entity”) shall continue as the surviving company of the Subsequent Merger.

Section 1.2 Closing. The closing (the “Closing”) of the Mergers shall take place at the office of Goodwin Procter LLP, 620 Eighth Avenue, New York, New York 10018, prior to 9:30 a.m., New York City time, on the first Business Day after the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VI (other than (a) those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions and (b) conditions set forth in Article VI that no longer apply by their terms if the Merger Consideration is being paid entirely as Cash Consideration), or at such other time and date as may be agreed in writing between Parent and the Company; provided, if (1) all conditions to Closing set forth in Article VI are satisfied (other than (i) those conditions that by their nature are to be satisfied at the Closing (and subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) and (ii) conditions that no longer apply by their terms if the Merger Consideration is being paid entirely as Cash Consideration) or (to the extent permitted by Law) are waived by the Party or Parties entitled to the benefits thereof, other than the Company Stockholder Approval, and (2) the Company Stockholder Approval is obtained prior to 9:00 a.m., New York City time on a Business Day, then the Closing shall occur immediately thereafter and in any case prior to 9:30 a.m., New York City time, on the day of the Company Stockholder Approval. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Times of the Mergers. Upon the terms and subject to the conditions set forth in this Agreement, prior to 9:30 a.m. New York City time on the Closing Date, the Company shall file a certificate of merger with respect to the Initial Merger satisfying the applicable requirements of the DGCL (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware. The Initial Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company agree and specify in the First Certificate of Merger but in no event later than 9 a.m. New York City time on the Closing Date (the “First Effective Time”). Immediately following the First Effective Time, subject to the provisions of this Agreement, LLC Sub shall file a certificate of merger with respect to the Subsequent Merger satisfying the applicable requirements of Delaware Law (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware. The Subsequent Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware immediately after the First Effective Time (the “Second Effective Time”). Notwithstanding anything herein to the contrary, if Parent has delivered the Cash Election Notice pursuant to the terms hereof, Parent may elect that there will not be a Subsequent Merger.

Section 1.4 Effects. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, powers and franchises of Corporate Sub shall vest in the Initial Surviving Entity, and all debts, liabilities and duties of Corporate Sub shall become the debts, liabilities and duties of the Initial Surviving Entity, and the Initial Merger will have all the other effects provided in Section 259 of the DGCL, and (b) at the Second Effective Time, all the property, rights, privileges, powers and franchises of the Initial Surviving Entity shall vest in the Final Surviving Entity, and all debts, liabilities and duties of the Initial Surviving Entity shall become the debts, liabilities and duties of the Final Surviving Entity, and the Subsequent Merger will have all the other effects provided in Section 259 of the DGCL and Section 18-209 of the LLC Act.

Section 1.5 Formation Documents.

(a) At the First Effective Time, (i) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall be amended and restated in its entirety to read in the form attached hereto as Exhibit A, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Initial Surviving Entity until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation, and (ii) the bylaws of Corporate Sub, as in effect immediately prior to the First Effective Time, shall become the bylaws of the Initial Surviving Entity, except that references to the name of Corporate Sub shall be replaced with references to the name of the Initial Surviving Entity, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Initial Surviving Entity and such bylaws.

(b) At the Second Effective Time, (i) the certificate of formation of LLC Sub as in effect immediately prior to the Second Effective Time shall become the certificate of formation of the Final Surviving Entity, until thereafter amended as provided by applicable Law, and (ii) the limited liability company operating agreement of LLC Sub as in effect immediately prior to the Second Effective Time shall become the limited liability company operating agreement of the Final Surviving Entity, until thereafter amended as provided by applicable Law.

Section 1.6 Directors and Officers.

(a) The directors and officers of Corporate Sub immediately prior to the First Effective Time shall be the directors and officers of the Initial Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(b) The managers and officers of LLC Sub immediately prior to the Second Effective Time shall be the managers and officers of the Final Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON CAPITAL STOCK AND EQUITY AWARDS;

PAYMENT PROCEDURES

Section 2.1 Effect on Company Common Stock of Initial Merger.

(a) At the First Effective Time, by virtue of the Initial Merger and without any action on the part of Parent, Merger Subs, the Company or any holder of any shares of Company Common Stock, each share of Company Common Stock outstanding immediately before the First Effective Time will be converted into and become the right to receive the Cash Consideration plus the Share Consideration, if any (together, the “Merger Consideration”); provided that in no event shall the total value of the Merger Consideration be less than $23.50, valuing the Share Consideration, if any, at the Market Value.

(b) Subject to the last sentence of Section 2.1(c)(vii) and taking into account adjustments to the consideration payable to persons listed on Schedule 2.3 of the Company Disclosure Schedule required by the proviso clause of Section 2.3(b), unless Parent has delivered a Cash Election Notice, if the Total COI Share Consideration would be less than 41% of the Total COI Merger Consideration, then, the Share Consideration will automatically be increased such that the Total COI Share Consideration would be equal to 41% of the Total COI Merger Consideration; provided that, for the avoidance of doubt, such increase in the Share Consideration will not reduce the amount of the Cash Consideration below $11.75, even if that causes the Merger Consideration to exceed $23.50. This Section 2.1(b) (taken in conjunction with the proviso clause of Section 2.3(b)) is intended to ensure that the “continuity of proprietary interest” requirement of Treasury Regulations Section 1.368-1(e) is met (if Parent has not delivered the Cash Election Notice pursuant to the terms hereof) and shall be construed to effectuate such intent.

(c) For purposes of this Agreement, the term:

(i) “Additional Cash Consideration” shall mean, if any, the total increases in the Cash Consideration that are contemplated by this Section 2.1. For the avoidance of doubt, in no event shall the Additional Cash Consideration be less than $0.

(ii) “All COI Company Common Stock” shall mean all Company Stock outstanding immediately before the First Effective Time (including Restricted Shares for which payment is made pursuant to Section 2.3(b) and, for this purpose, shares that are the subject of outstanding awards pursuant to the LTI Plans for which payment is made pursuant to Section 2.3(a) (such awards, together with the Restricted Shares, the “Stock Awards”)).

(iii) “Cash Consideration” shall mean an amount in cash equal to (i) $11.75 plus (ii) any Additional Cash Consideration.

(iv) “Cash Election Notice” shall mean a written, irrevocable notice to the Company given prior to 5:00 p.m., New York City time, on the NYSE trading day prior to the Closing Date, that reduces the Share Consideration to zero, in which case the Cash Consideration shall be increased to $23.50 (and the Merger Consideration would therefore equal $23.50 in cash).

(v) “Market Value” shall mean the average of the VWAP of a share of Parent Class A Stock on each of the ten NYSE trading days immediately prior to the Closing Date.

(vi) “Pre-Closing Date Value” shall mean the last sale price of the Parent Class A Stock reported on the NYSE on the last trading day immediately preceding the Closing Date.

(vii) “Share Consideration” shall mean, subject to Section 2.1(b), that number (including a fractional number) of validly issued, fully paid and nonassessable shares of Parent Class A Stock (which will be unrestricted and freely-tradeable upon receipt, other than because of restrictions relating solely to the recipient), equal to the quotient obtained by dividing (i) $11.75 by (ii) the Market Value; provided that, without limiting Section 2.1(b), Parent may, by written notice given to the Company prior to 5:00 p.m., New York City time, on the NYSE trading day prior to the Closing Date, reduce the amount of the Share Consideration by a number (including a fractional number) of shares of Parent Class A Stock, in which case the Cash Consideration shall be increased by the amount equal to the reduction in the Market Value of the Share Consideration. For the avoidance of doubt, Parent shall be permitted, pursuant to the immediately preceding sentence by delivering a Cash Election Notice, pursuant to the terms hereof, to reduce the Share Consideration to zero, in which case the Cash Consideration will be increased to $23.50, and will be the entire Merger Consideration.

(viii) “Total COI Cash Consideration” shall mean (A) the total amount of Cash Consideration payable with respect to All COI Company Common Stock (including the value of the Merger Consideration that would otherwise be paid with respect to shares of Company Common Stock as to which the holders have demanded appraisal in accordance with the DGCL (treating such Merger Consideration as being converted entirely into cash, valuing the Share Consideration at the greater of Market Value or Pre-Closing Date Value)), plus (B) the Fractional Share Consideration, in each case treating any amounts withheld pursuant to Section 2.7(f) as having been paid.

(ix) “Total COI Merger Consideration” shall mean the sum of (1) the Total COI Share Consideration and (2) the Total COI Cash Consideration.

(x) “Total COI Share Consideration” shall mean the value of the total number of shares of Parent Class A Stock (valued at the Pre-Closing Date Value) that will be issued as a result of the Initial Merger with respect to All COI Company Common Stock.

(xi) “VWAP” shall mean the volume weighted average price (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties).

(d) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock held by Parent or Merger Subs, immediately before the First Effective Time will, at the First Effective Time, be cancelled and cease to exist, and no Merger Consideration will be delivered with respect to any such shares.

(e) No fractional shares of Parent Class A Stock will be issued as a result of the Merger. All fractional shares that a single holder of Company Common Stock would be otherwise entitled to receive shall be aggregated, and any holder of Company Common Stock who, but for this Section 2.1(e), would be entitled to receive a fraction of a share of Parent Class A Stock will receive, instead of that fraction of a share, cash equal to the Market Value of a share of Parent Class A Stock times that fraction (the “Fractional Share Consideration”). The fraction of a share to which a holder of Company Common Stock is entitled will be rounded to four decimal places (with .00005 rounded up).

Section 2.2 Corporate Sub. Each share of common stock, par value $0.001 per share, of Corporate Sub issued and outstanding immediately prior to the First Effective Time shall be cancelled and converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Initial Surviving Entity.

Section 2.3 Effect on Equity Awards of the Initial Merger.

(a) At the First Effective Time, each outstanding award under the Company’s Amended and Restated 2013 Long Term Incentive Plan and Amended and Restated 2013 Director Long Term Incentive Plan (collectively, the “LTI Plans”) that is outstanding at that time, whether or not it is vested or subject to possible forfeiture, will become the right to receive at the First Effective Time an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) the Cash Consideration plus (y) the value of the total Share Consideration, if any, based on the Market Value, multiplied by (ii) the number of shares of Company Common Stock that would have been issuable upon settlement of such award. The payment with regard to an award under an LTI Plan will not be forfeitable even if immediately prior the First Effective Time such award (or a portion thereof) was subject to possible forfeiture in the future.

(b) At the First Effective Time, each share of Company Common Stock granted pursuant to the Company’s 2013 Incentive Award Plan (such shares, “Restricted Shares” and such plan, the “Equity Plan”) that is outstanding at that time and is unvested or otherwise subject to possible forfeiture, will become vested immediately prior to the First Effective Time and will be cancelled and become a right to receive at the First Effective Time an amount in cash equal to the greater of (A) $23.50 and (B)(x) the Cash Consideration plus (y) the value of the total Share Consideration, if any, based on the Market Value (such greater amount, the “Restricted Share Consideration”); provided that, to the extent, if any, that paying cash to any person listed in Schedule 2.3 of the Company Disclosure Letter with regard to that person’s unvested Restricted Shares would require (or contribute to a requirement) under Section 2.1(b) that the Share Consideration be increased, that person will receive with regard to those unvested Restricted Shares the combination of Share Consideration and Cash Consideration constituting the Merger Consideration. The right to receive that payment with regard to a Restricted Share will not be forfeitable even if immediately prior the First Effective Time the Restricted Share was subject to possible forfeiture in the future.

(c) Each performance share unit award granted pursuant to the Equity Plan that is outstanding immediately prior to the First Effective Time (even though unvested or subject to possible forfeiture) will be terminated immediately prior to the First Effective Time in exchange for a right to receive at the First Effective Time an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) the Cash Consideration plus (y) the value of the total Share Consideration, if any, based on the Market Value, multiplied by (ii) the number of shares of Company Common Stock that would otherwise have become issuable thereafter pursuant to the terms of the applicable performance share unit award agreement had such award vested and been settled in shares. The right to receive that payment with regard to a performance share unit award will not be forfeitable even if immediately prior the First Effective Time the performance share unit award was subject to possible forfeiture in the future.

(d) Each restricted share unit granted pursuant to the Equity Plan that is outstanding immediately prior to the First Effective Time, whether or not it is vested or subject to possible forfeiture, will be terminated in exchange for a right to receive at the First Effective Time an amount in cash equal to (i) the greater of (A) $23.50 and (B)(x) the Cash Consideration plus (y) the value of the total Share Consideration, if any, based on the Market Value, multiplied by (ii) the number of restricted share units subject to such award. The right to receive that payment with regard to a restricted share unit award will not be forfeitable even if immediately prior the First Effective Time the restricted share unit award was subject to possible forfeiture in the future.

(e) Payments described in this Section 2.3 (collectively, the “Equity Award Consideration”) with regard to the equity awards described in this Section 2.3 (collectively, the “Equity Awards”) shall be subject to applicable tax withholdings under the Code, or any provision of any state, local or foreign tax Law, in accordance with Section 2.7(f) hereof.

Section 2.4 Dissenting Shares.

(a) If Section 262 of the DGCL applies to the Initial Merger, notwithstanding any provision of this Agreement to the contrary, Company Common Stock that is outstanding immediately prior to the First Effective Time that is held by stockholders who have demanded appraisal in accordance with, and otherwise complied with, Section 262 of the DGCL (including making a timely demand for appraisal and not voting in favor of or consenting to the adoption of this Agreement) will not be converted into the right to receive the Merger Consideration. Instead, if the Initial Merger takes place, Parent will pay the holders of those shares the fair value of the shares determined as provided in Section 262 of the DGCL. Shares held by stockholders who fail to perfect, or who otherwise properly withdraw or lose, their rights to receive the fair value of their shares determined as provided in Section 262 of the DGCL will be deemed to have been converted, at the later of the First Effective Time or the time the stockholders withdraw or lose their rights to receive the fair value of their shares, into the right to receive the Merger Consideration, without interest or any consideration similar to interest.

(b) The Company will promptly give Parent (i) notice of any demands for appraisal received by the Company, any withdrawals of any such demands, and any other communications required by, or relating to, Section 262 of the DGCL which the Company receives and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demand for payment of the fair value of shares or offer to settle or settle any such demand.

Section 2.5 Adjustments. If between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or Parent Class A Stock are changed into a different number of shares or a different type of securities by reason of a reclassification, recapitalization, split, combination, exchange of shares or similar event, or any dividend payable in stock or other securities is declared with regard to the Company Common Stock or the Parent Class A Stock with a record date between the date of this Agreement and the First Effective Time, the Share Consideration will be adjusted so that the Initial Merger will have the same economic effect on the holders of Company Common Stock as that contemplated by this Agreement if there had been no such event.

Section 2.6 Effect of Subsequent Merger. At the Second Effective Time, by virtue of the Subsequent Merger and without any action on the part of Parent, LLC Sub or the Initial Surviving Entity, (i) the equity interests in LLC Sub that are outstanding immediately before the Second Effective Time will continue to be outstanding and will constitute the same equity interests in the Final Surviving Entity, and (ii) each share of common stock of the Initial Surviving Entity issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration will be delivered with respect to any such shares, with the effect that immediately after the Second Effective Time, the equity interests in LLC Sub that are outstanding immediately before the Second Effective Time will be the only equity interests in the Final Surviving Entity and Parent shall continue as the sole member of the Final Surviving Entity.

Section 2.7 Delivery of Merger Consideration and Equity Award Consideration.

(a) At least five days prior to the First Effective Time, Parent shall designate a bank or trust company, reasonably satisfactory to the Company, to act as Distribution Agent in connection with the Mergers (the “Distribution Agent”). At, or immediately before, the First Effective Time, Parent will provide to the Distribution Agent (i) immediately available funds in an amount sufficient to pay the Cash Consideration, the Fractional Share Consideration and any dividends payable pursuant to Section 2.7(e), and (ii) shares of Parent Class A Stock sufficient to pay any Share Consideration (assuming for this purpose that no holder of Company Common Stock will perfect a right under Section 262 of the DGCL to receive the appraised value of shares of Company Common Stock and no Company Common Stock is used for purposes of withholdings in accordance with Section 2.7(f)) (such funds and shares of Parent Class A Stock, together with any dividends or other distributions payable with respect to those shares of Parent Class A Stock, being the “Distribution Assets”), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event that the cash or shares of Parent Class A Stock held by the Distribution Agent as Distribution Assets will not be sufficient to pay the Merger Consideration, the Fractional Share Consideration and any dividends payable under Section 2.7(e), Parent shall promptly deliver additional funds or additional shares of Parent Class A Stock to the Distribution Agent in an amount equal to the deficiency. The Distribution Assets shall not be used for any purpose that is not expressly provided for in this Agreement. Until the Distribution Agent uses funds provided to it to pay the Cash Consideration, the Fractional Share Consideration and any dividends under Section 2.7(e), such funds shall be invested by the Distribution Agent, as directed by Parent, in short-term obligations of or guaranteed by the United States or obligations of an agency of the United States that are backed by the full faith and credit of the United States, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Services Inc. or Standard & Poors’ Corporation, respectively, or in certificates of deposit or banker’s acceptances issued by commercial banks, each of which has capital, surplus and undivided profits aggregating more than $10 billion (based on the most recent financial statements of the banks which are then publicly available), and any income or gain from those investments will constitute additional Distribution Assets; provided that no gain or loss from the investment of funds held by the Distribution Agent will affect the amounts payable to holders of Company Common Stock hereunder, and all earnings with regard to the Distribution Assets will be for the account of Parent. If at any time it is determined that the funds or Parent Class A Stock that the Distribution Agent is holding as Distribution Assets exceeds what the Distribution Agent will be required to distribute as Merger Consideration, the Distribution Agent will promptly return to Parent the excess funds or excess shares of Parent Class A Stock that the Distribution Agent is holding.

(b) The shares of Parent Class A Stock held by the Distribution Agent will be deemed to be outstanding from and after the Effective Time (except that excess shares returned to Parent as provided in Section 2.7(a) will be deemed never to have been outstanding), but until they are distributed to former holders of Company Common Stock, the Distribution Agent will not vote those shares or exercise any rights of a shareholder with regard to them.

(c) Promptly after the First Effective Time (but in no event later than two Business Days after the First Effective Time), Parent shall cause the Distribution Agent to mail, or arrange for electronic delivery, to each Person who was a record holder of shares of Company Common Stock immediately before the First Effective Time (with as many additional copies as the record holder reasonably requests for delivery to beneficial owners) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to shares of Company Common Stock represented by stock certificates (“Certificates”) shall pass, only upon proper delivery of the Certificates to the Distribution Agent, and which shall include customary provisions with respect to delivery of an “agent’s message” with respect to shares of Company Common Stock held in book-entry form) and (ii) instructions for use in effecting the surrender of shares of Company Common Stock in order to receive the Merger Consideration, including any amount payable in respect of Fractional Share Consideration and any dividends or other distributions on shares of Parent Class A Stock that are distributable in accordance with Section 2.7(e). When the Distribution Agent receives shares of Company Common Stock, together with a properly completed and executed letter of transmittal and any other customary documents that may be reasonably required by the Distribution Agent or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares to the Distribution Agent on a book-entry account statement, the holder of such shares shall be entitled to receive in exchange therefor, and the Distribution Agent will promptly deliver to the holder, or as directed by the holder in the applicable letter of transmittal or agents message, the Merger Consideration, including any amount payable in respect of Fractional Share Consideration and any dividends or other distributions on shares of Parent Class A Stock that are distributable in accordance with Section 2.7(e), that such holder has the right to receive in respect of shares of Company Common Stock delivered to the Distribution Agent. No interest will be paid or accrued on the Merger Consideration issuable upon the surrender of shares of Company Common Stock. If Merger Consideration is to be distributed to a Person other than the Person in whose name surrendered shares of

Company Common Stock are registered, (i) if the shares are represented by a Certificate, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and (ii) the Person who surrenders the shares (whether or not they are represented by a Certificate) must provide funds for payment of any transfer or other Taxes required by reason of the issuance of Merger Consideration to a Person other than the registered holder of the shares or establish to the reasonable satisfaction of Parent that any stock transfer Taxes applicable to such transfer have been paid. After the First Effective Time, a Certificate that has not been surrendered will no longer represent, and uncertificated shares reflected on the records of the Company’s transfer agent will no longer constitute, stock of the Company, and instead they will represent or constitute only the right to receive the Merger Consideration, including any amount payable in respect of Fractional Share Consideration and any dividends or other distributions on shares of Parent Class A Stock distributable in accordance with Section 2.7(e), with regard to what had been shares of Company Common Stock.

(d) Each holder of an Equity Award shall be entitled to receive in exchange therefor the applicable Equity Award Consideration that such holder has the right to receive in respect of such Equity Award in accordance with Section 2.3, and Parent shall, through its or the Final Surviving Entity’s payroll system, deliver the applicable Equity Award Consideration to such holder on the Closing Date.

(e) No dividends or other distributions with respect to Parent Class A Stock with a record date after the First Effective Time shall be paid to the former holder of any unsurrendered shares of Company Common Stock with respect to the shares of Parent Class A Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Distribution Agent and shall be included in the Distribution Assets, in each case until the surrender of such shares (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such shares (or affidavit of loss in lieu thereof) the Distribution Agent shall distribute to the Person entitled to receive the Parent Class A Stock included in the Merger Consideration with regard to the surrendered shares, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Class A Stock and (ii) when paid by Parent, the amount of any dividends or other distributions payable with respect to such shares of Parent Class A Stock with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender.

(f) If the Distribution Agent is required to withhold any portion of the Merger Consideration payable to any Person under the Code, or any provision of any state, local or foreign tax Law, the Distribution Agent will withhold from the Cash Consideration (and if the Cash Consideration is not sufficient, out of the Share Consideration) payable to that Person the sum that it is required to withhold and shall pay that sum to the applicable taxing authority. Any sum that is withheld and paid to the applicable taxing authority as permitted by this Section 2.7(f) will be deemed to have been distributed to the Person with regard to whom it is withheld.

(g) If a Certificate that prior to the First Effective Date represented shares of Company Common Stock has been lost, stolen or destroyed, the Distribution Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder of the shares it represents, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration and any dividends or other distributions on shares of Parent Class A Stock distributable in accordance with Section 2.7(e).

(h) At any time which is more than 12 months after the First Effective Time, Parent may require the Distribution Agent to return to Parent any funds and any shares of Parent Class A Stock which have been provided to the Distribution Agent but have not been disbursed to former holders of Company Common Stock (including dividends received by the Distribution Agent in respect of those shares of Parent Class A Stock), and after the funds and shares have been returned to Parent, former stockholders of the Company must look to Parent for issuance of the Merger Consideration, including the Fractional Share Consideration and any dividends or other distributions on shares of Parent Class A Stock in accordance with Section 2.7(e), upon surrender of the Certificates that formerly represented, or book entry transfer of, shares of Company Common Stock.

(i) None of Parent, the Final Surviving Entity or the Distribution Agent will be liable to any former stockholder of the Company for any Merger Consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(j) After the First Effective Time, neither the Initial Surviving Entity nor the Final Surviving Entity will record any transfers of shares of Company Common Stock on the stock transfer books of the Company, the Initial Surviving Entity or the Final Surviving Entity, and the stock ledger of the Company will be closed. If, after the First Effective Time, Certificates or uncertificated shares are presented for transfer, they will be cancelled and treated as having been surrendered for the Merger Consideration (which will be paid upon receipt of a properly completed letter of transmittal or an Agent’s Notice and any other documents reasonably requested by Parent).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein, or (b) as disclosed in publicly available registration statements, certifications, reports and proxy statements, filed by the Company with, or furnished by the Company to, the SEC on or after September 1, 2013, and prior to the date of this Agreement, the Company hereby represents and warrants to Parent and the Merger Subs that:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company and its Subsidiaries each has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(c) The Company and each of its Subsidiaries is qualified to do business as a foreign corporation in each state of the United States in which it is required to be qualified, except states in which the failure to qualify, in aggregate, would not have a Material Adverse Effect on the Company.

Section 3.2 Corporate Authority and Approval.

(a) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, perform its obligations hereunder and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than obtaining the Company Stockholder Approval, have been taken. This Agreement has been duly executed by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Subs, this Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exception.

(b) The Company Board has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Mergers, and declared that this Agreement and the Mergers are advisable, and

(iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company’s stockholders vote all the shares of Company Common Stock they own, or as to which they for any other reason have voting power, in favor of adopting this Agreement (the “Company Board Recommendation”); provided, however, that the Company Board Recommendation was made subject to the understanding that it may be withheld, amended, withdrawn, qualified or modified in compliance with the terms of Section 5.3(d).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Other than the Company Stockholder Approval, assuming that the representations and warranties set forth in Section 4.18 are true and correct, if the consents described on Section 3.3 of the Company Disclosure Letter are obtained, neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or Bylaws of the Company, any agreement or instrument to which the Company or any Subsidiary of the Company is a party or by which any of them is bound, any Law, or any order, rule or regulation of any court or other governmental agency or any other regulatory or quasi-regulatory organization having jurisdiction over the Company or any of its Subsidiaries, except violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Final Surviving Entity or Parent.

(b) No governmental filings, authorizations, approvals or consents, or other governmental action, other than the termination or expiration of waiting periods under the HSR Act, if any, are required to permit the Company to fulfill all its obligations under this Agreement.

Section 3.4 Capitalization.

(a) The authorized stock of the Company consists of 150,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share. At the date of this Agreement, the only outstanding stock of the Company is not more than 26,500,000 shares of Company Common Stock. All those shares have been duly authorized and issued and are fully paid and non-assessable. Except as set forth on Section 3.4(a) of the Company Disclosure Letter, the Company has not issued any options, warrants or convertible or exchangeable securities which are outstanding, and is not a party to any other agreements, which require (or upon the passage of time, the payment of money or the occurrence of any other event may require) the Company to issue or sell any of its stock.

(b) No shares of Company Common Stock, and no instruments that are convertible into, exchangeable for, or the value of which is determined in whole or in part by reference to, capital stock of the Company, are held by any direct or indirect wholly owned Subsidiary of the Company.

(c) Neither the Company nor any of its Subsidiaries is a party to any agreement regarding the voting of shares of Company Common Stock or committing the Company to register shares of Company Common Stock under the Securities Act. No holder of Company Common Stock or other securities of the Company is entitled under the Company’s Certificate of Incorporation or Bylaws, or under any agreement to which the Company or any of its Subsidiaries is a party, to preemptive rights with regard to Company Common Stock or any other securities issued by the Company.

(d) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Company 10-K”) and Section 3.4(d) of the Company Disclosure Letter together contain a complete list of all Subsidiaries of the Company. Each Subsidiary of the Company has been duly organized and is validly existing and, to the extent the concept is applicable, in good standing under the Laws of the jurisdiction in which it was formed, except where the failure to be duly organized, validly existing and in good standing would not have, or reasonably be expected to have, in aggregate, a Material Adverse Effect on the Company. All the shares of stock or other equity interests in each of those Subsidiaries that are directly or indirectly owned by the Company have been duly authorized and validly issued and, with regard to stock of corporations or other equity interests in limited liability entities, are fully paid and non-assessable (to the extent such terms are applicable to the applicable entity form), none of those shares or other equity interests is subject to any preemptive rights, and neither the Company nor any of its Subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements which require (or upon the passage of time, the payment of money or the occurrence of any other event may require) the Company or any Subsidiary to issue or transfer any shares of or other equity interests in any Subsidiary of the Company, and there are no registration covenants or transfer or voting restrictions with respect to any shares of or other equity interests in any of the Company’s Subsidiaries.

(e) Neither the Company nor any Subsidiary of the Company has any actual or contingent obligation to make, after the date of this Agreement, an equity investment in any entity (other than the Company’s wholly owned Subsidiaries), whether by purchasing equity securities of the entity, making contributions to the capital of the entity, paying sums owed by the entity (as a guarantor of the entity’s material obligations or in any other manner).

Section 3.5 Company SEC Filings; Financial Statements.

(a) Since July 1, 2014, the Company has filed with the SEC all forms, reports and documents it has been required to file under the Securities Act or the Exchange Act.

(b) The Company 10-K and the Company’s Report on Form 10-Q for the period ended June 30, 2016 which was filed with the SEC (the “Company 10-Q”) each contained in all material respects all the information required to be included in it and, when filed, did not contain an untrue statement of a material fact or omit to state a material fact required in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Company 10-K all were prepared, and the financial information included in the Company 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the Company 10-Q, except that interim financial information does not contain all the notes required with regard to financial statements prepared in accordance with GAAP and is subject to normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition and the consolidated results of operations of the Company and its Subsidiaries at the dates, and for the periods, to which they relate. Except as described in the notes to the financial information in the Company 10-Q, neither the Company nor any of its Subsidiaries (i) owns any interests in any entities whose financial statements are not included in the consolidated financial statements of the Company and its Subsidiaries in the Company 10-Q and to which the Company or any of its Subsidiaries has made capital contributions or otherwise transferred assets with a value totaling more than $5 million as to any single entity or more than $10 million in total, or the operating results of which are reflected in the consolidated financial statements of the Company and its Subsidiaries on an equity basis, or (ii) is a guarantor of, or may otherwise be liable for, indebtedness of any entity whose financial statements are not included in the consolidated financial statements of the Company and its Subsidiaries in the Company 10-Q totaling more than $5 million as to any single entity or more than $10 million in total.

(c) Internal Controls. The Company maintains disclosure controls and procedures and a system of internal control over financial reporting that meet the requirements of Rule 13a-15 under the Exchange Act. Since January 1, 2015, the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent quarterly evaluations of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board all significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information.

Section 3.6 No Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities, contingent or otherwise, that would be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, other than (i) liabilities reflected on the balance sheet included in the Company 10-Q, (ii) liabilities under borrowing arrangements disclosed in the notes to the financial statements in the Company 10-K or to the financial information in the Company 10-Q, (iii) contingent obligations disclosed in the management’s discussion and analysis of financial condition and results of operations included in the Company 10-K or the Company 10-Q, (iv) liabilities that were incurred after June 30, 2016 in the ordinary course of business consistent with past practice, (v) liabilities that were incurred under this Agreement or in connection with the transactions contemplated by this Agreement or (vi) liabilities that would not have, or reasonably be expected to have, a Material Adverse Effect on the Company.

Section 3.7 Absence of Certain Changes or Events. Since June 30, 2016, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects and (ii) nothing has occurred that has had or would reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company.

Section 3.8 Compliance with Laws. Except (a) with respect to intellectual property matters (which are addressed exclusively in Section 3.14), Tax matters (which are addressed exclusively in Section 3.11, and Section 3.16) and environmental matters (which are addressed exclusively in Section 3.13) and (b) for matters that would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries is conducting, and since January 1, 2014, has conducted, its business in compliance with all applicable Laws.

Section 3.9 Permits. The Company and each of its Subsidiaries has all governmental and non-governmental licenses and permits which are necessary for the ownership, lease and operation of its respective properties and assets, except licenses or permits the lack of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.10 Litigation. Neither the Company nor any of its Subsidiaries is a party to any legal proceeding that the Company would be required to disclose under Item 103 of SEC Regulation S-K in a filing at the date of this Agreement to which that Item applied, other than legal proceedings disclosed in the Company 10-K, the Company 10-Q or a Form 8-K filed with the SEC since June 30, 2016, nor, to the Knowledge of the Company, has any such legal proceeding been threatened.

Section 3.11 Taxes.

(a) The Company and each of its Subsidiaries has filed when due (taking account of extensions) all income, withholding and other Tax Returns which it has been required to file (other than Tax Returns relating to Tax liabilities that are not, in aggregate, material to the Company and its Subsidiaries taken as a whole) and has paid all Taxes shown on those returns to be due. Those Tax Returns are correct and complete in all material respects and accurately reflect in all material respects all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities for which there is substantial authority to support the position taken by the Company or its subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at June 30, 2016, included in the Company 10-Q.

(b) The Company and its Subsidiaries have paid over to the proper taxing authorities all sums they have been required to withhold and pay over.

(c) Neither the Company nor any of its Subsidiaries has within the five years preceding the date of this Agreement been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d) In the past three years, no jurisdiction in which the Company or any of its Subsidiaries does not file Tax returns has asserted that the Company or a subsidiary that does not file Tax returns in that jurisdiction may be liable for income or franchise Tax in that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take, any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(f) (i) No tax lien has been filed by any taxing authority against the Company or any of its Subsidiaries or any of their assets (other than liens for Taxes not yet due), (ii) no extension of time has been given by the Company for the audit of any of its Federal corporate income Tax Returns, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings in any jurisdiction with regard to Taxes are presently pending or have been threatened in writing by any taxing authority with regard to the Company or any of its Subsidiaries which if determined adversely would, individually or in aggregate, be expected to result in a material Tax deficiency, (iv) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes (other than any such agreement entered into in the ordinary course of business and not primarily related to Taxes), (v) neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (vi) neither the Company nor any subsidiary is liable as a transferee, a successor or otherwise for any Tax incurred by any other Person (other than liabilities of members of the affiliated group of which the Company is or was the common parent), (vii) neither the Company nor any Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (viii) within the last two years, neither the Company nor any of its Subsidiaries has entered into a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Law), and (ix) there is no material intercompany income or gain, or excess loss account, which may in the future become taxable to the Company, whether on disposition of particular Subsidiaries or otherwise.

(g) Except as disclosed in the Company 10-K, to the Knowledge of the Company as of the date of this Agreement, (i) there has not been during the three year period ending on the date of this Agreement, and (ii) the Company has no reason to expect that there will be after the date of this Agreement and prior to the First Effective Time, any event or condition that, under Section 382 of the Code, could result in a limitation on the amount of the net operating loss carryforward of the Company that can be deducted in any year.

Section 3.12 Real Property. Except as would not in aggregate reasonably be expected to have a Material Adverse Effect on the Company, (i) with regard to all real property described in the Company 10-K as being owned by the Company and its Subsidiaries, or which has been acquired by the Company since December 31, 2015, which has not been sold in the ordinary course since December 31, 2015, the Company or a subsidiary has good and valid title to the real property, free and clear of any liens or encumbrances, other than liens securing indebtedness reflected on the balance sheet included in the Company 10-Q or incurred in the ordinary course of business since June 30, 2016, and other liens or encumbrances that do not interfere with the use by the Company of the real property for the purposes for which it was acquired or as the Company otherwise anticipates it may be used, (ii) with regard to options or agreements to purchase real property described in the Company 10-K or to which the Company or its Subsidiaries have become parties since December 31, 2015, except to the extent options have been exercised or the real property that is the subject of purchase agreements has been acquired since December 31, 2015, the options and purchase agreements all remain in effect and no other party to an option or purchase agreement has the right because of anything the Company or a subsidiary has done or failed to do to terminate it or change the terms on which the Company or its subsidiary has the right to purchase the real property to which it relates, and (iii) with regard to real property that is occupied by the Company under leases (including leased properties and buildings and leased space), (w) to the Company’s Knowledge, each lease is a valid and binding agreement, enforceable by the Company or a Subsidiary in accordance with its terms, (x) to the Company’s Knowledge, each lease is in full force and effect, (y) the

Company or its Subsidiary that is a party to each lease has fulfilled in all material respects all its obligations under such lease and (z) no lessor under any lease has informed the Company or its Subsidiary that is a party to such lease that the lessor believes the Company or its Subsidiary is in default of any of its material obligations under such lease or that such lessor intends to attempt to terminate such lease before its expiration date or to modify such lease in a manner not specifically contemplated by the terms of such lease.

Section 3.13 Environmental Matters. Except as would not, in aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) the Company and its Subsidiaries are and, since January 1, 2013 have been, in compliance with Environmental Laws, (ii) the Company and its Subsidiaries have all Permits which are necessary to enable them to conduct their businesses as they are being conducted on the date of this Agreement in compliance with applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of material noncompliance or material liability under any Environmental Law, (iv)(a) neither the Company nor any of its Subsidiaries has performed any acts, including but not limited to releasing, storing or disposing of Hazardous Materials, (b) there is no condition on any property owned or leased by the Company or a Subsidiary and (c) there was no condition on any property formerly owned or leased by the Company or a Subsidiary while the Company or a Subsidiary owned or leased that property, that, in the case of any of (a), (b) or (c), would reasonably be expected to result in material liability of the Company or a Subsidiary under any Environmental Law and (v) neither the Company nor any of its Subsidiaries is subject to any outstanding order of any court or Governmental Entity requiring the Company or any of its Subsidiaries to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding (to which either the Company or a subsidiary is or would be a party) seeking such an order is pending or threatened against the Company or any of its Subsidiaries.

Section 3.14 Intellectual Property. The Company and its Subsidiaries own or have licenses entitling them to use all trademarks, tradenames, designs and other intellectual property that they use in their operations, other than intellectual property that they could discontinue using without there being a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries has received a claim from any Person within the four years prior to the date of this Agreement, or otherwise has Knowledge, that it is violating any intellectual property rights of any other Persons that could result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 3.15 Contracts. Section 3.15 of the Company Disclosure Letter sets forth a list of all Material Contracts to which the Company or any of its Subsidiaries is a party. Except with respect to the BBF Franchise Agreement (which is addressed exclusively in Section 3.23), with regard to each of the Material Contracts to which the Company or any of its Subsidiaries is a party, (i) to the Knowledge of the Company, the Contract is a valid and binding agreement, enforceable by the Company or its subsidiary in accordance with its terms, subject to the Enforceability Exception, (ii) the Contract is in full force and effect, and (iii) no party to the Contract has provided the Company or the Subsidiary that is a party to the Contract with (A) a written claim that the other party believes the Company or its Subsidiary is in default of any of its obligations under the Contract or (B) a written notice that the other party intends to attempt to terminate the Contract before its expiration date or to modify the Contract in a manner not specifically contemplated by the Contract terms. For the purposes of this Section 3.15, the term “Material Contract” means, as of the date hereof:

(a) A “material contract,” as that term is defined in Item 601(b)(10) of SEC Regulation S-K, with respect to the Company (excluding any forms of equity award agreement, which are addressed exclusively in Section 3.16);

(b) An agreement under which the Company or its Subsidiaries have borrowed, or have the right to borrow, more than $10,000,000;

(c) A non-competition or similar agreement that prevents the Company or any of its Subsidiaries in any material respects from engaging in any geographic area in any line of business in which any of them is engaged at the date of this Agreement;

(d) A non-solicitation or similar agreement that prevents the Company or any of its Subsidiaries from offering employment to any Person; and

(e) An agreement of a type not described in any of subsections (a) through (d) the termination of which would reasonably be expected to have a Material Adverse Effect on the Company (but excluding real property leases, which are addressed exclusively in Section 3.12).

Section 3.16 Labor and Employment Matters.

(a) As of the date of this Agreement, no union represents any employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no union is attempting, or during the three years prior to the date of this Agreement has attempted, to organize or otherwise become the bargaining representative for any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or a Subsidiary has committed an unfair labor practice or otherwise seeking to compel it to bargain with any labor union or other labor organization.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete list of (i) all written employment agreements to which the Company or any of its Subsidiaries is a party (other than employment agreements with Persons who are not officers or directors of the Company or any of its Subsidiaries which (A) call for a base salary of no more than $150,000 per year and have a term of no more than two years or (B) are terminable on no more than 30 days’ advance notice without payment of a sum exceeding $150,000 (“Material Employment Agreements”)) and (ii) all material employee benefit, severance, change of control and retention plans, programs and arrangements maintained or sponsored by the Company or any of its Subsidiaries for the benefit of any employees or former employees of the Company or any of its Subsidiaries, or as to which the Company or any of its Subsidiaries otherwise is an employer (such employee benefit plans, the “Benefit Plans”). Except as would not, in aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (x) each employee benefit plan set forth on Section 3.16(b) of the Company Disclosure Letter which is required to be registered with, or approved by, a governmental agency, has been so registered with or approved by that governmental agency (or has received or is otherwise covered by a favorable determination or opinion letter from the Internal Revenue Service), and (y) each employee benefit plan set forth on Section 3.16(b) of the Company Disclosure Letter has been maintained in all material respects in accordance with its terms and any applicable provisions of Law (including, if applicable, the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code).

(c) No plan set forth, or which should be set forth, on Section 3.16(b) of the Company Disclosure Letter is a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) as to which there is an unfunded benefit liability, and neither the Company nor any of its Subsidiaries has any direct or indirect contingent liability with respect to any defined benefit plan or any “multiemployer plan” (as defined in Section 3(37) of ERISA), and the Company and its subsidiaries have no obligation to provide post-employment welfare benefits except to the extent required by Section 4980B of the Code.

(d) Neither the Company nor any of its subsidiaries has any obligation to “gross up” any tax incurred by any Person pursuant to Section 409A, 457A or 4999 of the Code.

(e) There are no Contracts, agreements or other arrangements which would reasonably be expected to result in the payment by the Company or by any of its Subsidiaries of an “excess parachute payment”, as that term is used in Section 280G of the Code, as a result of the Mergers, or the payment by the Company or any of its Subsidiaries of compensation which will not be deductible because of Section 162(m) of the Code.

Section 3.17 Anti-Money Laundering and Anti-Terrorism Statutes. The operations of the Company and its Subsidiaries are being conducted in compliance in all material respects with applicable financial recordkeeping, reporting and other requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept

and Obstruct Terrorism Act of 2001, any applicable order or regulation issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and all other applicable anti-money laundering or anti-terrorist-financing statutes, rules or regulations of any jurisdictions, and no action or proceeding by or before any Governmental Entity alleging violations of anti-money laundering statutes or anti-terrorist financing statutes by the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.

Section 3.18 Prohibited Payments. None of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on behalf of the Company or any of its Subsidiaries has (i) violated the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any similar foreign or state legal requirement, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated, or operated in a manner that does not comply with, any export restrictions, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations.

Section 3.19 Insurance. The Company and each of its Subsidiaries is presently insured with respect to its assets, properties and business in such amounts, with such deductibles and against such risks and losses, and during each of the past three calendar years (or during such lesser period of time as the Company has owned a particular Subsidiary) has been insured, for commercially reasonable amounts with financially responsible insurance companies against such risks as similarly situated companies engaged in a similar business would customarily be insured.

Section 3.20 Proxy Statement. On the day the Proxy Statement is filed in definitive form with the SEC, on the day the Proxy Statement is mailed to the Company’s stockholders, and on the day of the Merger Stockholders Meeting, the Proxy Statement will not contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. However, the Company does not make any representations or warranties with respect to information supplied by Parent or the Merger Subs, or supplied on their behalf by any of their Affiliates or Representatives, for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules of the SEC promulgated under it.

Section 3.21 Brokers. Other than fees payable to Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and their respective Affiliates, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

Section 3.22 Opinions of Financial Advisors.

(a) Credit Suisse Securities (USA) LLC has rendered its opinion to the Company Board to the effect that, as of the date of the meeting of the Company Board at which this Agreement was approved by the Company Board and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of its opinion (to be subsequently confirmed in writing), the Merger Consideration to be received by holders of Company Common Stock in the Initial Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

(b) Citigroup Global Markets Inc. has rendered its opinion to the Company Board to the effect that, as of the date of such opinion and based on and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.23 BBF Franchise Agreement. To the Knowledge of the Company, as of the date of this Agreement, (a) the Franchise Agreement, dated May 28, 2013, between BHH Affiliates LLC and Watermark Realty, Inc., as amended or supplemented through December 20, 2015 (the “BBF Franchise Agreement”), is in full force and effect, and (b) the franchisor has not attempted, or threatened to attempt, to cancel the BBF Franchise Agreement or modify it in any material respect because of a failure of the franchisee to fulfill all its obligations under the BBF Franchise Agreement or for any other reason.

Section 3.24 Investment Company Act. Neither the Company nor any of its subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended, or to be registered under the Investment Advisers Act of 1940, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (a) as set forth in the disclosure letter that has been prepared by Parent and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or the Merger Subs made herein, or (b) as disclosed in publicly available registration statements, certifications, reports and proxy statements, filed by Parent with, or furnished by Parent to, the SEC on or after September 1, 2013 and prior to the date of this Agreement, Parent and the Merger Subs hereby jointly and severally represent and warrant to the Company that:

Section 4.1 Organization and Qualification.

(a) Parent, LLC Sub and Corporate Sub each is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent and each of the Merger Subs has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Parent and each of the Merger Subs is qualified to do business as a foreign corporation in each state of the United States in which it is required to be qualified, except states in which the failure to qualify, in aggregate, would not have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

Section 4.2 Corporate Authority and Approval.

(a) Each of Parent and each of the Merger Subs has all entity power and authority necessary to enable it to enter into this Agreement, perform its obligations hereunder and carry out the transactions contemplated by this Agreement. All corporate or other entity actions necessary to authorize each of Parent and Merger Subs to enter into this Agreement and carry out the transactions contemplated by it have been taken and no other corporate proceedings on the part of Parent or Merger Subs are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, other than Parent’s written consent (following the execution of this Agreement) adopting this Agreement as the sole stockholder of Corporate Sub and filing the First Certificate of Merger and the Second Certificate of Merger. This Agreement has been duly executed by each of Parent and Merger Subs, and assuming this Agreement is a valid and binding obligation of the Company, this Agreement is a valid and binding agreement of each of Parent and each of the Merger Subs, enforceable against each of them in accordance with its terms, subject to the Enforceability Exception.

(b) When shares of Parent Class A Stock are issued in the Mergers, those shares will be duly authorized and issued, will be fully paid and non-assessable, and will be authorized for issuance on the NYSE.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or Bylaws of Parent, the LLC Agreement of LLC Sub, or the Certificate of Incorporation or Bylaws of Corporate Sub, any agreement or instrument to which Parent or either of the Merger Subs or any Subsidiary of either of them is a party or by which any of them is bound, any Law, or any order, rule or regulation of any court or governmental agency or any other regulatory or quasi-regulatory organization having jurisdiction over Parent, Merger Subs or any of their respective Subsidiaries, except violations, breaches, or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including, after the First Effective Time, the Initial Surviving Entity) taken together.

(b) No governmental filings, authorizations, approvals or consents, or other governmental action, other than the termination or expiration of waiting periods under the HSR Act, if any, are required to permit Parent and Merger Subs to fulfill all their obligations under this Agreement.

Section 4.4 Capitalization.

(a) The authorized stock of Parent consists of 300,000,000 shares of Parent Class A Stock, 90,000,000 shares of Class B common stock, par value $0.10 per share, 100,000,000 shares of participating preferred stock, par value $0.10 per share, and 500,000 shares of preferred stock, par value $10.00 per share. At the date of this Agreement, the only outstanding stock of Parent is not more than 200,000,000 shares of Parent Class A Stock and not more than 31,400,000 shares of Class B common stock. All those shares have been duly authorized and issued and are listed on the NYSE. Except as disclosed in the Report of Parent on Form 10-Q for the period ended May 31, 2016 which was filed with the SEC (the “Parent 10-Q”) Parent has not issued any options, warrants or convertible or exchangeable securities which are outstanding, and is not a party to any other agreements which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Parent to issue or sell any of its stock. The outstanding convertible securities issued by Parent include $157 million principal amount of 3.25% Convertible Senior Notes due 2021, which Parent can call for redemption at any time on or after November 20, 2016, which could cause some or all of those 3.25% Notes to be converted into Parent Class A Stock at the rate of approximately one share of Parent Class A Stock for each $23.50 principal amount of 3.25% Notes.

(b) Exhibit 21 to the Parent’s Annual Report on Form 10-K for the year ended November 30, 2015 (the “Parent 10-K”) and Section 4.4(b) of the Parent Disclosure Letter together contain a complete list of all the material Subsidiaries of Parent. Each Subsidiary of Parent has been duly organized and is validly existing and, to the extent the concept is applicable, in good standing under the Laws of the jurisdiction in which it was formed, except where the failure to have such power or authority would not have, or reasonably be expected to have, in the aggregate, a Material Adverse Effect on Parent. All the shares of stock or other equity interests in each of those Subsidiaries that are directly or indirectly owned by Parent have been duly authorized and validly issued and, with regard to stock of corporations or other equity interests in limited liability entities, are fully paid and non-assessable (to the extent such terms are applicable to the applicable entity form), none of those shares or other equity interests is subject to any preemptive rights, and neither Parent nor any of its Subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements which require (or upon the passage of time, the payment of money or the occurrence of any other event may require) Parent or any Subsidiary to issue or transfer any shares of or other equity interests in any Subsidiary of Parent, and there are no registration covenants or transfer or voting restrictions with respect to any shares of or other equity interests in any of Parent’s Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries is a party to any agreement regarding the voting of shares of Parent Class A Stock or committing Parent to register a material number of shares of Parent Class A Stock under the Securities Act (other than obligations with regard to shares issuable on conversion or exercise of convertible debt securities and stock options, in each case, that are outstanding at the date of this Agreement). No holder of Parent Class A Stock or other securities of Parent is entitled under Parent’s Certificate of Incorporation or Bylaws, or under any agreement to which Parent or any of its Subsidiaries is a party, to preemptive rights with regard to Parent Class A Stock or any other securities issued by Parent.

Section 4.5 Ownership of Merger Subs; No Prior Activities. Each of LLC Sub and Corporate Sub is directly and wholly owned by Parent. Parent has not issued any options, warrants or convertible or exchangeable securities which are outstanding, and is not a party to any other agreements, other than this Agreement, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Parent to issue or sell any equity interest in either of LLC Sub or Corporate Sub. Each of LLC Sub and Corporate Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of LLC Sub and Corporate Sub has not, and on the Closing Date will not have, engaged in any activities or incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person, except activities, agreements or arrangements relating to or contemplated by this Agreement and obligations or liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.

Section 4.6 Sufficiency of Funds. Parent has available to it sufficient funds and Parent Class A Stock to consummate the Mergers on the terms contemplated by this Agreement, and at the Closing, Parent will have available and will make available to Merger Subs, all of the funds necessary to pay the Cash Consideration as contemplated by this Agreement out of its working capital or currently existing credit lines. At the Closing, Parent will have available and will make available to Merger Subs, all of the Parent Class A Stock necessary to provide the Share Consideration as contemplated by this Agreement.

Section 4.7 Parent SEC Filings; Financial Statements.

(a) Since December 1, 2014, Parent has filed with the SEC all forms, reports and documents it has been required to file under the Securities Act and the Exchange Act.

(b) The Parent 10-K and the Parent 10-Q each contained in all material respects all the information required to be included in it and when each was filed with the SEC, did not contain an untrue statement of a material fact or omit to state a material fact required in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Parent 10-K all were prepared, and the financial information included in the Parent 10-Q was derived from financial statements which were prepared, in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the Parent 10-Q, except that interim financial information does not contain all the notes required with regard to financial statements prepared in accordance with GAAP and is subject to normal year-end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its Subsidiaries at the dates, and for the periods, to which they relate. Except as described in the notes to the financial information in the Parent 10-Q, neither Parent nor any of its Subsidiaries (i) owns any interests in any entities whose financial statements are not included in the consolidated financial statements of Parent and its Subsidiaries in the Parent 10-Q and to which Parent or any of its Subsidiaries has made capital contributions or otherwise transferred assets with a value totaling more than $50 million as to any single entity or more than $100 million in total, or the operating results of which are reflected in the consolidated financial statements of Parent and its Subsidiaries on an equity basis, or (ii) is a guarantor of, or may otherwise be liable for, indebtedness of any entity whose financial statements are not included in the consolidated financial statements of Parent and its Subsidiaries in the Parent 10-Q totaling more than $50 million as to any single entity or more than $200 million in total.

(c) Internal Controls. Parent maintains disclosure controls and procedures and a system of internal control over financial reporting that meet the requirements of Rule 13a-15 under the Exchange Act. Since December 1, 2014, Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent quarterly evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the board of directors of Parent all significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information.

Section 4.8 No Undisclosed Liabilities. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities, contingent or otherwise, that would be required to be reflected on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, other than (i) liabilities reflected on the balance sheet included in the Parent 10-Q, (ii) liabilities disclosed in the notes to the financial statements in the Parent 10-K or to the financial information in the Parent 10-Q, (iii) contingent obligations disclosed in the management’s discussion and analysis of financial condition and results of operations included in the Parent 10-K or the Parent 10-Q, (iv) liabilities that were incurred after May 31, 2016 in the ordinary course of business consistent with past practice, (v) liabilities that were incurred under this Agreement or in connection with the transactions contemplated by this Agreement or (vi) liabilities that would not have, or reasonably be expected to have, a Material Adverse Effect on Parent.

Section 4.9 Absence of Certain Changes and Events. Since May 31, 2016, (i) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects and (ii) nothing has occurred that has had or is reasonably expected to have a Material Adverse Effect on Parent.

Section 4.10 Compliance with Laws. Except (a) with respect to Tax matters (which are addressed exclusively in Section 4.12) and environmental matters (which are addressed exclusively in Section 4.13) and (b) for matters that would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries has at all times complied, and currently is complying, with all applicable Laws (including all obligations to obtain and maintain appropriate licenses and permits).

Section 4.11 Litigation. Except for matters that would not have, or reasonably be excepted to have, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries (including Merger Subs) is a party to (i) any legal proceeding that Parent would be required to disclose under Item 103 of SEC Regulation S-K in a filing at the date of this Agreement to which that Item applied, other than legal proceedings disclosed in the Parent 10-K, the Parent 10-Q or a Form 8-K filed with the SEC since May 31, 2016, or (ii) any suit or governmental proceeding which seeks to prevent Parent or either of the Merger Subs from completing the transactions that are the subject of this Agreement, nor, to the Knowledge of Parent, has any such legal proceeding or any such suit or governmental proceeding been threatened.

Section 4.12 Taxes.

(a) Parent and its Subsidiaries have filed when due (taking account of extensions) all income, withholding and other Tax Returns which they have been required to file (other than Tax Returns relating to Tax liabilities that are not, in aggregate, material to Parent and its Subsidiaries taken as a whole) and have paid all Taxes shown on those returns to be due. Those Tax Returns are correct and complete in all material respects and accurately reflect in all material respects all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities and which have been adequately reserved against in accordance with GAAP on the balance sheet at May 31, 2016, included in the Parent 10-Q.

(b) LLC Sub is, and has been since the date of its formation, an entity that is disregarded as separate from Parent for U.S. federal income tax purposes.

(c) Neither Parent nor any of its Subsidiaries has taken, intends to take or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(d) There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax Return which (except in the case of a request for a written ruling) if determined adversely would, individually or in aggregate, be expected to result in a material Tax deficiency.

(e) Neither Parent nor any of its Subsidiaries has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.13 Environmental Matters. Except as would not, in aggregate, reasonably be expected to have a Material Adverse Effect on Parent, to the Knowledge of Parent, (i) Parent and its Subsidiaries are and, since January 1, 2013 have been, in compliance with Environmental Laws, (ii) Parent and its Subsidiaries have all Permits which are necessary to enable them to conduct their businesses as they are being conducted on the date of this Agreement in compliance with applicable Environmental Laws, (iii) neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity of material noncompliance or material liability under any Environmental Law, (iv)(a) neither Parent nor any of its Subsidiaries has performed any acts, including but not limited to releasing, storing or disposing of Hazardous Materials, (b) there is no condition on any property owned or leased by Parent or a Subsidiary, and (c) there is no condition on any property formerly owned or leased by Parent or a Subsidiary while Parent or a Subsidiary owned or leased that property, that, in the case of any of (a), (b) or (c), would reasonably be expected to result in material liability of Parent or a Subsidiary under any Environmental Law and (v) neither Parent nor any of its Subsidiaries is subject to any outstanding order of any court or Governmental Entity requiring Parent or any of its Subsidiaries to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding (to which either Parent or a Subsidiary is or would be a party) seeking such an order is pending or threatened against Parent or any of its Subsidiaries.

Section 4.14 Anti-Money Laundering and Anti-Terrorism Statutes. The operations of Parent and its Subsidiaries are being conducted in compliance in all material respects with applicable financial recordkeeping, reporting and other requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, any applicable order or regulation issued by OFAC, and all other applicable anti-money laundering or anti-terrorist-financing statutes, rules or regulations of any jurisdictions, and no action or proceeding by or before any Governmental Entity alleging violations of anti-money laundering statutes or anti-terrorist financing statutes by the Company or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened.

Section 4.15 Prohibited Payments. None of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers, agents, employees or any other Persons acting on behalf of Parent or any of its Subsidiaries has (i) violated the FCPA or any similar foreign, federal, or state legal requirement, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated, or operated in a manner that does not comply with, any export restrictions, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations.

Section 4.16 Proxy Statement. On the day the Proxy Statement is filed in definitive form with the SEC, on the day the Proxy Statement is mailed to the Company’s stockholders and on the day of the Merger Stockholders Meeting, none of the information supplied by Parent or Merger Subs, or supplied on their behalf by any of their Affiliates, authorized Representatives or agents, for inclusion in the Proxy Statement will contain any untrue statement of a material fact or will omit to state any material fact required to be stated as part of that information or necessary in order to make the information supplied by Parent or Merger Subs, in light of the circumstances under which it is supplied, not misleading. However, Parent and Merger Subs do not make any representations or warranties with respect to information in the Proxy Statement that is not supplied by or on behalf of Parent or either of the Merger Subs for inclusion in the Proxy Statement, or that is inconsistent with information supplied by or on behalf of Parent or the Merger Subs for inclusion in the Proxy Statement.

Section 4.17 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subs for which the Company would have any liability if the Initial Merger does not take place.

Section 4.18 Interested Stockholder. Neither Parent, nor any of its “affiliates” or “associates”, is or at any time during the past three years has been an “interested stockholder” of the Company (all such quoted terms being used as defined in Article TENTH B of the Certificate of Incorporation of the Company).

ARTICLE V

ACTIONS PRIOR TO THE MERGERS

Section 5.1 Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the First Effective Time or the time this Agreement is terminated in accordance with Article VII, except to the extent required by Law, as may be consented to in writing by Parent, as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) operate its business in all material respects in the ordinary course of business consistent with past practice, (ii) maintain all its assets in good repair and condition (except to the extent of reasonable wear and use or of damage by fire or other unavoidable casualty or by any reason outside of the Company’s or its Subsidiaries’ control) and (iii) take all commercially reasonable steps available to it to maintain the goodwill of its businesses. The impact of any loss of employees to the extent attributable to the announcement, pendency or consummation of this Agreement or the transactions contemplated by this Agreement will not be a breach of this Section 5.1(a). Without limiting the foregoing, from the date of this Agreement until the earlier of the First Effective Time or the time this Agreement is terminated in accordance with Article VII, except to the extent required by Law, as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:

(i) make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the financial statements included in the Company 10-K or the notes to the financial information included in the Company 10-Q;

(ii) enter into any material contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case (A) in the ordinary course of business or (B) with respect to any land development, land acquisition or construction contract in the form in which it exists at the date of this Agreement;

(iii) redeem or purchase any of its stock or declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than payments by Subsidiaries of the Company to the Company or to wholly owned Subsidiaries of the Company);

(iv) make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to stockholders, directors, officers or employees;

(v) make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change with respect to accounting policies, unless required by GAAP or the SEC;

(vi) purchase, sell, dispose of or encumber any material property or assets, or engage in any material activities or transactions, except (i) purchases or sales in accordance with Contracts entered into before the date of this Agreement as they are in effect on the date of this Agreement, (ii) purchases of real property for use in their homebuilding business having a purchase price with regard to any single purchase or group of related purchases of less than $15 million or less than $75 million in the aggregate, (iii) bulk land sales having a sale price as to any single sale or group of related sales of less than $5 million, (iv) sales of homes or lots in the ordinary course of business, (v) the exercise of options to purchase real property in the ordinary course of business and (vi) grants of easements and other encumbrances in the ordinary course of business to the extent such easements and encumbrances would not reasonably be expected to materially interfere with the use of the properties for the purposes for which they were acquired or as the Company currently intends to use them;

(vii) become engaged in any lines of business in which it is not actively engaged on the date of this Agreement or discontinue any line of business in which it is actively engaged on the date of this Agreement;

(viii) (x) enter into or amend any employment, bonus, severance or similar agreements or arrangements that would have constituted a Material Employment Agreement if in place on the date hereof or (y) increase the salaries of any employees, other than through normal annual merit increases or otherwise in connection with any promotion to fill a bona fide vacancy in a position in the aggregate averaging not more than 5% (provided that any promotional increase to an amount not exceeding the salary of the prior employee who vacated the applicable position will not count toward such 5%);

(ix) adopt, become a sponsoring employer with regard to, or amend, any defined benefit plan or post-employment health or welfare plan or arrangement (other than as required by Law);

(x) amend its Certificate of Incorporation or Bylaws;

(xi) (i) issue or sell any of its stock or any options, warrants or convertible or exchangeable securities that may entitle holders to acquire its stock, in each case, except in connection with the vesting or settlement of any equity incentive awards outstanding at the date of this Agreement under the Equity Plan, the LTI Plans or otherwise, or (ii) split, combine, or reclassify its outstanding stock;

(xii) enter into an agreement to modify in any material respect the nature or limits (including retention amounts) of insurance coverage that it or its Subsidiaries maintain;

(xiii) (i) make, change or revoke any material elections under the Code or any state, local or foreign Tax Laws, (ii) change any annual tax accounting period, (iii) materially amend any Tax Return relating to a material amount of Taxes, (iv) adopt or change an accounting method in respect of Taxes except as required by applicable Law, (v) consent to any extension or waiver of the limitation period applicable to a Tax Return relating to a material amount of Taxes, (vi) request a Tax ruling, (vii) engage in any transaction that will give rise to a material deferred gain or loss, (viii) enter into a tax sharing, tax indemnity or tax allocation agreement (other than as part of arrangements entered into in the ordinary course of business or in connection with transactions not primarily related to Taxes), (ix) surrender any right to request a material refund of Taxes or (x) settle or otherwise agree to a resolution of any material claim or assessment relating to Taxes;

(xiv) take any action, or fail to take any action, which action or failure to act prevents or impedes (whether as a direct or indirect consequence), or could reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(xv) take any action or fail to take any action that would reasonably be expected to prevent or materially delay the consummation of the Initial Merger or the other transactions contemplated by this Agreement; and

(xvi) authorize or enter into any agreement to take any of the actions referred to in subparagraphs (i) through (xv) above.

(b) Nothing contained in this Agreement is intended to give Parent or Merger Subs, directly or indirectly, the right to control or direct the operations of the Company or any subsidiary of the Company prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.

Section 5.2 Conduct of Business by Parent and Merger Subs.

(a) From the date of this Agreement until the earlier of the First Effective Time or the time this Agreement is terminated in accordance with Article VII, except to the extent required by Law or as may be expressly required or permitted pursuant to this Agreement, Parent shall, and shall cause Merger Subs and each of its other Subsidiaries to, use commercially reasonable efforts to (i) operate its business in all material respects in the ordinary course of business consistent with past practice, (ii) maintain all its assets in good repair and condition (except to the extent of reasonable wear and use or of damage by fire or other unavoidable casualty or by any reason outside of Parent’s or its Subsidiaries’ control) and the goodwill of its businesses. Without limiting the foregoing, from the date of this Agreement until the earlier of the First Effective Time or the time this Agreement is terminated in accordance with Article VII, except to the extent required by Law, as may be expressly required or permitted pursuant to this Agreement, as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned) or as set forth in Section 5.2 of the Parent Disclosure Letter, Parent shall not, and shall not permit either of the Merger Subs to, take any of the following actions:

(i) amend or propose to amend its Certificate of Incorporation or Bylaws (or such equivalent organizational or governing documents of any subsidiary if such amendment would be adverse to Parent or the Company);

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests;

(iii) take any action or fail to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would, or would reasonably be expected to: (A) result in the inability to pay the Share Consideration pursuant to Article II or (B) restrict, or reasonably be expected to restrict, the ability of the holders of Parent Class A Stock received as Share Consideration to sell any shares of such Parent Class A Stock following the First Effective Time;

(iv) take any action or fail to take any action (including entering into any Contract, or authorizing, committing or agreeing to enter into any Contract), which would, or would reasonably be expected to, impair Parent’s ability to pay the aggregate Cash Consideration pursuant to Article II and any other amounts required to be paid by Parent and the Merger Subs in connection with the consummation of the Mergers or the other transactions contemplated by this Agreement;

(v) adopt a plan of complete or partial liquidation or authorize a dissolution, consolidation, recapitalization or bankruptcy reorganization if such transaction would reasonably be expected to prevent or materially delay the consummation of the Initial Merger or the other transactions contemplated by this Agreement;

(vi) take any action, or fail to take any action, which action or failure to act prevents or impedes (whether as a direct or indirect consequence), or could reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(vii) take any action or fail to take any action that would reasonably be expected to prevent or materially delay the consummation of the Initial Merger or the other transactions contemplated by this Agreement; or

(viii) authorize or enter into any agreement to take any of the actions referred to in subparagraphs (i) through (vii) above.

(b) Without limiting the foregoing, Parent shall not engage in, or announce, any capital markets activities (including any issuances or repurchases) that would be reasonably likely to affect the value of the Share Consideration during the period beginning 15 NYSE trading days prior to the day on which the Merger Stockholders Meeting is scheduled to be held and ending on the Closing Date, provided that Parent will not be required to comply with this Section 5.2(b) if Parent has delivered the Cash Election Notice pursuant to the terms hereof.

Section 5.3 Preparation of the Proxy Statement and Form S-4; Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement, the Company will prepare a proxy statement for use in connection with the Merger Stockholders Meeting (the “Proxy Statement”) and Parent will prepare and file with the SEC a registration statement on Form S-4 relating to the shares of Parent Class A Stock to be issued as a result of the Initial Merger (the “Registration Statement”), in which the Proxy Statement will be included as a prospectus. The Proxy Statement will include the Company Board Recommendation, unless the Company Board effects a Change of Recommendation pursuant to Section 5.3(d). The Parties shall file or furnish in connection with the Registration Statement any statement or schedule relating to this Agreement and the transactions contemplated by this Agreement that is required by applicable SEC rules or requested by the staff of the SEC. Each of the Company and Parent shall use their respective reasonable best efforts to furnish to the Party responsible for preparing the Proxy Statement or the Registration Statement, as applicable, the information required by the SEC to be included in the Proxy Statement, the Registration Statement and any such statement or schedule. Each of the Company and Parent will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective until the Initial Merger is effective or until this Agreement is terminated in accordance with its terms. Parent shall use reasonable best efforts to obtain any necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be filed with the SEC and distributed to the holders of Company Common Stock and made available on the internet as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company without providing the other Party a reasonable opportunity to review and comment thereon (and good faith consideration by Parent or the Company, as applicable, of all such comments); provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent in the event of a Change of Recommendation. If at any time prior to the Closing any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would include in all material respects all the information required to be included in it and would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law or requested by the staff of the SEC, disseminated to the holders of Company Common Stock. The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and each Party will promptly supply the other Party with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement; provided that no response to any oral or written request by the SEC with respect to the Registration Statement or the Proxy Statement will be made by Parent or the

Company, as applicable, without providing the other Party a reasonable opportunity to review and comment thereon (and good faith consideration by Parent or the Company, as applicable, of all such comments).

(b) The Company will take all action that is necessary in accordance with applicable Law and its Certificate of Incorporation and Bylaws to convene a special meeting of its stockholders (including any adjournment or postponement thereof, the “Merger Stockholders Meeting”) as soon as practicable after the Registration Statement becomes effective for the purpose of obtaining the Company Stockholder Approval (and shall, subject to the other provisions herein relating to the timing of such meeting, use its commercially reasonable efforts to convene the Merger Stockholders Meeting within 35 days after the Registration Statement becomes effective, if applicable); provided that in no event shall the Company be required to convene the Merger Stockholders Meeting earlier than 15 Business Days after the end of the Transaction Solicitation Period. Notwithstanding anything else in this Agreement to the contrary, the Company may, without the consent of Parent, adjourn or postpone the Merger Stockholders Meeting for up to 30 days (or for such longer period as is required by Law) (i) if as of the time for which the Merger Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), (x) any of the conditions set forth in Section 6.1 and Section 6.2 (other than receipt of the Company Stockholder Approval and those conditions that by their nature are to be satisfied at the Closing) have not been satisfied or (y) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Merger Stockholders Meeting, (ii) if the failure to adjourn or postpone the Merger Stockholders Meeting would reasonably be expected to be a violation of applicable Law, (iii) for the distribution of any legally required supplement or amendment to the Proxy Statement or (iv) to solicit additional proxies if the Company reasonably determines that it is necessary or advisable to do so in order to obtain the Company Stockholder Approval. Subject to Section 5.3(d) and Section 5.5, the Company will use its reasonable best efforts to solicit from its stockholders proxies or votes giving the Company Stockholder Approval.

(c) Parent will notify the Company promptly after it receives notice that the Registration Statement has become effective or that a stop order has been issued with regard to the Registration Statement.

(d) The Company will not take any action, other than terminating this Agreement if it is entitled to do so under Article VII, which prevents the holders of the Company Common Stock from voting on a proposal to adopt this Agreement. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, the Company Board may at any time withhold, amend, withdraw, qualify or modify the Company Board Recommendation in a manner adverse to consummation of the Mergers if the Company Board determines, in good faith after consultation with its outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law (a “Change of Recommendation”); provided that a Change of Recommendation will not be a basis for the Company to cancel the Merger Stockholders Meeting or otherwise attempt to prevent the holders of the Company Common Stock from having an opportunity to vote on a proposal to adopt this Agreement, unless such Change of Recommendation results in termination of this Agreement under Article VII.

Section 5.4 Regulatory Approval. The Company and Parent will each make as promptly as practicable all filings, if any, required under any Antitrust Laws (including the HSR Act) with regard to the transactions that are the subject of this Agreement. If applicable, the Company and Parent shall each use its best efforts (including providing information to the Federal Trade Commission and the Department of Justice) to cause (a) any waiting periods required by Antitrust Laws (including the HSR Act) or pursuant to any other Antitrust Laws to be terminated or to expire as promptly as practicable and (b) any antitrust, competition or other investigations related to the transactions contemplated by this Agreement to conclude as promptly as practicable, provided that Parent will not be required in order to terminate any waiting period or to prevent or resolve any objection by any Government Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) to agree to dispose of, or hold separate, any business or aspect of a business or otherwise restrict any business activities or agree not to engage in any business activities in the future. In the event any Government Entity challenges or threatens to challenge the transactions that are the subject of this Agreement based upon any

Antitrust Laws or other competition Laws, the Company and Parent shall each use its best efforts to defend against that challenge, including engaging in litigation, through all available appeals. The Company and Parent will each provide information and cooperate in all other respects to assist the other of them in fulfilling the foregoing commitments.

Section 5.5 Transaction Solicitation Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on October 26, 2016 (the “Transaction Solicitation Period”), the Company and its Subsidiaries may, directly or indirectly, including with the assistance of investment bankers, attorneys, accountants and other Representatives of the Company, (i) actively seek and take any action to initiate, solicit, encourage or otherwise facilitate (whether publicly or otherwise) any Acquisition Proposal, and (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, or that may be expected to lead to, an Acquisition Proposal, and in connection with such efforts, the Company may authorize its or any of its Subsidiaries’ officers, directors, employees, agents or other Representatives (including any investment banker, attorney or accountant retained by the Company or by any of the Subsidiaries of the Company), directly or indirectly, to initiate, solicit, encourage or otherwise facilitate (whether publicly or privately) efforts by any Person or group (each a “Prospective Acquirer”) to decide whether to make an Acquisition Proposal.

(b) During the Transaction Solicitation Period, the Company may provide non-public information about the Company and its Subsidiaries to Prospective Acquirers, but the Company will not provide, or authorize anyone to provide, non-public information about the Company or any of its Subsidiaries to a Prospective Acquirer unless the Prospective Acquirer enters into a confidentiality agreement with the Company that has substantially the same terms with respect to confidentiality as those contained in Section 9.2 (an “Acceptable Confidentiality Agreement”). If the Company provides to any Prospective Acquirer non-public information about the Company or any of its Subsidiaries that the Company has not provided to Parent, the Company will promptly provide that non-public information to Parent.

(c) Without limiting what is said in Section 5.5(b), if at any time during the Transaction Solicitation Period, the Company Board receives a bona fide, written Acquisition Proposal from a Prospective Acquirer, then, unless the Company Board determines, within three days after the Company Board receives such Acquisition Proposal, that such Acquisition Proposal does not cause the Prospective Acquirer to be an Excluded Party, as promptly as practicable, and in any event within three days, after the Company receives such Acquisition Proposal, the Company will inform Parent about such Acquisition Proposal, including the identity of the Prospective Acquirer and a reasonably detailed description of its material terms.

Section 5.6 No Solicitation of Offers; Notice of Proposals from Others.

(a) After the end of the Transaction Solicitation Period, except as otherwise provided in Section 5.6(b), the Company shall, except, in each case, with respect to any Excluded Party, (i) terminate all ongoing discussions regarding Acquisition Proposals or otherwise regarding possible Acquisition Transactions and (ii) not authorize or permit its or any of its Subsidiaries’ officers, directors, employees, agents or other Representatives (including any investment banker, attorney or accountant acting on behalf of the Company or by any of the Subsidiaries of the Company), directly or indirectly, to initiate, solicit, knowingly encourage or otherwise knowingly facilitate (by making available non-public information or otherwise) any Acquisition Proposal or any inquiry, proposal or offer with respect to a possible Acquisition Transaction; provided, however, nothing contained herein shall prohibit a verbal interaction initiated by a Prospective Acquirer on an unsolicited basis so long as the Company’s participation is solely to clarify the terms and conditions of any proposal the Prospective Acquirer has made. If the Company provides to any Prospective Acquirer non-public information about the Company or any of its Subsidiaries that the Company has not provided to Parent, the Company will promptly provide that non-public information to Parent.

(b) Notwithstanding anything to the contrary set forth in Section 5.6(a) or elsewhere in this Agreement, the Company, its Subsidiaries and their respective Representatives may (i) request clarifications from, provide non-public information about the Company and its Subsidiaries (subject to an Acceptable Confidentiality Agreement) to and engage in discussions and negotiations with a Prospective Acquirer regarding a possible Acquisition Transaction in response to an Acquisition Proposal or any inquiry, proposal or offer with respect to a possible Acquisition Transaction that the Company receives after the end of the Transaction Solicitation Period despite complying in all material respects with Section 5.6(a), and that the Company Board determines, in good faith after consultation with the Company’s financial advisor and outside counsel, constitutes, or would reasonably be expected to result (if consummated in accordance with its terms) in, a transaction that would be more favorable to the holders of the Company Common Stock than the Mergers, and (ii) execute and enter into a binding agreement, on such terms and conditions as the Company Board may determine (an “Alternative Acquisition Agreement”), with respect to an Acquisition Proposal that the Company Board determines constitutes a Superior Proposal; provided that any Alternative Acquisition Agreement must expressly provide that the Company may terminate such Alternative Acquisition Agreement without cost to the Company, and the Company will not have any obligations or be subject to any restrictions under or as a result of the Alternate Acquisition Agreement in the event Parent agrees, pursuant to the terms of Section 7.1(d)(ii), to amend the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(c) If at any time after the end of the Transaction Solicitation Period, the Company receives an Acquisition Proposal, a request for non-public information in connection with an Acquisition Proposal or an indication that a Prospective Acquirer intends to make an Acquisition Proposal, as promptly as practicable, and in any event within two Business Days, after the Company receives such Acquisition Proposal, request for non-public information or indication of intent to make an Acquisition Proposal, the Company will inform Parent about such Acquisition Proposal, request or indication, including the identity of the Prospective Acquirer from which the Acquisition Proposal, request or indication was received, and a reasonably detailed description of its material terms, and the Company will promptly, from time to time, provide Parent with any additional material information the Company obtains regarding the Acquisition Proposal, request or indication, including information about steps that are taken in response to it or in furtherance of a possible Acquisition Transaction.

Section 5.7 Financing Cooperation.

(a) Subject to the other provisions of this Section 5.7, the Company will, and will use reasonable best efforts to cause its and its Subsidiaries’ officers and employees to, at Parent’s sole expense, cooperate in all reasonable respects with the efforts of Parent to arrange any financing that Parent expects to use after the Closing. Parent shall give the Company reasonable opportunity to review and comment upon any materials that include information about the Company or any of its Subsidiaries prepared in connection with such financing, and Parent shall include in such materials comments reasonably proposed by the Company. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required prior to consummation of the Initial Merger to (i) pay any fees in connection with any such financing, (ii) incur any liability of any kind (or cause their respective Representatives to incur any liability of any kind) in connection with such financing if the Initial Merger does not take place, (iii) enter into any binding agreement or commitment in connection with such financing that is not conditioned on the occurrence of the Initial Merger and does not terminate without liability to the Company or any of its Subsidiaries upon termination of this Agreement, or (iv) take any action that would (A) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries prior to the Initial Merger, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (D) conflict with the charter, the bylaws (or similar organizational documents) of the Company or any of the Subsidiaries of the Company or any Laws, (E) result in the contravention of, or that could reasonably be expected to result prior to the Initial Merger in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party or (F) require the Company, prior to the Initial Merger, to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries.

(b) Parent shall promptly following delivery of invoices reimburse the Company for any reasonable out-of-pocket expenses and costs (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 5.7. The Company (until consummation of the Initial Merger), its Affiliates and their respective Representatives (collectively, the “Financing Indemnitees”) shall be indemnified and held harmless by Parent and Merger Subs, jointly and severally, for and against any and all liabilities, losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred, directly or indirectly, by the Financing Indemnitees in connection with the arrangement of any financing or any information utilized in connection therewith or the Company’s cooperation with respect thereto. This Section 5.7(b) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Parent. All non-public or other confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Subs or their Representatives pursuant to this Section 5.7 or otherwise shall be kept confidential in accordance with the Confidentiality Agreement.

(c) Each of Parent and each of the Merger Subs acknowledges and agrees that the obtainment of financing is not a condition to the Closing.

Section 5.8 Return of Materials Subject to Confidentiality Agreements. As promptly as practicable after the date of this Agreement, to the extent permitted by applicable confidentiality agreements, the Company will request that any Person that holds confidential information provided by or on behalf of the Company during the two years prior to the date of this Agreement under a confidentiality agreement entered into in connection with a possible acquisition of the Company or a significant portion of its or any of its material Subsidiaries’ assets (other than through sales in the ordinary course of business) promptly return to the Company or destroy such confidential information.

Section 5.9 Communications to Company Employees. The Company shall provide Parent reasonable opportunity to review and comment on the form of any written statements to employees of the Company and its Subsidiaries informing them about the Mergers prior to any distribution of such statements. For the avoidance of doubt, this Section 5.9 does not apply to matters contemplated by Section 9.3.

Section 5.10 Defense Against Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any holder of Company Common Stock (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider Parent’s views with respect to such litigation or settlement. Parent shall promptly advise the Company of any litigation commenced after the date hereof against Parent, its Affiliates or any of its directors (in their capacity as such) in connection with this Agreement or the transactions contemplated hereby.

Section 5.11 Efforts of Parent and Merger Subs to Fulfill Conditions. Subject to the terms and conditions of this Agreement (including Section 5.5 and Section 5.6), Parent and each of the Merger Subs each will use its reasonable best efforts to cause all the conditions set forth in Section 6.1 and Section 9.17 (to the extent applicable to Parent and Merger Subs) and Section 6.2 to be fulfilled as promptly as practicable after the end of the Transaction Solicitation Period and consummate the Mergers. Without limiting what is said in the first sentence of this Section 5.11, neither Parent nor any of its Subsidiaries (including either Merger Sub) will do anything that would prevent the Mergers from qualifying as a “reorganization” under Section 368(a) of the Code (if the Merger Consideration includes shares of Parent Class A Stock).

Section 5.12 Efforts of the Company to Fulfill Conditions. Subject to the terms and conditions of this Agreement (including Section 5.5 and Section 5.6), the Company will use its reasonable best efforts to cause all the conditions set forth in Section 6.1 and Section 9.17 (to the extent applicable to the Company) and Section 6.3 to be fulfilled as promptly as practicable after the end of the Transaction Solicitation Period and consummate the Mergers. Without limiting what is said in the first sentence of this Section 5.12, neither the Company nor any of its Subsidiaries will do anything that would prevent the Mergers from qualifying as a “reorganization” under Section 368(a) of the Code (if the Merger Consideration includes shares of Parent Class A Stock).

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGERS

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Initial Merger shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR. If filings under the HSR Act are required, all applicable waiting periods under the HSR Act applicable to the Initial Merger or any of the other transactions contemplated by this Agreement shall have expired or been terminated.

(c) No Injunctions or Restraints. No order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Law shall exist, that, in either case, prohibits or otherwise makes illegal the consummation of the Initial Merger.

(d) Registration Statement. The Registration Statement will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened in writing by the SEC; provided, however, that this provision shall not be a condition to any Party’s obligation to effect the Initial Merger if Parent has delivered the Cash Election Notice pursuant to the terms hereof.

(e) Listing. The shares of Parent Class A Stock to be issued in the Initial Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; provided, however, that this provision will not be a condition to the Company’s obligation to effect the Mergers if Parent has delivered the Cash Election Notice pursuant to the terms hereof.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Initial Merger is further subject to satisfaction of the following conditions (any or all of which may be waived by the Company at any time prior to the First Effective Time):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Subs (i) set forth in Section 4.1(a), Section 4.2(a), Section 4.4(a), Section 4.6 and Section 4.17 (the “Parent Fundamental Representations”) will, except as contemplated by this Agreement, be true and correct in all material respects on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or a specified period need only to have been true and correct in all material respects with regard to the specified date or period) and (ii) all representations and warranties other than the Parent Fundamental Representations will, except as contemplated by this Agreement, be true and correct in all respects on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or a specified period need only to have been true and correct with regard to the specified date or period), except where failures of representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein), in aggregate, would not have a Material Adverse Effect on Parent or Parent’s and the Merger Subs’ ability to consummate the transactions contemplated by this Agreement, and Parent will have delivered to the Company a certificate dated the Closing Date and signed by an officer of Parent to that effect.

(b) Performance of Obligations. Parent and Merger Subs will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled on or before the Closing Date.

(c) Tax Opinion. The Company will have received an opinion from Latham & Watkins LLP, dated the Closing Date, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Company Tax Opinion”); provided, however, that this provision shall not be a condition to the Company’s obligation to effect the Mergers if Parent has delivered the Cash Election Notice pursuant to the terms hereof.

(d) Certificate. Parent will have delivered to Latham & Watkins LLP a certificate signed by an executive officer of Parent certifying as to representations substantially in the form set forth on Exhibit B; provided, however, that this provision shall not be a condition to the Company’s obligation to effect the Mergers if Parent has delivered the Cash Election Notice pursuant to the terms hereof.

Section 6.3 Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and the Corporate Sub to complete the Initial Merger are further subject to the following conditions (any or all of which may be waived by Parent at any time prior to the First Effective Time):

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.1(a), Section 3.2(a), Section 3.4(a) and Section 3.21 (the “Company Fundamental Representations”) will, except as contemplated by this Agreement, be true and correct in all material respects on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or a specified period need only to have been true and correct in all material respects with regard to the specified date or period) and (ii) all representations and warranties other than the Company Fundamental Representations will, except as contemplated by this Agreement, be true and correct in all respects on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or a specified period need only to have been true and correct with regard to the specified date or period), except where failures of representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein), in aggregate, would not have a Material Adverse Effect on the Company, and the Company will have delivered to Parent a certificate dated the Closing Date and signed by an officer of the Company to that effect.

(b) Performance of Obligations. The Company shall have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Closing Date.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Subs may rely on the failure of any condition precedent set forth in this Article VI to be satisfied to the extent such failure was caused by such Party’s (or in the case of Parent or Merger Subs, any such Parties’) failure to comply with its (or their) obligations set forth in this Agreement to consummate and make effective the transactions provided for herein.

ARTICLE VII

TERMINATION

Section 7.1 Right to Terminate. This Agreement may be terminated at any time prior to the First Effective Time (whether or not the Company’s stockholders have adopted this Agreement):

(a) By mutual written consent of the Company and Parent.

(b) By either the Company or Parent if the Closing Date does not occur on or before March 22, 2017 (the “Outside Date”); provided, however, that if any condition set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied or duly waived by all Parties entitled to the benefit of such condition by the fifth Business Day prior to the Outside Date, the Company may, by written notice to Parent, extend the Outside Date by two additional months until May 22, 2017, which date shall thereafter be considered the Outside Date; provided, further, that if on May 22, 2017, any condition set forth in Section 6.1(b) or, solely to the extent pertaining to Antitrust Laws, Section 6.1(c), shall not have been satisfied or duly waived by all Parties entitled to the benefit of such condition, the Company may, by written notice to Parent, extend the Outside Date by an additional ten months until March 22, 2018; provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose breach of any provision under this Agreement has been the primary cause of the failure of the Closing to occur prior to the Outside Date.

(c) By either the Company or Parent if any order of any Governmental Entity having competent jurisdiction is entered permanently enjoining the Company, Parent or Merger Subs from consummating the Mergers and such order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose breach of any provision of this Agreement was the primary cause of the imposition of any such order or the failure of such order to be resisted, resolved or lifted, as applicable.

(d) By the Company if:

(i) There exists a breach of any representation or warranty of Parent or either Merger Sub contained in this Agreement such that the condition set forth in Section 6.2(a) is not capable of being satisfied by the Outside Date, and such breach is incapable of being cured in a manner to satisfy such condition by the Outside Date or is not cured by Parent in a manner sufficient to satisfy such condition within 45 Business Days after Parent receives written notice of such breach from the Company (which notice shall specify in reasonable detail the nature of such breach and the Company’s intention to terminate this Agreement if such breach is not cured); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if, at the time of such termination, the Company is in breach of any representation, warranty, covenant or agreement that would result in a failure of any condition set forth in Section 6.1 or Section 6.3.

(ii) Prior to the receipt of the Company Stockholder Approval, (A) the Company receives an Acquisition Proposal that the Company Board determines constitutes a Superior Proposal, (B) at least three Business Days prior to the termination of this Agreement, the Company gives Parent and the Merger Subs a notice (a “Superior Proposal Termination Notice”) (x) including a copy of an Alternative Acquisition Agreement or a final draft of such an agreement with respect to such Acquisition Proposal, (y) stating what the Company Board has determined in good faith to be the value per share of Company Common Stock of the consideration the Company’s stockholders would receive as a result of the Superior Proposal and (z) stating that unless Parent agrees to amend the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal, this Agreement will terminate on a date set forth in the Superior Proposal Termination Notice (which will be no earlier than the day after the expiration of the three Business Day notice period (or two Business Day notice period for a new Superior Proposal Termination Notice, if applicable)), (C) during such three Business Day period (or such two Business Day period for a new Superior Proposal), the Company negotiates with Parent in good faith (if Parent desires to negotiate) regarding changes to the terms and conditions in this Agreement that would cause the transaction that is the subject of this Agreement to be at least as favorable to the holders of the Company Common Stock as the Acquisition Proposal it has determined to be a Superior Proposal (including describing to Parent how the Company Board values the components of the Acquisition Proposal it has determined constitutes a Superior Proposal, how the Company Board values the components of the Merger Consideration, and all other respects in which the Company Board believes the Acquisition Proposal is or may be more favorable to the holders of the Company Common Stock than this Agreement), (D) Parent fails to agree by the termination date set forth in the Superior Proposal Termination Notice to amend this

Agreement so that, in the good faith judgment of the Company Board, based on the factors described to Parent, the transaction that is the subject of this Agreement as amended would be at least as favorable to the holders of the Company Common Stock as the Acquisition Proposal (and therefore, the Acquisition Proposal no longer constitutes a Superior Proposal), and (E) concurrently with the termination of this Agreement, the Company pays, or causes to be paid, to Parent $11,250,000 (the “Excluded Party Termination Fee”) if the Superior Proposal was received by the Company from an Excluded Party, or $22,500,000 (the “Termination Fee”) if the Superior Proposal was not received from an Excluded Party; provided that in the event of any material amendment to such Acquisition Proposal that would cause the Company Board to determine that such Acquisition Proposal is a Superior Proposal despite the amendments to this Agreement, if any, that had been agreed to by Parent, the Company shall be required (but only on two additional occasions) to deliver a new Superior Proposal Termination Notice to Parent and the Merger Subs (provided that any new Superior Proposal Termination Notice need only be given at least two Business Days prior to the termination of this Agreement), which new Superior Proposal Termination Notice shall become the operative Superior Proposal Termination Notice for purposes of this Section 7.1(d)(ii). A Superior Proposal Termination Notice (including a new Superior Proposal Termination Notice) may be revoked by the Company prior to the termination of this Agreement.

(iii) All of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived, and Parent and Corporate Sub have failed to consummate the Initial Merger by the time the Closing should have occurred pursuant to Section 1.2.

(e) By Parent if:

(i) There exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 6.3(a) is not capable of being satisfied by the Outside Date, and such breach is incapable of being cured in a manner sufficient to satisfy such condition by the Outside Date or is not cured by the Company in a manner to satisfy such condition within 45 Business Days after the Company receives written notice of such breach from Parent (which notice shall specify in reasonable detail the nature of such breach and Parent’s intention to terminate this Agreement if such breach is not cured); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e)(i) if, at the time of such termination, Parent is in breach of any representation, warranty, covenant or agreement that would result in a failure of any condition set forth in Section 6.1 or Section 6.2.

(ii) Prior to the receipt of the Company Stockholder Approval, (w) the Company Board effects a Change of Recommendation (other than in connection with the exercise of the Company’s rights pursuant to Section 7.1(d)(ii)), (x) a third party makes a public statement that the Company Board intends to effect a Change of Recommendation (other than in connection with the exercise of the Company’s rights pursuant to Section 7.1(d)(ii)) and the Company does not issue and file with the SEC a public statement denying that that the Company Board intends to effect a Change of Recommendation within three Business Days following a request by Parent to do so, (y) somebody other than Parent commences a tender offer or exchange offer for 15% or more of the outstanding Company Common Stock and the Company Board, or a committee of the Company Board, recommends that the Company’s stockholders tender all or a portion of their Company Common Stock in response to such tender offer or exchange offer, or somebody other than Parent announces an intention to commence a tender offer or an exchange offer for 15% or more of the outstanding Company Common Stock and states that the Company Board intends to recommend that the Company’s stockholders tender all or a portion of their Company Common Stock in response to such tender offer or exchange offer and the Company does not within 10 Business Days issue and file with the SEC a public statement denying that that is the case or (z) somebody other than Parent commences a tender offer or exchange offer for 15% or more of the outstanding Company Common Stock and the Company does not within 10 Business Days after the tender offer or exchange offer is commenced file with the SEC a Statement on Schedule 14D-9 which includes a recommendation that holders of Company Common Stock not tender their Company Common Stock in response to the tender offer or exchange offer. If Parent terminates this Agreement as permitted by this Section 7.1(e)(ii), within five Business Days after this

Agreement is terminated, the Company will pay Parent the Termination Fee, unless such termination was in connection with the commencement of a tender offer or exchange offer by an Excluded Party, in which case the Company shall be required to pay Parent within five Business Days after this Agreement is terminated, the Excluded Party Termination Fee rather than the Termination Fee.

Section 7.2 Manner of Terminating Agreement. If at any time the Company or Parent has the unilateral right under Section 7.1 to terminate this Agreement, except as specifically provided in Section 7.1, such Party may terminate this Agreement by a notice to the other Party that it is terminating this Agreement, specifying the provision hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and, with regard to a termination by the Company under Section 7.1(d)(ii), the Company’s making, or causing to be made, the payment described in that Section.

Section 7.3 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 and Section 7.2, following such termination, this Agreement shall be null and void and no Party will have any further rights or obligations hereunder; provided that the provisions of Section 5.7(b), this Article VII, Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. If this Agreement is terminated (x) in a manner pursuant to which the Excluded Party Termination Fee or the Termination Fee is payable then the payment of such amount shall be the sole and exclusive remedy of Parent and Merger Subs hereunder or (y) in a manner not contemplated in the preceding clause (x), then nothing shall relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

ARTICLE VIII

OTHER AGREEMENTS

Section 8.1 Indemnification and Insurance.

(a) Parent and Merger Subs agree that all rights of indemnification, advancement of expenses, exculpation and limitation of liabilities existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries and each such Person who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “Indemnified Parties”) as provided in the Company’s Certificate of Incorporation and Bylaws or similar organizational documents of any Subsidiary of the Company or under any indemnification, employment or other similar agreements between any Indemnified Party and the Company or any Subsidiary of the Company, in each case as in effect on the date of this Agreement with respect to matters occurring prior to the First Effective Time, shall survive the Mergers and continue in full force and effect in accordance with their respective terms. Parent hereby guaranties the indemnification and expense advancement obligations of the Final Surviving Entity and its Subsidiaries under those provisions of the Company’s Certificate of Incorporation or Bylaws. Parent will, or will cause the Final Surviving Entity to, maintain in effect for not less than six years after the First Effective Time, with respect to occurrences prior to the First Effective Time, the Company’s policies of directors’ and officers’ liability insurance which are in effect on the date of this Agreement and are set forth on Section 8.1 of the Company Disclosure Letter (notwithstanding any provisions of those policies that they will terminate as a result of the Mergers), or substantially similar insurance, to the extent that insurance is available at an annual cost not exceeding 300% of the annual cost of the policies of directors and officers liability insurance which are in effect at the date of this Agreement, and to the extent that insurance is not available at an annual cost that will not exceed that amount, Parent will, or will cause the Final Surviving Entity to, maintain in effect for that period the maximum amount of such insurance coverage that can be obtained for that maximum annual cost.

(b) Each of Parent, the Final Surviving Entity and the Indemnified Parties shall cooperate in the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 8.1 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Notwithstanding anything to the contrary contained in this Section 8.1 or elsewhere in this Agreement, neither Parent nor the Final Surviving Entity shall (and Parent shall cause the Final Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of an Indemnified Party for which indemnification may be sought under this Section 8.1 unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnified Party or such Indemnified Party otherwise consents in writing to such settlement, compromise, consent or termination.

(c) In the event that Parent or the Final Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves the Final Surviving Entity, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Final Surviving Entity assume the obligations set forth in this Section 8.1.

(d) The provisions of this Section 8.1 shall (i) survive the consummation of the Mergers, (ii) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and Representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. From and after the First Effective Time, the provisions of this Section 8.1 may not be amended in any manner adverse to any Indemnified Party without his or her consent.

Section 8.2 Employee Benefits Matters.

(a) Parent shall cause the Final Surviving Entity to honor and fulfill all written employment agreements to which the Company or any of its Subsidiaries is a party at the date of this Agreement (or otherwise becomes a party on or after the date of this Agreement without breach of the terms of this Agreement) and all of the employee benefit plans maintained or sponsored by the Company or any of its Subsidiaries at the date of this Agreement (or otherwise maintained or sponsored on or after the date of this Agreement without breach of the terms of this Agreement) for the benefit of any employees or former employees of the Company or any of its Subsidiaries (including, without limitation, the Material Employment Agreements and Material Benefit Plans) (collectively, the “Company Benefit Plans”) in effect as of immediately prior to the First Effective Time, in accordance with their terms as in effect immediately prior to the First Effective Time. Effective as of the First Effective Time and for a period of no less than one year thereafter, Parent shall provide, or shall cause the Final Surviving Entity to provide, to each employee of the Company or its Subsidiaries who continues to be employed by the Parent or the Final Surviving Entity or any Subsidiary thereof (collectively, the “Continuing Employees”), (i) compensation (including, without limitation, cash incentive compensation opportunities and any equity-based compensation (other than pursuant to the LTI Plans)), that is not less favorable than the compensation they were receiving as employees of the Company immediately before the First Effective Time (excluding, for purposes of compensation in respect of periods on or after January 1, 2017, cash incentive compensation opportunities under the 2016 WCI Management Incentive Compensation Plan), and (ii) employee benefits that (A) if the First Effective Time is on or before December 31, 2016, are, (x) on and before December 31, 2016, not less favorable than the employee benefits they were receiving as employees of the Company immediately before the First Effective Time, and (y) beginning January 1, 2017, the same as those provided to employees of Parent or its Subsidiaries in South Florida who are performing similar functions, and (B) if the First Effective Time is on or after January 1, 2017, are, from the First Effective time until December 31, 2017, at the election of Parent, either (x) the same as those being provided by the Company immediately prior to the First Effective Time, or (y) the same as those provided by Parent and its Subsidiaries to their similarly-situated employees during such period (provided that, in all cases, from the First Effective Time through December 31, 2017, the vacation and other paid time off policies applicable to the Continuing Employees (and, for the avoidance of doubt, the timing of accrual thereunder) shall be no less favorable than those applicable to the Continuing Employees immediately prior to the First Effective Time). Effective as of the First Effective Time and thereafter, Parent shall provide, or shall cause the Final Surviving Entity to provide, that periods of employment with the Company (including any current or former Affiliate of the Company or any predecessor of the Company) shall be taken into account for all purposes under all employee benefit plans maintained by Parent or any of its Subsidiaries (“Parent Benefit Plans”) for the benefit of the Continuing Employees, including without limitation vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

(b) Effective as of the First Effective Time and thereafter, Parent shall, and shall cause the Final Surviving Entity to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable Parent Benefit Plan (except to the extent applicable under Company Benefit Plans immediately prior to the First Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the First Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the First Effective Time during the year in which the Mergers occur for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any Parent Benefit Plan for such year. The Mergers shall not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the First Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the First Effective Time, except to the extent of accruals relating to periods after December 31, 2017 (which will be subject to Parent’s policies and practices regarding personal, sick, vacation and other paid-time-off).

(c) The Company and Parent shall use commercially reasonable efforts to cooperate with each other and with any “disqualified individual” (within the meaning of Section 280G of the Code) to reduce the amount of any “parachute payments” (within the meaning of Section 280G(b)(2) of the Code), including by reason of Section 280G(b)(4)(A) of the Code, payable to such disqualified individual to the extent that such parachute payments could otherwise be subject to the excise tax imposed by Section 4999 of the Code so that such excise tax will not apply or will be reduced; provided, however, that in no event shall the Company or Parent require that any disqualified individual waive any right to any payment or benefit (or waive any acceleration of any payment of benefit) pursuant to any plan or agreement covering such disqualified individual as of the date hereof.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Final Surviving Entity or any other Subsidiary of Parent, or shall interfere with or restrict in any way the rights of Parent, the Final Surviving Entity or any other Subsidiary of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Final Surviving Entity, the Company or any Subsidiary of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program of Parent covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 8.2 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Parent Benefit Plan, or (ii) create any third party rights in any current or former service provider of the Company or its Subsidiaries (or any beneficiaries or dependents thereof).

ARTICLE IX

GENERAL

Section 9.1 Expenses. Except as otherwise expressly provided herein, the Company, Parent and Merger Subs will each pay their own expenses in connection with the transactions that are the subject of this Agreement, including legal fees and disbursements, whether or not the Mergers are consummated.

Section 9.2 Access to Properties, Books and Records. Subject to Section 5.7(b), from the date of this Agreement until the earlier of the First Effective Time or the time this Agreement is terminated in accordance with Article VII, the Company will, and will cause each of its Subsidiaries to, give Representatives of Parent and the Merger Subs, or of any potential lenders or other sources of financing to Parent or the Merger Subs for financing to be used by Parent and its Subsidiaries after the Mergers, full access during normal business hours to all of their respective properties, books and records and to personnel who are knowledgeable about the various aspects of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose any information or documents which would (in the reasonable judgment of the Company) be reasonably likely to (a) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (b) violate any applicable Laws (and the Company shall be permitted to implement customary “clean-room” or other similar arrangements if the Company reasonably determines, upon advice of outside counsel, that such arrangements are necessary to comply with applicable Law), (c) unreasonably disrupt the businesses and operations of the Company or any of its Subsidiaries, (d) breach any agreement of the Company or any of its Subsidiaries with any Third Party or (e) in the reasonable judgment of the Company, result in the disclosure of trade secrets of a Third Party or violate its or its Subsidiaries’ obligations to a Third Party with respect to confidentiality; provided that the Company will use reasonable best efforts to obtain the consent of the Third Parties to the inspection or disclosure. Until the Closing, Parent and the Merger Subs each will, and will cause their Representatives to, hold all information they receive as a result of their access to the properties, books, records and personnel of the Company or its subsidiaries in confidence, except to the extent that information (a) is or becomes available to the public (other than through a breach of this Agreement), (b) becomes available to Parent or the Merger Subs from a Third Party that is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (c) was known to Parent or its Affiliates (which includes the Merger Subs) before it was made available to Parent or the Merger Subs or their Representatives by the Company or a subsidiary, (d) otherwise is independently developed by Parent or Merger Subs or their Affiliates, (e) Parent reasonably believes is required to be included in the Registration Statement, the Proxy Statement or another document filed with or furnished to the SEC, or (f) Parent reasonably determines, based on advice of legal counsel, that Parent is required to disclose in response to legal process or an order of a court or other Governmental Entity. If this Agreement is terminated before the First Effective Time, Parent and the Merger Subs each will, at the request of the Company, deliver to the Company all documents and other material obtained by Parent or either of the Merger Subs from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Parent or the Merger Subs.

Section 9.3 Press Releases. The Company and Parent will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, the Mergers and the transactions contemplated by this Agreement, but nothing in this Section 9.3 will prevent any Party or any Affiliate of any Party from making any statement or announcement when and as required by Law or by the rules of any securities exchange or securities quotation or trading system on which securities of that Party or an Affiliate are listed, quoted or traded. Notwithstanding the foregoing, in connection with any action by the Company or the Company Board permitted by Section 5.3(d) or Section 5.5, the Company shall not be required to consult with Parent or the Merge Subs prior to issuing any press release or otherwise making any public announcements with respect to such actions and the reasons for such actions.

Section 9.4 Entire Agreement. This Agreement (together with the Company Disclosure Letter, the Parent Disclosure Letter and the other exhibits and schedules to this Agreement), the Confidentiality Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement among the Company, Parent and Merger Subs relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and either Parent or Merger Subs are superseded by this Agreement and those other documents, and each Party acknowledges and agrees that it has not relied upon any statements, representations, warranties, understandings or agreements concerning or relating to the transactions that are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

Section 9.5 Benefit of Agreement. This Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the Parties, their respective successors and any permitted assigns, except (a) as stated in Section 8.1 and, from and after the Closing, the rights of holders of Company Common Stock and the holders of other securities of the Company to receive the consideration pursuant to the Mergers as set forth in Article I and Article II and (b) any rights holders of Company Common Stock and the holders of other securities of the Company may have to seek damages (which, to the extent available at law, may include loss of the economic benefits they were to receive under this Agreement) or any other relief (including equitable relief) to which they are entitled, and any rights of the Company to seek such damages or other relief on their behalf. Without limiting the foregoing, the Parties may intend that some of the representations and warranties in this Agreement represent an allocation among the Parties of risks associated with particular matters rather than assurances of the existence of particular facts or conditions. Accordingly, no Persons other than the Parties may assert any claim based upon the fact that actual facts or conditions are not as stated in particular representations and warranties.

Section 9.6 Effect of Disclosures. Any information disclosed by the Company or Parent in the Company Disclosure Letter or the Parent Disclosure Letter, respectively, will be treated as having been disclosed in connection with each representation and warranty made by such Party in this Agreement, but shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. Any such information relating to any possible breach or violation of any Contract or Law shall not be construed as an admission or indication with respect to any third party that any such breach or violation exists or has actually occurred.

Section 9.7 Interpretation; Headings; Captions; Mutual Drafting.

(a) In this Agreement, unless otherwise specified, the following rules of interpretation apply: (i) references to Articles, Sections, Schedules, Annexes and Exhibits are references to articles, sections or sub-sections of, and schedules, annexes and exhibits to, this Agreement; (ii) references to any Person include references to such Person’s successors and permitted assigns; (iii) words importing the singular include the plural and vice versa; (iv) whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa; (v) references to the word “including” do not imply any limitation; (vi) references to months are to calendar months; (vii) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (viii) references to “$” or “dollars” refer to the currency of the United States; (ix) any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement; (x) a defined term has its defined meaning throughout this Agreement and in each Exhibit, Annex and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; (xi) when used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (xii) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (xiii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiv) the term “or” shall be deemed to mean “and/or,” except that if use of “and” or use of “or would cause a provision to have different meanings, in that provision the term “or” will mean “or.” The table of contents, headings and captions of the articles and sections of this Agreement are for convenience only, and do not affect the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. To the extent Parent has delivered the Cash Election Notice pursuant to the terms hereof, any references in this Agreement to the Registration Statement will be disregarded mutatis mutandis.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.8 Assignments. Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder, may be assigned (by operation of law of otherwise), except that either Merger Sub may assign its rights under this Agreement to an entity that is a directly wholly owned subsidiary of Parent and, as to an assignment by LLC Sub, which entity is treated as disregarded as separate from Parent for U.S. federal income tax purposes (provided that such assignment by either of the Merger Subs shall not impede or delay the consummation of the transactions contemplated by this Agreement, including the Mergers, or otherwise materially adversely affect the rights of the stockholders of the Company under this Agreement). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.9 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile or electronic mail (with proof of receipt at the facsimile number or email address to which it is required to be sent), on the Business Day after the day on which it is delivered to a major nationwide overnight delivery service for next Business Day delivery, or on the third Business Day after the day on which it is mailed by first class mail from within the United States, to the following addresses (or such other address as may be specified by the Party to which the notice or communication is sent after the date of this Agreement in the manner required by this Section 9.9):

(a)	If to Parent or Merger Subs:

Lennar Corporation

700 N.W. 107th Avenue

Miami, Florida 33172

Attention: Rick Beckwitt

Facsimile No. (469) 587-5220

Email Address: rick.beckwitt@lennar.com

and

Lennar Corporation

700 N.W. 107th Avenue

Miami, Florida 33172

Attention: General Counsel

Facsimile No. (305) 559-6650

Email Address: mark.sustana@lennar.com

with a copy (which will not constitute notice) to:

David Bernstein

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Facsimile No.: (212) 355-3333

Email Address: davidbernstein@goodwinlaw.com

(b)	If to the Company:

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

Attention: Keith Bass

                 Vivien Hastings

Email Address: keithbass@wcicommunities.com

                           vivienhastings@wcicommunities.com

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue,

New York, New York 10022-4834

Attention: Charles K. Ruck

                  Thomas J. Malone

Facsimile No: (212) 751-4864

Email Address: charles.ruck@lw.com

                           thomas.malone@lw.com

Section 9.10 Governing Law. This Agreement will be governed by, and construed under, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within the State, without regard to conflicts of laws principles that would apply the Laws of any other jurisdictions.

Section 9.11 Consent to Jurisdiction. The Company, Parent and each Merger Sub agrees that any action or proceeding relating to this Agreement or the transactions that are the subject of this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the district of Delaware), and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waives the defense of an inconvenient forum and all other defenses to venue in any such court in any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 9.11 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The Parties agree that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

Section 9.12 Remedies; Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy if the Company, Parent or Merger Subs failed to perform in any material respect any of its obligations under this Agreement in accordance with the terms hereof, and accordingly they agree that in addition to any other remedy to which a Party may be entitled at law or in equity, any Party will be entitled to obtain an order compelling specific performance of another Party’s obligations under this Agreement, without any requirement that it post a bond, and the Parties agree that if any proceeding is brought in equity to compel performance of any provision of this Agreement, no Party will raise the defense that there is an adequate remedy at law. Except as otherwise provided herein, no remedy will be exclusive of any other remedy to which a Party may be entitled hereunder, or by law or equity, and the remedies available to a Party will be cumulative.

Section 9.13 Attorney Conflicts and Attorney Client Privilege. Parent, the Company, and Merger Subs agree that, although Latham & Watkins LLP (“Latham & Watkins”) has rendered, and may continue to render, legal services to the Company prior to the Closing, including legal services relating to the transactions that are the subject of this Agreement, Latham & Watkins will have the right, after the Closing, to render legal services to any stockholder, director or employee of the Company, including with regard to any disputes relating to this Agreement or the transactions that are contemplated by this Agreement, and Parent, the Company and each of the Merger Subs each waives any right it might have to seek to disqualify Latham & Watkins from rendering legal services to any stockholder, director or employee of the Company on the basis of a conflict of interest because Latham & Watkins rendered legal services to the Company, because of information of which Latham & Watkins may have become aware while rendering legal services to the Company, or for any other reason.

Section 9.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY ACTION OR PROCEEDING BROUGHT BY WAY OF COUNTERCLAIM AND ANY ACTION OR PROCEEDING RELATING TO THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY IS AWARE THAT OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.14.

Section 9.15 Amendments. To the extent permitted by applicable Law, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the First Effective Time, whether before or after the Company Stockholder Approval; provided, however, that after the Company Stockholder Approval (a) there shall be no amendment that decreases the Merger Consideration and there shall be no amendment to Section 8.1, and (b) no amendment that requires further approval by the Company stockholders may be made without such Company stockholder approval. This Agreement may be amended only by a document in writing signed by each of the Company, Parent and Merger Subs.

Section 9.16 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the Parties or may contain facsimile copies of pages signed by some of the Parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.17 Tax Matters.

(a) The Company will use its reasonable best efforts to cause Latham & Watkins LLP to provide the Company Tax Opinion. None of the Parties will take or knowingly fail to take (or cause any other person to take or knowingly fail to take) any action, which action or failure to act could reasonably be expected to prevent or impede the ability of Latham & Watkins LLP to deliver the Company Tax Opinion.

(b) The Parties to this Agreement intend that, for U.S. federal income tax purposes, (i) the Initial Merger and the Subsequent Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B.

321 (the “Integrated Transaction”), (ii) the Integrated Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and each of Parent and the Company will be a “party to a reorganization” within the meaning of Section 368(b) of the Code and the Treasury Regulations promulgated under it, (iii) this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and (iv) the Fractional Share Consideration will be treated consistent with the principles set forth in Rev.Rul. 66-365, 1966-2 C.B. 116 (the treatment described in clauses (i) through (iv) being, collectively, the “Intended Tax Treatment”), provided that if the Merger Consideration is paid entirely as Cash Consideration, the “Intended Tax Treatment” will be treatment of the Initial Merger as a taxable purchase of stock of the Company. After the Closing, unless the Merger Consideration is being paid entirely as Cash Consideration, none of the Parties shall take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the transactions that are the subject of this Agreement from qualifying for the Intended Tax Treatment. Unless otherwise required by Law or the Merger Consideration is being paid entirely as Cash Consideration, the Parties will in all Tax Returns report the Mergers in a manner consistent with the Intended Tax Treatment and no Party will take a position inconsistent with that treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law).

(c) Parent and the Company shall each use their best efforts to deliver to Latham & Watkins LLP (i) at any time upon the request of Latham & Watkins LLP in connection with any tax opinions required to be issued in connection with the Proxy Statement and (ii) again prior to the Closing, a certificate, dated as of the necessary date for the Proxy Statement or as of the Closing, as applicable, signed by an executive officer of Parent or the Company, as applicable, certifying as to representations substantially in the form set forth on Exhibit B (in the case of Parent) and Exhibit C (in the case of the Company).

(d) Notwithstanding anything herein to the contrary, the provisions of this Section 9.17 shall not be applicable following the delivery of a Cash Election Notice by Parent pursuant to the terms hereof.

Section 9.18 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the First Effective Time, except that this Section 9.18 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance in whole or in part after the First Effective Time, including those contained in Article I, Article II, this Article IX, Section 5.8, Section 8.1, Section 8.2 and Section 9.17.

Section 9.19 Extension; Waiver. At any time prior to the First Effective Time, the Parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company stockholders, no extension or waiver that, by Law, requires further approval by such Company stockholders may be made without such Company stockholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 9.20 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.21 Obligations of Parent. Whenever this Agreement requires a Subsidiary of Parent to take any action (including Merger Subs, the Initial Surviving Entity and the Final Surviving Entity), such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Parent will take all actions necessary to (a) cause Merger Subs to comply with this Agreement, perform each of their obligations under this Agreement and to consummate the Mergers, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Closing, Merger Subs shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 9.22 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acquisition Proposal” shall mean any indication of interest, proposal or offer from any Third Party relating to an Acquisition Transaction.

(b) “Acquisition Transaction” shall mean, in a single or series of related transactions, (i) the direct or indirect acquisition by any Third Party of equity securities representing 50% or more of the voting power of the Company, (ii) any merger, consolidation, business combination, share exchange, recapitalization, or similar transaction involving the Company or any Subsidiary of the Company and a Third Party, (iii) any acquisition or sale of assets, exclusive license, liquidation, dissolution, disposition or other transaction which would result in any Third Party acquiring, or exclusively licensing, assets representing, directly or indirectly, 20% or more of the revenues or fair market value of the assets of the Company and the Subsidiaries of the Company, taken as a whole, or (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any Third Party beneficially owning equity securities representing 50% or more of the voting power of the Company.

(c) “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interests, by Contract or otherwise.

(d) “Antitrust Laws” shall mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through mergers or acquisitions, including the HSR Act.

(e) “Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

(f) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(g) “Company Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

(h) “Company Stockholder Approval” shall mean the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock.

(i) “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of May 13, 2016, between the Company and Parent, as such agreement may be amended from time to time.

(j) “Contract” shall mean with respect to a Person any oral or written note, bond, mortgage, indenture, Lease, sublease, license, sublicense, purchase order, contract, agreement, arrangement or other understanding or obligation that is legally binding on such Person, including any amendments, renewals or modifications thereto.

(k) “Enforceability Exception” shall mean the effect on enforceability of (A) bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and (B) rules of law and general principles of equity, including those governing specific performance (except as expressly provided in this Agreement), injunctive relief, and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), and concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought.

(l) “Environmental Law” shall mean any United States or other national, state or local law, rule, regulation, or other legally enforceable guideline or requirement of a Governmental Entity relating to protection of the environment or to environmental conditions which affect human health or safety.

(m) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n) “Excluded Party” shall mean any Person or group from whom the Company has received, after the execution of this Agreement and prior to the end of the Transaction Solicitation Period, a written Acquisition Proposal that the Company Board, not later than the last day of the Transaction Solicitation Period, determines, in good faith, after consultation with the Company’s financial advisor, constitutes, or would reasonably be expected to result (if consummated in accordance with its terms) in, a transaction that would be more favorable to the Company’s stockholders than the Mergers.

(o) “Governmental Entity” shall mean any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, taxing or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing or any self-regulatory organization, in each case of competent jurisdiction and with authority to act with respect to the matter in question.

(p) “Hazardous Materials” shall mean any material, substance, mixture or waste that is defined, listed or regulated as “hazardous,” “toxic”, “radioactive,” a “pollutant” or a “contaminant” (or terms of similar intent or meaning) under Environmental Laws, including petroleum and petroleum by-products, asbestos or asbestos containing materials, or urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

(q) “HSR Act” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(r) “Knowledge” shall mean (i) with respect to the Company, the actual knowledge of the individuals set forth in Section 9.22(r) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Subs, the actual knowledge of the individuals set forth in Section 9.22(r) of the Parent Disclosure Letter.

(s) “Law” shall mean any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, code, requirement, ordinance, edict, decree, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(t) “Material Adverse Effect” shall mean a material adverse effect upon the consolidated financial position, results of operations or business of a Person and its Subsidiaries, taken as a whole; provided that the following shall not constitute, either individually or in combination, a “Material Adverse Effect” or be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (A) any changes in the economy or financial, credit or capital markets in the United States (the “United States”)

or in the world in general, including changes in interest or exchange rates, (B) any changes in the availability or cost of borrowings or other costs of financing in the United States, (C) any changes affecting the industry or industries in which such Person or its Subsidiaries conduct their businesses, (D) changes in GAAP, accounting standards, or in any Law applicable to such Person or any of its Subsidiaries, or any interpretation thereof after the date hereof, (E) any changes relating to acts of God, calamities, terrorism, national political or social conditions, including the engagement by any country in hostilities, or the escalation or worsening thereof, (F) any changes to the extent attributable to the announcement, pendency or consummation of this Agreement or the transactions contemplated by this Agreement (including any loss of employees or any loss of, or any disruption in, supplier, licensor, licensee, partner or similar relationships) or resulting from compliance with the terms of this Agreement, (G) with respect to the Company, any failure by the Company to meet any internal or third party estimates, projections or forecasts of revenue, earnings or other financial performance for any period ending (or for which revenues, earnings or other financial results are released) on or after the date hereof (provided that the underlying cause of the failure to meet estimates, projections or forecasts may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), (H) with respect to the Company, any change, in and of itself, in the trading price or trading volume of Company Common Stock on the NYSE, (I) with respect to either the Company or Parent, any legal proceeding commenced against the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, arising from or otherwise relating to the Mergers or any other transaction contemplated hereby, (J) with respect to the Company, any action taken or not taken by the Company or its Subsidiaries as expressly permitted or required by this Agreement or any action taken or not taken with the written consent or at the written direction of Parent, or (K) with respect to either the Company or Parent, any item set forth in the Company Disclosure Letter, or the Parent Disclosure Letter, except to the extent that the effect of a change described in one or more of clauses (A) through (E) materially disproportionately adversely affects such Person and its Subsidiaries, taken as a whole, as compared to other companies engaged in similar businesses, and then only to the extent of such disproportionality.

(u) “NYSE” shall mean New York Stock Exchange.

(v) “Parent Class A Stock” shall mean the Class A common stock of Parent, par value $0.10 per share.

(w) “Permit” shall mean any permit, license, franchise, registration, qualification, right, variance, certificate, authorization, approval, clearance, or certification of any Governmental Entity.

(x) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity or other entity.

(y) “Representatives” shall mean, with respect to any Person, such Person’s controlled Affiliates and its and their respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives acting on its or their behalf.

(z) “SEC” shall mean the United States Securities and Exchange Commission.

(aa) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(bb) “Subsidiary” of any Person shall mean (i) any corporation of which a majority of the equity interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(cc) “Superior Proposal” shall mean an Acquisition Proposal that includes a proposed price and a definitive agreement for the Company and the applicable counterparty to consummate the Acquisition Proposal that the Company Board determines, in good faith after consultation with the Company’s financial advisor and outside counsel, constitutes, or would reasonably be expected to result (if consummated in accordance with its terms) in a transaction that would be more favorable to the holders of the Company Common Stock than the Mergers.

(dd) “Tax” or “Taxes” shall mean (i) any and all United States federal, state or local or non-United States taxes, levies, assessments, tariffs, fees, duties or other similar governmental charges in the nature of a tax, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative or add-on minimum, environmental, premium, customs, social security, unemployment, registration, escheat and unclaimed property and other taxes, together with any additions to tax, penalties and interest imposed with respect thereto, (ii) any liability for the payment of amounts of the type described in clause (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period (including pursuant to Treasury Regulations Section 1.1502-6(a) or any predecessor or successor or analogous or similar provision of Law, or as a result of being a transferee or successor of any Person).

(ee) “Tax Return” shall mean any report, filing, election or return (including any information return), claim for refund, or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules, declarations, disclosures, estimates, attachments or amendments thereto.

(ff) “Third Party” shall mean any Person or “group” (as defined under Section 13(d) of the Exchange Act) other than the Company, the Subsidiaries of the Company, Parent, the Subsidiaries of Parent, including the Merger Subs, and the respective controlled Affiliates of the Person or “group”.

(gg) “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

Terms Defined Elsewhere. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Acceptable Confidentiality Agreement	Section 5.5(b)
Agreement	Preamble
All COI Common Stock	Section 2.1(c)(i)
Alternative Acquisition Agreement	Section 5.6(b)
Cash Consideration	Section 2.1(c)(iii)
Cash Election Notice	Section 2.1(c)(vii)
Certificates	Section 2.7(a)
Change of Recommendation	Section 5.3(d)
Closing Date	Section 1.2
Closing	Section 1.2
Company 10-K	Section 3.4(d)
Company 10-Q	Section 3.5(b)
Company Benefit Plans	Section 8.2(a)
Company Board Recommendation	Section 3.2(b)
Company Board	Recitals
Company Disclosure Letter	Article III
Company Tax Opinion	Section 6.2(c)
Company	Preamble
Continuing Employees	Section 8.2(a)
Corporate Sub	Preamble
Delaware Law	Section 1.1
DGCL	Section 1.1

Distribution Agent	Section 2.7(a)
Equity Award Consideration	Section 2.3(e)
Equity Awards	Section 2.3(e)
Equity Plan	Section 2.3(b)
ERISA	Section 3.16(a)
Distribution Assets	Section 2.7(a)
Excluded Party Termination Fee	Section 7.1(d)(ii)
FCPA	Section 3.18
Final Surviving Entity	Section 1.1
Financing Indemnitees	Section 5.7(b)
First Certificate of Merger	Section 1.2
First Effective Time	Section 1.2
Fractional Share Consideration	Section 2.1(e)
Fundamental Representations	Section 6.3(a)
GAAP	Section 3.5(b)
Indemnified Parties	Section 8.1(a)
Initial Merger	Section 1.1
Initial Surviving Entity	Section 1.1
Intended Tax Treatment	Section 9.17(a)
Latham & Watkins	Section 9.13
LLC Act	Section 1.1
LLC Sub	Preamble
LTI Plans	Section 2.3(a)
Market Value	Section 2.1(c)(iii)
Material Benefit Plans	Section 3.16(a)
Material Contract	Section 3.15
Material Employment Agreements	Section 3.16(a)
Merger Consideration	Section 2.1(a)
Merger Stockholders Meeting	Section 5.3(b)
Merger Subs	Preamble
Mergers	Section 1.1
OFAC	Section 3.17
Outside Date	Section 7.1(b)
Parent 10-K	Section 4.4(b)
Parent 10-Q	Section 4.7(b)
Parent Benefit Plans	Section 8.2(a)
Parent Disclosure Letter	Article IV
Parent	Preamble
Parties	Preamble
Pre-Closing Date Value	Section 2.1(c)(v)
Prospective Acquirers	Section 5.5(a)
Proxy Statement	Section 5.3(a)
Registration Statement	Section 5.3(a)
Restricted Shares	Section 2.3(b)
Second Certificate of Merger	Section 1.2
Second Effective Time	Section 1.2
Share Consideration	Section 2.1(c)(vi)
Stock Awards	Section 2.1(c)(i)
Subsequent Merger	Section 1.1
Superior Proposal Termination Notice	Section 7.1(d)(ii)
Termination Fee	Section 7.1(d)(ii)
Total COI Cash Consideration	Section 2.1(c)(vii)

Total COI Merger Consideration	Section 2.1(c)(ix)
Total COI Share Consideration	Section 2.1(c)(x)
Transaction Solicitation Period	Section 5.5(a)
United States	Section 9.22(t)
VWAP	Section 2.1(c)(xi)

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company, Parent, LLC Sub and Corporate Sub have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

WCI COMMUNITIES, INC.

By:	/s/ Keith Bass
Name: Keith Bass
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

LENNAR CORPORATION

By:	/s/ Rick Beckwitt
Name: Rick Beckwitt
Title: President

MARLIN GREEN CORP.

By:	/s/ Rick Beckwitt
Name: Rick Beckwitt
Title: President

MARLIN BLUE, LLC

By:	/s/ Rick Beckwitt
Name: Rick Beckwitt
Title: President

Signature Page to Agreement and Plan of Merger

Annex B

Opinion of Citigroup Global Markets Inc.

September 22, 2016

The Board of Directors

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of WCI Communities, Inc. (“WCI”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) to be entered into among WCI, Lennar Corporation (“Lennar”), Marlin Blue LLC, a direct wholly owned subsidiary of Lennar (“LLC Sub”), and Marlin Green Corp., a direct wholly owned subsidiary of Lennar (“Corporate Sub”). As more fully described in the Agreement, (i) Corporate Sub will be merged with and into WCI (the “Initial Merger”), with WCI as the surviving corporation and a direct wholly owned subsidiary of Lennar, and, immediately following consummation of the Initial Merger, WCI (as the surviving entity of the Initial Merger) will, unless Lennar elects otherwise under certain circumstances, be merged with and into LLC Sub, with LLC Sub continuing as the surviving company of such subsequent merger (the “Subsequent Merger” and, together with the Initial Merger as an integrated transaction, the “Mergers”), and (ii) in the Initial Merger, each outstanding share of the common stock, par value $0.01 per share, of WCI (“WCI Common Stock”) will be converted into the right to receive (a) an amount in cash equal to $11.75 plus the total increases, if any, in such amount contemplated by the Agreement (the “Cash Consideration”) and (b) that number of shares of Class A common stock, par value $0.10 per share, of Lennar (“Lennar Class A Common Stock”) equal to the quotient obtained by dividing (x) $11.75 by (y) the average of the volume-weighted average price of a share of Lennar Class A Common Stock on the New York Stock Exchange (the “NYSE”) on each of the 10 trading days immediately prior to the closing of the Mergers (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), provided that up to all of the Stock Consideration may be payable in cash at Lennar’s election and, subject to an election by Lennar to pay the Merger Consideration solely in cash and in certain other circumstances, the Stock Consideration will automatically be increased such that the value of the shares of Lennar Class A Common Stock issuable in the Initial Merger (valued based on the last sale price of Lennar Class A Common Stock reported on the NYSE on the last trading day immediately prior to the closing of the Mergers) will equal 41% of the total value of such shares (valued on such basis) and the Cash Consideration (as such amount of Cash Consideration may be determined for this purpose as described in the Agreement). The terms and conditions of the Mergers are more fully set forth in the Agreement.

In arriving at our opinion, we reviewed an execution copy, provided to us on September 22, 2016, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of WCI and certain senior officers and other representatives and advisors of Lennar concerning the businesses, operations and prospects of WCI and Lennar. We reviewed certain publicly available and other business and financial information relating to WCI and Lennar provided to or discussed with us by the managements of WCI and Lennar. We also reviewed certain financial forecasts and other information and data relating to WCI prepared by the management of WCI, including financial forecasts and other information and data relating to WCI under a “base case” (the “Forecasts”) and alternative financial forecast scenarios reflecting both higher and lower potential future financial performance for WCI than the Forecasts (such alternative financial forecast scenarios, the “Alternative Forecast Scenarios”). We reviewed the financial terms of the Mergers as set forth in the Agreement in relation to, among other things: current and historical market prices of WCI Common Stock; the historical and projected earnings and other operating data of WCI; and the capitalization and financial

The Board of Directors

WCI Communities, Inc.

September 22, 2016

condition of WCI. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of WCI and we considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Mergers. We also reviewed publicly available research analysts’ estimates relating to Lennar, current and historical market prices of Lennar Class A Common Stock and certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Lennar. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of WCI and Lennar that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. As you are aware, based on the assessments of the management of WCI regarding the likelihood of realizing the future financial results reflected in the Forecasts, at your direction, we have utilized and relied upon the Forecasts in our analyses for purposes of our opinion and, at your direction, we have not utilized or relied upon the Alternative Forecast Scenarios in our analyses for purposes of our opinion. With respect to the Forecasts (including, without limitation, with respect to net operating loss carryforwards and other tax attributes) that we have been directed to utilize in our analyses, we have been advised by the management of WCI and we have assumed, at your direction, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of WCI as to the future financial performance of WCI and the other matters covered thereby. With respect to the publicly available research analysts’ estimates relating to Lennar that we have utilized in our analyses, we have assumed, with your consent, that such estimates are a reasonable basis upon which to evaluate Lennar. We have relied, at your direction, upon the assessments of the management of WCI as to, among other things, (i) the potential impact on WCI of certain market, cyclical, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the homebuilding and real estate industries and related credit and financial markets, including with respect to the Florida housing market and development of luxury high-rise towers, and (ii) the land and lot inventory of, and capital and other requirements for land development by, WCI. We have assumed, with your consent, that there will be no developments with respect to any such matters or any adjustments to the Merger Consideration that would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of WCI, Lennar or any other entity nor have we made any physical inspection of the properties or assets of WCI, Lennar or any other entity. We also have not made any analysis of, nor do we express any view or opinion as to, the adequacy or sufficiency of allowances or reserves for loan losses, doubtful accounts or warranty or other claims, and we have assumed, with your consent, that any such allowances and reserves are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses, accounts and warranty and other claims. We have assumed, with your consent, that the Initial Merger and, if applicable, the Subsequent Merger will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Initial Merger and, if applicable, the Subsequent Merger, no delay, limitation, restriction or condition, including any

The Board of Directors

WCI Communities, Inc.

September 22, 2016

divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on WCI, Lennar, the Initial Merger or, if applicable, the Subsequent Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We further have assumed, with your consent, that, unless the Merger Consideration consists solely of Cash Consideration, the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Representatives of WCI have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution copy reviewed by us. We are not expressing any view or opinion as to the actual value of Lennar Class A Common Stock when issued in the Initial Merger or the prices at which Lennar Class A Common Stock (or any other securities of Lennar or any of its affiliates) or WCI Common Stock (or any other securities of WCI or any of its affiliates) may trade or otherwise be transferable at any time, including following the announcement or consummation of the Mergers. We also express no view or opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of WCI as to such matters. In connection with our engagement, we were not requested to, and we did not, solicit on behalf of WCI third-party indications of interest in the acquisition of all or a portion of WCI; however, we have been requested, following public announcement of the Mergers, to assist, as directed by WCI, in a go-shop process to solicit third-party indications of interest in the acquisition of WCI as contemplated by the provisions of the Agreement.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of WCI Common Stock or other securities of WCI or its affiliates. Our opinion does not address any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure of the Mergers or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of WCI to effect or enter into the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that might exist for WCI or the effect of any other transaction in which WCI might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Mergers, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the regional housing markets and industries in which WCI and Lennar operate, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on WCI, Lennar or the Mergers.

Citigroup Global Markets Inc. has acted as a financial advisor to WCI in connection with the proposed Mergers and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Initial Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, WCI has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to WCI, Lennar and certain of their respective affiliates, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) sole or joint bookrunning manager for certain equity and debt offerings of WCI, as joint bookrunning manager for certain debt offerings of Lennar and as an underwriter for an initial public offering of an entity in which Lennar holds an equity interest

The Board of Directors

WCI Communities, Inc.

September 22, 2016

and (ii) joint lead arranger, joint bookrunning manager and administrative agent for, and as a lender and issuing bank under, a revolving credit facility of WCI and as a lead arranger and syndication agent for, and as a lender under, a revolving credit facility of, and as a provider of a synthetic letter of credit facility to, Lennar. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of WCI, Lennar and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) maintain relationships with WCI, Lennar and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of WCI (in its capacity as such) in its evaluation of the proposed Mergers. Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Mergers or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of WCI Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex C

[Letterhead of Credit Suisse Securities (USA) LLC]

September 22, 2016

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors of WCI Communities, Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of the Company of the Merger Consideration (as defined below) to be received by such holders in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, Lennar Corporation (“Parent”), Marlin Blue LLC, a wholly owned direct subsidiary of Parent (“LLC Sub”), and Marlin Green Corp., a wholly owned direct subsidiary of Parent (“Corporate Sub”). We understand that, among other things, pursuant to the Merger Agreement, Corporate Sub will merge with the Company (the “Merger”), the Company will become a wholly owned direct subsidiary of Parent, and each outstanding share of Company Common Stock will be converted into the right to receive (i) $11.75 in cash (the “Cash Consideration”) plus (ii) a number of shares (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”) of Class A common stock, par value $0.10 per share (“Parent Class A Common Stock”), of Parent equal to $11.75 divided by the average of the volume weighted average price of a share of Parent Class A Common Stock for each of the ten New York Stock Exchange trading days immediately prior to the closing date of the Merger, as such Cash Consideration and Stock Consideration may be adjusted in certain circumstances pursuant to the Merger Agreement. We understand that, pursuant to the Merger Agreement, it is currently contemplated that immediately following the Merger, the Company will merge with LLC Sub (the “Subsequent Merger” and, together with the Merger, the “Transaction”), with LLC Sub continuing as a wholly owned direct subsidiary of Parent but that, if Parent delivers a cash election notice in accordance with the terms of the Merger Agreement, Parent may elect that there will not be a Subsequent Merger and the Transaction will solely consist of the Merger.

In arriving at our opinion, we have reviewed an execution copy, dated September 22, 2016, of the Merger Agreement and certain publicly available business and financial information relating to the Company and Parent. We have also reviewed certain other information relating to the Company and Parent, including financial forecasts relating to the Company for the fiscal years ending December 31, 2016 through December 31, 2020 prepared by and provided to us by the management of the Company (the “Company Projections”) and estimates prepared and provided to us by management of the Company of the Company’s net operating loss tax carryforwards and other tax assets (the “Estimated Tax Assets”) and the Company’s ability to utilize those Estimated Tax Assets to achieve future tax savings on a standalone basis (the “Estimated Tax Savings”). We have also spoken with the managements of the Company and Parent and certain of their representatives regarding the business and prospects of the Company and Parent, respectively. We have also considered certain financial and stock market data of the Company and Parent, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and Parent, respectively. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Company Projections, management of the Company has advised us and we have assumed that such financial forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Estimated Tax Assets and Estimated Tax Savings, management of the Company has advised us and we have assumed that the Estimated Tax Assets and Estimated Tax Savings have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the amount of such Estimated Tax Assets and Estimated Tax Savings. We express no view or opinion with respect to the Company Projections, the Estimated Tax Assets, the Estimated Tax Savings or the assumptions upon which they are based and, at the direction of management of the Company, we have assumed that the Company Projections, the Estimated Tax Assets and Estimated Tax Savings are a reasonable basis on which to evaluate the Company and the Merger and have used and relied upon such information for purposes of our analyses and this opinion.

For purposes of our analyses and opinion we have at your direction assumed that, so long as the Merger Consideration includes Stock Consideration, for U.S. federal income tax purposes, the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Transaction, that the Transaction will be consummated in accordance with all applicable federal, state and local laws, and that the Transaction will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. With your consent we have also assumed that the final form of the Merger Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the Subsequent Merger, the form and structure of the Merger, the Transaction or the Merger Consideration, or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Merger or the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board of Directors of the Company (the “Board”) or the Company to proceed with or effect the Merger or the Transaction. We are not expressing any opinion as to what the value of shares of Parent Class A Common Stock actually will be when issued pursuant to the Merger or the prices or ranges of prices at which Company Common Stock or Parent Class A Common Stock may be purchased or sold at any time. We have assumed that the shares of Parent Class A Common Stock to be issued to holders of Company Common Stock in the Merger will be approved for listing on the New York Stock Exchange prior to the consummation of the Merger. As of the date hereof, we have not been requested to, and have not solicited, third party indications of interest in acquiring all or any part of the Company though it is currently contemplated that we will be requested to solicit indications of interest in acquiring the Company following the execution of the Merger Agreement.

We have acted as financial advisor to the Company in connection with the Transaction and, in addition to having become entitled to a fee upon our engagement, we became entitled to receive an opinion fee upon the rendering of our opinion to the Board with respect to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement. We will also become entitled to receive an additional opinion fee to be mutually agreed for each opinion we render with respect to the fairness, from a financial point of view, to the holders of Company Common Stock of the consideration to be received by such holders in any subsequently proposed sale, merger, business combination or other similar transaction with another party or a revised transaction with Parent (an “Alternate Transaction”) and will become entitled to a transaction fee if the Company engages in an Alternate Transaction based on a percentage of the difference between the equity value of the Company implied by such Alternate Transaction and the equity value of the Company implied by the proposed Transaction with Parent. In addition, the Company may pay us an additional fee in its sole discretion regardless of whether the proposed Transaction with Parent or an Alternate Transaction is consummated. The Company has also agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, Parent and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation including, during the past two years (i) with respect to the Company, having previously been engaged as financial advisor to the Company in connection with its consideration of certain strategic alternatives, (ii) with respect to certain significant stockholders of the Company, Stonehill Capital Management LLC and Monarch Alternative Capital LP and certain of their respective affiliates, having acted as broker, initial purchaser or underwriter in connection with certain sales of Company Common Stock by such stockholders and (iii) with respect to Parent, having acted as counterparty in connection with a letter of credit facility and a mortgage warehouse facility. We and/or our affiliates are also participants in and lenders to the Company under the Company’s credit facility. In addition, if requested by the Company following the public announcement of the proposed Transaction, we will assist the Company in soliciting proposals from third parties regarding an Alternate Transaction. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies and their affiliates.

It is understood that this letter is for the information of the Board in connection with its consideration of the Transaction. This letter does not constitute a recommendation to the Board with respect to the proposed Merger or the proposed Transaction or advice or a recommendation to any holder of Company Common Stock as to how such holder should vote or act on any matter relating to the proposed Merger or the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

Annex D

SECTION 262 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

APPRAISAL RIGHTS

Appraisal Rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

WCI COMMUNITIES, INC.

February 10, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/WCI/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

∎	00030300000000000000 8	021017

THE BOARD OF DIRECTORS OF WCI COMMUNITIES, INC. RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1.

The Merger Proposal: To adopt the Agreement and Plan of Merger, dated as of September 22, 2016 (as it may be amended from time to time, the “merger agreement”), by and among WCI, Lennar Corporation, Marlin Green Corp. and Marlin Blue LLC.

				☐	☐	☐
		2.	The Adjournment Proposal: To approve the adjournment of the WCI special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the WCI special meeting.	☐	☐	☐

In their discretion, the proxies are authorized to vote (x) on any matter that the Board of Directors did not know would be presented at the WCI special meeting by a reasonable time before the proxy solicitation was made and (y) on such other business as may properly come before the WCI special meeting or at any adjournments, continuations, or postponements thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

SPECIAL MEETING OF STOCKHOLDERS OF

WCI COMMUNITIES, INC.

February 10, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. ET the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

CONTROL NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/WCI/

i    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    i

∎	00030300000000000000 8	021017

THE BOARD OF DIRECTORS OF WCI COMMUNITIES, INC. RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
1.

The Merger Proposal: To adopt the Agreement and Plan of Merger, dated as of September 22, 2016 (as it may be amended from time to time, the “merger agreement”), by and among WCI, Lennar Corporation, Marlin Green Corp. and Marlin Blue LLC.

			☐	☐	☐
2.

The Adjournment Proposal: To approve the adjournment of the WCI special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the WCI special meeting.

			☐	☐	☐

In their discretion, the proxies are authorized to vote (x) on any matter that the Board of Directors did not know would be presented at the WCI special meeting by a reasonable time before the proxy solicitation was made and (y) on such other business as may properly come before the WCI special meeting or at any adjournments, continuations, or postponements thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

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WCI COMMUNITIES, INC.

Proxy for the Special Meeting of Stockholders on February 10, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Russell Devendorf and Vivien N. Hastings, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of WCI Communities, Inc., to be held on Friday, February 10, 2017, at 9:00 a.m. local time, at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York, 10022, or at any adjournments, continuations or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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